 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 1995

                                                       REGISTRATION NO. 33-82994
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------

                              AMENDMENT NO. 4
                                       TO
                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                           KAHLER REALTY CORPORATION
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENTS)
             20 SECOND AVENUE SOUTHWEST ROCHESTER, MINNESOTA 55902
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
      HAROLD W. MILNER PRESIDENT AND CHIEF EXECUTIVE OFFICER KAHLER REALTY
  CORPORATION 20 SECOND AVENUE SOUTHWEST ROCHESTER, MINNESOTA 55902 (507) 285-
                                      2700
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                               ----------------
                                   COPIES TO:

         TIMOTHY S. HEARN, ESQ.              STEVEN R. FINLEY, ESQ.
        DORSEY & WHITNEY P.L.L.P.
         PILLSBURY CENTER SOUTH               GIBSON, DUNN & CRUTCHER

         220 SOUTH SIXTH STREET                   200 PARK AVENUE

   MINNEAPOLIS, MINNESOTA 55402-1498       NEW YORK, NEW YORK 10166-0193

             (612) 340-7802    ----------------   (212) 351-4000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If the delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           PROPOSED        PROPOSED
                                           MAXIMUM          MAXIMUM
  TITLE OF SECURITIES     AMOUNT TO BE  OFFERING PRICE     AGGREGATE        AMOUNT OF
    BEING REGISTERED     REGISTERED(1)   PER UNIT(2)   OFFERING PRICE(2) REGISTRATION FEE
-----------------------------------------------------------------------------------------
Common Stock, $.10 par     1,617,475
value...................     shares        $11.3125       $18,297,686         $6,310
-----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------


(1) In addition to these shares, this registration statement covers 8,065,525 shares the $30,246 registration fee for which was paid at the time of initial filing.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(a) on the basis of the average of the high and low prices per share of the Common Stock of Kahler Realty Corporation as reported on the Nasdaq National Market on August 28, 1995.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           KAHLER REALTY CORPORATION

                               ----------------

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

          FORM S-11 REGISTRATION
     STATEMENT ITEM NUMBER AND CAPTION             LOCATION IN PROSPECTUS
     ---------------------------------             ----------------------
  1. Forepart of Registration Statement
      and Outside Front Cover Page of
      Prospectus.........................   Outside Front Cover Page
  2. Inside Front and Outside Back Cover
      Pages of Prospectus................   Inside Front Cover Page; Available
                                             Information; Table of Contents;
                                             Outside Back Cover Page
  3. Summary Information, Risk Factors
      and Ratio of Earnings to Fixed        Outside Front Cover Page; Prospectus
      Charges............................    Summary; Risk Factors
  4. Determination of Offering Price.....   Outside Front Cover Page;
                                             Underwriting
  5. Dilution............................   *
  6. Selling Security Holders............   *
  7. Plan of Distribution................   Outside Front Cover Page;
                                             Underwriting
  8. Use of Proceeds.....................   Use of Proceeds
  9. Selected Financial Data.............   Selected Consolidated Financial and
                                             Operating Data of Historical
                                             Kahler; Selected Consolidated Pro
                                             Forma Financial and Operating Data
                                             of Realty
 10. Management's Discussion and Analysis
      of Financial Condition and Results    Management's Discussion and Analysis
      of Operations......................    of Pro Forma Financial Data of
                                             Realty; Management's Discussion and
                                             Analysis of Financial Condition and
                                             Results of Operations of Historical
                                             Kahler
 11. General Information as to              Prospectus Summary; The Spin Off;
      Registrant.........................    Directors and Executive Officers of
                                             Realty
 12. Policy with Respect to Certain         Prospectus Summary; Policies and
      Activities.........................    Objectives with Respect to Certain
                                             Activities
 13. Investment Policies of Registrant...   Prospectus Summary; Policies and
                                             Objectives with Respect to Certain
                                             Activities; Growth Strategies;
                                             Business and Operating Strategies;
                                             The Hotels
 14. Description of Real Estate..........   Prospectus Summary; The Hotels;
                                             Certain Agreements
 15. Operating Data......................   The Hotels
 16. Tax Treatment of Registrant and Its    Prospectus Summary; Distributions;
      Security Holders...................    Federal Income Tax Considerations
 17. Market Price of and Dividends on the
      Registrant's Common Equity and        Price Range of Common Stock;
      Related Stockholder Matters........    Distributions

--------

*Answer is negative or item is not applicable.

          FORM S-11 REGISTRATION
    STATEMENT ITEM NUMBER AND CAPTION            LOCATION IN PROSPECTUS
    ---------------------------------            ----------------------
 18. Description of Registrant's          Description of Capital Stock;
      Securities........................   Certain Provisions of Minnesota Law
                                           and Realty's Articles of
                                           Incorporation and Bylaws
 19. Legal Proceedings..................  The Hotels
 20. Security Ownership of Certain
      Beneficial Owners and Management..  Principal Shareholders
 21. Directors and Executive Officers...  Directors and Executive Officers of
                                           Realty
 22. Executive Compensation.............  Directors and Executive Officers of
                                           Realty
 23. Certain Relationships and Related    Certain Relationships and Related
      Transactions......................   Transactions
 24. Selection, Management and Custody
      of Registrant's Investments.......  Outside Front Cover Page; Prospectus
                                           Summary; Growth Strategies;
                                           Business and Operating Strategies;
                                           Certain Agreements; Kahler
                                           Management Corporation; Policies
                                           and Objectives with Respect to
                                           Certain Activities
 25. Policies with Respect to Certain     Risk Factors; Policies and
      Transactions......................   Objectives with Respect to Certain
                                           Activities
 26. Limitations of Liability...........  Description of Capital Stock;
                                           Certain Provisions of Minnesota Law
                                           and Realty's Articles of
                                           Incorporation and Bylaws
 27. Financial Statements and             Prospectus Summary; Selected
      Information.......................   Consolidated Financial and
                                           Operating Data of Historical
                                           Kahler; Selected Consolidated Pro
                                           Forma Financial and Operating Data
                                           of Realty; Financial Statements;
                                           Experts
 28. Interests of Named Experts and
      Counsel...........................  *
 29. Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities...................  *

--------
* Answer is negative or item is not applicable.

                           SUBJECT TO COMPLETION

                             SEPTEMBER 1, 1995
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

8,420,000 SHARES

                                                                            LOGO
KAHLER REALTY CORPORATION

COMMON STOCK

($.10 PAR VALUE)

Kahler Realty Corporation ("Realty") owns equity interests in 14 hotels and a mortgage note with equity features in one hotel (the "Hotels") aggregating 3,781 rooms located primarily in the Intermountain and Midwestern regions, with concentrations in Utah, Idaho and Rochester, Minnesota. Realty intends to qualify as a real estate investment trust (a "REIT") for federal income tax purposes beginning in 1996 and pay regular quarterly dividends beginning in the fourth quarter of 1995. See "Distributions." In order to qualify as a REIT, prior to the Offering Realty will distribute to its existing shareholders its hotel management operations and other non-real estate related businesses (the "Spin Off"). See "The Spin Off." Realty believes that operating as a REIT will provide it with greater access to capital markets and thereby give it greater financing flexibility to pursue its growth strategies.

The Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "KHLR." A recent price of the Common Stock on Nasdaq is set forth under the heading "Price Range of Common Stock." The public offering price of the Common Stock offered hereby is expected to be $14.00 per share.

SEE "RISK FACTORS" ON PAGES 18 THROUGH 26 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, INCLUDING RISKS ASSOCIATED WITH:

  . the hotel industry, including intense competition, over-building in the industry, dependence on business travelers and tourism, and the potential for loss of a franchise;

  . historical fluctuation of operating results due to gains or losses on sales of assets, volatility of the hotel industry and changes in economic conditions;

  . concentration of Hotels in Greater Salt Lake City, Utah, and Rochester,
    Minnesota, which makes Realty dependent on local conditions in these markets;

  . hotel renovations and construction, including the potential for cost overruns and environmental problems, and the need to generate sufficient funds from Realty's hotels for ongoing capital expenditures and replacement of furniture, fixtures and equipment;

  . Realty's dependence on Kahler Management Corporation to operate the Hotels;

  . the terms of the Spin Off and the Percentage Leases not being established through arm's-length negotiations and possibly not reflecting fair market values or terms;

  . debt financing, including the risk that the cash flow on a hotel may be insufficient to meet required payments of principal and interest; and

  . Realty not obtaining, or losing, REIT status, which would materially reduce the amounts available for distribution to shareholders.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                               PRICE TO UNDERWRITING PROCEEDS TO
                                               PUBLIC   DISCOUNT(1)  REALTY(2)
Per Share..................................... $          $           $
Total(3)...................................... $          $           $
--------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses estimated at $1,250,000 payable by Realty.

(3) Realty has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 1,263,000 shares of Common Stock at the Price to Public per share less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $     , $      and
    $     , respectively. See "Underwriting."

The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares of Common Stock will be made at the offices of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository Trust Company, on or about
  , 1995.

SALOMON BROTHERS INC                                DILLON, READ & CO. INC.

The date of this Prospectus is          , 1995

                               [INSERT MAP]


  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following Summary is qualified in its entirety by the more detailed descriptions and financial information and statements, and the notes thereto, appearing elsewhere in this Prospectus. As used herein, "Realty" refers to Kahler Realty Corporation giving effect to the Spin Off; "Historical Kahler" refers to Kahler Realty Corporation without giving effect to the Spin Off; "KMC" refers to Kahler Management Corporation, a wholly owned subsidiary of Historical Kahler, 90.5% of the common stock of which is being distributed to the existing shareholders of Historical Kahler in the Spin Off; and " Common Stock" refers to the common stock, $.10 par value, of Realty. For definitions of certain other capitalized or abbreviated terms used in this Prospectus, see "Certain Definitions." Except as otherwise indicated herein, the information in this Prospectus (i) gives effect to the consummation of the Spin Off, (ii) assumes completion of the Offering and use of proceeds to repay certain indebtedness, and (iii) assumes no exercise of the Underwriters' over-allotment option. See "Use of Proceeds," "The Spin Off" and "Underwriting."

                                  REALTY



  Historical Kahler, a publicly-traded company headquartered in Rochester, Minnesota, was originally founded in 1917 to provide lodging services for the nearby Mayo Clinic. The Mayo Clinic is the nation's largest not-for-profit private medical practice with over 415,000 patient registrations recorded in 1994. Since 1917, Historical Kahler has expanded its hotel operations to include the ownership and management of full service hotels, conference center hotels, suite hotels and economy hotels located in eight states throughout the Intermountain and Midwestern regions of the United States. Upon completion of the Spin Off and the Offering, Realty will succeed to the hotel ownership, acquisition and development operations of Historical Kahler and will own equity interests in 14 hotels and a mortgage note with equity features in one hotel aggregating 3,781 rooms (the "Hotels").

  The Hotels consist of 12 full service hotels, including two suite hotels, and three conference center hotels. Six of the Hotels operate under franchise agreements with national hotel companies, including Sheraton(R), Hilton(R), Holiday Inn(R), Quality Inn(R), and Best Western(R). A majority of the Hotels are located near major medical, corporate or educational institutions with whom Realty maintains close working relationships. These institutional relationships allow Realty to attract a consistent base of hotel customers, including frequent business travelers, large groups and conventions, and leisure travelers. Realty has not utilized new franchise affiliations in markets where these relationships and other factors allow it to develop a sufficient demand base. Seven of the Hotels located in Utah and Idaho operate under the "Park" name and Realty's proprietary insignia. The Hotels had an average occupancy rate of 68.7%, an ADR of $65.99 and REVPAR of $45.34 for the twelve months ended July 2, 1995 as compared to 65.4%, $65.42 and $42.78, respectively, for the twelve months ended June 30, 1995 for the U.S. hotel industry as a whole as reported by Smith Travel Research.

  Over the period from 1990 through 1994, a capital-constrained environment for many hotel owners and operators, Historical Kahler's portfolio of owned and managed hotels increased by 1,081 rooms, or 34.1%, through acquisitions and the development of new hotels. Over this period, total lodging revenues increased at a compound annual growth rate of 17.3% and total lodging gross profit increased at a compound annual growth rate of 21.0%.

             GROWTH OF HISTORICAL KAHLER'S HOTEL PORTFOLIO(1)

                          (DOLLARS IN THOUSANDS)

                                              FISCAL YEAR               COMPOUND
                                ---------------------------------------  ANNUAL
                                 1990    1991    1992    1993    1994    GROWTH
                                ------- ------- ------- ------- ------- --------
   Number of hotels...........       13      14      16      18      20   N.A.
   Number of rooms............    3,174   3,374   3,699   4,103   4,382    8.4%
   Total lodging revenues.....  $49,236 $51,021 $58,408 $80,505 $93,243   17.3%
   Lodging operating costs and
    expenses..................  $38,760 $38,458 $45,053 $60,974 $70,797   16.3%
   Total lodging gross
    profit(2).................  $10,476 $12,563 $13,355 $19,531 $22,446   21.0%

--------

(1) Includes hotels in which Historical Kahler does not own a majority interest and which will not be retained by Realty in the Spin Off. See "Selected Consolidated Pro forma Financial and Operating Data of Realty" for information concerning operating and other financial data relating to the Hotels to be retained by Realty after the Spin Off.

(2) Represents total lodging revenues less lodging operating costs and expenses before allocation of corporate expense, interest, income taxes, depreciation and amortization. Realty considers this item to be one measure of the net cash flow available from Historical Kahler's lodging operations. However, it does not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operations, or from investing or financing activities as a measure of liquidity.

  Realty intends to continue this growth through the following strategies: (i) pursuit of opportunistic acquisitions located in strong and growing markets;
(ii) redevelopment and expansion of existing Hotels; (iii) maintenance of a regular program of renovation and refurbishment; and (iv) to a limited degree, pursuit of new hotel development in selected hotel segments and local markets with attractive projected returns. In pursuing these growth strategies, Realty intends to focus on its existing markets to take advantage of economies of scale and on expanding strategic relationships with major local medical, corporate and educational institutions.

  Realty will seek to expand its presence in the Intermountain region based on its belief that attractive acquisition opportunities still remain. The Intermountain region of the western United States has been one of the fastest growing regions of the country in the 1990s. U.S. Census data indicates that the Intermountain region (Idaho, Utah, Nevada, Wyoming, Montana, Colorado, New Mexico and Arizona) experienced the strongest population growth in 1994, increasing by 3.0% as compared to 1.0% for the United States as a whole. Between 1990 and 1994, Utah's population expanded 10.7% (the nation's fifth highest increase) and Idaho's grew by 12.5% (the nation's second highest increase). The recent announcements that Micron Technology, Inc. will build a major facility in the Greater Salt Lake City area and that the 2002 Winter Olympic Games will be held there are further evidence of the region's popularity and growth potential.

  In order to qualify as a REIT, Realty may not operate any of the Hotels. As a result, Historical Kahler will engage in a series of transactions to facilitate its conversion to REIT status, which will include the distribution by dividend of 90.5% of the KMC Common Stock to the existing shareholders of Historical Kahler. See "The Spin Off." The Hotels will be leased by Realty to KMC pursuant to the Percentage Leases, which will permit Realty to participate substantially in future growth in revenues at the Hotels.

  Upon completion of the Spin Off and the Offering, the Mayo Foundation and the executive officers and directors of Realty will retain 8.8% and 5.2% equity interests in Realty, respectively. John Herrell, the Mayo Foundation's Vice President and Chief Administrative Officer, will continue as the Chairman of the Board of Directors of Realty. The executive officers of Realty will consist of Harold W. Milner, President and Chief Executive Officer, Steven R. Stenhaug, Senior Vice President, Chief Financial Officer and Treasurer, and Michael J. Quinn, Senior Vice President, Secretary and General Counsel, who average 16 years of experience in the hotel industry and ten years of experience with Historical Kahler. Pursuant to the Exchange Agreement, the executive officers of Realty will acquire from the Mayo Foundation additional shares of Common Stock in exchange for all of the KMC Common Stock owned by them after the Spin Off. Realty's executive officers will exercise all options to purchase KMC Common Stock received by them in the Spin Off (aggregating 6,600 shares) and will either exchange such shares for Common Stock pursuant to the Exchange Agreement or sell the shares in the open market. As a result of these transactions, the executive officers of Realty will increase their equity ownership in Realty and eliminate any equity ownership in KMC. To further align their interests with Realty's shareholders, Realty's executive officers have also agreed not to acquire any capital stock of KMC so long as they are employed by Realty. See "Certain Relationships and Related Transactions-- Exchange Agreement." Mr. Milner has agreed, subject to certain conditions, not to sell any shares of Common Stock for a period of three years from the closing of the Offering. The Mayo Foundation has agreed, subject to certain conditions, not to sell any shares of Common Stock for a period of one year from the closing of the Offering. Thereafter, one-third of the shares of Common Stock owned by the Mayo Foundation will become available for sale at the commencement of each of the second, third and fourth years following the closing of the Offering. See "Underwriting."

  Upon completion of the Offering, Realty will retain $17.6 million of outstanding tax-exempt mortgage indebtedness, which will represent less than 10.0% of Realty's total market capitalization. This indebtedness had a weighted average interest rate of 5.8% (including credit enhancement fees) as of August 1, 1995. Realty is also negotiating to obtain commitments for lines of credit in an aggregate principal amount of $50 million (the "Lines of Credit") to be used to fund the acquisition, development and expansion of hotels. Realty intends to employ conservative financing policies with respect to the acquisition, development and expansion of hotels. Realty's Board of Directors has adopted a policy limiting its consolidated indebtedness to 50.0% of Realty's investment in hotel properties, at cost and before accumulated depreciation.

  Realty is a Minnesota corporation that was incorporated on May 18, 1994. Realty intends to qualify as a REIT for federal income tax purposes beginning on January 1, 1996. Realty's executive offices are located at 20 Second Avenue Southwest, Rochester, Minnesota 55902. Its telephone number is (507) 285-2700.

                          STRUCTURE AND OWNERSHIP

  The following diagram depicts the structure and ownership of Realty and KMC after the Spin Off and the Offering:

                            [DIAGRAM APPEARS HERE]

(1) Relates to the University Park Hotel. See "The Hotels--Full Service Hotels--Intermountain Hotels--University Park Hotel-Salt Lake City, Utah."

(2) Includes 12 Hotels which are wholly owned by Realty, the Ogden Park Hotel which is 63.8% owned by Realty (84.0% upon conversion of certain indebtedness held by Realty), and the Provo Park Hotel which is 50.0% owned by Realty. See "The Hotels."

                                  RISK FACTORS

  An investment in the Common Stock involves various risks, and investors should consider the matters discussed under "Risk Factors." Some of the significant risks include those associated with:

  . the hotel industry, including intense competition, over-building in the industry, dependence on business travelers and tourism, and the potential for loss of a franchise, all of which could reduce amounts available for distribution to shareholders;

  . historical fluctuation of operating results due to gains or losses on sales of assets, volatility of the hotel industry and changes in economic conditions;

  . concentration of Hotels in Greater Salt Lake City, Utah, and in
    Rochester, Minnesota, which makes Realty dependent on local conditions in these markets;

  . hotel renovations and construction, including the potential for cost overruns and environmental problems and the need to generate sufficient funds from the Hotels for ongoing capital expenditures and replacement of furniture, fixtures and equipment ("FF&E");



  . potential adverse consequences of increasing competition among purchasers for existing hotels and sites for new hotels, which may reduce the number of suitable investment opportunities offered to Realty and increase the cost of acquisitions;

  . quarterly fluctuation in Realty's lease revenues under the Percentage
    Leases due to the seasonality of the hotel industry;

  . Realty's dependence on KMC to operate the Hotels;

  . Realty's relationship with the Mayo Foundation and the effect of such relationship on the operations of Realty, including the dependence of the Hotels in Rochester, Minnesota on the level of demand for hotel rooms generated by the Mayo Clinic;

  . investments in real estate, such as fluctuation of property values and illiquidity;

  . failure to obtain owner's title insurance policies with respect to certain Hotels;

  . potential uninsured and underinsured losses in the event of earthquakes, floods and other catastrophes, which could reduce amounts available for distribution to shareholders;

  . potential cost of complying with environmental laws, which could reduce amounts available for distribution to shareholders;

  . potential cost of complying with the Americans with Disabilities Act of 1990, which could reduce amounts available for distribution to shareholders;


  . the terms of the Spin Off and the Percentage Leases not being established through arm's-length negotiations and possibly not reflecting fair market values or terms;

  . potential conflicts of interest resulting from certain officers and directors of Realty also serving as officers and directors of KMC;

  . debt financing, including the risk that cash flow on a hotel may be insufficient to meet required payments of principal and interest and the risk that lenders may require that other hotels, in addition to the hotel to be financed, serve as collateral for a mortgage, thereby increasing the risk associated with a default on any one hotel;

  . Realty not obtaining, or losing, REIT status, which would materially reduce the amounts available for distribution to shareholders;


  . lack of operating history as a REIT;

  . changes in interest rates, which may adversely affect the market price of the Common Stock;

  . holding partial interests in hotel joint ventures, including limitations on actions with respect to joint ventures due to fiduciary responsibility to partners;

  . dependence of Realty on the efforts of key personnel;

  . ability of the Board of Directors of Realty to change Realty's policies with respect to acquisitions, financing, growth, operations, distributions and other policies, including continuing qualification as a REIT, at any time, without shareholder approval;

  . possible adverse consequences of limiting ownership of the Common Stock by a single person or group to no more than 9.8% of the outstanding shares of Realty's capital stock;

  . potential anti-takeover effect of certain provisions contained in Realty's Articles of Incorporation, such as the Ownership Limitation, the classification of Realty's Board of Directors, the ability to issue preferred stock and restrictions under Minnesota law on business combinations, any of which may discourage a change in control and limit the opportunity for shareholders to receive a premium over market prices for their Common Stock; and

  . potential inability of KMC to carry out its obligations to Realty due to the volatility of KMC's earnings.

                                   THE HOTELS

  The Hotels are primarily full service hotels catering to a broad range of customers including frequent business travelers, large groups and conventions, and leisure travelers. Realty's full service Hotels generally provide a full range of services and amenities, including convention and banquet facilities, room service, business centers, fitness centers, swimming pools, gift and convenience shops, parking facilities and, in most instances, restaurants and lounges.

                                                  FOR THE TWELVE MONTHS ENDED JULY 2, 1995
                                              -------------------------------------------------
                           YEAR       NUMBER   TOTAL      PRO FORMA
                          OPENED     OF ROOMS REVENUE  RENT/INTEREST(1) OCCUPANCY  ADR   REVPAR
                          -------    -------- -------- ---------------- --------- ------ ------
                                    (DOLLARS IN THOUSANDS, EXCEPT ADR AND REVPAR)
FULL SERVICE HOTELS
 INTERMOUNTAIN HOTELS
 Salt Lake Hilton            1974       351   $ 12,441     $ 3,052        87.0%   $61.45 $53.46
  Hotel.................
  Salt Lake City, UT
 University Park Hotel..     1987       220      7,315         -- (2)     76.7     67.26  51.60
  Salt Lake City, UT
 Ogden Park Hotel.......     1982       288      6,350       1,652(3)     73.1     54.61  39.91
  Ogden, UT
 Provo Park Hotel.......     1982       232      6,447         -- (4)     74.6     61.62  45.97
  Provo, UT
 Olympia Park Hotel.....     1985       204      4,410         996        57.8     65.42  37.82
  Park City, UT
 Pocatello Park Quality      1978       152      3,773         965        71.7     50.86  36.46
  Inn...................
  Pocatello, ID
 Boise Park Suites           1991       130      2,570       1,156        80.9     62.43  50.51
  Hotel.................
  Boise, ID
 Canyon Springs Park         1980       112      3,089       1,029        79.3     53.19  42.19
  Hotel.................              -----   --------     -------
  Twin Falls, ID
  ALL INTERMOUNTAIN
   HOTELS...............              1,689     46,395       8,850        75.7     60.09  45.48
                                      -----   --------     -------
 ROCHESTER, MN HOTELS
 The Kahler Hotel.......  various(5)    696     17,081       3,664        59.0     63.09  37.24
 Kahler Plaza Hotel.....     1989       194      8,631       3,533        74.5    105.77  78.82
 Clinic View Inn and
  Suites................  various(6)    266      5,544       2,331        58.0     73.00  42.30
 Holiday Inn Downtown...     1968       170      3,263         344        62.2     60.11  37.38
                                      -----   --------     -------
  ALL ROCHESTER HOTELS..              1,326     34,519       9,872        61.5     72.16  44.37
                                      -----   --------     -------
   ALL FULL SERVICE
    HOTELS..............              3,015     80,914      18,722        69.5     64.78  44.99
                                      -----   --------     -------
CONFERENCE CENTER HOTELS
 Sheraton San Marcos
  Golf Resort and
  Conference Center.....     1987(7)    295     13,164       2,987        70.7     84.34  59.66
  Chandler, AZ
 Lakeview Conference
  Center and Resort.....  various(8)    187      9,350       2,071        58.8     81.64  48.00
  Morgantown, WV
 Green Oaks Inn and
  Conference Center.....     1964       284      5,332       1,337        65.2     49.67  32.38
  Fort Worth, TX                      -----   --------     -------
   ALL CONFERENCE CENTER
    HOTELS..............                766     27,846       6,395        65.8     71.01  46.70
                                      -----   --------     -------
     ALL HOTELS.........              3,781   $108,760     $25,117        68.7%   $65.99 $45.34
                                      =====   ========     =======

--------

(1) Represents pro forma (i) lease payments by KMC calculated for the twelve months ended July 2, 1995 using the rent provisions in the Percentage Leases as if the Percentage Leases were in effect as of the beginning of that period and (ii) the interest income Realty would have earned for the twelve months ended July 2, 1995 under the Mortgage Note relating to the University Park Hotel.

(2) On a pro forma basis, Realty would have received $416,000 of interest on the Mortgage Note with respect to the University Park Hotel for the twelve months ended July 2, 1995. After the Spin Off, Realty will hold the Mortgage Note and continue to consolidate the Hotel's operations as lodging revenue and expenses. See Note 1 of Notes to Consolidated Financial Statements of Historical Kahler.

(3) Represents 100% of the pro forma lease payments by KMC as stated in Note 1. Realty will hold a 63.8% equity interest in the Ogden Park Hotel (84.0% upon conversion of certain indebtedness held by Realty). No minority interest has been reflected due to the remote likelihood of Realty's partners receiving any current or future economic benefits. See Note 3 to Consolidated Financial Statements of Historical Kahler.

(4) Realty will hold a 50.0% equity interest in the Provo Park Hotel. Realty's 50.0% interest in the pro forma rent from the Provo Park Hotel would have been $830,000 for the twelve months ended July 2, 1995, which amount (net of depreciation, amortization and other related expenses) relates to $574,000 in "Equity income (loss) of affiliates" in Realty's Pro Forma Condensed Consolidated Statement of Operations.

(5) 350 rooms built in 1926, 228 rooms in 1954 and 162 rooms in 1968. Forty-four of these rooms have been converted to offices and other uses.

(6) 48 rooms built in 1968, 94 rooms in 1974 and 128 rooms in 1990. Four of these rooms have been converted to offices and other uses.

(7) Originally constructed in 1912 and reconstructed and reopened in 1987.

(8) Built in stages from 1950 to 1987.

                             GROWTH STRATEGIES

  Realty will seek to increase its Cash Available For Distribution and enhance shareholder value by taking advantage of strong internal growth opportunities and by continuing to pursue opportunistic acquisitions, expansion and selected development of hotels located in strong and growing markets.

OPPORTUNISTIC ACQUISITION STRATEGIES

 Focus on Existing Markets

  Realty intends to expand its portfolio of hotels through the opportunistic acquisition of hotels located throughout the United States with a particular focus on increasing its market share in the Intermountain and Midwestern regions. Realty believes this strategy of acquiring hotels in existing markets enables it to benefit from its knowledge of those markets and to take advantage of economies of scale through the coordinated operation of multiple hotels in a particular market.

  For example, Realty has developed a significant presence in the Intermountain region. In the Greater Salt Lake City market, Realty believes that KMC is currently the largest hotel operator with 1,295 rooms leased from Realty and an additional 80 rooms operated for other parties. In Idaho, Realty recently acquired the Canyon Springs Park Hotel located in Twin Falls and expects to improve its operating performance through KMC's application of improved operating strategies. In addition, Realty has a right of first refusal to acquire a 150-room hotel located in Helena, Montana.

 Emphasis on Full Service and Conference Center Hotels

  Realty has extensive experience in the acquisition, ownership and development of major full service and conference center hotels. Realty believes that substantial opportunities still exist to acquire hotels in this market segment because (i) growth in hotel room supply particularly in the full service and conference center sectors has been extremely limited in recent years, (ii) acquisition costs remain well below replacement cost, (iii) high development costs and lengthy project lead times create barriers to entry that will limit new competition, (iv) there are "involuntary" owners (e.g. pension funds, financial institutions, etc.) motivated to sell, (v) there are valuable "turn-around" acquisition opportunities, and (vi) financing for inexperienced operators remains difficult to obtain.

 Development and Expansion of Institutional Relationships

  In implementing its growth strategies, Realty will focus on markets where it has an opportunity to develop or expand strategic relationships with major local medical, corporate or educational institutions. Historical Kahler has demonstrated its ability to build key strategic relationships and service the needs of local institutions in many of its existing markets. Realty intends to continue to acquire, develop and redevelop hotels situated near similar institutions and to service a large portion of their needs in order to maintain a consistent level of occupancy and a steady source of meeting and banquet business to serve as a base for sustained growth in lodging revenues.

  . Medical. Historical Kahler was originally founded in 1917 to service the lodging needs of the Mayo Clinic. The strong relationship with the Mayo Foundation is evidenced by its significant equity interest in both Realty and KMC.

  . Corporate. Realty's Provo Park Hotel has sales arrangements with Novell,
    Inc. and Micron Technology, Inc., two of the area's largest corporate employers. The Provo Park Hotel is the only "four-diamond" full service hotel in the Provo area and has the largest supply of available meeting space servicing Brigham Young University and corporations in the surrounding area.

  . Educational. In the Greater Salt Lake City area, where Realty has an interest in 1,295 rooms, the University Park Hotel has the exclusive right to operate as the only hotel in the University of Utah's Research Park, the University's newly developed business park. As such, the Hotel serves as the primary source of guest rooms and meeting space for the University of Utah and surrounding businesses. In addition, in Morgantown, West Virginia, the Lakeview Resort and Conference Center provides a substantial portion of the lodging and meeting space needs of the University of West Virginia.


 Turn-around Acquisition Opportunities

  Realty will consider acquiring hotels that may be underperforming with historically low cash flows relative to expenses. In this respect, Realty and KMC will evaluate any proposed acquisition from both an operational and ownership standpoint. Once acquired, Realty and KMC may reposition a hotel through improved management, franchise affiliation, redevelopment and refurbishment. For example, Historical Kahler began managing the Ogden Park Hotel in 1989. Between 1990, the Hotel's first full year of operations under Historical Kahler, and 1994, REVPAR increased from $23.65 to $38.17, a compound annual growth rate of 12.7%, total revenues increased from $4.1 million to $6.1 million, a compound annual growth rate of 10.4%, and House Profit increased from $785,000 to $1.8 million, a compound annual growth rate of 23.1%. In addition, the Hotel's House Profit as a percentage of total revenues increased from 19.1% to 29.1% over the same period.

 "Captive" Acquisition Opportunities

  Realty will seek to capitalize on certain "captive" acquisition opportunities that may arise from its relationship with KMC. In this regard, Realty will rely on KMC's hotel management operations to assist in evaluating potential markets for acquisitions and identifying potential third-party acquisition opportunities that might not be readily available in the open market. Subject to certain conditions, Realty has an option and a right of first refusal to acquire any hotel controlled by KMC. See "Certain Agreements--Right of First Refusal Agreement." Realty has rights of first refusal to acquire the 146-room Best Western Copper King Inn in Butte, Montana and the 175-room Plaza One in
Rock Island, Illinois, each of which will be manage     d and partially owned
by KMC after the Spin Off. In addition, Realty has a right of first refusal to acquire a

150-room hotel in Helena, Montana. Realty also has a five-year option to acquire a 107-room Knights Inn(R) in Racine, Wisconsin, and a 104-room Knights Inn(R) in Port Huron, Michigan, both of which are owned and managed by KMC, for an aggregate of $4.9 million. "See Certain Agreements--Option Agreement."

DEVELOPMENT STRATEGIES

  Realty is experienced in the development of full service and suite hotels, having developed three such hotels aggregating 645 rooms since 1987. Realty expects to selectively construct new hotels only in locations where the projected cash flow generated by the new hotel would justify Realty's investment. Realty believes the greatest opportunities for new hotel development currently exist in the suite hotel segment, which generates attractive cash flows at relatively lower occupancy levels due to the limited service nature of operations. Consistent with this selective development strategy, Realty expects to begin construction in October 1995 on a 114-room all-suite Residence Inn by Marriott(R) located in Provo, Utah which is expected to open in 1996.

INTERNAL GROWTH STRATEGIES

 Improving Fundamentals

  Realty believes the Hotels have strong potential for internal growth based upon the improving fundamentals of the hotel industry and the continued growth in its existing local markets. The following table outlines the "same-store" growth achieved by the Hotels.

                       REALTY "SAME-STORE" PORTFOLIO

                                                                         FIRST
                                                                          SIX
                                                                         MONTHS
                                                 1991  1992  1993  1994   1995
                                                 ----  ----  ----  ----  ------
      Number of "Same-Store" Hotels(1)..........    9    10    11    12     13
      Total revenues growth.....................  4.7%  4.6%  4.4%  3.6%   4.9%
      Total House Profit growth(2).............. 18.3%  6.2% 14.2%  2.7%  10.3%
      House Profit as a percentage of total
       revenues................................. 25.8% 26.3% 28.8% 28.5%  30.5%

--------

(1) "Same-Store" Hotels for the period shown at the top of each column is defined as all Hotels which were operated by Historical Kahler continuously from the beginning of the previous year to the end of the period shown.

(2) House Profit represents total revenues less operating costs and expenses before real estate taxes and insurance, ground rent, interest, income taxes, depreciation and amortization and allocation of corporate expenses. House Profit is included herein because management uses it as a measure of hotel operating performance and because management believes that it is useful in making industry comparisons. However, it does not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operations, or from investing or financing activities as a measure of liquidity.

  Realty intends to participate in the future growth in revenues at the Hotels primarily through increased Percentage Rent payable under the terms of the Percentage Leases. The Percentage Leases permit Realty to participate in an increasing percentage of the incremental growth in room revenue and food and beverage revenue generated by the Hotels. The Percentage Leases will have terms of three, five and seven years which will provide an opportunity for periodic readjustment of the Percentage Rent formulas to more closely mirror the underlying operating performance and cash flow generated by the Hotels.

 Redevelopment and Expansion

  Realty believes that substantial opportunities for internal growth exist through the redevelopment and expansion of its existing Hotels. Realty will seek to expand individual Hotels where occupancy and room demand levels indicate a lack of adequate room supply. Realty is currently expanding the Provo Park Hotel and Boise Park Suites Hotel, which will add a total of 204 rooms.

 Regular Program of Renovation and Refurbishment

  Realty believes that a regular program of renovation, capital improvements and refurbishment of FF&E at the Hotels will contribute to increased ADR and occupancy, which will result in increased revenue to Realty through the Percentage Leases. Pursuant to the Percentage Leases, Realty will reserve, on a quarterly basis, an amount equal to 5.5% of the room revenues of the Hotels to be used by KMC for the ongoing replacement and refurbishment of FF&E at the Hotels. Since 1990, Historical Kahler has spent an average of 4.0% of total room revenues on regular recurring capital expenditures and FF&E refurbishment.

                     BUSINESS AND OPERATING STRATEGIES

  Since 1917, Historical Kahler has developed a strong track record as an owner and operator of full service hotels. During this time, Historical Kahler expanded its hotel management operations to include the ownership and management of resort and conference center hotels, suite hotels and economy hotels. Upon completion of the Spin Off, KMC will succeed to the hotel management operations of Historical Kahler and will employ over 3,500 employees, including a corporate staff of 45 supporting senior management and 285 hotel management personnel. Realty intends to follow the established procedures and guidelines that have contributed to Historical Kahler's success as a hotel owner and operator and will rely upon KMC to implement these operating strategies, which include commitment to customer service and value, reliance on group sales, yield management, quality food and beverage service, centralized budgeting, forecasting and expense control, and continuous capital reinvestment.

                                  THE OFFERING

   Common Stock offered by Realty...................... 8,420,000 shares
   Common Stock to be outstanding after the Offering... 12,772,118 shares (1)
   Use of proceeds..................................... Repayment of mortgages, prepayment penalties and
                                                        other indebtedness; and
                                                        working capital and
                                                        general corporate
                                                        purposes
   Nasdaq symbol....................................... KHLR

--------

(1) Includes (i) 138,700 shares of Common Stock issuable upon exercise of vested options granted to directors, officers and certain employees of Historical Kahler, and (ii) 2,387 shares of Common Stock issuable to a retired employee pursuant to deferred incentive plans.

                                 DISTRIBUTIONS

  After the Offering, Realty intends to pay regular quarterly dividends to its shareholders. The dividend for the period commencing with the closing date of the Offering and ending on December 31, 1995 is expected to be approximately equivalent to a quarterly dividend of $.32 per share, which, on an annualized basis, would equal $1.28 per share, or 9.14% of the anticipated public offering price shown on the cover of this Prospectus. The actual dividend paid for the quarter ending on December 31, 1995 will be pro rated for the number of days between the completion of the Offering and the end of the quarter. Realty does not anticipate adjusting its expected dividend rate if the Underwriters' over-allotment option is exercised. Realty determined the expected dividend rate based on its pro forma net income and estimated Cash Available For Distribution for the twelve months ended July 2, 1995. See "Distributions" for information regarding the basis for this estimate. Realty expects to maintain this initial dividend rate for at least twelve months following consummation of the Offering, unless actual results of operations, economic conditions or other assumptions differ from those utilized in estimating the Cash Available For Distribution for the twelve months ended July 2, 1995.

  The dividends paid to shareholders during the twelve months following consummation of the Offering will constitute a return of capital that is not considered taxable income to shareholders under the Code to the extent these dividends exceed current and accumulated earnings and profits as determined for federal income tax purposes. Realty currently estimates that approximately 9.0% of these dividends will represent a return of capital for federal income tax purposes.

  The actual timing and amount of distributions made by Realty will be determined by the Board of Directors of Realty and will depend on a number of factors, including Realty's actual cash flow and financial condition, the annual distribution requirements under the REIT provisions of the Code and other factors.

                                   TAX STATUS

  Realty will seek to qualify as a REIT for federal income tax purposes beginning in 1996. As a REIT, Realty generally will not be subject to federal income tax on income it distributes to shareholders so long as it distributes at least 95.0% of its REIT taxable income currently and satisfies a number of organizational and operational requirements to which REITs are subject under the REIT provisions of the Code. Even if Realty qualifies for taxation as a REIT, Realty may be subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed income. Although management of Realty (i) believes that Realty will be organized in conformity with the requirements for qualification as a

REIT, (ii) believes that Realty's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT, and (iii) has obtained an opinion from its counsel, based on certain representations and assumptions, to that effect, Realty is not currently qualified as a REIT. See "Federal Income Tax Considerations" and "Risk Factors--Tax Risks."

                               THE SPIN OFF

  Prior to the Offering, Historical Kahler will engage in a series of transactions (the "Spin Off") to facilitate its conversion into a REIT. The Spin Off will include (i) a series of asset transfers and related transactions (the "Asset Transfers") to separate certain of Historical Kahler's hotel interests from its hotel management operations, and (ii) the distribution by dividend of 90.5% of the KMC Common Stock to the existing shareholders of Historical Kahler. The Boards of Directors of Historical Kahler and KMC have unanimously approved the Spin Off. The key elements of the Spin Off are as follows:

    . Asset Transfers. Historical Kahler will transfer to KMC all of its assets and liabilities related to its hotel management operations and non-real estate related businesses. As a result of the Asset Transfers, KMC will assume Historical Kahler's outstanding hotel management contracts and retain the employees related to Historical Kahler's hotel management operations. Historical Kahler will also transfer to KMC equity interests in six hotels that are operated under management contracts. To satisfy certain requirements relating to REIT status, the Asset Transfers will also include transfers to KMC of all of the personal property at The Kahler Hotel, the Holiday Inn Downtown, the Olympia Park Hotel, the Pocatello Park Quality Inn, the Boise Park Suites Hotel and the Green Oaks Inn and Conference Center. In addition, KMC will own and operate certain other non-real estate related assets owned by Historical Kahler. Following the Asset Transfers, Realty will retain interests in the 15 Hotels, consisting of 100.0% equity interests in 12 Hotels, 50.0% and 63.8% equity interests in two Hotels and a mortgagee's interest in one Hotel through the Mortgage Note.

    . Spin Off Dividend. The Board of Directors of Historical Kahler will declare a dividend to its shareholders of record on a date approximately three weeks prior to the Offering (the "Record Date"), consisting of 90.5% of the issued and outstanding shares of KMC Common Stock. The dividend will be payable only to existing shareholders of Historical Kahler as of the Record Date. Realty expects to distribute the dividend of KMC Common Stock within 60 days after the closing of the Offering, and payment of the dividend is contingent on completion of the Offering. After the Spin Off, Realty will own 9.5% of the outstanding KMC Common Stock.

    . Percentage Leases. As part of the Spin Off, Realty will also lease to KMC pursuant to Percentage Leases the 14 Hotels in which it has an ownership interest. Realty will continue to hold the Mortgage Note on one of the Hotels. KMC will manage that Hotel pursuant to a management contract with the owner of the property.

    . Realty and KMC. After the Spin Off, Realty and KMC will have the following characteristics:

      . Realty will be a publicly held corporation in the business of owning, acquiring and developing hotels and will seek to qualify as a REIT for federal income tax purposes and operate as a self-advised REIT beginning in 1996. Realty will not seek to qualify as a REIT beginning in 1996 unless it has completed the Offering and the Spin Off.

      . KMC will be a publicly held corporation, which will own equity interests in certain hotels and will continue the other operations of Historical Kahler that the federal tax laws generally preclude from being owned or operated by a REIT, including Historical Kahler's hotel management operations and non-real estate related businesses (the "KMC Business").

 SUMMARY SELECTED FINANCIAL AND OPERATING DATA OF HISTORICAL KAHLER (UNAUDITED)


  The following table sets forth summary selected financial and operating data for Historical Kahler. This table should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and the Notes thereto included elsewhere in this Prospectus.

                                                                                                         FIRST
                                          FISCAL YEAR (1)                              TWELVE       SIX MONTHS (1)
                         -------------------------------------------------------    MONTHS ENDED   ------------------
                           1990       1991       1992         1993       1994       JULY 2, 1995     1994      1995
                         ---------  ---------  ---------    ---------  ---------    ------------   --------  --------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND HOTEL OPERATING DATA)
REVENUES
 Revenue of owned oper-
  ations................ $  63,323  $  64,652  $  74,014    $  96,979  $ 109,910     $ 115,431     $ 56,345  $ 61,866
 Other properties
  managed and/or
  partially owned.......    27,250     31,506     29,237       17,910     17,490        17,276        8,576     8,362
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
   Total revenues....... $  90,573  $  96,158  $ 103,251    $ 114,889  $ 127,400     $ 132,707     $ 64,921  $ 70,228
                         =========  =========  =========    =========  =========     =========     ========  ========
REVENUE OF OWNED OPERA-
 TIONS
 Lodging................ $  49,236  $  51,021  $  58,408    $  80,505  $  93,243     $  98,902     $ 47,618  $ 53,277
 Formal wear, laundry &
  other.................    13,055     13,193     14,182       15,277     15,894        15,815        8,444     8,365
 Interest income........     1,032        438      1,424        1,197        773           714          283       224
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
   Total revenue of
    owned operations....    63,323     64,652     74,014       96,979    109,910       115,431       56,345    61,866
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
OPERATING COSTS AND EX-
 PENSES
 Lodging................    38,760     38,458     45,053       60,974     70,797        74,860       35,453    39,516
 Formal wear, laundry &
  other.................     9,963     10,772     12,092       12,621     13,487        12,961        7,194     6,668
 Corporate expenses.....     2,747      2,827      3,225        3,272      3,257         3,477        1,694     1,914
 Depreciation and amor-
  tization..............     5,859      5,740      6,492        7,904      8,477         8,617        4,298     4,438
 Non-recurring charges
  (2)...................       --         --       2,758(2)       --       1,811(2)      1,811(2)       --        --
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
   Total operating costs
    and expenses........    57,329     57,797     69,620       84,771     97,829       101,726       48,639    52,536
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
GROSS OPERATING PROFIT..     5,994      6,855      4,394       12,208     12,081        13,705        7,706     9,330
 Interest expense.......    (7,017)    (6,764)    (7,303)      (9,362)   (11,207)      (12,019)      (5,248)   (6,060)
 Equity earnings (loss)
  of affiliates.........      (997)    (2,326)      (688)          27        193           386           98       291
 Gain (loss) on sale of
  assets................     2,325      3,005       (693)           6         20           (22)          11       (31)
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
INCOME (LOSS) FROM
 OPERATIONS BEFORE
 INCOME TAXES...........       305        770     (4,290)       2,879      1,087         2,050        2,567     3,530
 Provision (credit) for
  income taxes..........       119        247       (300)         875        323           647          770     1,094
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
 Income (loss) before
  extraordinary item
  and changes in ac-
  counting principle....       186        523     (3,990)       2,004        764         1,403        1,797     2,436
 Extraordinary item net
  of income taxes.......        75        173      2,517          --         --            --           --        --
 Cumulative effect of
  change in accounting
  for nonpension
  postretirement
  benefits..............       --         --        (250)         --         --            --           --        --
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
NET INCOME (LOSS)....... $     261  $     696  $  (1,723)   $   2,004  $     764     $   1,403     $  1,797  $  2,436
                         =========  =========  =========    =========  =========     =========     ========  ========
 Income (loss) per
  share (3)............. $    0.00  $    0.13  $   (0.59)   $    0.46  $    0.14     $    0.28     $   0.43  $   0.57
                         =========  =========  =========    =========  =========     =========     ========  ========
OTHER FINANCIAL DATA:
 EBITDA (4)............. $  10,856  $  10,269  $  11,398    $  20,139  $  20,751     $  22,708     $ 12,102  $ 14,059
 Cash flows from:
  Operations (5)........ $   4,215  $   7,686  $   4,427(5) $  10,417  $   9,374(5)  $   9,867(5)  $  5,592  $  6,085
  Investing activities..   (12,196)   (19,729)    (9,797)     (14,685)   (13,256)       (7,083)      (9,450)   (3,277)
  Financing activities..     7,728     12,024      5,975        4,449      4,008        (2,772)       4,186    (2,594)
HOTEL OPERATING DATA:
 Number of hotels--end
  of period (6).........        13         14         16           18         20            21           19        21
 Number of rooms--end
  of period (6).........     3,174      3,374      3,699        4,103      4,382         4,532        4,255     4,532
 Room nights available.. 1,138,335  1,214,729  1,314,976    1,406,488  1,559,012     1,598,413      772,884   812,285
 Occupancy..............      58.5%      60.9%      61.9%        63.9%      65.2%         65.7%        65.6%     66.5%
 ADR.................... $   61.35  $   61.71  $   61.36    $   63.31  $   63.75     $   64.63     $  65.49  $  67.10
 REVPAR................. $   35.91  $   37.56  $   38.01    $   40.48  $   41.58     $   42.46     $  42.95  $  44.63
BALANCE SHEET DATA:
 Investment in real es-
  tate
  (before accumulated
  depreciation).........  $109,993  $ 122,659  $ 156,583    $ 196,873  $ 205,028                   $205,546  $208,122
 Net investment in real
  estate................    71,975     81,259    110,202      142,743    150,747                    147,268   149,601
 Total assets...........   103,637    114,170    132,392      162,406    168,169                    169,414   168,624
 Total mortgage debt....    69,853     81,334     93,710      123,985    124,226                    126,526   123,477
 Stockholders' equity...    16,147     16,586     14,867       16,366     21,271                     18,397    23,679

                         (See notes on next page.)

--------

(1) Historical Kahler's fiscal year ends on the Sunday closest to December 31 in each year. Accordingly, the table presents selected financial and operating data as of the end of and for each of the five fiscal years ended January 1, 1995 and as of and for the six months ended July 3, 1994 and July 2, 1995.

(2) Non-recurring charges for fiscal 1992 and 1994 and for the twelve months ended July 2, 1995 reflect (i) a charge of $2.8 million in 1992 consisting of a $1.2 million non-cash writedown of a hotel property and a $1.6 million charge to settle a lawsuit concerning the Sheraton San Marcos Golf Resort and Conference Center, and (ii) $1.8 million of expenses in 1994 related to a planned public offering.

(3) Income per share in 1990 and 1991 is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Common Stock and Common Stock equivalents of 3,218,000 and 3,274,000, respectively. For 1992, loss per share is computed on a primary share basis using only the weighted average number of outstanding shares of Common Stock aggregating 3,341,000. Common Stock equivalents are excluded since the effect is antidilutive. For 1993 and 1994, income per share is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Common Stock and Common Stock equivalents (arising from employee stock plans, deferred stock compensation and a warrant) aggregating 3,743,000 and 3,956,000, respectively. For the first six months of 1994 and 1995 and the twelve months ended July 2, 1995, income per share is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Common Stock and Common Stock equivalents aggregating 3,785,000, 4,306,000 and 4,306,000 shares, respectively.

(4) EBITDA means income (loss) from operations before income taxes, excluding gains or losses on sale of assets, non-cash writedowns of real estate property, interest expense, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurements as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. Management believes that EBITDA is a useful measure of cash flow because it indicates the cash flow available to spend on capital additions to maintain Realty's assets, to service existing debt or to use at Realty's discretion for other purposes.

(5) Cash flow from operations for fiscal 1992 and 1994 and for the twelve months ended July 2, 1995 reflects non-recurring charges of $1.6 million, $1.8 million and $1.8 million, respectively. Prior to consideration of such expenses, cash flow from operations would have been $6.0 million for 1992, $11.2 million for 1994 and $11.7 million for the twelve months ended July 2, 1995. The $1.6 million charge in 1992 relates to the settlement of a lawsuit, and the 1994 charge represents costs incurred in connection with a planned public offering. See Note 10 of Notes to Consolidated Financial Statements of Historical Kahler.

(6) The number of hotels and rooms at July 2, 1995 includes the Hotels (except for the Canyon Springs Park Hotel, which was acquired after that date) as well as seven additional hotels managed by Historical Kahler. Historical Kahler holds 100.0% equity interests in two of these seven hotels and holds minority ownership interests in two of the other five hotels. KMC will own the equity interests in and manage these additional hotels following the Spin Off.

 PRO FORMA SUMMARY SELECTED FINANCIAL AND OPERATING DATA FOR REALTY (UNAUDITED)

  The following table sets forth unaudited pro forma summary selected financial and operating data for Realty. The data are presented as if: (i) the Spin Off and the Offering had occurred as of the beginning of each period presented;
(ii) Realty qualified as a REIT for each period presented; (iii) the net proceeds of the Offering were used to repay certain outstanding indebtedness as of the beginning of each period presented; (iv) certain Hotels acquired subsequent to the beginning of each period presented had been acquired as of the beginning of each period presented; and (v) the Percentage Leases were executed and in effect as of the beginning of each period presented. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of Realty would have been as of the end of and for the periods presented, and such information does not purport to represent the future financial position of Realty. This table should be read in conjunction with the Pro Forma Condensed Consolidated Financial Data of Realty included elsewhere in this Prospectus.

                                                                   FIRST
                                                    TWELVE      SIX MONTHS
                                     FISCAL YEAR MONTHS ENDED ----------------
                                        1994     JULY 2, 1995  1994     1995
                                     ----------- ------------ -------  -------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                      DATA)
STATEMENT OF OPERATIONS DATA:
Lodging Segment
 Percentage Leases(1)...............   $24,354     $25,117    $12,752  $13,515
 Lodging revenue from University
  Park Hotel(2).....................     7,108       7,315      3,679    3,886
 Interest income....................        10          10          2        2
 Equity income of affiliates........       507         574        248      315
                                       -------     -------    -------  -------
   Total lodging revenue............    31,979      33,016     16,681   17,718
 Lodging expenses:
   Hotels under Percentage
    Leases(3).......................     3,810       3,873      1,942    2,005
   University Park Hotel(2).........     5,870       5,978      3,072    3,180
                                       -------     -------    -------  -------
                                         9,680       9,851      5,014    5,185
                                       -------     -------    -------  -------
 Lodging income before interest,
  depreciation, and corporate
  expenses..........................    22,299      23,165     11,667   12,533
                                       -------     -------    -------  -------
Other income before interest,
 depreciation, and corporate
 expenses...........................        25          25         13       13
                                       -------     -------    -------  -------
Total income before interest,
 depreciation, and corporate
 expenses...........................    22,324      23,190     11,680   12,546
 Corporate expenses.................      (825)       (825)      (412)    (412)
 Interest expense...................      (953)     (1,113)      (427)    (587)
 Depreciation and amortization......    (5,498)     (5,512)    (2,761)  (2,775)
                                       -------     -------    -------  -------
Net income(4).......................   $15,048     $15,740    $ 8,080  $ 8,772
                                       =======     =======    =======  =======
Income per share(5).................   $  1.18     $  1.23    $  0.63  $  0.69
                                       =======     =======    =======  =======
OTHER FINANCIAL DATA:
Funds From Operations(6)............   $20,671     $21,386    $10,911  $11,626
Cash flows from:
 Operations.........................   $20,671     $21,386    $10,911  $11,626
 Investing activities(7)............    (3,244)     (3,323)    (1,679)  (1,758)
 Financing activities(8)............   (16,771)    (16,771)    (8,375)  (8,375)

                          JULY 2, 1995
                          ------------
                            (DOLLARS IN
                             THOUSANDS)
BALANCE SHEET DATA:
  Investment in real
 estate (before
 accumulated
 depreciation)..........    $168,668
  Net investment in real
 estate.................     125,684
  Total assets..........     134,279
  Total mortgage debt...      17,635
  Stockholders' equity..     112,086

--------

 (1) Represents lease payments from KMC calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical revenue of the Hotels for the periods presented.

 (2) Realty will hold the Mortgage Note relating to the University Park Hotel and will continue to consolidate the Hotel's operations after Realty becomes a REIT. See Note 1 of Notes to Consolidated Financial Statements of Historical Kahler.

 (3) Lodging expenses for Hotels under Percentage Leases include real estate and personal property taxes, casualty insurance and land rent under a ground lease.

 (4) During the fiscal period subsequent to the consummation of the Offering, Realty expects to recognize extraordinary charges of approximately $3.9 million ($4.6 million in prepayment penalties offset in part by principal reduction of $675,000) associated with the repayment of certain outstanding debt which has not been included in the Pro Forma Statement of Operations Data for Realty.

 (5) The number of outstanding shares of Common Stock used to compute income per share for 1994, the twelve months ended July 2, 1995 and the first six months of 1994 and 1995 is 12,772,118.

 (6) In accordance with the resolution adopted by the Board of Governors of NAREIT, Funds From Operations represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring or sales of property, and real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. For the pro forma periods presented, real estate related depreciation and amortization were the only non-cash adjustments. Funds From Operations are not considered under generally accepted accounting principles to be an alternative to net income or other measurements as an indicator of Realty's operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Realty believes that Funds From Operations is equivalent to cash flow from operations determined under GAAP because there are no pro forma working capital adjustments. Funds From Operations do not reflect cash expenditures for capital improvements.

 (7) Represents 5.5% of pro forma room revenues to be expended for capital expenditures for the Hotels which are assumed to equal investing activities on a pro forma basis for the periods presented.

 (8) Represents pro forma initial quarterly dividends of $.32 per share and pro forma principal payments on debt for the periods presented.

                                  RISK FACTORS

  Shareholders should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Common Stock in the Offering.

HOTEL INDUSTRY RISKS

 Operating Risks

  The Hotels, and any hotels subsequently acquired or constructed by Realty, will be subject to all the operating risks common to the hotel industry. Significant adverse changes in the operations of any one of the Hotels could have a material adverse effect on the revenues of Realty. The operating risks include, among other things: competition from other hotels; over-building in the hotel industry that could adversely affect occupancy, ADRs and REVPAR; increases in operating costs due to inflation and other factors, which might not be offset by increased room rates; dependence on business and commercial travelers and tourism; increases in energy costs and other expenses of travel; changes in travel patterns; strikes and other labor disturbances of hotel employees; and adverse effects of general and local economic conditions. These factors could adversely affect room revenues of the Hotels, which could result in decreased revenues to Realty under the Percentage Leases and the Mortgage Note and reduce amounts available for distribution to the shareholders of Realty.

 Volatility of Operations

  In the past five years, Historical Kahler's income (loss) from operations before income taxes has fluctuated due to several factors, including gains or losses on sales of assets, the volatility of the hotel industry and changes in general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Historical Kahler."

 Geographic Concentration

  The concentration of five Hotels in and around the Greater Salt Lake City, Utah, area and four Hotels in Rochester, Minnesota, makes Realty dependent on factors such as the local economy, local competition, increases in local real and personal property tax rates and local catastrophes in these communities. The results of operations of the Hotels in the Rochester area are dependent on the level of demand generated by the Mayo Clinic for hotel accommodations by patients and by medical conferences organized by the Mayo Clinic.

 Hotel Renovation

  Realty may renovate the Hotels and may also renovate hotels which it subsequently acquires. Hotels in general, including the Hotels, have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of FF&E. The ability of Realty to fund these and other capital expenditures and periodic replacement of FF&E will depend in part on the financial performance of the Hotels. Any inability or failure to fund these expenditures could have a material adverse effect on ADRs, occupancy, REVPAR and franchises for the Hotels. The renovation of hotels also involves certain risks, including the possibility of environmental problems, cost overruns and delays, market deterioration after commencement of renovation and the emergence of competition from unanticipated sources.

 Hotel Construction and Development

  Realty may develop and construct new hotels in locations which have not been identified. The development and construction of new hotels involve certain risks, including the possibility of environmental problems, construction cost overruns and delays, availability of construction and permanent loans on terms and conditions satisfactory to Realty, lack of market acceptance of the new hotel, market deterioration after commencement of development and the emergence of competition after commencement of development. There can be no assurance that the newly constructed hotels will perform in accordance with Realty's expectations.

 Franchise Risks

  Six of the Hotels are operated pursuant to franchise or license agreements and additional hotels may be or become subject to franchise arrangements. KMC will hold the franchise or license agreements for the Hotels and will be responsible for complying with the terms of these agreements. Such franchise or license arrangements impose financial obligations on hotels generally related to maintaining the condition of hotels and the payment of franchise fees. Continuation of such franchises is subject to specified operating standards and other terms and conditions. Franchisors periodically inspect franchised hotels to confirm compliance. In addition, franchisors may require Realty to fund significant capital improvements to the Hotels in the future to maintain such franchises. The failure of a franchisee to maintain standards or adhere to terms and conditions imposed by the franchisor may result in the loss of a license or termination of the franchise or damages as a result of the breach. It is possible that a franchisor could condition the continuation of a franchise on the completion of capital improvements or replacement of FF&E which KMC would determine are too expensive or otherwise unwarranted in light of general economic conditions or operating results or prospects of the affected Hotel. The loss of a franchise could have a material adverse effect upon the operation, financing or value of the Hotel subject to the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems. There can be no assurance that an alternative franchise arrangement could be obtained or that significant expenditures might not be imposed as a condition to obtaining a new franchise. The loss of a franchise for one or more of the Hotels could have a material adverse effect on Realty's revenues under the Percentage Leases and Cash Available For Distribution to its shareholders. Each franchise agreement or license will give KMC the right during the term of the agreement to operate the particular Hotel under the applicable tradename. See "Certain Agreements--Franchise Agreements."

 Competition

  The hotel industry is highly competitive. The Hotels will compete with other hotels in their geographic markets. Many competitors of the Hotels have substantially greater resources than Realty, and Realty may be competing for hotel investment opportunities with entities that have substantially greater financial resources. Increasing competition for existing hotels and sites for new hotels because of improving conditions in the hotel industry will tend to reduce the number of suitable investment opportunities offered to Realty and increase the cost of acquisitions in areas with the highest demand.

 Seasonality of Hotel Business

  The hotel industry is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in Realty's lease revenues and may affect Realty's ability to make distributions to its shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Historical Kahler--Seasonality."

REALTY'S DEPENDENCE ON KMC

  Realty will derive substantially all of its income from the Hotels. Receipt by Realty of the Base Rent, Percentage Rent and Additional Charges pursuant to the Percentage Leases and of interest payments on the Mortgage Note will be a function of the effectiveness of KMC in operating the Hotels and any hotels that Realty may acquire or develop and elect to lease to KMC in the future. See "Kahler Management Corporation." Realty is not permitted under the Code to exercise any control over the operation of the Hotels or the performance of KMC. See "Federal Income Tax Considerations." In the event that the Hotels do not perform in accordance with Realty's expectations, Realty's only recourse will be to seek to replace KMC when the Percentage Leases expire. There can be no assurance that a replacement for KMC to lease the Hotels can be obtained or that a replacement will be found on equally favorable terms to Realty.

  In addition, KMC will hold in its name (or the name of its designee) the franchise licenses, liquor licenses and other operating licenses and permits relating to the Hotels. On a default by KMC resulting in the termination of any or all of the Percentage Leases, the franchise licenses, liquor licenses and the operating licenses and permits held by KMC will not automatically be transferred to a successor operator designated by Realty, and the process of transferring such licenses and permits to any such successor operator may be costly and time-consuming. In addition, any default by KMC under any such franchise licenses, liquor licenses or operating licenses and permits could result in the loss or suspension of such licenses and permits. Realty may be adversely affected as a result of any loss, suspension or delay in reinstating or transferring any such licenses or permits. See "Certain Agreements-- Percentage Leases."

RELATIONSHIP WITH THE MAYO FOUNDATION

  The operations of Realty and KMC are significantly affected by their relationships with the Mayo Foundation. The Chairman of the Board of Directors of each of Realty and KMC is John H. Herrell, the Vice President and Chief Administrative Officer of the Mayo Foundation. Following the completion of the Spin Off and the Offering, the Mayo Foundation will own 8.8% of the outstanding Common Stock and 23.9% of the outstanding KMC Common Stock (up to 35.5% giving effect to the Exchange Agreement). In addition, the results of operations of the Hotels in Rochester, Minnesota are highly dependent on the level of demand for hotel rooms generated by the Mayo Clinic. Realty does not have a commitment from or arrangement with the Mayo Clinic to provide hospitality and food services. KMC will purchase on an ongoing basis from Franklin Heating Station, a Mayo Foundation affiliate, all or a portion of its requirements for steam, electricity, water and related utility services for The Kahler Hotel, the Kahler Plaza Hotel and the Clinic View Inn and Suites. See "Certain Relationships and Related Transactions--Certain Transactions with the Mayo Foundation" and "--Exchange Agreement."

REAL ESTATE INVESTMENT RISKS

 Value and Illiquidity of Real Estate

  Real estate investments are relatively illiquid. The ability of Realty to vary its portfolio in response to changes in economic and other conditions will be limited. There can be no assurance that Realty will be able to dispose of an investment, including the Hotels, when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of Realty's investment.

 Lack of Title Insurance; Self-Insurance with Respect to Title Risks

  Realty will not obtain updated owner's policies of title insurance on the Hotels with respect to which it holds owner's policies of title insurance. In addition, Realty did not originally obtain owner's policies of title insurance at the time of acquisition for The Kahler Hotel, the Kahler Plaza Hotel, Clinic View Inn and Suites, Holiday Inn Downtown, Lakeview Resort and Conference Center and Green Oaks Inn and Conference Center. Based upon management's review of (i) the existing owner's or lender's title insurance policies with respect to the Hotels in which Realty owns an equity interest, which have been issued with respect to all of such Hotels within the last ten years, (ii) the lender's title insurance policies in favor of Realty for the real property securing the Mortgage Note, (iii) the updated title reports obtained by Realty for all of the Hotels, (iv) title opinions prepared by counsel for Realty for the four Hotels located in Minnesota and the one Hotel located in West Virginia, and (v) the absence of any knowledge by management of material title defects, management has determined that the substantial cost of new owner's and lender's title insurance policies for the full market value of these properties, or the value of the Mortgage Note, as applicable, is not warranted. Accordingly, Realty will self-insure against certain risks of title defects.

 Uninsured and Underinsured Losses

  There are certain types of losses, generally of a catastrophic nature, such as earthquakes, acts of war and floods, that may be uninsurable or not economically insurable. Realty's Board of Directors will determine amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate property and casualty insurance coverage on Realty's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement costs of Realty's lost investment. In addition, under the Percentage Leases KMC will be responsible for maintaining comprehensive insurance on each of the Hotels, including building, rent and business interruption, general liability and employee dishonesty coverage.

 Environmental Matters

  Realty may be obligated to pay for the cost of complying with existing environmental laws, as well as the cost of future environmental legislation, which may be triggered by, among other things, renovating or expanding a Hotel or foreclosing on property securing the Mortgage Note. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of, and damages caused by, hazardous or toxic substances and petroleum products located on or released from such property. Under such laws, ordinances and regulations, Realty could be liable not only for environmental conditions relating to the Hotels but also, under certain circumstances, for conditions relating to the KMC Business, including its commercial laundry and dry cleaning business. New or updated Phase I environmental assessments were obtained by Historical Kahler in 1994 on all of the Hotels in which it then had an interest from various qualified independent environmental engineers. A Phase I environmental assessment was obtained on the Canyon Springs Park Hotel by its prior owner in 1992. The purpose of Phase I assessments is to identify potential environmental contamination that is made apparent from reviews of the history of the properties, reviews of certain public records, limited investigations of the sites and surrounding properties, and inspections for the presence of hazardous or toxic substances, petroleum products, asbestos containing materials ("ACMs") and underground storage tanks. The Phase I assessment reports have not revealed any environmental liability that Realty believes would have a material adverse effect on Realty's business, assets or results of operations, and Realty is not aware of any such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which Realty is unaware. It is also possible that new or amended laws or regulations could be adopted in the future that could impose material costs. See "The Hotels--Regulatory Matters--Environmental Regulation."

 Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations

  Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While Realty believes that the Hotels are substantially in compliance with these requirements, a determination that Realty is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and all operations of hotels, including changes to zoning codes, building codes and fire and life-safety codes, may occur. If Realty were required to make substantial modifications at the Hotels to comply with the ADA or other changes in governmental rules and regulations, Realty's ability to make expected distributions to its shareholders could be adversely affected.

 Property Taxes; Ground Leases

  Under the Percentage Leases, Realty will be responsible for the payment of real and personal property taxes and assessments (except for any such personal property taxes on property owned by KMC). The real and personal property taxes and assessments on the Hotels may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase or assessments are levied, Realty's ability to make distributions to its shareholders could be adversely affected.

  The properties underlying the Green Oaks Inn and Conference Center, the University Park Hotel, the Provo Park Hotel and the Salt Lake Hilton Hotel are held pursuant to long term ground leases which expire in 2014, 2025 (with an option to extend the lease term for an additional ten years), 2031 (with an option to renew for two additional periods of ten years each) and 2044, respectively. In each case, the owners of the underlying land are unaffiliated with KMC or Realty. Realty expects the Provo Park Hotel ground lease to be purchased for approximately $120,000. Pursuant to the Percentage Leases, Realty will be responsible for paying directly to the ground lessors all rents due under the ground leases. A default by Realty under the terms of the applicable ground lease, including a payment default, could result in a loss of the Hotel subject to such ground lease. In addition, upon expiration of any such ground lease, there can be no assurance that Realty will be able to renew the ground lease on acceptable terms. Furthermore, in the event of a condemnation of the property subject to each such ground lease, the ground lessor may be entitled to a portion of any award received from the condemning authority and may be entitled to casualty insurance proceeds.

 Mortgage Investments

  Realty may invest in mortgages as a strategy for ultimately acquiring an underlying hotel property. In any foreclosure of a mortgage, Realty would be subject to all the risks normally facing a mortgage lender, including possible attacks on the priority of the mortgage by other lienholders and possible delays caused by any bankruptcy of the owner.

CONFLICTS OF INTEREST

  The capitalization of Realty and the allocation of interests held by Historical Kahler between Realty and KMC were not determined by arm's-length negotiations. Neither company's value has been determined on a property-by-property basis because the two companies are the successors to an ongoing business enterprise. Accordingly, no third-party appraisals of the Hotels, the Mortgage Note or the other property interests have been obtained, no independent valuations of the businesses of KMC have been obtained, and no fairness opinion has been obtained in connection with the capitalization and valuation of either company. The terms of the Spin Off, the Percentage Leases and the various transactions implementing them likewise were not determined through arm's-length negotiations. The rent payments under the Percentage Leases were calculated with reference to historical financial data and projected operating and financial performance of the Hotels. See "Certain Agreements--The Percentage Leases."

  The management of the Hotels as well as the non-real estate related businesses of Historical Kahler will be continued by KMC. Certain executive officers and directors are officers and directors of both Realty and KMC. Accordingly, these officers and directors may have conflicts of interests with respect to their obligations as officers and directors of either Realty or KMC or both, including, for example, in the event that Realty elects to sell a hotel leased to KMC under a Percentage Lease. The Realty and KMC Boards of Directors have adopted policies and procedures to limit the involvement of these officers and directors in conflict situations. These procedures include requiring these officers and directors to abstain from voting as directors of either company with respect to matters that present a material conflict of interest between the companies, and requiring a majority of the independent directors of each company to approve any contract or transaction that presents a material conflict of interest. See "Policies and Objectives with Respect to Certain Activities."

RISKS OF DEBT FINANCING

  Realty will be subject to the risks associated with debt financing, including the risk that cash flow on a given Hotel will be insufficient to meet required payments of principal and interest. On a pro forma basis, after giving effect to the Spin Off and the Offering, Realty would have an aggregate of $17.6 million of debt, all of which will be floating interest rate indebtedness. Increases in interest rates could adversely affect Realty's Cash Available For Distribution. In addition, Realty is a guarantor of $9.7 million of the indebtedness of a subsidiary of KMC, which debt is secured by KMC's commercial laundry facility in Rochester, Minnesota. If the subsidiary of KMC defaults on this debt, the lender has the right to demand payment of the debt from Realty.

  Realty currently has a policy of limiting its consolidated indebtedness to an amount not more than 50.0% of its consolidated investment in hotels, at cost and before accumulated depreciation. The organizational documents of Realty do not limit the amount or percentage of indebtedness that it may incur. Realty is negotiating to obtain the Lines of Credit in an aggregate principal amount of $50.0 million to be used to fund the acquisition, development and expansion of hotels. The Lines of Credit will be secured by first mortgages on certain of the Hotels. Subject to the limitations described above, Realty may borrow additional amounts from the same or other lenders in the future, or may issue corporate debt securities in public or private offerings. All or a portion of such additional borrowings may be secured by hotels owned by Realty. Lenders may also require that hotels in addition to the hotel to be financed serve as collateral for a mortgage, thereby increasing the risk associated with a default on any one hotel.

TAX RISKS

 REIT Qualification

  Realty will not be a REIT at the time of the Offering. Realty intends to elect to be taxed as a REIT and to operate so as to qualify as a REIT for federal income tax purposes beginning in fiscal 1996. Although Realty has not requested, and does not expect to request, a ruling from the Internal Revenue Service (the "Service") that it qualifies as a REIT, it has received an opinion of its counsel that, based on certain assumptions and representations, it will so qualify. Shareholders should be aware, however, that opinions of counsel are not binding on the Service or any court. The REIT qualification opinion only represents the view of counsel to Realty based on counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and the continued qualification of Realty as a REIT will depend on Realty's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to the shareholders of Realty. In particular, Realty must satisfy a requirement that at least 75.0% of the value of its total assets must be represented by real estate assets, cash and government securities. There has not been an independent appraisal of the real estate assets to be owned by Realty to determine whether this test will be satisfied. See "Federal Income Tax Considerations."

  If Realty were to fail to qualify as a REIT in any taxable year, Realty would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, Realty also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, Cash Available For Distribution to the shareholders would be reduced for each of the years involved. Although Realty currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the REIT election. The Board of Directors of Realty may revoke the REIT election of Realty at any time at the discretion of the Board of Directors without a vote of shareholders of Realty. A decision to revoke Realty's REIT election would increase its federal and state income taxes and could adversely affect Realty's financial condition, results of operations or the market price of the Common Stock. See "Federal Income Tax Considerations."

 Distributions to Shareholders

  In order to qualify as a REIT, Realty generally will be required each year to distribute to its shareholders at least 95.0% of its REIT taxable income (excluding any net capital gain). In addition, Realty will be subject to a 4.0% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85.0% of its ordinary income plus 95.0% of its capital gain net income for the year.

  Realty intends to make distributions to its shareholders to comply with the 95.0% distribution requirement and to avoid the nondeductible excise tax. Realty's income will consist primarily of rental payments on the Percentage Leases and the interest on the Mortgage Note, and Realty's Cash Available For Distribution will consist primarily of these payments. Differences in timing between taxable income and Cash Available For Distribution and seasonality of the hospitality industry could require Realty to borrow funds on a short-term basis to meet the 95.0% distribution requirement and to avoid the nondeductible excise tax. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. Realty will provide its shareholders with an annual statement as to the federal income tax status of distributions.

LACK OF OPERATING HISTORY AS A REIT

  Realty has no experience operating as a REIT. While the employees of KMC have substantial experience operating the Hotels, Realty has not previously had to rely on these individuals as employees of an independent management company to generate cash flow from the Hotels. In addition, KMC has not previously operated the Hotels to generate Rents under the Percentage Leases. There can be no assurance that the operation of the Hotels under the Percentage Leases will perform to Realty's or KMC's expectations or to the minimum requirements of the Percentage Leases.

EFFECT OF MARKET INTEREST RATES AND OTHER FACTORS ON PRICE OF COMMON STOCK

  One of the factors that may influence the price of the Common Stock in public trading markets will be the annual yield from distributions by Realty on the Common Stock as compared to yields on other financial instruments. An increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the shares of Common Stock.

  The market price of the Common Stock may also be subject to significant fluctuations in response to numerous other factors, such as variations in quarterly operating results, government regulatory action and modifications of tax laws. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Such broad fluctuations may adversely affect the market price of the Common Stock.

JOINT VENTURES

  Realty holds certain partial interests in hotel joint ventures. These investments involve risks not otherwise present with respect to hotels that are wholly owned.

  Realty may have certain fiduciary responsibilities to its partners which it will need to consider when making decisions that affect the joint venture. Realty will not have sole control of certain major decisions relating to the joint ventures including certain decisions with respect to sales, refinancing and the timing and amount of additional capital contributions thereto. Under certain circumstances, such as a failure to contribute additional capital or default under a partnership agreement, Realty may lose certain rights or its entire interest in the joint venture.

  If the Service were to challenge successfully the tax status of any partnership in which Realty held an interest, the affected partnership might be taxable as a corporation. In that event, the character of Realty's assets and income would change. Such a change could preclude Realty from qualifying as a REIT. The imposition of a corporate tax on such a partnership would reduce the funds available to Realty. See "Federal Income Tax Considerations."

DEPENDENCE ON KEY PERSONNEL

  Realty's success will be highly dependent on the continued service of Harold
W. Milner, its President and Chief Executive Officer. Realty does not carry any key-person life insurance on Mr. Milner. Realty believes that the loss of the services of Mr. Milner could have a material adverse effect on Realty. Mr. Milner also serves as an officer and director of KMC. Mr. Milner will enter into an employment agreement that will require him to devote substantially all of his time to the operations of Realty. This focus on the operations of Realty could have a material adverse effect on KMC. Mr. Milner has, however, agreed to devote such time as is necessary to fulfill his obligations to KMC.

CHANGES IN POLICIES

  The major policies of Realty, including its policies with respect to acquisitions, financing, growth, operations, distributions and continuing qualification as a REIT, will be determined by its Board of Directors. The Board of Directors may amend or revise certain of these and other policies from time to time without a vote of the shareholders of Realty. See "Policies and Objectives with Respect to Certain Activities." Shareholders have no right or power to take part in the management of Realty except through the exercise of voting rights on certain specified matters.

LIMITATION ON ACQUISITION AND CHANGE IN CONTROL

  Certain provisions of Realty's Articles of Incorporation and Minnesota law could have the effect of discouraging attempts to acquire Realty which, in turn, could deprive shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. In addition, these provisions may have the effect of precluding acquisition of control of Realty by a third party without the approval of the Board of Directors, and may make it more difficult for shareholders to replace the management of Realty or change the composition of Realty's Board of Directors. See "Certain Provisions of Minnesota Law and Realty's Articles of Incorporation and Bylaws."

 Ownership Limitation

  In order for Realty to satisfy the REIT provisions of the Code, not more than 50.0% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). For the purpose of preserving Realty's compliance with the REIT provisions of the Code, the Ownership Limitation (described under "Description of Capital Stock--Restrictions on Transfer") provides that no person may own (or may be deemed to own by virtue of the attribution provisions of the Code) more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding capital stock of Realty. Generally, the capital stock owned by affiliated owners will be aggregated for purposes of the Ownership Limitation. In addition, no transfers are permitted that would result in the capital stock of Realty being beneficially owned (within the meaning of the applicable provisions of the Code) by less than 100 persons. These provisions may have the effect of precluding acquisition of control of Realty by a third party. See "Description of Capital Stock--Restrictions on Transfer."

 Staggered Board

  Realty's directors are classified into three groups, whose terms expire in 1996, 1997 and 1998, respectively. Directors for each group will be elected for a three year term upon the expiration of that group's term. The staggered terms of directors may affect the shareholders' ability to change control of Realty even if a change in control were in the shareholders' interest. See "Directors and Executive Officers of Realty" and "Certain Provisions of Minnesota Law and Realty's Articles of Incorporation and Bylaws--Staggered Board of Directors."

 Capital Stock

  Realty's Articles of Incorporation authorize the Board of Directors to issue up to 70 million shares of Common Stock and 10 million shares of preferred stock and to establish the preferences and rights of any shares of preferred stock issued. See "Description of Capital Stock--Preferred Stock." If the Board of Directors of Realty determines to raise additional equity capital, the Board has the authority, without shareholder approval, to issue additional shares of Common Stock, preferred stock or other capital stock of Realty in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Existing shareholders have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a shareholder's investment in Realty. Although Realty has no current intention to issue shares of preferred stock in the foreseeable future, the issuance of preferred stock could have the effect of delaying or preventing a change in control of Realty even if a change in control were in the shareholders' interest. No shares of preferred stock will be issued or outstanding as of the close of the Offering.

 Minnesota Anti-Takeover Statutes

  As a Minnesota corporation, Realty is subject to various provisions of the MBCA, which impose certain restrictions and require certain procedures with respect to certain takeover offers and business combinations, including but not limited to, combinations with interested shareholders and share repurchases from certain shareholders. A special meeting of shareholders of Realty for the purpose of considering any action to facilitate or effect directly or indirectly a business combination, including any action to change or otherwise affect the composition of Realty's Board of Directors for that purpose, may be called by the chief executive officer, chief financial officer, two or more directors or 25% or more of the voting power of all shares entitled to vote. See "Certain Provisions of Minnesota Law and Realty's Articles of Incorporation and Bylaws--Minnesota Anti-Takeover Statutes."

VOLATILITY OF KMC'S EARNINGS

  KMC's ability to carry out its obligations to Realty is, in part, a function of KMC's ability to earn sufficient amounts to effectively carry out its operations and make provisions for future expansion. KMC's lodging revenues will be subject to the various risks described above under "--Hotel Industry Risks" with respect to the operations of Realty. KMC's principal sources of revenue will be any net earnings on the Hotels after payment of rent on the Percentage Leases, management fees under its management contracts and revenues from its commercial laundry and formal wear businesses. In addition, KMC's earnings will be subject to the risks associated with the commercial laundry and formal wear businesses. Due to the formal wear business, KMC's operating results will be highly seasonal. KMC had pro forma losses of $2.4 million and $2.0 million for the year ended January 1, 1995 and the twelve months ended July 2, 1995, respectively. For the first six months of 1995, KMC had a pro forma loss of $342,000. The failure of KMC to continue operations could have a material adverse effect on the business, financial condition and results of operations of Realty. See "Kahler Management Corporation."

                                  REALTY

  Historical Kahler, a publicly-traded company headquartered in Rochester, Minnesota, was originally founded in 1917 to provide lodging services for the nearby Mayo Clinic. The Mayo Clinic is the nation's largest not-for-profit private medical practice with over 415,000 patient registrations recorded in 1994. Since 1917, Historical Kahler has expanded its hotel operations to include the ownership and management of full service hotels, conference center hotels, suite hotels and economy hotels located in eight states throughout the Intermountain and Midwestern regions of the United States. Upon completion of the Spin Off and the Offering, Realty will succeed to the hotel ownership, acquisition and development operations of Historical Kahler and will own equity interests in 14 Hotels and a mortgage note with equity features in one Hotel aggregating 3,781 rooms.

  A majority of the Hotels are located near major medical, corporate or educational institutions with whom Realty maintains close working relationships. Realty seeks to attract a broad range of hotel customers, including frequent business travelers, large groups and conventions, and leisure travelers. The Hotels consist of 12 full service hotels, including two suite hotels, and three conference center hotels. Six of the Hotels operate under franchise agreements with national hotel companies, including Sheraton(R), Hilton(R), Holiday Inn(R), Quality Inn(R), and Best Western(R). Seven of the Hotels located in Utah and Idaho operate under the "Park" name and Realty's proprietary insignia. The Hotels had an average occupancy rate of 68.7%, an ADR of $65.99 and REVPAR of $45.34 for the twelve months ended July 2, 1995 as compared to 65.4%, $65.42 and $42.78, respectively, for the twelve months ended June 30, 1995 for the U.S. hotel industry as a whole as reported by Smith Travel Research.

  Over the period from 1990 through 1994, a capital-constrained environment for many hotel owners and operators, Historical Kahler's portfolio of owned and managed hotels increased by 1,081 rooms, or 34.1%, through acquisitions and the development of new hotels. Over this period, total lodging revenues increased at a compound annual growth rate of 17.3% and total lodging gross profit increased at a compound annual growth rate of 21.0%.

             GROWTH OF HISTORICAL KAHLER'S HOTEL PORTFOLIO(1)

                          (DOLLARS IN THOUSANDS)

                                              FISCAL YEAR               COMPOUND
                                ---------------------------------------  ANNUAL
                                 1990    1991    1992    1993    1994    GROWTH
                                ------- ------- ------- ------- ------- --------
   Number of hotels...........       13      14      16      18      20   N.A.
   Number of rooms............    3,174   3,374   3,699   4,103   4,382    8.4%
   Total lodging revenues.....  $49,236 $51,021 $58,408 $80,505 $93,243   17.3%
   Lodging operating costs and
    expenses..................  $38,760 $38,458 $45,053 $60,974 $70,797   16.3%
   Total lodging gross
    profit(2).................  $10,476 $12,563 $13,355 $19,531 $22,446   21.0%

--------

(1) Includes hotels in which Historical Kahler does not own a majority interest and which will not be retained by Realty in the Spin Off. See "Selected Consolidated Pro forma Financial and Operating Data of Realty" for information concerning operating and other financial data relating to the Hotels to be retained by Realty after the Spin Off.

(2) Represents total lodging revenues less lodging operating costs and expenses before allocation of corporate expense, interest, income taxes, depreciation and amortization. Realty considers this item to be one measure of the net cash flow available from Historical Kahler's lodging operations. However, it does not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operations, or from investing or financing activities as a measure of liquidity.

  Realty intends to continue this growth through the following strategies: (i) pursuit of opportunistic acquisitions located in strong and growing markets;
(ii) redevelopment and expansion of existing Hotels; (iii) maintenance of a regular program of renovation and refurbishment; and (iv) to a limited degree pursuit of new hotel development in selected hotel segments and local markets with attractive projected returns. In pursuing these growth strategies, Realty intends to focus on its existing markets to take advantage of economies of scale and on expanding strategic relationships with major local medical, corporate and educational institutions.

  Realty will seek to expand its presence in the Intermountain region based on its belief that attractive acquisition opportunities still remain. The Intermountain region of the western United States has been one of the fastest growing regions of the country in the 1990s. U.S. Census data indicates that the Intermountain region (Idaho, Utah, Nevada, Wyoming, Montana, Colorado, New Mexico and Arizona) experienced the strongest population growth in 1994, increasing by 3.0% as compared to 1.0% for the United States as a whole. Between 1990 and 1994, Utah's population expanded 10.7% (the nation's fifth highest increase) and Idaho's grew by 12.5% (the nation's second highest increase). Realty believes that favorable conditions for growth in the Intermountain region are attributable to the area's abundant space, relatively stable and well educated labor pool, low labor costs, high quality of life and an excellent transportation and communications infrastructure. The recent announcements that Micron Technology, Inc. will build a major facility in the Greater Salt Lake City area and that the 2002 Winter Olympic Games will be held there are further evidence of the region's popularity and growth potential.

  In order to qualify as a REIT, Realty may not operate any of the Hotels. As a result, Historical Kahler will engage in a series of transactions to facilitate its conversion to REIT status, which will include the distribution by dividend of 90.5% of the KMC Common Stock to the existing shareholders of Historical Kahler. See "The Spin Off." The Hotels will be leased by Realty to KMC pursuant to the Percentage Leases, which will permit Realty to participate substantially in future growth in revenues at the Hotels. KMC will succeed to and continue to develop certain operations of Historical Kahler that the federal tax laws generally preclude from being owned and operated by a REIT, including Historical Kahler's hotel management operations and its non-real estate related businesses.

  Upon completion of the Spin Off and the Offering, the Mayo Foundation and the executive officers and directors of Realty will retain 8.8% and 5.2% equity interests in Realty, respectively. John Herrell, the Mayo Foundation's Vice President and Chief Administrative Officer, will continue as the Chairman of the Board of Directors of Realty. The executive officers of Realty will consist of Harold W. Milner, President and Chief Executive Officer, Steven R. Stenhaug, Senior Vice President, Chief Financial Officer and Treasurer, and Michael J. Quinn, Senior Vice President, Secretary and General Counsel, who average 16 years of experience in the hotel industry and ten years of experience with Historical Kahler. Pursuant to the Exchange Agreement, the executive officers of Realty will acquire from the Mayo Foundation additional shares of Common Stock in exchange for all of the KMC Common Stock owned by them after the Spin Off. Realty's executive officers will exercise all options to purchase KMC Common Stock received by them in the Spin Off (aggregating 6,600 shares) and will either exchange such shares for Common Stock pursuant to the Exchange Agreement or sell the shares in the open market. As a result of these transactions, the executive officers of

Realty will increase their equity ownership in Realty and eliminate any equity ownership in KMC. To further align their interests with Realty's shareholders, Realty's executive officers have also agreed not to acquire any capital stock of KMC so long as they are employed by Realty. See "Certain Relationships and Related Transactions--Exchange Agreement." Mr. Milner has agreed, subject to certain conditions, not to sell any shares of Common Stock for a period of three years from the closing of the Offering. The Mayo Foundation has agreed, subject to certain conditions, not to sell any shares of Common Stock for a period of one year from the closing of the Offering. Thereafter, one-third of the shares of Common Stock owned by the Mayo Foundation will become available for sale at the commencement of each of the second, third and fourth years following the closing of the Offering. See "Underwriting."


  Upon completion of the Offering, Realty will retain $17.6 million of outstanding tax-exempt mortgage indebtedness, which will represent less than 10% of Realty's total market capitalization. This indebtedness had a weighted average interest rate of 5.8% (including credit enhancement fees) as of August 1, 1995. Realty is also negotiating to obtain commitments for the Lines of Credit in an aggregate principal amount of $50 million to be used to fund the acquisition, development and expansion of hotels. Realty intends to employ conservative financing policies with respect to the acquisition, development and expansion of hotels. Realty's Board of Directors has adopted a policy limiting its consolidated indebtedness to 50.0% of Realty's investment in hotel properties, at cost and before accumulated depreciation.

                                USE OF PROCEEDS

  The net proceeds to Realty from the Offering are estimated to be approximately $108.4 million ($124.8 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and the estimated offering expenses payable by Realty, assuming an offering price of $14.00 per share. Realty intends to use the net proceeds as described in the following table:

      Repayment of indebtedness, net (see table below)............ $ 95,897,000
      Repayment of Canyon Springs Park Hotel debt(1)..............    5,750,000
      Payment of prepayment penalties.............................    4,574,000
      Working capital and general corporate purposes..............    2,157,000
                                                                   ------------
        Net proceeds.............................................. $108,378,000
                                                                   ============

--------

(1) On August 1, 1995, Historical Kahler acquired the Canyon Springs Park Hotel in Twin Falls, Idaho for $5.8 million. Historical Kahler financed the acquisition with a $3.8 million note payable to the seller secured by a first mortgage on the property (bearing interest at 7.72% and maturing in August 2000), a $400,000 note payable (bearing interest at prime, currently 8.75%) and $1.6 million from available cash and lines of credit. Due to the date of the acquisition, this debt is not reflected in the table below.

  The following table summarizes the indebtedness being repaid from the proceeds of the Offering:

                                                                          PRINCIPAL
  PROPERTY PLEDGED AS                                                   BALANCE AS OF
       COLLATERAL             MATURITY DATE          INTEREST RATE       JULY 2, 1995
  -------------------         -------------          -------------      --------------
                                                                        (IN THOUSANDS)
Kahler Plaza Hotel......  November 1997         10% + 2% room revenue      $15,377
Clinic View Inn.........  May 2000              9.75% + 2% room revenue     14,580
Sheraton San Marcos Golf
 Resort and Conference
 Center.................  December 2000         7.5% + added interest       12,700
The Kahler Hotel........  December 2003         Prime + 1%                  12,203
Salt Lake Hilton Hotel..  June 2003             Prime + 0.5%                11,785
Ogden Park Hotel........  August 1999           Prime + 0.5%                 5,190
Lakeview Conference
 Center and Resort......  September 1996        Prime + 1.125%               4,549
Olympia Park Hotel......  August 2013           Prime + 2%                   3,853
Boise Park Suites Hotel.  March 1997            Prime + 1%                   4,058
Pocatello Park Quality
 Inn....................  April 2014            Prime + 1.5%                 3,614
The Kahler Hotel........  December 2003         12%                          2,855
Lakeview Conference
 Center and Resort,
 Knights Inns...........  June 2004             Prime                          648
Lines of Credit.........  May and June 1996     Prime + 1%                   4,100
Miscellaneous...........  Various dates through Various                        310
                           October 1999
Subordinated Debt.......  January 1998          Prime + 1%                   1,500
                                                                           -------
    Total.............................................................     $97,322
    Less debt service reserve fund....................................        (750)
    Less discounts....................................................        (675)
                                                                           -------
                                                                           $95,897
                                                                           =======

  Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities that are consistent with Realty's intention to qualify as a REIT, including government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

  Actual amounts to be repaid and related prepayment penalties may differ from the amounts set forth above due to timing of payments. In addition, Realty is considering reissuing the $12.7 million of tax-exempt revenue bonds secured by the Sheraton San Marcos Golf Resort and Conference Center if it is able to do so on terms more favorable to Realty than the anticipated terms of the Lines of Credit. Realty anticipates that the bonds would be credit enhanced and would bear interest at a variable rate determined monthly. Realty anticipates that the combined credit enhancement and interest costs of the bonds would be comparable to the interest that Realty would earn from reinvesting the bond proceeds pending use thereof. Realty does not currently have any binding agreement with respect to any such refinancing.

                        PRICE RANGE OF COMMON STOCK

  The Common Stock is quoted on Nasdaq under the symbol "KHLR". The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock.

   FISCAL 1993                                                    HIGH    LOW
   -----------                                                   ------- ------
   1st Quarter.................................................. $ 4 1/8 $2 3/4
   2nd Quarter..................................................      6      4
   3rd Quarter..................................................   7 1/2  6 1/4
   4th Quarter..................................................   7 3/4  6 1/2
   FISCAL 1994
   -----------
   1st Quarter.................................................. $10 1/4 $6 1/2
   2nd Quarter..................................................  10 3/4     9
   3rd Quarter..................................................  14 1/2  9 1/4
   4th Quarter..................................................  14 3/4  8 3/8
   FISCAL 1995
   -----------
   1st Quarter.................................................. $ 8 7/8 $7 1/2
   2nd Quarter..................................................  11 1/2     7
   3rd Quarter (through August 29, 1995)........................  14 1/8 10 1/4

  At August 29, 1995, Historical Kahler had approximately 531 shareholders of record and 4,215,906 shares of Common Stock outstanding. On August 30, 1995, the last reported sales price of the Common Stock on Nasdaq was $13 per share.

                                 DISTRIBUTIONS

  Since July 1, 1993, Historical Kahler has paid a quarterly cash dividend to holders of its Common Stock. The amount of such dividend was $0.02 per share per quarter until the fourth quarter of 1994 when it was increased to $0.03 per share. Prior to July 1993, Historical Kahler had not paid cash dividends since 1984.

  After the Offering, Realty intends to pay regular quarterly dividends to its shareholders. The dividend for the period commencing with the closing date of the Offering and ending on December 31, 1995 is expected to be approximately equivalent to a quarterly dividend of $.32 per share, which, on an annualized basis, would equal $1.28 per share, or 9.14% of the anticipated public offering price shown on the cover of this Prospectus. The actual dividend paid for the quarter ending on December 31, 1995 will be pro rated for the number of days between the completion of the Offering and the end of the quarter. Realty does not anticipate adjusting its expected dividend rate if the Underwriters' over-allotment option is exercised.

  On a pro forma basis, the expected dividends would represent 76.3% of Pro Forma Funds From Operations and 92.5% of estimated Cash Available For Distribution for the twelve months ended July 2, 1995. Realty determined the expected dividend rate based on its pro forma net income and its estimate of Cash Available For Distribution for the twelve months ended July 2, 1995. Realty believes that this pro forma financial information constitutes a reasonable basis for setting the expected dividend rate. Realty expects to maintain this initial dividend rate for at least twelve months following consummation of the Offering, unless actual results of operations, economic conditions or other assumptions differ from those utilized in estimating the Cash Available For Distribution for the twelve months ended July 2, 1995. The estimate of Cash Available For Distribution is being made solely for the purpose of setting the expected dividend rate and is not intended to be a projection or prediction of the results that Realty will realize from its operations. The actual Cash Available For Distribution that Realty will realize will be affected by a number of factors, including revenues received by the Hotels, rent payments under the Percentage Leases, interest payments on the Mortgage Note, operating expenses of Realty, the interest expense incurred on its borrowing and capital expenditures. Realty must rely on KMC to generate sufficient cash flow from the operations of the Hotels to meet its rent and interest obligations. No assurance can be given that Realty's estimate will prove accurate. Actual results may vary substantially from the estimate.

  The following table sets forth the adjustments made to Realty's pro forma net income for the twelve months ended July 2, 1995, for the purpose of estimating its Cash Available For Distribution for the twelve months ended July 2, 1995:

                                                          (DOLLARS IN THOUSANDS,
                                                            EXCEPT PER SHARE)
   Pro forma net income for the twelve months ended July
    2, 1995.............................................         $15,740
   Pro forma depreciation and amortization (1)..........           5,477
   Adjustment for unconsolidated joint venture deprecia-
    tion................................................             168
                                                                 -------
   Pro forma Funds From Operations for the twelve months
    ended July 2, 1995..................................          21,385
   Adjustments:
   Less: Estimated capital expenditures for the twelve
        months ended July 2, 1995 (2)...................          (3,323)
      Loan amortization payments for the twelve months
      ended July 2, 1995................................            (420)
                                                                 -------
   Estimated Cash Available For Distribution for the
    twelve months ended
    July 2, 1995 (3)....................................         $17,642
                                                                 =======
   Expected annual dividends............................         $16,319
                                                                 =======
   Expected annual dividends per share (4)..............         $  1.28
                                                                 =======
   Expected dividend payout ratio based upon estimated
    Cash Available For Distribution for the twelve
    months ended July 2, 1995 (5).......................            92.5%

--------

(1) Includes real estate related depreciation of $5.5 million and real estate related amortization of $22,000.

(2) Estimated capital expenditures represents a calculation of Realty's obligation under the Percentage Leases to fund an amount equal to 5.5% of pro forma room revenues of the Hotels for the twelve months ended July 2, 1995. The Percentage Leases obligate Realty to fund periodic capital improvements to the Hotels and the replacement and refurbishment of FF&E at the Hotels in an amount equal to 5.5% of room revenue for each fiscal quarter on a cumulative basis. Based upon the current condition of the Hotels and the capital expenditures made thereon during the past three years, Realty believes this amount will be sufficient for periodic capital improvements and for replacements and refurbishment of FF&E for the Hotels. Realty also is obligated under the Percentage Leases to maintain the underground utilities and structural elements of the Hotels. See "Certain Agreements--The Percentage Leases." Under the Percentage Leases, KMC is responsible for all other maintenance of the leased Hotels.

(3) Cash Available For Distribution equals net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, and real estate related depreciation and amortization (excluding amortization of financing costs) and after adjustments for unconsolidated partnerships and joint ventures, and less adjustments for capital expenditures (including expenditures for furniture, fixtures and equipment) and principal payments on debt. Cash Available For Distribution does not represent cash generated from operating activities in accordance with GAAP. Cash Available For Distribution should not be considered as an alternative to net income as an indicator of Realty's operating performance.

(4) Based on 12,772,118 shares of Common Stock outstanding upon completion of the Offering.

(5) Calculated by dividing the expected annual dividends per share by the estimated Cash Available For Distribution for the twelve months ended July 2, 1995. Realty also considers Funds From Operations to be one measure of the performance of an equity REIT. In accordance with the resolution adopted by the Board of Governors of NAREIT, Funds From Operations represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring or sales of property, and real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. For the pro forma periods presented, real estate related depreciation and amortization were the only non-cash adjustments. Funds From Operations are not considered under generally accepted accounting principles to be an alternative to net income or other measurements as an indicator of Realty's operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. The expected dividend payout ratios based upon estimated Funds From Operations is equal to 76.3% for the twelve months ended July 2, 1995.

  To qualify as a REIT, Realty must distribute to its shareholders by the end of 1996 all of its current and accumulated earnings and profits through the end of 1995. Realty currently estimates that it will have no current and accumulated earnings and profits remaining as of December 31, 1995. The estimated current and accumulated earnings and profits of Realty through the end of 1995 is based on, among other things, an estimate of the tax basis and fair market value of the shares of KMC Common Stock to be distributed in the Spin Off and estimates of Realty's earnings and dividends through the end of 1995. No assurance can be given that Realty's estimates will prove accurate. The actual tax basis of the shares of KMC Common Stock distributed in the Spin Off and the actual earnings and dividends of Realty for 1995 may vary substantially from the estimates. In that event, Realty may determine that it will have some pre-1996 earnings and profits remaining as of December 31, 1996, and that it will have to make a Special Distribution to its shareholders by the end of 1996 to ensure the elimination of all such earnings and profits. If a Special Distribution is required, Realty anticipates that it will make the Special Distribution either by increasing the amount of its regular quarterly dividends, or by paying a special dividend or dividends to its shareholders before December 31, 1996, or by some combination of the foregoing. Realty expects that it will use available cash balances and, if necessary, borrowings to fund a Special Distribution.

  The dividends paid to shareholders during the twelve months following consummation of the Offering will constitute a return of capital that is not considered taxable income to shareholders under the Code to the extent these dividends exceed current and accumulated earnings and profits as determined for federal income tax purposes. Realty currently estimates that approximately 9.0% of these dividends will represent a return of capital for federal income tax purposes. Realty has computed the estimated return of capital based on its estimate of current and accumulated earnings and profits of Realty through the end of 1995 and on Realty's pro forma earnings and profits for the twelve months ended July 2, 1995. As discussed above, Realty's actual earnings and profits may vary substantially from its estimates.

  In order to maintain its qualification as a REIT, Realty also must make annual distributions to its shareholders of at least 95.0% of its REIT taxable income (which does not include net capital gains). See "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements." On a pro forma basis, for the twelve-month period ended July 2, 1995, Realty would be required to make minimum cash distributions aggregating approximately $14,953 million or $1.17 per share, in order to maintain its qualification as a REIT. Under certain circumstances, Realty may be required to make distributions in excess of Cash Available For Distribution in order to meet these distribution requirements. In this event, Realty would be required to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make distributions to retain its qualifications as a REIT for federal income tax purposes.

  The actual timing and amount of distributions made by Realty will be determined by the Board of Directors of Realty and will depend on a number of factors, including Realty's actual cash flow and financial condition, the actual amount of Cash Available For Distribution, the capital expenditure requirements for Realty's properties, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors may deem relevant. Actual distributions may vary significantly from the anticipated distributions.

                            PRO FORMA CAPITALIZATION

  The following table sets forth the short term debt and capitalization of Historical Kahler as of July 2, 1995 and the pro forma short term debt and capitalization of Realty as of July 2, 1995 adjusted to give effect to (i) the Spin Off, (ii) the issuance and sale of 8,420,000 shares of the Common Stock at an assumed offering price of $14.00 per share and after deducting the underwriting discount and the estimated offering expenses payable by Realty and
(iii) the repayment of approximately $95.9 million of outstanding indebtedness. See "Use of Proceeds" and the Pro Forma Condensed Consolidated Financial Data of Realty included elsewhere in this Prospectus.

                                                          JULY 2, 1995
                                                     -------------------------
                                                          (UNAUDITED)
                                                     HISTORICAL    PRO FORMA
                                                       KAHLER        REALTY
                                                     -----------   -----------
                                                     (DOLLARS IN THOUSANDS)
   Notes payable....................................  $     4,100  $       --
                                                      -----------  -----------
   Long-term debt, including current portion........      124,977       17,635
                                                      -----------  -----------
   Stockholders' equity
     Common stock, par value $.10, authorized,
      70,000,000 shares; issued and outstanding,
      4,211,031 shares; pro forma, 12,631,031 shares
      as adjusted (1)...............................          421        1,263
     Additional paid-in capital.....................       13,250      120,786
     Retained earnings..............................       10,175       (9,963)
     Minimum pension liability adjustment...........         (167)         --
                                                      -----------  -----------
       Total stockholders' equity...................       23,679      112,086
                                                      -----------  -----------
         Total capitalization.......................  $   152,756  $   129,721
                                                      ===========  ===========

--------

(1) Excludes (i) 138,700 shares of Common Stock issuable upon exercise of vested options granted to directors, officers and certain employees of Historical Kahler, and (ii) 2,387 shares of Common Stock issuable to a retired employee pursuant to deferred incentive plans.

  SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF HISTORICAL KAHLER

  The following table sets forth selected consolidated financial and operating data for Historical Kahler. The operating data for Historical Kahler for the five fiscal years ended January 1, 1995 have been derived from the audited financial statements of Historical Kahler. The operating data for Historical Kahler for the first six months of 1994 and 1995 have been derived from the unaudited financial statements of Historical Kahler and include all adjustments (consisting solely of normal, recurring adjustments) that the executive officers of Historical Kahler consider necessary to present fairly the information set forth therein. Interim results of operations are not necessarily indicative of the results of operations for a full fiscal year. This table should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and the Notes thereto included elsewhere in this Prospectus.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF HISTORICAL KAHLER (UNAUDITED)

                                                                                                         FIRST
                                          FISCAL YEAR (1)                              TWELVE       SIX MONTHS (1)
                         -------------------------------------------------------    MONTHS ENDED   ------------------
                           1990       1991       1992         1993       1994       JULY 2, 1995     1994      1995
                         ---------  ---------  ---------    ---------  ---------    ------------   --------  --------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND HOTEL OPERATING DATA)
REVENUES
 Revenue of owned oper-
  ations................ $  63,323  $  64,652  $  74,014    $  96,979  $ 109,910     $ 115,431     $ 56,345  $ 61,866
 Other properties
  managed and/or
  partially owned.......    27,250     31,506     29,237       17,910     17,490        17,276        8,576     8,362
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
   Total revenues....... $  90,573  $  96,158  $ 103,251    $ 114,889  $ 127,400     $ 132,707     $ 64,921  $ 70,228
                         =========  =========  =========    =========  =========     =========     ========  ========
REVENUE OF OWNED OPERA-
 TIONS
 Lodging................ $  49,236  $  51,021  $  58,408    $  80,505  $  93,243     $  98,902     $ 47,618  $ 53,277
 Formal wear, laundry &
  other.................    13,055     13,193     14,182       15,277     15,894        15,815        8,444     8,365
 Interest income........     1,032        438      1,424        1,197        773           714          283       224
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
   Total revenue of
    owned operations....    63,323     64,652     74,014       96,979    109,910       115,431       56,345    61,866
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
OPERATING COSTS AND EX-
 PENSES
 Lodging................    38,760     38,458     45,053       60,974     70,797        74,860       35,453    39,516
 Formal wear, laundry &
  other.................     9,963     10,772     12,092       12,621     13,487        12,961        7,194     6,668
 Corporate expenses.....     2,747      2,827      3,225        3,272      3,257         3,477        1,694     1,914
 Depreciation and amor-
  tization..............     5,859      5,740      6,492        7,904      8,477         8,617        4,298     4,438
 Non-recurring charges
  (2)...................       --         --       2,758(2)       --       1,811(2)      1,811(2)       --        --
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
   Total operating costs
    and expenses........    57,329     57,797     69,620       84,771     97,829       101,726       48,639    52,536
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
GROSS OPERATING PROFIT..     5,994      6,855      4,394       12,208     12,081        13,705        7,706     9,330
 Interest expense.......    (7,017)    (6,764)    (7,303)      (9,362)   (11,207)      (12,019)      (5,248)   (6,060)
 Equity earnings (loss)
  of affiliates.........      (997)    (2,326)      (688)          27        193           386           98       291
 Gain (loss) on sale of
  assets................     2,325      3,005       (693)           6         20           (22)          11       (31)
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
INCOME (LOSS) FROM
 OPERATIONS BEFORE
 INCOME TAXES...........       305        770     (4,290)       2,879      1,087         2,050        2,567     3,530
 Provision (credit) for
  income taxes..........       119        247       (300)         875        323           647          770     1,094
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
 Income (loss) before
  extraordinary item
  and changes in ac-
  counting principle....       186        523     (3,990)       2,004        764         1,403        1,797     2,436
 Extraordinary item net
  of income taxes.......        75        173      2,517          --         --            --           --        --
 Cumulative effect of
  change in accounting
  for nonpension
  postretirement
  benefits..............       --         --        (250)         --         --            --           --        --
                         ---------  ---------  ---------    ---------  ---------     ---------     --------  --------
NET INCOME (LOSS)....... $     261  $     696  $  (1,723)   $   2,004  $     764     $   1,403     $  1,797  $  2,436
                         =========  =========  =========    =========  =========     =========     ========  ========
 Income (loss) per
  share (3)............. $    0.00  $    0.13  $   (0.59)   $    0.46  $    0.14     $    0.28     $   0.43  $   0.57
                         =========  =========  =========    =========  =========     =========     ========  ========
OTHER FINANCIAL DATA:
 EBITDA (4)............. $  10,856  $  10,269  $  11,398    $  20,139  $  20,751     $  22,708     $ 12,102  $ 14,059
 Cash flows from:
  Operations (5)........ $   4,215  $   7,686  $   4,427(5) $  10,417  $   9,374(5)  $   9,867(5)  $  5,592  $  6,085
  Investing activities..   (12,196)   (19,729)    (9,797)     (14,685)   (13,256)       (7,083)      (9,450)   (3,277)
  Financing activities..     7,728     12,024      5,975        4,449      4,008        (2,772)       4,186    (2,594)
HOTEL OPERATING DATA:
 Number of hotels--end
  of period (6).........        13         14         16           18         20            21           19        21
 Number of rooms--end
  of period (6).........     3,174      3,374      3,699        4,103      4,382         4,532        4,255     4,532
 Room nights available.. 1,138,335  1,214,729  1,314,976    1,406,488  1,559,012     1,598,413      772,884   812,285
 Occupancy..............      58.5%      60.9%      61.9%        63.9%      65.2%         65.7%        65.6%     66.5%
 ADR.................... $   61.35  $   61.71  $   61.36    $   63.31  $   63.75     $   64.63     $  65.49  $  67.10
 REVPAR................. $   35.91  $   37.56  $   38.01    $   40.48  $   41.58     $   42.46     $  42.95  $  44.63
BALANCE SHEET DATA:
 Investment in real es-
  tate
  (before accumulated
  depreciation).........  $109,993  $ 122,659  $ 156,583    $ 196,873  $ 205,028                   $205,546  $208,122
 Net investment in real
  estate................    71,975     81,259    110,202      142,743    150,747                    147,268   149,601
 Total assets...........   103,637    114,170    132,392      162,406    168,169                    169,414   168,624
 Total mortgage debt....    69,853     81,334     93,710      123,985    124,226                    126,526   123,477
 Stockholders' equity...    16,147     16,586     14,867       16,366     21,271                     18,397    23,679

                         (See notes on next page.)

--------

(1) Historical Kahler's fiscal year ends on the Sunday closest to December 31 in each year. Accordingly, the table presents selected financial and operating data as of the end of and for each of the five fiscal years ended January 1, 1995 and as of and for the six months ended July 3, 1994 and July 2, 1995.

(2) Non-recurring charges for fiscal 1992 and 1994 and for the twelve months ended July 2, 1995 reflect (i) a charge of $2.8 million in 1992 consisting of a $1.2 million non-cash writedown of a hotel property and a $1.6 million charge to settle a lawsuit concerning the Sheraton San Marcos Golf Resort and Conference Center, and (ii) $1.8 million of expenses in 1994 related to a planned public offering.

(3) Income per share in 1990 and 1991 is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Common Stock and Common Stock equivalents of 3,218,000 and 3,274,000, respectively. For 1992, loss per share is computed on a primary share basis using only the weighted average number of outstanding shares of Common Stock aggregating 3,341,000. Common Stock equivalents are excluded since the effect is antidilutive. For 1993 and 1994, income per share is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Common Stock and Common Stock equivalents (arising from employee stock plans, deferred stock compensation and a warrant) aggregating 3,743,000 and 3,956,000, respectively. For the first six months of 1994 and 1995 and the twelve months ended July 2, 1995, income per share is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Common Stock and Common Stock equivalents aggregating 3,785,000, 4,306,000 and 4,306,000 shares, respectively.

(4) EBITDA means income (loss) from operations before income taxes, excluding gains or losses on sale of assets, non-cash writedowns of real estate property, interest expense, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurements as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. Management believes that EBITDA is a useful measure of cash flow because it indicates the cash flow available to spend on capital additions to maintain Realty's assets, to service existing debt or to use at Realty's discretion for other purposes.

(5) Cash flow from operations for fiscal 1992 and 1994 and for the twelve months ended July 2, 1995 reflects non-recurring charges of $1.6 million, $1.8 million and $1.8 million, respectively. Prior to consideration of such expenses, cash flow from operations would have been $6.0 million for 1992, $11.2 million for 1994 and $11.7 million for the twelve months ended July 2, 1995. The $1.6 million charge in 1992 relates to the settlement of a lawsuit, and the 1994 charge represents costs incurred in connection with a planned public offering. See Note 10 of Notes to Consolidated Financial Statements of Historical Kahler.

(6) The number of hotels and rooms at July 2, 1995 includes the Hotels (except for the Canyon Springs Park Hotel, which was acquired after that date) as well as seven additional hotels managed by Historical Kahler. Historical Kahler holds 100.0% equity interests in two of these seven hotels and holds minority ownership interests in two of the other five hotels. KMC will own the equity interests in and manage these additional hotels following the Spin Off.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

              AND RESULTS OF OPERATIONS OF HISTORICAL KAHLER

  The management's discussion and analysis of financial condition and results of operations set forth below is based on the Consolidated Financial Statements of Historical Kahler. This discussion does not reflect the Spin Off and, accordingly, it includes the financial condition and results of operations related to the business of Realty as well as the KMC Business. The financial results of Historical Kahler will not be comparable to the future operating results of Realty and of KMC. The following discussion should be read in conjunction with (i) the Consolidated Financial Statements of Historical Kahler and Notes thereto, (ii) the Pro Forma Condensed Consolidated Financial Data of Realty and KMC and the respective Notes thereto, and (iii) Management's Discussion and Analysis of Pro Forma Financial Data of Realty, all appearing elsewhere in this Prospectus.

  Historical Kahler's principal business is the ownership and management of hotel properties. Revenues from lodging are primarily derived from the revenues of hotels consolidated in Historical Kahler's financial statements, interest income on mortgage notes held by Historical Kahler with respect to hotels managed by Historical Kahler and equity earnings (loss) on hotels in which Historical Kahler owns a minority interest. The Consolidated Financial Statements include the accounts of all wholly or majority owned hotels and the lodging revenues of the University Park Hotel. See Note 1 to the Consolidated Financial Statements of Historical Kahler. Except for the University Park Hotel, ownership of 50.0% or less of a hotel is accounted for under the equity method.

  The following table sets forth, as percentages of total lodging revenue, the principal components of Historical Kahler's lodging operations for the periods indicated.

                                                                     FIRST
                                                FISCAL YEAR       SIX MONTHS
                                             -------------------  ------------
                                             1992   1993   1994   1994   1995
                                             -----  -----  -----  -----  -----
   Room revenue.............................  57.1%  57.2%  58.0%  58.6%  58.8%
   Food and beverage revenue................  29.7   31.3   31.5   30.4   30.2
   Other lodging revenue....................  13.2   11.5   10.5   11.0   11.0
                                             -----  -----  -----  -----  -----
     Total lodging revenue.................. 100.0% 100.0% 100.0% 100.0% 100.0%
   Lodging expenses.........................  77.1   75.7   75.9   74.5   74.2
                                             -----  -----  -----  -----  -----
   Lodging income before interest,
    depreciation and corporate expenses.....  22.9%  24.3%  24.1%  25.5%  25.8%
                                             =====  =====  =====  =====  =====

  The following table sets forth certain additional operating data for the hotels owned and managed by Historical Kahler:

                                                                   FIRST
                                      FISCAL YEAR               SIX MONTHS
                             -------------------------------  ----------------
                               1992       1993       1994      1994     1995
                             ---------  ---------  ---------  -------  -------
   Number of Hotels--end of
    period.................         16         18         20       19       21
   Number of rooms--end of
    period.................      3,699      4,103      4,382    4,255    4,532
   Room nights available...  1,314,976  1,406,488  1,559,012  772,884  812,285
   Occupancy...............       61.9%      63.9%      65.2%    65.6%    66.5%
   ADR.....................     $61.36     $63.31     $63.75   $65.49   $67.10
   REVPAR..................     $38.01     $40.48     $41.58   $42.95   $44.63

RESULTS OF OPERATIONS

 Comparison of First Six Months 1994 to First Six Months 1995

  REVENUE FROM OWNED OPERATIONS. Total lodging revenue increased 11.9% from $47.6 million in the first six months of 1994 to $53.3 million in the comparable 1995 period. This improvement resulted primarily from a $1.61 or 2.5% increase in ADR from $65.49 in the first six months of 1994 to $67.10 in the first six months of 1995 and an increase in occupancy from 65.6% in the first six months of 1994 to 66.5% in the first six months of 1995. Also, the acquisition of the Pocatello Park Quality Inn and the Green Oaks Inn and Conference Center provided an increase in lodging revenue of $3.6 million. Historical Kahler's hotels in the Intermountain states of Utah and Idaho and the conference center hotel in Arizona primarily generated the increase in ADR and occupancy. Lodging revenue from food and beverage increased 10.9% from $14.5 million in the first six months of 1994 to $16.1 million in the first six months of 1995 primarily as a result of improved occupancy levels and the acquisition of the Pocatello Park Quality Inn and the Green Oaks Inn and Conference Center.



  OPERATING COSTS AND EXPENSES. Lodging expenses increased 11.5% from $35.5 million in the first six months of 1994 to $39.5 million in the first six months of 1995. As a percentage of lodging revenue, however, lodging expenses decreased from 74.5% in the first six months of 1994 to 74.2% in the first six months of 1995. This change was primarily the result of increased ADRs and a higher gross operating margin in food and beverage as described above. Lodging income before interest, depreciation and corporate expenses increased from $12.2 million or 25.5% of total lodging revenue in the first six months of 1994 to $13.8 million or 25.8% of total lodging revenue in the first six months of 1995.


  Corporate expenses, primarily administrative and general expenses, increased 13.0% from $1.7 million for the first six months of 1994 to $1.9 million in the first six months of 1995. This increase is primarily a result of an increase in employee related expenses and professional fees. Depreciation and amortization increased 3.3% from $4.3 million in the first six months of 1994 to $4.4 million in the first six months of 1995 due primarily to the hotel acquisitions.

  GROSS OPERATING PROFIT. Gross operating profit increased 21.1% from $7.7 million in the first six months of 1994 to $9.3 million in the first six months of 1995 primarily due to the acquisition of the Pocatello Park Quality Inn and the Green Oaks Inn and Conference Center as mentioned above. As a percentage of total revenue of owned operations, gross operating profit increased from 13.7% in the first six months of 1994 to 15.1% in the first six months of 1995 due primarily to the strong economies from the hotels in the Intermountain states of Utah and Idaho and the conference center hotel in Arizona.

  INTEREST EXPENSE. Interest expense increased 15.5% from $5.2 million in the first six months of 1994 to $6.1 million in the first six months of 1995. The increase is attributable to the increase in prime lending rate and the debt associated with the acquisition of the Pocatello Park Quality Inn.

 Comparison of 1993 to 1994 Operations

  REVENUE FROM OWNED OPERATIONS. Total lodging revenue increased 15.8% from $80.5 million in 1993 to $93.2 million in 1994. This increase resulted primarily from the acquisitions of hotels in 1993 and 1994. Additional revenue resulted from increased occupancy levels from 63.9% in 1993 to 65.2% in 1994 and increased ADR from $63.31 in 1993 to $63.75 in 1994. The increased occupancy resulted primarily from improved levels in the Intermountain region hotels.

  OPERATING COSTS AND EXPENSES. Lodging expenses increased 16.1% from $61.0 million in 1993 to $70.8 million in 1994. This increase also relates to the hotel acquisitions in 1993 and 1994. As a percentage of lodging revenue, lodging expenses increased from 75.7% in 1993 to 75.9% in 1994.

  Corporate expenses, primarily administrative and general expenses, remained level at $3.3 million from 1993 to 1994, but declined from 3.4% to 3.0% as a percentage of total revenue of owned operations.

Depreciation and amortization increased 7.2% from $7.9 million in 1993 to $8.5 million in 1994 due primarily to the hotel acquisitions in 1993 and 1994 and the new laundry facility which opened in April 1993 in Rochester, Minnesota.

  The non-recurring charge of $1.8 million in 1994 represents expenses related to a planned public offering and conversion of Historical Kahler into a REIT which was not completed due to unfavorable market conditions. The after-tax impact of such charge was approximately $1.3 million.

  GROSS OPERATING PROFIT. Gross operating profit decreased by $127,000 from $12.2 million in 1993 to $12.1 million in 1994. Excluding the $1.8 million of non-recurring charges, Historical Kahler would have had 1994 gross operating profit of $13.9 million, a 13.8% increase over 1993.

  INTEREST EXPENSE. Interest expense increased by 19.7% from $9.4 million in 1993 to $11.2 million in 1994. The increase in the amount of interest expense can be attributed to increased indebtedness incurred in connection with the hotel acquisitions in 1993 and 1994, the new laundry facility and increases in the prime interest rate during 1994. Increases in the prime interest rate during 1994 contributed approximately $720,000 of this $1.8 million increase.

  PROVISION FOR INCOME TAXES. At January 2, 1994 and January 1, 1995, Historical Kahler had prepaid income tax charges net of deferred income tax credits of $393,000 and $513,000, respectively. Historical Kahler has based the value of the net prepaid tax asset primarily on the alternative minimum tax credits which, under current law, have no expiration dates. The ultimate realization of the deferred tax asset is dependent upon the offset of these credits against future federal tax payments if future taxable income exceeds the alternative minimum tax levels. Also, these credits could generate a refund by carrying back net operating losses if Historical Kahler incurred such losses in the future. Further analysis of the tax provision is presented in Note 11 of Notes to Consolidated Financial Statements of Historical Kahler.

 Comparison of 1992 to 1993 Operations

  REVENUE FROM OWNED OPERATIONS. Lodging revenues increased by $22.1 million or 37.8% from $58.4 million in 1992 to $80.5 million in 1993. This increase is primarily the result of having the additional properties acquired in 1992 (Boise Park Suites, Sheraton San Marcos and Olympia Park Hotels) for the full year of 1993 and the additional hotels acquired in 1993 (Salt Lake Hilton and Ogden Park Hotels). Increased occupancy and average room rates also contributed to the revenue increase.

  OPERATING COSTS AND EXPENSES. Total operating costs and expenses, excluding non-recurring charges, increased from $66.9 million in 1992 to $84.8 million in 1993, but as a percentage of total revenue of owned operations declined from 90.3% in 1992 to 87.4% in 1993.

  Similarly, lodging costs increased 35.3% from $45.1 million in 1992 to $61.0 million in 1993, but as a percentage of lodging revenue declined from 77.1% in 1992 to 75.7% in 1993. This improvement was a direct result of increased occupancy and rates during the year plus improved cost control.

  Corporate expenses for 1993 remained approximately the same as in 1992, but as a percentage of total revenue of owned operations corporate expenses declined from 4.3% in 1992 to 3.4% in 1993.

  Depreciation and amortization increased 21.7% from $6.5 million in 1992 to $7.9 million in 1993 due primarily to the 1993 hotel acquisitions. Depreciation and amortization declined, however, as a percentage of total revenue of owned operations from 8.8% in 1992 to 8.2% in 1993.

  The non-recurring charge of $2.8 million in 1992 consists of a $1.2 million non-cash writedown of a hotel property and a $1.6 million charge to settle a lawsuit concerning the Sheraton San Marcos Golf Resort and Conference Center.

  GROSS OPERATING PROFIT. Gross operating profit increased by $7.8 million from $4.4 million in 1992 to $12.1 million in 1993. As a percentage of total revenue of owned operations, gross operating profit increased from 5.9% in 1992 to 12.6% in 1993. Lodging, formal wear operations and the 1992 non-recurring charges were the major contributors to this improvement.

  INTEREST EXPENSE. Interest expense increased 28.2% from $7.3 million in 1992 to $9.4 million in 1993. This increase is attributable to the debt associated with the laundry facility opened in April 1993 and new properties acquired in 1993.

  OTHER ITEMS. The loss on sale of assets of $693,000 in 1992 includes a $397,000 loss relating to discontinued operations at a Wisconsin Dells hotel, a $400,000 writedown of assets and reserve for demolition of the old laundry facility in Rochester, offset by a gain of $104,000 on the sale of customer contracts related to the closing of formal wear operations in San Jose.

  The 1992 extraordinary item of $2.5 million, net of income tax of $278,000, relates to the extinguishment of debt and was recorded simultaneously with the writedown of a hotel property.

LIQUIDITY AND CAPITAL RESOURCES

  CASH FLOWS FROM OPERATIONS. Net cash from operations increased 8.8% from $5.6 million in the first six months of 1994 to $6.1 million in the first six months of 1995. Net cash from operations decreased, however, from $10.4 million in 1993 to $9.4 million in 1994. The decrease was primarily attributable to the after-tax charge of $1.3 million resulting from costs incurred in connection with a planned public offering and conversion of Historical Kahler into a REIT.


  CASH FLOWS FROM INVESTING ACTIVITIES. Capital expenditures decreased from $8.7 million in the first six months of 1994 to $3.2 million in the first six months of 1995. Capital expenditures in the first six months of 1994 consisted of $5.2 million used for acquisition of the Pocatello Park Quality Inn with most of the rest used for refurbishment of existing properties and purchase of formal wear garments. Expenditures in the first six months of 1995 were used to remodel and refurbish existing hotels, purchase laundry and formal wear equipment and purchase garments.

  Capital expenditures for 1993 and 1994 totaled $12.2 million and $13.5 million, respectively. In 1993, approximately $9.3 million was used on the construction of the new laundry facility in Rochester, while approximately $2.2 million was used for refurbishment of existing hotels and $700,000 for the purchase of garments. In 1994, approximately $7.8 million was used for acquisition and renovation of the Pocatello Park Quality Inn, land for the expansion of the Boise Park Suites Hotel, acquisition of Green Oaks Inn and Conference Center and completion of the laundry facility in Rochester. In addition, approximately $4.5 million was used for refurbishment of existing hotels and $1.2 for the purchase of formal wear garments.

  In June 1995, Historical Kahler signed a purchase agreement relating to the acquisition of the Canyon Springs Park Hotel for $5.8 million. In addition to this acquisition, which was completed in August 1995, and Historical Kahler's customary refurbishing expenditures, management estimates that $5.2 million will be used to expand the Boise Park Suites Hotel from 130 rooms to 243 rooms. Historical Kahler has a loan commitment for construction and permanent financing to fund the estimated $4.9 million cost of expansion.

  Notes receivable, including current portion, declined from $5.1 million at 1993 year end to $1.6 million at 1994 year end, principally due to the acquisition of the Green Oaks Inn and Conference Center in December 1994. See
Note 3 of Notes to Consolidated Financial Statements of Historical Kahler for a summary of the acquisition.

  CASH FLOWS FROM FINANCING ACTIVITIES. In the first six months of 1995, Historical Kahler made a scheduled $500,000 payment on its subordinated debt, normal principal retirements of $976,000 and $1.2 million repayment on its lines of credit and short-term notes. In the first six months of 1994, normal principal retirements of $1.2 million were made. Net cash provided from proceeds of new long-term debt of $3.7 million and net borrowing under line-of-credit agreements of $1.7 million relates to the cash requirements for the acquisition of Pocatello Park Quality Inn.

  At January 1, 1995, Historical Kahler had notes payable of $5.3 million due in 1995. Of this amount, $4.3 million relates to amounts outstanding on $4.5 million of available lines of credit. The banks providing these lines of credit normally extend the lines one year at a time. Historical Kahler has received the extension of all its lines of credit through June 1996. The remaining $1.0 million at January 1, 1995 was a note payable due in June 1995 which was repaid from working capital.

  At January 1, 1995, Historical Kahler had approximately $75 million of variable rate debt and $57 million of fixed rate debt. Historical Kahler's variable rate debt is generally indexed to the prime rate, ranging from prime to 2% in excess of prime. Historical Kahler believes that its net cash provided by operating activities along with other financing sources will be sufficient to fund its capital requirements.

  Historical Kahler received proceeds of approximately $1.4 million in 1994 from the issuance of Common Stock in connection with the exercise of warrants and stock options. Stockholders' equity increased $4.9 million during fiscal 1994 to $21.3 million at January 1, 1995, principally as a result of such proceeds and conversion of approximately $3.3 million of preferred stock.

  INFLATION

  Management believes that, during the five years ended January 1, 1995 and the six months ended July 2, 1995, inflation has not had a material effect on the assets or operations of Historical Kahler.

  SEASONALITY

  Historical Kahler's hotel operations have been seasonal in nature, reflecting higher occupancy rates during the first and third quarters. The higher occupancy rates during the first quarter are due to increased seasonal demand at the Sheraton San Marcos Golf Resort and Conference Center and the Greater Salt Lake City area hotels due to winter skiing. The third quarter typically has higher occupancy rates due to summer vacation travel.

  OTHER

  Historical Kahler is involved in various litigation in the normal course of business. Historical Kahler does not expect the outcome of such litigation to have a material adverse effect on its consolidated financial statements. See "The Hotels--Legal Proceedings."

                 SELECTED CONSOLIDATED PRO FORMA FINANCIAL AND

                         OPERATING DATA OF REALTY

  The following table sets forth unaudited pro forma selected financial and operating data for Realty. The data are presented as if: (i) the Spin Off and the Offering had occurred as of the beginning of each period presented; (ii) Realty qualified as a REIT for each period presented; (iii) the net proceeds of the Offering were used to repay certain outstanding indebtedness as of the beginning of each period presented; (iv) certain Hotels acquired subsequent to the beginning of each period presented had been acquired as of the beginning of each period presented; and (v) the Percentage Leases were executed and in effect as of the beginning of each period presented. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of Realty would have been as of the end of and for the periods presented, and such information does not purport to represent the future financial position of Realty. This table should be read in conjunction with the Pro Forma Condensed Consolidated Financial Data of Realty included elsewhere in this Prospectus.

                                                                   FIRST
                                                    TWELVE      SIX MONTHS
                                     FISCAL YEAR MONTHS ENDED ----------------
                                        1994     JULY 2, 1995  1994     1995
                                     ----------- ------------ -------  -------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                      DATA)
STATEMENT OF OPERATIONS DATA:
Lodging Segment
 Percentage Leases(1)...............   $24,354     $25,117    $12,752  $13,515
 Lodging revenue from University
  Park Hotel(2).....................     7,108       7,315      3,679    3,886
 Interest income....................        10          10          2        2
 Equity income of affiliates........       507         574        248      315
                                       -------     -------    -------  -------
   Total lodging revenue............    31,979      33,016     16,681   17,718
 Lodging expenses:
   Hotels under Percentage
    Leases(3).......................     3,810       3,873      1,942    2,005
   University Park Hotel(2).........     5,870       5,978      3,072    3,180
                                       -------     -------    -------  -------
                                         9,680       9,851      5,014    5,185
                                       -------     -------    -------  -------
 Lodging income before interest,
  depreciation, and corporate
  expenses..........................    22,299      23,165     11,667   12,533
                                       -------     -------    -------  -------
Other income before interest,
 depreciation, and corporate
 expenses...........................        25          25         13       13
                                       -------     -------    -------  -------
Total income before interest,
 depreciation, and corporate
 expenses...........................    22,324      23,190     11,680   12,546
 Corporate expenses.................      (825)       (825)      (412)    (412)
 Interest expense...................      (953)     (1,113)      (427)    (587)
 Depreciation and amortization......    (5,498)     (5,512)    (2,761)  (2,775)
                                       -------     -------    -------  -------
Net income(4).......................   $15,048     $15,740    $ 8,080  $ 8,772
                                       =======     =======    =======  =======
Income per share(5).................   $  1.18     $  1.23    $  0.63  $  0.69
                                       =======     =======    =======  =======
OTHER FINANCIAL DATA:
Funds From Operations(6)............   $20,671     $21,386    $10,911  $11,626
Cash flows from:
 Operations.........................   $20,671     $21,386    $10,911  $11,626
 Investing activities(7)............    (3,244)     (3,323)    (1,679)  (1,758)
 Financing activities(8)............   (16,771)    (16,771)    (8,375)  (8,375)

                          JULY 2, 1995
                          ------------
                            (DOLLARS IN
                             THOUSANDS)
BALANCE SHEET DATA:
  Investment in real
 estate (before
 accumulated
 depreciation)..........    $168,668
  Net investment in real
 estate.................     125,684
  Total assets..........     134,279
  Total mortgage debt...      17,635
  Stockholders' equity..     112,086

--------

 (1) Represents lease payments from KMC calculated on a pro forma basis by applying the rent provisions in the Percentage Leases to the historical revenue of the Hotels for the periods presented.

 (2) Realty will hold the Mortgage Note relating to the University Park Hotel and will continue to consolidate the Hotel's operations after Realty becomes a REIT. See Note 1 of Notes to Consolidated Financial Statements of Historical Kahler.

 (3) Lodging expenses for Hotels under Percentage Leases include real estate and personal property taxes, casualty insurance and land rent under a ground lease.


 (4) During the fiscal period subsequent to the consummation of the Offering, Realty expects to recognize extraordinary charges of approximately $3.9 million ($4.6 million in prepayment penalties offset in part by principal reduction of $675,000) associated with the repayment of certain outstanding debt which has not been included in the Pro Forma Statement of Operations Data for Realty.

 (5) The number of outstanding shares of Common Stock used to compute income per share for 1994, the twelve months ended July 2, 1995 and the first six months of 1994 and 1995 is 12,772,118.

 (6) In accordance with the resolution adopted by the Board of Governors of NAREIT, Funds From Operations represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring or sales of property, and real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. For the pro forma periods presented, real estate related depreciation and amortization were the only non-cash adjustments. Funds From Operations are not considered under generally accepted accounting principles to be an alternative to net income or other measurements as an indicator of Realty's operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Realty believes that Funds From Operations is equivalent to cash flow from operations determined under GAAP because there are no pro forma working capital adjustments. Funds From Operations do not reflect cash expenditures for capital improvements.

 (7) Represents 5.5% of pro forma room revenues to be expended for capital expenditures for the Hotels which are assumed to equal investing activities on a pro forma basis for the periods presented.

 (8) Represents pro forma initial quarterly dividends of $.32 per share and pro forma principal payments on debt for the periods presented.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL DATA OF REALTY

  The management's discussion and analysis of pro forma financial data set forth below should be read in conjunction with the Pro Forma Condensed Consolidated Financial Data of Realty and of KMC, Management's Discussion and Analysis of Financial Condition and Results of Operations of Historical Kahler, and the Consolidated Financial Statements of Historical Kahler and Notes thereto, all appearing elsewhere in this Prospectus.

  Realty owns 14 Hotels and holds a Mortgage Note with respect to one Hotel. Realty's principal sources of revenue are the payments of rent from KMC under the Percentage Leases and interest income on the Mortgage Note. Percentage Rents are based upon room revenue of the Hotels, and, depending on the type of hotel, food and beverage revenue. In addition, the results of operations for the University Park Hotel are consolidated in Realty's results of operations. See Note L to the Pro Forma Condensed Consolidated Statement of Operations of Realty for the twelve months ended July 2, 1995.

PRO FORMA RESULTS OF OPERATIONS

 Comparison of Pro Forma First Six Months 1994 to Pro Forma First Six Months
1995

  Pro forma total lodging revenue increased 6.2% from $16.7 million in the first six months of 1994 to $17.7 million in the first six months of 1995. Pro forma lease revenue increased 6.0% from $12.8 million in the first six months of 1994 to $13.5 million in the first six months of 1995. Occupancy on a historical basis for the Hotels increased from 68.8% in the first six months of 1994 to 69.5% in the comparable 1995 period. ADR on a historical basis increased 3.4% from $67.06 in the first six months of 1994 to $69.31 in the first six months of 1995.

  Pro forma lodging expense increased 3.4% from $5.0 million in the first six months of 1994 to $5.2 million in the first six months of 1995. Corporate expenses were $412,000 for both six month periods. Interest expense increased 37.5% from $427,000 in the first six months of 1994 to $587,000 in the first six months of 1995. Depreciation and amortization for the 1994 and 1995 periods was $2.8 million.

  Pro forma net income increased 8.6% from $8.1 million in the first six months of 1994 to $8.8 million in the first six months of 1995.

 Fiscal Year Ended 1994

  Pro forma total lodging revenue for Realty in 1994 was $32.0 million. This pro forma revenue primarily consists of $24.4 million of pro forma rent under the Percentage Leases and $7.1 million of lodging revenue reflecting the consolidation of the University Park Hotel. Lodging expenses of $9.7 million included $3.8 million for the Hotels leased to KMC to pay real estate and personal property taxes, casualty insurance and land rent and $5.9 million for the University Park Hotel to pay operating expenses related to operation of the Hotel.

  Pro forma corporate expenses in 1994 were $825,000 for general and administrative expenses. Realty initially will have three executive officers and one full time employee. Realty anticipates hiring one additional employee after the Offering. Pro forma interest expense for Realty in 1994 would have been $953,000 as a result of a reduction in interest expense of $9.0 million from the application of the net proceeds from the Offering to repay outstanding mortgage and other indebtedness.

  Pro forma net income for Realty in 1994 was $15.0 million primarily due to the reduction in interest expense as a result of the Offering, the elimination of corporate income taxes as a result of qualification as a REIT, and the inclusion of the results of operations for the Canyon Springs Park Hotel as if the Hotel had been acquired as of the beginning of 1994.

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

  On a pro forma basis, Realty will have aggregate debt of approximately $17.6 million, which will consist of tax-exempt revenue bonds carrying an interest rate including credit enhancement fees of approximately 5.8% (weighted average as of August 1, 1995). A credit enhancement agreement for $8.7 million expires in September 1998. A credit enhancement agreement for $8.9 million expires in June 2000. In addition, Realty is a guarantor of $9.7 million of the indebtedness of a subsidiary of KMC, which debt is secured by KMC's commercial laundry facility in Rochester, Minnesota. If the subsidiary of KMC defaults on this debt, the lender has the right to demand payment of the debt from Realty and to put the debt to the Mayo Foundation. In that event, the Mayo Foundation can either pursue Realty for reimbursement as guarantor or foreclose on the commercial laundry facility, which is the sole laundry facility serving the Mayo Clinic's facilities in Rochester, Minnesota. KMC has agreed to indemnify Realty for amounts paid under this guaranty.

  Realty intends to acquire or construct additional hotel properties in the future. In connection with these acquisitions or construction projects, Realty may incur additional secured or unsecured indebtedness. Park Hotels L.C., a Utah limited liability company ("Park Hotels") in which Realty owns a 50% equity interest, has a loan commitment for $15.6 million to build an additional 96 suites and conference center at the Provo Park Hotel and a new 114 room Residence Inn by Marriott in Provo, Utah. See "The Hotels--Full Service Hotels--Intermountain Hotels--Provo Park Hotel-Provo, Utah." Realty may also incur additional indebtedness to meet distribution requirements imposed on a REIT under the Code to the extent working capital and cash flow from Realty's investments are insufficient to make these distributions.

  Realty has existing lines of credit of $5.0 million which bear interest at the prime rate plus 1.0% and which expire in the second quarter of 1996. Realty is negotiating to obtain the Lines of Credit in an aggregate principal amount of $50.0 million to be used to fund the acquisition, development and expansion of hotels. The Lines of Credit will be secured by first mortgages on certain of the Hotels. It is anticipated that the Lines of Credit will have initial terms of one to two years. Thereafter, it is anticipated that some of the Lines of Credit may be extended while others may convert into term loans. Borrowings under the Lines of Credit are anticipated to bear interest at the prime rate plus 0.5% or prime rate plus 0.75%. Realty in the future may seek to increase the amount of its credit facilities, negotiate additional credit facilities, or issue corporate debt instruments. Debt incurred or issued by Realty may be secured or unsecured, long-term or short-term, with fixed or variable interest rates and may be subject to such other terms as the Board of Directors of Realty deems prudent.

  Pursuant to the Percentage Leases, Realty is obligated to reserve an amount equal to 5.5% of room revenue of the Hotels leased to KMC for each fiscal quarter on a cumulative basis. This amount may be used by KMC, subject to approval by Realty, for periodic capital improvements to the Hotels or for periodic replacement or refurbishment of FF&E at the Hotels. Under the Percentage Leases, Realty is also required to maintain the underground utilities and structural elements of the Hotels. The executive officers of Realty believe that these amounts will be sufficient to fund necessary expenditures on the Hotels for the foreseeable future. Realty anticipates entering into a similar arrangement with respect to future hotels which it acquires.

                            GROWTH STRATEGIES

  Realty will seek to increase its Cash Available For Distributions and enhance shareholder value by taking advantage of strong internal growth opportunities available within its portfolio of existing Hotels and by continuing to pursue opportunistic acquisitions, expansion and selected development of hotels located in strong and growing markets. In pursuing its growth strategies, Realty will focus on its existing markets to take advantage of certain economies of scale developed by Historical Kahler and on developing strategic relationships with major local medical, corporate and educational institutions. Realty will also maintain conservative financial policies with respect to the implementation of each of these growth strategies.

OPPORTUNISTIC ACQUISITION STRATEGIES

 Focus on Existing Markets

  Realty believes that the Intermountain and Midwestern regions offer strong growth opportunities. Since 1992, Realty has acquired 50.0% or more of the equity in, and assumed the management of, four Hotels and constructed a fifth Hotel in the Intermountain regions. The following table provides certain financial data for these Hotels:

                                       FOR THE TWELVE MONTHS ENDED JULY 2, 1995
                          ------------------------------------------------------------------
                           BOISE PARK  OLYMPIA PARK PROVO PARK POCATELLO PARK CANYON SPRINGS
         HOTEL            SUITES HOTEL    HOTEL      HOTEL(1)   QUALITY INN   PARK HOTEL(2)
         -----            ------------ ------------ ---------- -------------- --------------
                                                (DOLLARS IN THOUSANDS)
Date acquired or opened.       2/92        10/92        9/93         3/94           8/95
Original capital
 invested(3)............     $5,632       $5,728      $3,525       $6,085         $5,750
Revenue.................      2,570        5,221       6,447        3,773            --
Property income before
 income taxes(4)........        538          327         303          298            --
Cash flows from:
  Operations............      1,047          687         829          330            --
  Investing activities..     (1,177)        (214)       (638)        (547)           --
  Financing activities..        204         (337)          0          309            --
Property earnings before
 interest, income taxes,
 depreciation and
 amortization(5)........      1,094        1,051         933          950            --
Capital reserve(6)......        131          185         107          111            --

--------

(1) Property earnings before interest, income taxes, depreciation and amortization, and capital reserve with respect to the Provo Park Hotel reflect Realty's 50.0% equity interest in the hotel. Property earnings before interest, taxes, depreciation and amortization includes a management fee of approximately $242,000.

(2) The Canyon Springs Park Hotel was acquired by Historical Kahler on August 1, 1995.

(3) Original capital invested represents Realty's purchase price, construction costs or mortgage funding with respect to each Hotel, plus the cost of those capital improvements that were planned at the time of the acquisition that are now in use at the respective Hotel.

(4) Does not include an allocation of corporate expense.

(5) Property earnings before interest, income taxes, depreciation and amortization does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurements as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. Management believes property earnings before interest, taxes, depreciation and amortization is a useful measure of cash flow from a property because it indicates the cash flow available to the property's owner to spend on capital additions to maintain the property, to service existing debt on the property or to use at the owner's discretion for other purposes. Management considers this number to be a useful measure of Realty's return on the original capital invested in a hotel.

(6) Represents 5.5% of room revenues for the periods presented to allow for continuing capital expenditures.

  Realty intends to continue to expand its portfolio of hotels through the opportunistic acquisition of hotels located throughout the United States with a particular focus on markets in the Intermountain and Midwestern regions. Examples of this strategy include the following:

  . With the purchase of the Olympia Park and Provo Park Hotels in 1992 and
    1993, respectively, Realty has developed a significant presence in the Greater Salt Lake City market, where Realty believes that KMC is currently the largest hotel operator with 1,295 rooms leased from Realty and an additional 80 rooms operated for other parties.

  . After building the Boise Park Suites Hotel in 1992 and acquiring the
    Pocatello Park Quality Inn in 1994, Realty expanded its presence in Idaho with the recent acquisition of the Canyon Springs Park Hotel located in Twin Falls, Idaho, at a cost of $5.8 million. Realty expects to improve the operating performance of this Hotel through KMC's application of improved operating strategies.

  . KMC currently operates a 146 room hotel located in Butte, Montana. Realty has a right of first refusal to acquire this hotel as well as a 150-room hotel in Helena, Montana.

Realty believes this strategy of acquiring hotels in existing markets enables it to benefit from its knowledge of those markets and to take advantage of economies of scale that have been developed by Historical Kahler through the coordinated operation of multiple hotels in a particular market.

 Emphasis on Full Service and Conference Center Hotels

  Realty has extensive experience in the acquisition, ownership and development of major full service and conference center hotels. Realty believes that substantial opportunities still exist to acquire hotels in this market segment based upon the following factors:

  . the growth in hotel room supply, particularly in the full service and conference center sectors, has been extremely limited in recent years;


  . the acquisition cost for full service hotels remains well below replacement cost in Realty's targeted markets;

  . the high development costs and lengthy lead times for full service hotels create barriers to entry that will limit new competition;

  . the presence of "involuntary" owners of hotel assets (e.g., pension funds, financial institutions, individuals, etc.) may create motivated sellers, thereby creating buying opportunities;

  . there are few experienced full service hotel operators, with developed economies of scale, providing valuable "turn-around" acquisition opportunities for acquirors who are experienced in the operation of full service hotels; and

  . despite the gradual improving liquidity of U.S. hotel assets, financing for hotel assets, especially new construction of large full service hotels, remains very difficult to obtain, and substantial acquisition opportunities still exist for experienced buyers with demonstrated access to capital.

 Development and Expansion of Institutional Relationships

  In implementing its growth strategies, Realty will focus upon markets where it has an opportunity to develop or expand strategic relationships with major local medical, corporate or educational institutions. Historical Kahler has demonstrated its ability to build key strategic relationships and service the needs of local institutions in many of its existing markets. Realty intends to continue to acquire, develop and redevelop hotels situated near similar institutions and to service a large portion of their needs in order to maintain a consistent level of occupancy and a steady source of meeting and banquet business to serve as a base for sustained growth in lodging revenues.

  . Medical. Historical Kahler was originally founded in 1917 to service the lodging needs of the Mayo Clinic. The strong relationship with the Mayo Foundation is evidenced by its significant equity interest in both Realty and KMC.

  . Corporate. Realty's Provo Park Hotel has sales arrangements with Novell,
    Inc. and Micron Technology, Inc., two of the area's largest corporate employers. The Provo Park Hotel is the only "four-diamond" full service hotel in the Provo area, and has the largest supply of available meeting space servicing Brigham Young University and corporations in the surrounding area.

  . Educational. In the Greater Salt Lake City area, where Realty has an interest in 1,295 rooms, the University Park Hotel has the exclusive right to operate as the only hotel in the University of Utah's Research Park, the University's newly developed business park. As such, the Hotel serves as the primary source of guest rooms and meeting space for the University of Utah and surrounding businesses. Realty currently is in discussions with the University of Utah regarding a potential expansion of the Hotel and the construction of a major conference center for the University which would be adjacent to the Hotel. In addition, in Morgantown, West Virginia, the Lakeview Resort and Conference Center provides a substantial portion of the lodging and meeting space needs of the University of West Virginia.

 Acquisition Criteria

  In assessing available acquisition opportunities, Realty does not maintain fixed financial criteria for the evaluation of the operating histories of potential acquisitions but rather examines each potential acquisition on a case by case basis. Realty generally focuses on acquiring hotels that fit the following acquisition criteria:

  . full service, suite and conference center hotels with ample meeting space and efficient layouts;

  . centrally-located hotels located in close proximity to major medical, corporate or educational institutions, where the location provides a strategic competitive advantage in the local market;

  . hotels that have limited direct competition and high-cost barriers to entry;

  . hotels with acquisition cost below replacement cost;

  . hotels in existing markets, particularly in the Intermountain and Midwestern regions, permitting Realty to take advantage of existing economies of scale;

  . hotels likely to avoid functional obsolescence; and

  . hotels with excess land providing opportunities for future development.

 Turn-around Acquisition Opportunities

  Realty will consider acquiring hotels that may be underperforming with historically low cash flows relative to expenses and may have become available due to a lack of experienced hotel management. In determining the offering price for such hotels, Realty will consider the potential for increasing the hotel's cash flow by implementing detailed hotel operating plans to control costs and achieve aggressive sales goals. Realty and KMC will evaluate any proposed acquisition from both an operational and ownership standpoint. Once acquired, Realty and KMC may reposition a hotel through improved management, franchise affiliation, redevelopment and refurbishment. For example, Historical Kahler began managing the Ogden Park Hotel in 1989. Between 1990, the Hotel's first full year of operations under Historical Kahler, and 1994, REVPAR increased from $23.65 to $38.17, a compound annual growth rate of 12.7%, total revenues increased from $4.1 million to $6.1 million, a compound annual growth rate of 10.4%, and house profit increased from $785,000 to $1.8 million, a compound annual growth rate of 23.1%. In addition, the Hotel's House Profit as a percentage of total revenues increased from 19.1% to 29.1% over the same period.

 "Captive" Acquisition Opportunities

  Realty will seek to capitalize on certain "captive" acquisition opportunities that may arise from its relationship with KMC. In this regard, Realty will rely on KMC's hotel management operations to assist in evaluating potential markets for acquisitions and identifying potential third-party acquisition opportunities that might not be readily available in the open market. Subject to certain conditions, Realty has a right of first refusal to acquire any hotel controlled by KMC. See "Certain Agreements--Right of First Refusal Agreement." Realty has rights of first refusal to acquire the 146-room Best Western Copper King Inn in Butte, Montana and the 175-room Plaza One in Rock Island, Illinois, each of which will be managed and partially owned by KMC after the Spin Off. In addition, Realty has a right of first refusal to acquire a 150-room hotel in Helena, Montana. Realty also has a five year option to acquire a 107-room Knights Inn in Racine, Wisconsin, and a 104-room Knights Inn in Port Huron, Michigan, both of which are owned and managed by KMC, for an aggregate of $4.9 million.

DEVELOPMENT STRATEGIES

  Realty is experienced in the development of full service and suite hotels, having developed three such hotels aggregating 645 rooms since 1987. Realty expects to selectively construct new hotels only in locations where the projected cash flow generated by the new hotel would justify Realty's investment. In this regard, Realty will continue to monitor its existing markets and may seek selectively to develop hotels in markets that fit the following criteria:

  . strong and growing markets with solid economic and demographic fundamentals;

  . markets with limited growth in existing supply and high sustained occupancies;

  . markets with consistent periods of unaccommodated room demand; and

  . markets with high-cost barriers to entry.

  Realty believes the greatest opportunities for new hotel development currently exist in the suite hotel segment, which is currently characterized by strong room demand and superior operating margins that generally generate attractive cash flows at relatively lower occupancy levels due to the limited service nature of operations. Consistent with this selective development strategy, Realty expects to begin construction in October 1995 on a 114-room all-suite Residence Inn by Marriott in Provo, Utah, which is expected to open in 1996.

INTERNAL GROWTH STRATEGIES

 Improving Fundamentals

  Realty believes the Hotels have strong potential for internal growth based upon the improving fundamentals of the hotel industry and the continued growth in its existing local markets. The following table outlines the "same-store" growth achieved by the Hotels.

                      REALTY "SAME-STORE" PORTFOLIO

                                                                         FIRST
                                                                          SIX
                                                                         MONTHS
                                                 1991  1992  1993  1994   1995
                                                 ----  ----  ----  ----  ------
      Number of "Same-Store" Hotels(1)..........    9    10    11    12     13
      Total revenues growth.....................  4.7%  4.6%  4.4%  3.6%   4.9%
      Total House Profit growth(2).............. 18.3%  6.2% 14.2%  2.7%  10.3%
      House Profit as a percentage of total
       revenues................................. 25.8% 26.3% 28.8% 28.5%  30.5%

--------

(1) "Same-Store" Hotels for the period shown at the top of each column is defined as all Hotels which were operated by Historical Kahler continuously from the beginning of the previous year to the end of the period shown.

(2) House Profit represents total revenues less operating costs and expenses before real estate taxes and insurance, ground rent, interest, income taxes, depreciation and amortization and allocation of corporate expenses. House Profit is included herein because management uses it as a measure of hotel operating performance and because management believes that it is useful in making industry comparisons. However, it does not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operations, or from investing or financing activities as a measure of liquidity.

  Realty intends to participate in the future growth in revenues at the Hotels primarily through increased Percentage Rent payable under the terms of the Percentage Leases. The Percentage Leases permit Realty to participate in an increasing percentage of the incremental growth in room revenue and food and beverage revenue generated by the Hotels. The Percentage Leases will have terms of three, five and seven years which will provide an opportunity for periodic readjustment of the Percentage Rent formulas to more closely mirror the underlying operating performance and cash flow generated by the Hotels.

 Redevelopment and Expansion

  Realty believes that substantial opportunities for internal growth exist through the redevelopment and expansion of its existing Hotels. Realty will seek to expand individual hotels where occupancy and room demand levels indicate a lack of adequate room supply. Realty believes that the expansion of existing hotels in certain markets may offer an attractive alternative to new development due to the following:

  . less lead time is required for redevelopment and expansion than for new development;

  . redevelopment and expansion incur less project/construction risk than new development;

  . redevelopment and expansion generally costs less than new development;
    and

  . financing of redevelopment and expansion projects can be easier to obtain than new development financing.

  Realty is currently expanding the Boise Park Suites Hotel and Provo Park Hotel, which expansions are expected to be completed in 1996 and will add a total of 204 rooms.

 Regular Program of Renovation and Refurbishment

  Realty believes that a regular program of renovation, capital improvements and refurbishment of FF&E at the Hotels will contribute to increased ADR and occupancy, which will result in increased revenue to Realty through the Percentage Leases. Pursuant to the Percentage Leases, Realty will reserve, on a quarterly basis, an amount equal to 5.5% of the room revenues of the Hotels to be used by KMC for the ongoing replacement and refurbishment of FF&E at the Hotels. Since 1990, Historical Kahler has spent on average 4.0% of total room revenues on regular recurring capital expenditures and FF&E refurbishment.

  In determining major renovation schedules for its existing hotels, Realty evaluates the potential opportunity to increase a hotel's projected ADR, occupancy and other revenue through a renovation relative to the level of planned investment. In this regard, Realty looks for opportunities to make improvements that will result in immediate and substantial improvements to the operating performance of the Hotels. Examples of recent major renovation programs include:

                                 RENOVATION  DESCRIPTION OF MAJOR
                HOTEL               DATE             ITEMS           TOTAL COST
                -----            ---------- ----------------------   ----------
      Lakeview Conference Center  ongoing   Room renovations, food   $  922,000
                                            and beverage equipment
                                            and fire alarm system
      The Kahler Hotel               1994   Room renovations,        $2,300,000
                                            banquet rooms,
                                            electronic door locks
                                            and ramp improvements
      Provo Park Hotel               1994   Room renovations,        $1,000,000
                                            restaurant renovation,
                                            signage and
                                            miscellaneous
      Pocatello Park Quality Inn     1994   Room renovations,        $  750,000
                                            restaurant and banquet
                                            rooms, air
                                            conditioning equipment
                                            and miscellaneous

CONSERVATIVE FINANCING POLICIES

  In pursuing each of these growth strategies outlined above, Realty will employ conservative financing policies. Realty's preference is to acquire 100.0% of the equity interest in hotels; however Historical Kahler has sometimes acquired partial equity or mortgage interests accompanied by contractual rights to acquire a substantial equity interest in a particular hotel, as is the case in the University Park Hotel. Realty intends to acquire such interests in hotels in the future only in cases where such interests provide the most advantageous method for participating in the ownership of a hotel that Realty considers to be an attractive acquisition target. In these cases, Realty will seek to obtain an option or right of first refusal with respect to the acquisition of a substantial equity position in such a hotel as a condition of sale.

  The acquisition or development of hotels may be financed, in whole or in part, with excess cash flow, issuance of additional equity, debt or hybrid securities or future borrowings. In addition, Realty is currently negotiating to obtain commitments for the Lines of Credit in an aggregate principal amount of $50.0 million which may be used for the acquisition, development, renovation or expansion of hotels. The Lines of Credit are expected to be secured by certain hotels. In addition, Realty's Board of Directors has adopted a policy that limits the consolidated indebtedness of Realty to 50.0% of Realty's consolidated investment in hotel properties, at cost and before accumulated depreciation.

                     BUSINESS AND OPERATING STRATEGIES

  Since 1917, Historical Kahler has developed a strong record as an owner and operator of full service hotels. During this time, Historical Kahler expanded its hotel management operations to include the management of resort and conference center hotels, suite hotels and economy hotels. Upon completion of the Spin Off, KMC will succeed to the hotel management operations of Historical Kahler and will employ over 3,500 employees including a corporate staff of 45 supporting senior management and 285 hotel management personnel. The average tenure of Historical Kahler's General Managers and Directors of Sales are eight and seven years, respectively, which has allowed Historical Kahler to maintain strong relationships with its employees, local demand generators and hotel guests.

  Realty intends to follow the established procedures and guidelines that have contributed to Historical Kahler's success as a hotel owner and operator and will rely upon KMC to implement these operating strategies, which include the following:

  . Commitment to Customer Service and Value. KMC's primary responsibility is to maintain guest satisfaction by providing quality lodging services and value to guests of the Hotels. In order to monitor customer satisfaction, senior management of KMC personally review guest feedback obtained from comment cards and questionnaires given to hotel and restaurant guests as well as planners of meetings, conventions, and banquets. KMC will continue to monitor its guests' satisfaction and expectations of guest services and amenities through focus groups. Recent enhancements in response to these programs include the addition of microwaves, refrigerators and coffee-makers in guest rooms at certain of the Hotels.

  . Reliance on Group Sales. Realty has developed a significant presence in its existing markets as a leading operator of full service and conference center hotels. Realty's full service and conference center Hotels are capable of accommodating group functions of approximately 500 people and 700 people, respectively. Approximately 45.0% of the total demand in these Hotels is attributable to group business. Comparing the Hotels which Realty owned continuously from 1989 through 1994, the number of group room nights consumed increased 28.9% from 192,446 in 1989 to 248,059 in 1994. Realty believes that a strong presence in the meeting and group business enables a hotel to book room nights during off-peak periods which maximizes occupancy and revenues.

  . Yield Management. In accordance with these operating strategies, KMC aggressively pursues group bookings while implementing a program of yield management policies in conjunction with the rooms department and the sales and marketing force in order to diversify the demand base of customers and optimize ADR and occupancy at the Hotels. As a result, the performance of KMC and the Hotels are measured through increases in both revenues and operating profitability. KMC reviews historical and current relationships among ADRs, occupancies, group bookings and reservations in order to set appropriate pricing strategies that seek to maximize REVPAR.

  . Quality Food and Beverage Service. As part of its operating strategies related to the operation of major full service and conference center hotels that cater to large group functions, Historical Kahler has always emphasized its strength in restaurant and banquet services. Realty believes lodging revenues are maximized by seeking a diverse demand base of commercial, meeting and group and leisure demand which generate high levels of food and beverage revenues in addition to room revenue. In 1994, Historical Kahler's food and beverage revenues constituted 31.5% of total lodging revenues, compared with a 26.5% industry average in the full service segment. Of those revenues, Historical Kahler generated a departmental profit of 20.9%, while typical full service hotels generated only a 17.8% departmental profit. (Smith Travel Research--1995 HOST Study).

  . Centralized Budgeting, Forecasting, and Expense Control. Realty believes that KMC is able to operate more effectively than many franchised competitors because it has both regional and centralized support services whereby senior management constantly monitors revenue and expense trends. Senior management of KMC review annual operating budgets and marketing plans and attend monthly meetings to review recent performance and to revise the following month's forecast. When necessary, KMC allocates resources to properties to maintain a consistent product quality and service.

  . Continuous Capital Reinvestment. From 1990 through 1994, Historical
    Kahler has spent approximately $12.7 million on regular recurring capital expenditures and FF&E refurbishments at the Hotels, which equates to 2.3% of total lodging revenues or 4.0% of total room revenues. Under the terms of the Percentage Leases, Realty will be required to reserve, on a quarterly basis, 5.5% of total room revenues to be used for the ongoing refurbishment and replacement of FF&E at the Hotels. KMC will submit to Realty, on an annual basis, capital reinvestment schedules which detail proposed room and facilities refurbishments and FF&E replacement for the Hotels based upon feedback from guests, employees, property managers and property inspection reports from franchisors on the franchised properties. KMC reviews each of the Hotels for potential revenue-enhancing upgrades, renovations, and refurbishment projects including additional guest services and amenities such as business centers, concierge floors and in-room refrigerators. Based on information provided by KMC, Realty reviews investment returns of such projects to decide upon the feasibility and timing. To maximize operational savings, the purchasing of capital items, which include linens, paper goods, toiletries, furniture and hotel equipment, are centralized by KMC to achieve economies of scale.

                            THE HOTEL INDUSTRY

OVERBUILDING IN THE 1980S

  According to Smith Travel Research, the lodging industry experienced a substantial increase in the supply of new hotel rooms during the 1980s. In each of the twelve years during the period 1980 through 1991, the increase in supply of hotel rooms exceeded the increase in demand for rooms. The total room supply (average daily rooms available for the year) in the United States increased by approximately 750,000 or 32.0% from approximately 2.3 million in 1980 to approximately 3.1 million in 1991. During the same period, room demand increased by only 14.2%, and as a result, the industry's average annual occupancy rate decreased from 70.6% in 1980 to 60.9% in 1991. From 1986 to 1991, the hotel industry experienced losses and numerous individual hotel failures largely as a result of the disparity in the growth of room supply and the demand for rooms. In addition to the absorption of the largest supply imbalance in the U.S. hotel sector's recent history, these losses were further exacerbated by the impact of the ensuing economic recession and the Persian Gulf War.

  Realty believes that the oversupply in the hotel industry resulted from special circumstances in the early 1980s, including the increased availability of financing from banks, savings and loan institutions, insurance companies and high yield bonds, and certain income tax incentives prior to the Tax Reform Act of 1986 which were favorable for the development of hotels.

 Recovery

  Since 1992, the conditions in the hotel industry have improved as evidenced by increasing profits, improving room supply and demand balance and increasing occupancies and ADRs. The following charts graphically depict the positive effect of minimal new room supply and steadily increasing demand over the last three years:

                         HOTEL INDUSTRY STATISTICS

                          TOTAL U.S. HOTEL ROOMS


                             [CHARTS APPEAR HERE]

-----------------------------------
     Supply and Demand Growth
-----------------------------------                  -----------------
      Room Supply      Room Demand                   Average Occupancy
      -----------      -----------                   -----------------
1990     3.55%            2.17%                        1990    62.3%
1991     2.50%           -0.24%                        1991    60.6%
1992     1.35%            3.08%                        1992    61.7%
1993     1.04%            3.32%                        1993    63.0%
1994     1.39%            4.50%                        1994    65.0%





         -----------------                           -----------------
                ADR                                        REVPAR
         -----------------                           -----------------
           1990    $58.45                             1990      $36.31
           1991    $58.81                             1991      $35.47
           1992    $59.64                             1992      $36.59
           1993    $61.67                             1993      $38.75
           1994    $64.09                             1994      $41.47


                                              Source: Smith Travel Research

  According to Smith Travel Research, ADR and REVPAR for all U.S. hotels have increased, versus the comparable period for the prior year, during each of the past 14 quarters through March 31, 1995. In 1994, room demand increased by 4.5%, and room supply increased by 1.4%. This significant outpacing of demand to supply growth has resulted in rapidly rising occupancy levels which generally provide well-positioned hotels with greater pricing flexibility, resulting in strong room rate increases especially at hotels practicing yield management where historically lower rated room nights are displaced with higher rated demand. According to Smith Travel Research, REVPAR for the U.S. hotel industry increased by 4.4% in 1993 and 7.3% in 1994, outpacing the rate of inflation, 3.0% and 2.6%, respectively, as measured by the Consumer Price Index ("CPI").

                                THE HOTELS

  The Hotels are primarily full service hotels catering to a broad range of customers including frequent business travelers, large groups and conventions, and leisure travelers. Realty's full service Hotels generally provide a full range of services and amenities, including convention and banquet facilities, room service, business centers, fitness centers, swimming pools, gift and convenience shops, parking facilities and, in most instances, restaurants and lounges. Most of the Hotels are situated near major hotel room demand generators including universities, large corporations and tourist attractions, and are generally located near major interstate highways, transportation centers and airports.

                                                  FOR THE TWELVE MONTHS ENDED JULY 2, 1995
                                              -------------------------------------------------
                           YEAR       NUMBER   TOTAL      PRO FORMA
                          OPENED     OF ROOMS REVENUE  RENT/INTEREST(1) OCCUPANCY  ADR   REVPAR
                          -------    -------- -------- ---------------- --------- ------ ------
                                    (DOLLARS IN THOUSANDS, EXCEPT ADR AND REVPAR)
FULL SERVICE HOTELS
 INTERMOUNTAIN HOTELS
 Salt Lake Hilton            1974       351   $ 12,441     $ 3,052        87.0%   $61.45 $53.46
  Hotel.................
  Salt Lake City, UT
 University Park Hotel..     1987       220      7,315         -- (2)     76.7     67.26  51.60
  Salt Lake City, UT
 Ogden Park Hotel.......     1982       288      6,350       1,652(3)     73.1     54.61  39.91
  Ogden, UT
 Provo Park Hotel.......     1982       232      6,447         -- (4)     74.6     61.62  45.97
  Provo, UT
 Olympia Park Hotel.....     1985       204      4,410         996        57.8     65.42  37.82
  Park City, UT
 Pocatello Park Quality      1978       152      3,773         965        71.7     50.86  36.46
  Inn...................
  Pocatello, ID
 Boise Park Suites           1991       130      2,570       1,156        80.9     62.43  50.51
  Hotel.................
  Boise, ID
 Canyon Springs Park         1980       112      3,089       1,029        79.3     53.19  42.19
  Hotel.................              -----   --------     -------
  Twin Falls, ID
  ALL INTERMOUNTAIN
   HOTELS...............              1,689     46,395       8,850        75.7     60.09  45.48
                                      -----   --------     -------
 ROCHESTER, MN HOTELS
 The Kahler Hotel.......  various(5)    696     17,081       3,664        59.0     63.09  37.24
 Kahler Plaza Hotel.....     1989       194      8,631       3,533        74.5    105.77  78.82
 Clinic View Inn and
  Suites................  various(6)    266      5,544       2,331        58.0     73.00  42.30
 Holiday Inn Downtown...     1968       170      3,263         344        62.2     60.11  37.38
                                      -----   --------     -------
  ALL ROCHESTER HOTELS..              1,326     34,519       9,872        61.5     72.16  44.37
                                      -----   --------     -------
   ALL FULL SERVICE
    HOTELS..............              3,015     80,914      18,722        69.5     64.78  44.99
                                      -----   --------     -------
CONFERENCE CENTER HOTELS
 Sheraton San Marcos
  Golf Resort and            1987(7)    295     13,164       2,987        70.7     84.34  59.66
  Conference Center.....
  Chandler, AZ
 Lakeview Conference
  Center and Resort.....  various(8)    187      9,350       2,071        58.8     81.64  48.00
  Morgantown, WV
 Green Oaks Inn and                     284      5,332       1,337
  Conference Center.....     1964     -----   --------     -------        65.2     49.67  32.38
  Fort Worth, TX
   ALL CONFERENCE CENTER
    HOTELS..............                766     27,846       6,395        65.8     71.01  46.70
                                      -----   --------     -------
     ALL HOTELS.........              3,781   $108,760     $25,117        68.7%   $65.99 $45.34
                                      =====   ========     =======

--------

(1) Represents pro forma (i) lease payments by KMC calculated for the twelve months ended July 2, 1995 using the rent provisions in the Percentage Leases as if the Percentage Leases were in effect as of the beginning of that period and (ii) the interest income Realty would have earned for the twelve months ended July 2, 1995 under the Mortgage Note relating to the University Park Hotel.

(2) On a pro forma basis, Realty would have received $416,000 of interest on the Mortgage Note with respect to the University Park Hotel for the twelve months ended July 2, 1995. After the Spin Off, Realty will hold the Mortgage Note and continue to consolidate the Hotel's operations as lodging revenue and expenses. See Note 1 of Notes to Consolidated Financial Statements of Historical Kahler.

(3) Represents 100% of the pro forma lease payments by KMC as stated in Note
    1. Realty will hold a 63.8% equity interest in the Ogden Park Hotel (84.0% upon conversion of certain indebtedness held by Realty). No minority interest has been reflected due to the remote likelihood of Realty's partners receiving any current or future economic benefits. See Note 3 to Consolidated Financial Statements of Historical Kahler.

(4) Realty will hold a 50.0% equity interest in the Provo Park Hotel. Realty's 50.0% interest in the pro forma rent from the Provo Park Hotel would have been $830,000 for the twelve months ended July 2, 1995, which amount (net of depreciation, amortization and other related expenses) relates to $574,000 in "Equity income (loss) of affiliates" in Realty's Pro Forma Condensed Consolidated Statement of Operations.

(5) 350 rooms built in 1926, 228 rooms in 1954 and 162 rooms in 1968. Forty-four of these rooms have been converted to offices and other uses.

(6) 48 rooms built in 1968, 94 rooms in 1974 and 128 rooms in 1990. Four of these rooms have been converted to offices and other uses.

(7) Originally constructed in 1912 and reconstructed and reopened in 1987.

(8) Built in stages from 1950 to 1987.

FULL SERVICE HOTELS

  Realty has interests in 12 full service Hotels located in the Intermountain region (in the Greater Salt Lake City, Utah area, and in Boise, Pocatello and Twin Falls, Idaho) and in Rochester, Minnesota. Realty operates both luxury and moderately-priced full service Hotels containing from 130 to 351 guest rooms, except for The Kahler Hotel, which has 696 rooms. Ten of Realty's full service Hotels offer at least 8,000 square feet of meeting and banquet space. Realty's full service Hotels generally provide a full range of services and amenities, including room service, convention and banquet facilities, swimming pools and fitness centers, gift and convenience shops, parking facilities and, in most instances, restaurants and lounges. The full service Hotels seek to attract corporate and association conferences and meetings as well as individual guests. Individual travelers accounted for approximately 55.0% of occupied room nights at full service Hotels in 1994, with group meetings representing approximately 45.0% of room nights. Realty's full service Hotels are generally located near identified sources of demand for the full range of services offered by these Hotels, such as major medical facilities, large corporate facilities and major universities. The following table sets forth selected room rate and occupancy information for Realty's full service Hotels.

                                                                     FIRST
                                    FISCAL YEAR                   SIX MONTHS
                         --------------------------------------  --------------
FULL SERVICE HOTELS       1990    1991    1992    1993    1994    1994    1995
-------------------      ------  ------  ------  ------  ------  ------  ------
INTERMOUNTAIN HOTELS:
 Salt Lake Hilton Hotel
  Salt Lake City, UT
   Number of Rooms......    351     353     351     351     351     351     351
   ADR.................. $53.53  $54.42  $55.70  $57.36  $57.47  $56.49  $64.25
   Occupancy............   76.0%   77.6%   77.8%   83.6%   88.5%   92.0%   89.0%
   REVPAR............... $40.69  $42.22  $43.34  $47.96  $50.84  $51.96  $57.18
 University Park Hotel
  Salt Lake City, UT
   Number of Rooms......    220     220     220     220     220     220     220
   ADR.................. $58.66  $61.00  $63.78  $65.00  $65.68  $67.70  $70.71
   Occupancy............   67.9%   65.0%   68.0%   68.9%   75.9%   77.6%   79.2%
   REVPAR............... $39.85  $39.66  $43.35  $44.76  $49.86  $52.55  $56.02
 Ogden Park Hotel
  Ogden, UT
   Number of Rooms......    287     287     288     288     288     288     288
   ADR.................. $46.74  $41.90  $44.62  $49.31  $53.38  $54.97  $54.62
   Occupancy............   50.6%   68.5%   74.0%   71.5%   71.5%   72.1%   75.2%
   REVPAR............... $23.63  $28.70  $33.02  $35.25  $38.18  $37.87  $41.32
 Provo Park Hotel (1)
  Provo, UT
   Number of Rooms......    --      --      --      --      232     232     232
   ADR..................    --      --      --      --   $57.86  $57.64  $65.06
   Occupancy............    --      --      --      --     74.3%   75.0%   75.6%
   REVPAR...............    --      --      --      --   $42.97  $43.22  $49.21
 Olympia Park Hotel (2)
  Park City, UT
   Number of Rooms......    --      --      --      206     206     206     204
   ADR..................    --      --      --   $66.42  $63.71  $76.75  $79.12
   Occupancy............    --      --      --     53.2%   55.7%   59.1%   63.4%
   REVPAR...............    --      --      --   $35.31  $35.49  $45.37  $50.15
 Pocatello Park Quality
  Inn (3)
  Pocatello, ID
   Number of Rooms......    --      --      --      --      --      --      152
   ADR..................    --      --      --      --      --      --   $50.52
   Occupancy............    --      --      --      --      --      --     70.8%
   REVPAR...............    --      --      --      --      --      --   $35.79

                                                                         FIRST
                                      FISCAL YEAR                     SIX MONTHS
                         -----------------------------------------  ----------------
FULL SERVICE HOTELS       1990    1991    1992     1993     1994     1994     1995
(CONT'D)                 ------  ------  -------  -------  -------  -------  -------
 Boise Park Suites
  Hotel (4)
  Boise, ID
   Number of Rooms......    --      --       --       130      130      130      130
   ADR..................    --      --       --   $ 58.73   $61.31  $ 61.44  $ 63.64
   Occupancy............    --      --       --      76.0%    81.0%    82.8%    82.6%
   REVPAR...............    --      --       --   $ 44.63   $49.66  $ 50.85  $ 52.54
 ALL INTERMOUNTAIN
  HOTELS(5)
   Number of Rooms......    858     860      859    1,195    1,427    1,427    1,577
   ADR.................. $53.14  $51.94  $ 53.89  $ 58.09  $ 59.07  $ 60.58  $ 63.95
   Occupancy............   65.5%   71.3%    74.0%    71.9%    75.4%    77.4%    77.6%
   REVPAR............... $34.78  $37.05  $ 39.89  $ 41.76  $ 44.53  $ 46.73  $ 49.60
ROCHESTER HOTELS:
 The Kahler Hotel
   Number of Rooms......    693     693      693      690      690      690      696
   ADR.................. $62.11  $64.75  $ 60.61  $ 61.68  $ 63.58  $ 63.55  $ 62.53
   Occupancy............   55.8%   56.0%    59.6%    60.1%    59.9%    57.8%    56.1%
   REVPAR............... $34.67  $36.27  $ 36.09  $ 37.07  $ 38.06  $ 36.73  $ 35.11
 Kahler Plaza Hotel
   Number of Rooms......    194     194      194      194      194      194      194
   ADR.................. $93.01  $98.55  $102.68  $105.60  $104.00  $105.99  $109.45
   Occupancy............   65.1%   72.8%    70.7%    72.6%    73.5%    73.0%    75.0%
   REVPAR............... $60.57  $71.74  $ 72.64  $ 76.64  $ 76.44  $ 77.38  $ 82.13
 Clinic View Inn and
  Suites
   Number of Rooms......    142     270      266      266      266      266      266
   ADR.................. $60.23  $65.40  $ 68.86  $ 71.36  $ 72.73  $ 72.66  $ 73.22
   Occupancy............   69.4%   56.0%    59.9%    61.8%    60.0%    59.5%    55.5%
   REVPAR............... $41.83  $36.60  $ 41.24  $ 44.11  $ 43.62  $ 43.25  $ 40.63
 Holiday Inn Downtown
   Number of Rooms......    170     170      170      170      170      170      170
   ADR.................. $54.40  $55.93  $ 55.86  $ 58.15  $ 59.90  $ 60.19  $ 60.66
   Occupancy............   59.8%   64.5%    69.1%    64.4%    63.6%    62.3%    59.5%
   REVPAR............... $32.51  $36.09  $ 38.59  $ 37.48  $ 38.09  $ 37.52  $ 36.10
 ALL ROCHESTER HOTELS
   Number of Rooms......  1,199   1,327    1,323    1,320    1,320    1,320    1,326
   ADR.................. $66.23  $69.79  $ 68.52  $ 70.59  $ 71.87  $ 72.37  $ 73.00
   Occupancy............   59.5%   59.6%    62.5%    62.8%    62.4%    61.0%    59.2%
   REVPAR............... $39.40  $41.62  $ 42.82  $ 44.36  $ 44.82  $ 44.12  $ 43.22
 ALL FULL SERVICE
  HOTELS(5)
   Number of Rooms......  2,057   2,187    2,182    2,515    2,747    2,747    2,903
   ADR.................. $60.45  $61.89  $ 62.15  $ 64.23  $ 64.62  $ 65.43  $ 67.49
   Occupancy............   62.0%   64.3%    67.0%    67.1%    69.1%    69.5%    69.2%
   REVPAR............... $37.47  $39.80  $ 41.67  $ 43.12  $ 44.67  $ 45.48  $ 46.69

--------

(1) Does not include data for the partial period from September 1, 1993 (the date of acquisition of the Hotel) to January 2, 1994.

(2) Does not include data for the partial period from October 14, 1992 (the date of acquisition of the Hotel) to January 3, 1993.

(3) Does not include data for the partial period from March 17, 1994 (the date of acquisition of the Hotel) to January 1, 1995 or from March 17, 1994 to July 3, 1994.

(4) Does not include data for the partial period from January 27, 1992 (the date of acquisition of the Hotel) to January 3, 1993.

(5) Does not include information for the Canyon Springs Park Hotel, which Historical Kahler acquired on August 1, 1995.

 Intermountain Hotels

  The Intermountain region of the western United States has been one of the fastest growing regions of the country in the 1990s. U.S. Census data indicates that the Intermountain region (Idaho, Utah, Nevada, Wyoming, Montana, Colorado, New Mexico and Arizona) experienced the strongest population growth in 1994, increasing by 3.0% as compared to 1.0% for the United States as a whole. In addition, the region experienced substantial growth in employment in 1994, increasing by 17.4% as compared to 7.3% for the United States as a whole. The region has continued its steady growth into 1995 and continues to lead the United States in growth in total nonfarm payrolls and employment in the manufacturing sector, increasing by 2.8% and 2.2%, respectively, through June 1995.

  Between 1990 and 1994, Utah's population expanded 10.7% (the nations's fifth highest increase) and Idaho's grew by 12.5% (the nation's second highest increase). In particular, according to U.S. Census data, population in the greater Salt Lake City metropolitan area increased by 9.4% between 1990 and 1994. According to the U.S. Bureau of Labor Statistics, nonfarm employment increased at an annual compound rate of 4.1% over the same period.



                             [CHART APPEARS HERE]


                 Population--Salt Lake City                          Nonfarm Employment in Salt Lake City

                           Years                                                     Years
       1990      1991       1992       1993       1994             1990     1991     1992     1993     1994
       ----      ----       ----       ----       ----             ----     ----     ----     ----     ----
    1,076,600  1,100,300  1,127,300  1,154,500  1,178,312         494,480  506,430  521,000  548,100  581,370


                             Source: U.S. Census                     Source: U.S. Bureau of labor Statistics



The recent decision by Micron Technology, Inc. to locate its new $1.3 billion semiconductor fabrication facility in the Greater Salt Lake City area and the recent decision by the International Olympic Organizing Committee to award the 2002 Winter Olympic Games to the Greater Salt Lake City area are further evidence of the region's increasing popularity and growth potential.

  Realty believes that the favorable conditions for growth in the Intermountain region are attributable to several factors, including:

  .the region's relatively abundant space and low property costs;

  .relatively stable and well educated labor pool;

  .low labor costs;

  .high quality of life; and

  .growing network of transportation and communications infrastructure.

  In the Intermountain region, Realty has interests in eight Hotels with a total of 1,689 rooms, located in Utah and Idaho. Five of these Hotels, with a total of 1,295 rooms, are located in the Greater Salt Lake City area. Upon completion of the Provo Park Hotel expansion and the Residence Inn by Marriott planned in Provo, Realty believes that KMC will have an interest in approximately 9.0% of the total available rooms in the Greater Salt Lake City area, making KMC the largest hotel operator in that area with 1,295 rooms leased from Realty and an additional 80 rooms operated for other parties. The Utah Hotels provide extensive coverage of the primary business destinations in the region as well as access to the nine major ski areas surrounding Salt Lake City.

  . In April 1987, Realty entered the Salt Lake City market by purchasing and completing construction of the University Park Hotel.

  . In mid-1988, Realty acquired a 50.0% partnership interest in and management of the Salt Lake Hilton Hotel.

  . In 1989, Realty provided $3.2 million of second mortgage financing and assumed management of the Ogden Park Hotel in Ogden, Utah.

  . In 1992, Realty purchased the Olympia Park Hotel and Conference Center in
    Park City, Utah.

  . In 1993, Realty acquired a 50.0% ownership and management contract in the Provo Park Hotel in Provo, Utah, the remaining 50.0% partnership interest in the Salt Lake City Hilton Hotel and a 63.8% general partnership interest in the Ogden Park Hotel.

  In Idaho, Realty owns three Hotels: a 130 suite Hotel in Boise which is currently being expanded by 108 rooms and is scheduled for completion in February 1996, a 152 room Hotel in Pocatello and a 112 room Hotel in Twin Falls. The Boise Park Suites Hotel was constructed by Realty in 1992, and the Pocatello Park Hotel was purchased by Realty in 1994. The Canyon Springs Park Hotel in Twin Falls was acquired in August 1995 for $5.8 million.

  UNIVERSITY PARK HOTEL-SALT LAKE CITY, UTAH. This seven story Hotel is located in the University of Utah's Research Park on a 6.9 acre site, which is approximately ten minutes from downtown Salt Lake City, 20 minutes from the airport, and is near the University of Utah and its medical and research facilities. Approximately a half-hour drive from the University Park Hotel are the Alta, Brighton, Deer Valley, Park City, Park West, Solitude and Snowbird ski areas. The University Park Hotel provides 192 guest rooms and 28 executive suites at rates from $99 to $130. Each room offers cable television, with complimentary premium movie channel service, while each suite has a separate living room with a kitchen area, including a refrigerator. The University Park Hotel has a restaurant and lounge, an indoor swimming pool and fitness center, conference and banquet facilities aggregating 10,205 square feet, plus a gift shop and liquor store. Realty currently is working with the University of Utah on plans to expand the Hotel and construct a meeting and conference center adjacent to the Hotel to service the growing needs of the University.

  Realty's interest in the University Park Hotel is derived from a Mortgage Note with equity features.

  The University Park Hotel is owned by University Inn Associates, a Utah limited partnership ("UIA"). The Hotel is located on a site leased under a ground lease expiring in December 2025, with an option to extend the lease term for an additional ten years. KMC will hold a 24.0% general partnership interest in UIA. Following the Spin Off, KMC will manage the University Park Hotel under a management agreement with UIA.

  Realty holds a $4.6 million Mortgage Note from UIA that is secured by a second mortgage on the University Park Hotel. The Mortgage Note bears interest at 9.0% per year with payments of interest only until maturity on the earlier of October 31, 2005 or the termination of KMC's management contract with UIA. The Mortgage Note is nonrecourse to UIA and may not be prepaid. After September 30, 1998, Realty has an option to convert the outstanding balance of the Mortgage Note into a 60.0% partnership interest in UIA. Before Realty can exercise this option to convert the Mortgage Note, UIA's management contract with KMC must be replaced with a Percentage Lease in order to satisfy certain REIT provisions of the Code. The agreement granting the conversion option to Realty also grants Realty a right of first refusal on the sale of any partnership interest in UIA or on the sale of any interest in the University Park Hotel.

  The University Park Hotel is subject to a first mortgage in favor of the trustee for $8.9 million of tax-exempt revenue bonds that were issued by the State of Utah to finance the construction of the Hotel. The bonds bear interest at a variable rate determined monthly. The interest rate on the bonds for August 1995 was 4.25%. The bonds are secured by a third-party guaranty that expires in June 2000. UIA currently pays a credit enhancement fee equal to 1.75% of the outstanding principal balance of the bonds for this guaranty. Realty has issued a $1.0 million guarantee that secures UIA's reimbursement obligation under the third party guarantee.

  SALT LAKE HILTON HOTEL-SALT LAKE CITY, UTAH. This Hotel, situated in downtown Salt Lake City, is on the main freeway access to and from downtown and is ten minutes from the airport and 45 minutes to seven ski areas. The Salt Lake Hilton Hotel offers 318 guest rooms and 33 suites at rates from $105 to $135. Each room offers cable television, with complimentary premium movie channel service. To attract group meetings and conferences, as well as individual business travelers, the Salt Lake Hilton Hotel offers 23,000 square feet of conference and meeting facilities that can accommodate up to 1,200 persons. In addition, the Salt Lake Hilton Hotel provides executive concierge level service on two floors of the hotel and has three restaurants, a lounge, room service, an outdoor swimming pool, an indoor whirlpool area and a fitness center. The Salt Lake Hilton Hotel operates under a Hilton franchise agreement.

  The Salt Lake Hilton Hotel is located on a site, the primary portion of which is leased under a ground lease that expires in March 2044. A portion of the parking area used by the Salt Lake Hilton Hotel is leased on a month-to-month basis. Realty owns the remainder of the site not covered by the ground leases.

  OGDEN PARK HOTEL-OGDEN, UTAH. This Hotel is located in downtown Ogden and provides convenient access to downtown Ogden, the Internal Revenue Service, Weber State University, three ski areas and Hill Air Force Base. The Ogden Park Hotel offers 271 guest rooms and 17 suites at rates from $69 to $101. Cable television service is included in all rooms, while separate living rooms with wet bars are provided in the suites. In addition, the Ogden Park Hotel offers a complimentary breakfast buffet and executive club service, including free newspaper, concierge service and complimentary evening hors d'oeuvres. With over 16,000 square feet of conference space that can accommodate up to 1,000 persons, the Ogden Park Hotel seeks to attract conferences and groups as well as individual travelers. Major hotel room demand generators in Ogden include Thiokol Corp., the Internal Revenue Service, the U.S. Forest Service and Morton International. The Ogden Park Hotel has a restaurant, a lounge, room service, liquor store and gift shop, indoor swimming pool and fitness center. The Ogden Park Hotel operates under a Best Western franchise agreement.

  Realty has a majority equity interest in the Ogden Park Hotel and a mortgage note with equity features.

  The Ogden Park Hotel is owned by Ogden Hotel Associates, a Utah limited partnership ("Associates"). Realty holds a 63.8% general partnership interest in Associates (84% upon conversion of the mortgage note). Due to its equity interest and the mortgage note, Realty expects to receive virtually all of the economic benefit from the Ogden Park Hotel for the foreseeable future. See Note 3 to Consolidated Financial Statements of Historical Kahler.

  Realty holds a $3.2 million mortgage note from Associates that is secured by a second mortgage on the Ogden Park Hotel. As of July 2, 1995, the mortgage note had approximately $1.1 million of accrued, but unpaid interest, which was accrued in accordance with the terms of the mortgage note. The mortgage note bears interest payable quarterly at a variable rate of the prime rate plus 1.5%, is due August 1, 1998 and may not be prepaid until after the mortgage note converts to a participating basis, except upon an "approved sale." Pursuant to an option agreement executed at the time the mortgage note was made, Realty has the option at the due date to convert the mortgage note to equity in the Ogden Park Hotel through the formation of a joint venture to which Associates would contribute its interest in the Ogden Park Hotel and Realty would contribute the mortgage note. Upon exercise of this option, Realty would receive 60.0% of the equity of the joint venture in exchange for the outstanding principal balance of the mortgage note plus additional equity of the joint venture for the exchange of accrued, but unpaid interest, if any.

  The Ogden Park Hotel is subject to a first mortgage in favor of the trustee for $8.7 million of tax-exempt revenue bonds that were issued by the City of Ogden to finance the construction of the Hotel. The bonds bear interest at a variable rate determined monthly. The interest rate on the bonds for August 1995 was 4.2%.

The bonds are secured by a letter of credit issued by West One Bank, Boise, Idaho ("West One") that expires September 15, 1998, but is automatically renewable at Realty's option for five consecutive one year periods if certain financial and other covenants are met. If the letter of credit is not renewed or replaced, the bonds are subject to mandatory redemption. Associates currently pays a fee equal to 1.25% of the outstanding principal balance of the bonds for this letter of credit. West One has as additional collateral two separate $1.0 million letters of credit guaranteed by Realty.

  Pursuant to an agreement executed at the time the mortgage note was made, between Realty, Associates and West One, Realty's loan and its security therefor are fully subordinated to the interests of West One. In addition, Realty agreed that it will not accept any interest payments on its loan unless certain conditions exist, including that the obligations of Associates to West One and to the tax-exempt bondholders are current, that payments of real estate taxes are current, and that the Ogden Park Hotel is achieving annualized debt service coverage of at least 1.0 to 1.0. If the annualized debt service coverage is less than the specified ratio, Realty is required to make an annual adjustment to the interest payments on its loan to bring the coverage into balance. The excess cash flow of Associates after payment of the current year's operating expenses, debt service, and capital additions and a working capital reserve of $100,000 (maximum of $300,000 over the loan term) will be applied
(i) 75.0% towards the accrued interest on Realty's mortgage note, and (ii) 25.0% towards the principal repayment on the first mortgage.

  OLYMPIA PARK HOTEL AND CONFERENCE CENTER-PARK CITY, UTAH. This 204 room Hotel is located five minutes from the Park City ski area and ten minutes from the Deer Valley ski area and is approximately 30 minutes east of Salt Lake City. Room rates range from $139 in season during the winter to $89 during the summer. The Olympia Park Hotel primarily serves ski and summer vacationers, as well as conferences and group meetings that use the hotel's 8,000 square feet of conference and banquet facilities. The Olympia Park Hotel's amenities include an atrium, swimming pool, spa and sauna, plus a restaurant, coffee shop and gift shop.

  PROVO PARK HOTEL-PROVO, UTAH. This nine story Hotel is located in downtown Provo near Brigham Young University and several major corporations including Novell Inc., Micron Technology, Inc. and NuSkin International and is a 15 minute drive to Sundance ski area. The 232 room Provo Park Hotel has the largest meeting space in the Provo area with ten meeting rooms aggregating 10,296 square feet that can accommodate up to 900 persons to serve groups and conventions. Room rates at the Provo Park Hotel range from $75 to $95. The Provo Park Hotel offers a restaurant, a club, room service, a gift shop and a business center, as well as an outdoor pool, exercise room and free parking. A substantial remodeling of the top three floors to establish a concierge level area for business travelers and an upgrading of all guest rooms as well as the restaurant and public areas was completed in March 1995. The remodeling cost approximately $1.0 million.

  The Provo Park Hotel is held pursuant to a 50 year ground lease (with an option to renew for two additional periods of ten years each) with the City of Provo held by Park Hotels. Realty currently owns 50.0% of the outstanding equity of Park Hotels with the remaining 50.0% interest held by a third party. Park Hotels leases the Provo Park Hotel to an affiliate of KMC, and KMC manages the Hotel. Realty expects to purchase the ground lease for approximately $120,000 with the proceeds from the financing described below.

  Park Hotels has a loan commitment for $15.6 million from a local bank and a federal grant for $1.0 million to build an additional 96 suites and conference center with approximately 17,000 square feet of meeting space. In addition, the loan proceeds will be used to construct a 114 room all-suites Residence Inn by Marriott in Provo, Utah. Construction of this expansion and the Residence Inn by Marriott is expected to be completed in 1996.

  BOISE PARK SUITES HOTEL-BOISE, IDAHO. This four story Hotel, located in a business park near the corporate headquarters for Boise Cascade Corp., Albertson's, Inc., Micron Technology, Inc., Ore-Ida Foods, Inc., J. R. Simplot Co. and Morrison-Knudson Corp., was constructed by Realty in 1992. The Boise Park Suites Hotel currently has 130 suites that include a separate living room with kitchen facilities. The room

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


rate for a suite at the Boise Park Suites Hotel is $110. Among the amenities offered by the Boise Park Suites Hotel are an outdoor swimming pool, fitness center, limited food service and a business center, with computer and cellular phone rental, laser printing, secretarial service and fax and copier service. In addition, the Boise Park Suites Hotel provides meeting facilities aggregating 837 square feet that can accommodate up to 90 persons. The Boise Park Suites Hotel primarily attracts business travelers, as well as leisure travelers on weekends at discounted room rates. Realty is constructing an additional 108 suites and an additional 1,347 square feet of meeting space, which are scheduled to open in early 1996.

  POCATELLO PARK QUALITY INN-POCATELLO, IDAHO. This Hotel is located in Pocatello, next to Interstate 15, a major thoroughfare extending from Los Angeles, California to the Canadian border. Located on a 6.7 acre site, the 121,000 square foot Pocatello Park Quality Inn has 152 rooms, the second largest number of rooms in the area. The Pocatello Park Quality Inn also has conference facilities aggregating 10,600 square feet capable of accommodating 600 to 700 people, which are the largest in the area. Room rates at the Pocatello Park Quality Inn range from $59 to $125. Amenities at the Pocatello Park Quality Inn include an indoor pool and reception area, a fitness center, two restaurants and a cocktail lounge.


  CANYON SPRINGS PARK HOTEL-TWIN FALLS, IDAHO. This Hotel is located just off of Interstate 84 near the campus of the College of Southern Idaho and the Snake River Recreation Area. The Canyon Springs Park Hotel is a two-story building with 112 rooms located on a 6.3 acre site. The Canyon Springs Park Hotel has six meeting rooms with an aggregate of 8,494 square feet of meeting space which can accommodate up to 750 people. Room rates at the Canyon Springs Park Hotel range from $62 to $66. Amenities at the Hotel include an outdoor pool, a full service restaurant and a coffee shop. The Canyon Springs Park Hotel operates under a Best Western franchise agreement.

  Realty acquired the Canyon Springs Park Hotel for $5.8 million in August 1995. Realty also has an option to acquire 4.4 acres of land adjacent to the Canyon Springs Park Hotel for $580,000. This option expires in February 1996.

 Rochester Hotels

  Realty owns four Hotels in Rochester, Minnesota with an aggregate of 1,326 guest rooms, representing nearly 60% of the total supply of full service rooms in Rochester. Historical Kahler was founded in 1917 to provide lodging for individuals visiting the Mayo Clinic in Rochester. The Mayo Clinic is an internationally known private group practice dedicated to providing diagnosis and treatment of patient illnesses through a systematic focus on individual needs. The Mayo Clinic operates a medical school and also provides advanced education for the continuing training of medical personnel. The Mayo Clinic also does extensive medical research. As a result of its operations based in Rochester, the Mayo Clinic generates a strong demand for hotel accommodations by individual visitors seeking medical treatment and their relatives as well as medical conferences organized by the Mayo Clinic. In addition, Rochester is the principal development and manufacturing facility for IBM's Application Systems/400.

  Realty's Hotels are connected to the Mayo Clinic facilities by skyways and pedestrian subways. The level of demand created by the Mayo Clinic is such that the results of operations of the Rochester Hotels are dependent upon the continued attractiveness of the Mayo Clinic to patients and medical conferences. See "Risk Factors--Hotel Industry Risks--Geographic Concentration." Although Realty is the leading provider of hotel rooms in Rochester, its Hotels compete with several other lodging facilities, including a 213 room full service Radisson Hotel and several other nationally franchised hotels.

  THE KAHLER HOTEL-ROCHESTER, MINNESOTA. This 12 story full service Hotel is located directly across from and is connected by pedestrian subways to the Mayo Clinic's facilities, Rochester Methodist Hospital and downtown shopping areas. In addition, The Kahler Hotel has convenient access to IBM's Rochester facilities and is ten minutes from the Rochester airport. The Kahler Hotel provides guest rooms and suites at room rates from $46 to $1,500. Each room offers cable television and in-room movie service. The Kahler Hotel has conference and banquet facilities with approximately 15,000 square feet of space arranged in 15

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


flexible meeting rooms. The Kahler Hotel has four restaurants, a lounge, room service, an indoor swimming pool, exercise equipment and an indoor shopping arcade of 55 shops, including a pharmacy, car rental office, fashion boutiques and several novelty and specialty shops.

  The original portion of The Kahler Hotel was completed in 1926 with significant additions completed in 1954 and 1968. A $2.3 million renovation of the guest rooms and public areas was completed in 1994. As part of this renovation, the top floor of The Kahler Hotel has been remodeled to include a Presidential Suite and a Concierge Club, which provides an executive lounge and complimentary continental breakfast and evening cocktails.

  KAHLER PLAZA HOTEL-ROCHESTER, MINNESOTA. This luxury nine story Hotel opened in March 1989. The Kahler Plaza Hotel is accessible on three levels to the adjoining Harold W. Siebens Education Building of the Mayo Clinic, which includes the Clinic's principal medical meeting and education facilities. The Kahler Plaza Hotel is also directly across the street from and connected by skyway and the pedestrian subway to The Kahler Hotel. The Kahler Plaza Hotel offers guest room and suite accommodations at prices ranging from $118 to $1,700. Each room has cable television and in-room movie service. In addition, the Kahler Plaza Hotel has two floors of Concierge Club service, including complimentary continental breakfast and evening cocktails. The Kahler Plaza Hotel has approximately 10,000 square feet of meeting and banquet space that can accommodate up to 400 persons. The Kahler Plaza Hotel offers a restaurant and lounge, complete room service, as well as an indoor swimming pool, whirlpool, sauna and exercise room.

  CLINIC VIEW INN AND SUITES-ROCHESTER, MINNESOTA. This nine story moderately priced Hotel is located directly across the street and connected by pedestrian subway from Rochester Methodist Hospital and the Mayo Clinic's cancer and pain treatment center. The Clinic View Inn was opened in 1974 and acquired by Realty in 1980. In April 1991, a 128 suite addition was added to the facility to meet the market demand for the extended stay lodging by Mayo Clinic patients, their families and business guests. During the construction of the suites, the existing hotel space was extensively renovated. The Clinic View Inn and Suites offers guest rooms and suites at rates ranging from $65 for guest rooms to $95 for suites. Each suite has a kitchen area, including a microwave oven, refrigerator, coffee maker and toaster, and a living room. The guest rooms and suites have cable television with complimentary premium movie channel service. The Clinic View Inn offers a restaurant, indoor swimming pool, whirlpool, sauna and exercise equipment, as well as laundry facilities and a convenience store. In addition, the Clinic View Inn and Suites has conference facilities aggregating 1,440 square feet for up to 100 persons.

  HOLIDAY INN DOWNTOWN-ROCHESTER, MINNESOTA. Located three blocks from the Mayo Clinic and one block from the Rochester Civic Center, the Holiday Inn Downtown occupies floors two through eight of a 16 story multi-use condominium building. This Hotel provides moderately priced guest rooms and primarily serves visitors to the Mayo Clinic and individual business travelers. The Holiday Inn Downtown is connected to the skyway system, which allows access to the Mayo facilities as well as a retail shopping mall. Room rates range from $60 to $86. The Holiday Inn Dowtown's guest rooms have cable television with complimentary premium movie channel service. The Holiday Inn Downtown offers an executive floor service, including complimentary continental breakfast and evening cocktails and computer-accessible phone lines; an informal restaurant, lounge and room service; a dinner theater; and conference and banquet facilities aggregating 7,886 square feet that can accommodate up to 200 persons. The Holiday Inn Downtown operates under the Holiday Inn franchise. The Holiday Inn Downtown was acquired and substantially renovated by Realty in 1983. Various portions of the Holiday Inn Downtown have been renovated since 1989, including the lobby, guest rooms and restaurant.

CONFERENCE CENTER HOTELS

  Realty owns conference center and resort Hotels in Chandler (Greater Phoenix), Arizona, Morgantown, West Virginia and Fort Worth, Texas. These Hotels offer large meeting and conference facilities and convention support services. The Hotels are designed to provide high quality conference facilities at moderately priced room rates. Two of the Hotels also offer a full range of resort amenities, including golf

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


courses and swimming pools and athletic facilities such as fitness centers and tennis courts. These conference centers and resorts seek to attract regional and national conferences and meetings. Group meetings represented approximately 64% of occupied room nights at these Hotels in 1994. The following table sets forth selected room rate and occupancy information for the conference center
Hotels:

                                                                      FIRST
                                     FISCAL YEAR                   SIX MONTHS
                          --------------------------------------  --------------
CONFERENCE CENTER HOTELS   1990    1991    1992    1993    1994    1994    1995
------------------------  ------  ------  ------  ------  ------  ------  ------
Sheraton San Marcos Golf
 Resort and Conference
 Center
 Chandler, AZ
 Number of Rooms........     294     296     295     295     295     295     295
 ADR....................  $70.08  $70.16  $66.79  $72.44  $80.72  $88.35  $94.39
 Occupancy..............    53.7%   57.8%   60.9%   66.6%   69.5%   79.2%   81.7%
 REVPAR.................  $37.64  $40.52  $40.70  $48.27  $56.08  $69.99  $77.15
Lakeview Resort and
 Conference Center
 Morgantown, WV
 Number of Rooms........     187     187     187     187     187     187     187
 ADR....................  $85.32  $86.21  $86.13  $81.07  $83.69  $82.53  $78.54
 Occupancy..............    61.4%   56.9%   56.0%   61.3%   57.1%   56.2%   59.5%
 REVPAR.................  $52.39  $49.05  $48.26  $49.67  $47.82  $46.37  $46.72
Green Oaks Inn and
 Conference Center
 Fort Worth, TX
 Number of Rooms........     282     282     284     284     284     284     284
 ADR....................  $54.52  $51.05  $49.58  $50.40  $49.78  $51.85  $51.37
 Occupancy..............    56.1%   54.3%   56.6%   60.6%   61.0%   58.5%   66.9%
 REVPAR.................  $30.61  $27.70  $28.04  $30.55  $30.36  $30.34  $34.38
ALL CONFERENCE CENTER
 HOTELS
 Number of Rooms........     763     765     766     766     766     766     766
 ADR....................  $68.43  $67.33  $65.17  $66.63  $70.33  $75.13  $76.06
 Occupancy..............    56.5%   56.2%   58.1%   63.1%   63.3%   65.9%   70.8%
 REVPAR.................  $38.66  $37.87  $37.87  $42.04  $44.53  $49.52  $53.86

 Sheraton San Marcos Golf Resort and Conference Center-Chandler (Greater Phoenix), Arizona

  This conference center and resort Hotel is located approximately 18 miles southeast of the Phoenix airport. In 1987, Realty invested approximately $20.0 million to restore and substantially rebuild this historic 75-year old resort. Among the amenities the Sheraton San Marcos Resort provides are the oldest 18-hole championship golf course in Arizona, two heated swimming pools and a tennis complex, plus three restaurants, a lounge and room service. The Sheraton San Marcos Resort also offers 16 conference rooms with 20,000 square feet of meeting space that can serve up to 600 persons. Each of the 295 guest rooms and suites has a private patio or balcony and includes complimentary cable television service. Room rates for the resort's guest rooms and suites range from $98 to $450. The Sheraton San Marcos Resort seeks to attract business groups, as well as individual travelers. The Sheraton San Marcos Resort is operated under a Sheraton Hotel franchise agreement.

 Lakeview Resort and Conference Center-Morgantown, West Virginia

  The Lakeview Resort is located near Morgantown, West Virginia and is 75 miles south of Pittsburgh. This resort is a full service conference center with resort amenities, including two 18-hole championship golf courses and a fitness and sports center with an indoor swimming pool, tennis courts, weight training equipment and running track, as well as boating on Cheat Lake and hiking trails. In addition, the Lakeview Resort offers two restaurants. With conference facilities aggregating 22,000 square feet that can accommodate up to 600 persons, the resort seeks to attract business groups from Pittsburgh and surrounding areas, as well as visitors to the University of West Virginia and vacationing golfers. The Lakeview Resort has 187 guest rooms and 72 two-bedroom condominium units at rates ranging from $89 to $375. Realty currently is undertaking a $922,000 renovation project at this Hotel.

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

 Green Oaks Inn and Conference Center-Fort Worth, Texas

  This Hotel is located near the Southwest Regional Navy and Air Force Training Command and a Lockheed Corp. aircraft plant and is approximately ten minutes from downtown Fort Worth and 25 minutes from Dallas/Fort Worth Airport. Room rates at the Green Oaks Inn and Conference Center range from $61 to $98. With 16 conference rooms aggregating 12,592 square feet that can accommodate up to 1,000 persons, the Green Oaks Inn and Conference Center primarily seeks to attract conferences and group meetings as well as individual business travelers and visitors to the naval air station and Lockheed aircraft plant. Amenities at the Green Oaks Inn and Conference Center include two swimming pools, two tennis courts, an exercise room and access to an adjacent public golf course. The Green Oaks Inn and Conference Center is owned by Realty subject to a ground lease that expires in December 2014.

REGULATORY MATTERS

 Permits and Licenses

  A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. In addition, various federal and state regulations mandate certain disclosures and practices with respect to the sales of license agreements and the licensor/licensee relationship. Realty believes that each of the Hotels has the necessary permits and approvals to operate its respective business. The relevant licenses have been issued to the individual Hotels. Realty believes that the Spin Off will not affect such licenses.

 Environmental Regulation

  Under various federal, state and local laws and regulations, a current or past owner or operator of real estate may be liable for the cost of removal or remediation of, and damages caused by, certain hazardous or toxic substances or petroleum products located on or released or potentially released from such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence or possible presence of hazardous or toxic substances or petroleum products. Furthermore, a person that arranges for the disposal or transports for disposal or treatment of hazardous or toxic substance or petroleum products at another property may be liable for the cost of removal or remediation of, and damages caused by such materials. The costs of remediation or removal of such substance, or compensation for damages caused thereby, may be substantial. The presence of such substances, or the failure to promptly remediate such substances, may adversely affect the ability to sell such real estate or to borrow using such real estate as collateral. As the owner of the Hotels, Realty may be liable for any such costs. As a successor to Historical Kahler Realty could be liable not only for environmental conditions relating to the prior operation of the Hotels, but also for conditions relating to the KMC Business, including its commercial laundry and dry cleaning business.

  New or updated Phase I environmental assessments were obtained by Historical Kahler in 1994 on all of the Hotels in which it then had an interest from various qualified independent environmental engineers. A Phase I environmental assessment was also obtained on the Canyon Springs Park Hotel by its previous owner in 1992. The purpose of Phase I assessments is to identify potential environmental contamination that is made apparent from reviews of the history of the properties, reviews of certain public records, limited investigations of the sites and surrounding properties, and inspections for the presence of hazardous or toxic substances, petroleum products, ACMs and underground storage tanks. These assessments also evaluate the potential for liabilities for compliance with environmental regulations. The Phase I reports have not revealed any environmental liability that the management of Realty believes would have a material adverse effect on Realty's business, assets or results of operations. Realty is not aware of any basis for such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which Realty is unaware. The Phase I audits included a review of the history of each Hotel, reviews of certain public records, preliminary investigations of the sites and surrounding properties, screening for the presence of hazardous substances, toxic substances and underground storage tanks, and the preparation and issuance of a written report. The Phase I audits did not include certain physical procedures, such as soil sampling or ground water analysis.

  No assurances can be given that (i) future or amended laws, ordinances or regulations or more stringent interpretations or enforcement policies thereunder will not impose any material environmental liability or compliance costs or (ii) the environmental condition of the Hotels will not be affected by changes (of which Realty is unaware) occurring subsequent to the date of the Phase I assessments, by the condition of properties in the vicinity of the Hotels (such as the presence of leaking underground storage tanks) or by the acts or omissions of third parties unrelated to Realty.

  Based on the information contained in the Phase I assessments and management supervision of compliance with environmental laws, Realty believes that the Hotels are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances, petroleum products, ACMs and other environmental matters. Realty has not been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of its present or former properties.

 Asbestos Containing Materials

  Certain federal, state and local laws, regulations and ordinances govern the use, removal, encapsulation or disturbance of ACMs when ACMs are in poor condition or in the event of building remodeling, renovation or demolition. These laws, and certain common law principles, may impose liability for the release of ACMs and may permit third parties to seek recovery from owners or operators of real estate for personal injury or other loss or damage associated with ACMs. Realty believes that the Hotels are in compliance in all material respects with all federal, state and local ordinances and regulations regarding ACMs. Realty has not been notified by any governmental authority of any material noncompliance, liability or claim relating to ACMs in connection with any of its current or former properties.

 Americans with Disabilities Act

  The Hotels and any newly developed or acquired hotels must comply with Title III of the ADA to the extent that such properties are "public accommodations" or "commercial facilities" as defined by ADA. Compliance with the ADA requirements could require removal of structural barriers to handicapped access in certain public areas of the Hotels where such removal is readily achievable. Noncompliance could result in a judicial order requiring compliance, an imposition of fines or an award of damages to private litigants. If required changes involve a greater expenditure than Realty currently anticipates, or if the changes must be made on a more accelerated basis than Realty anticipates, Realty's ability to make expected distributions could be adversely affected. Realty believes that the Hotels are in compliance in all material respects with the ADA requirements. Realty has not been notified by any governmental authority of any material noncompliance, liability or claim relating to the ADA.

COMPETITION

  Each of the Hotels is located in a developed area that includes other hotels. The markets in which the Hotels are located are competitive, with many hotels in each market. Realty believes that no competitor has a dominant position in any market. Many competitors of the Hotels have substantially greater resources than Realty. Realty has the largest number of rooms under common management in the Greater Salt Lake City area and in Rochester, Minnesota. These concentrations of hotels enable Realty to benefit from its knowledge of those markets and to obtain economies of scale through the coordinated operation of multiple hotels in those markets. An increase in the number of competitive hotels in one of Realty's two primary markets could have a material adverse effect on occupancy and ADRs of the Hotels in those markets or of hotels acquired in the future in those areas. There are five hotels in Salt Lake City with an aggregate of 2,639 rooms which are the principal competitors of the two Hotels in Salt Lake City. In addition, there are approximately 20 other hotels in Salt Lake City with over 100 rooms which represent an aggregate of approximately 3,449 rooms. There is one hotel in Provo, Utah with 78 rooms which is the principal competitor of the Provo Park Hotel because of its location and the nature of its national franchise. In addition, there are four other hotels in Provo with over 100 rooms which represent an aggregate of approximately 456 rooms. There are four hotels in Ogden, Utah with an aggregate of 462 rooms which are the principal competitors of the Ogden Park Hotel. In addition, there is one other hotel in Ogden with over 100 rooms which has 110 rooms. The four Hotels in Rochester, Minnesota are located in close proximity of each other and may compete for business. Four unrelated hotels in Rochester with an aggregate of 591 rooms are the principal competitors of the four Hotels in Rochester. In addition, there are seven other hotels in Rochester with over 100 rooms which represent an aggregate of approximately 968 rooms.

  Realty may be competing for investment opportunities with entities which have substantially greater financial resources than Realty. These entities generally may be able to accept more risk than Realty can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition generally may reduce the number of suitable investment opportunities offered to Realty and increase the bargaining power of property owners seeking to sell.

LEGAL PROCEEDINGS

  Realty is in the discovery stage of litigation with a telecommunications company relating to disputed unremitted telephone revenue and fees at ten of the Hotels. Realty has denied all claims and has made counterclaims relating to breach of contract and intends to pursue all available alternatives. The outcome of this dispute is uncertain.

  In December 1994, notice of default relating to bond indebtedness was given on one of Realty's wholly owned properties. A group of bondholders have claimed Realty incorrectly calculated "added interest" for the year 1993 in the amount of approximately $267,000. Realty denies the claim. If the bondholders were found to be correct in this claim, Realty would owe this amount for 1993 and an additional $618,000 for 1994.

  Additionally, Realty is involved in various routine litigation arising in the ordinary course of business, substantially all of which is expected to be covered by liability insurance. Realty does not expect the outcome of the matters described above to have a material adverse effect on Realty's consolidated financial statements.

  Realty, Mr. Milner, its President and Chief Executive Officer, and Mr. Stenhaug, its Senior Vice President, Chief Financial Officer and Treasurer, are subject to a 1993 order and consent decree of the Securities and Exchange Commission concerning allegedly improper accounting and disclosure practices employed by Historical Kahler during fiscal years 1988 through 1990. In 1988, 1989 and 1990, Historical Kahler's independent auditors issued unqualified opinions on Historical Kahler's financial statements. Under the terms of the decree, Realty, Mr. Milner and Mr. Stenhaug, without admitting any wrongdoing, have agreed to permanently cease and desist from causing any violation and any future violation of certain sections of the Exchange Act and rules thereunder governing Realty's disclosure and accounting practices. See Note 13 of Notes to Consolidated Financial Statements of Historical Kahler.

                            CERTAIN AGREEMENTS

THE PERCENTAGE LEASES

  Each of the Hotels (other than the University Park Hotel) is leased by Realty to KMC under a separate Percentage Lease. All of the Percentage Leases include cross-default provisions. Each Percentage Lease contains, among other things, the provisions described below, and Realty intends that future leases with respect to its hotels will contain substantially similar provisions, although Realty's Board of Directors may, in its discretion, alter any of these provisions with respect to any particular lease, provided that no such alteration may cause the lease not to be treated as a true lease for federal tax purposes or cause the rental payments received under the lease to cease to qualify as "rents from real property" under the Code provisions applicable to REITs.

 Percentage Lease Terms

  The Percentage Leases will have initial terms of three, five or seven years and will be subject to earlier termination upon the occurrence of certain events or contingencies described herein, including the provisions described below under "--Damage to Hotels," "--Condemnation of Hotels," "--Termination of Percentage Leases on Disposition of the Hotels" and "--Events of Default."

 Amounts Payable under the Percentage Leases

  During the term of each Percentage Lease, KMC is obligated to pay (i) the greater of Base Rent or Percentage Rent and (ii) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). Base Rent is an annual fixed rental per Hotel, which accrues and is required to be paid monthly in advance of the first day of each month. As reflected in the table below, Percentage Rent is calculated by multiplying fixed percentages by gross room revenue for each of the Hotels and by multiplying fixed percentages by gross food and beverage revenue for each of the Hotels, except for the Boise Park Suites Hotel, for which Percentage Rents will be based solely on room revenues because of the limited service nature of that Hotel. Percentage Rent is due quarterly within 45 days of the end of each quarter, with a reconciling payment to be made within 90 days after the end of each calendar year to reflect the actual Percentage Rent due with respect to such calendar year based on the revenue of the Hotel.

  Under the Percentage Leases, as of January 1, 1997 and the first day of each year thereafter, the Base Rent and Percentage Rent thresholds for each year will be adjusted to reflect any year-to-year change in the CPI.

  The table below sets forth (i) the date of expiration of the initial lease term, (ii) the annual Base Rent, (iii) Percentage Rent formulas and (iv) the pro forma Percentage Rent that would have been paid for each Hotel pursuant to the terms of the Percentage Leases based on pro forma revenues for the twelve months ended July 2, 1995, as if Realty had owned the Hotels and the Percentage Leases had been in effect since July 3, 1994. For each Hotel, pro forma Percentage Rent for the twelve month period would have been greater than Base Rent, and the amounts shown below represent such pro forma Percentage Rent and the applicable Base Rent.

                                                                                                   PRO FORMA
                                                                                                PERCENTAGE RENT
                                                                                                      FOR
                                                                                               THE TWELVE MONTHS
                               YEAR OF        ANNUAL                                             ENDED JULY 2,
 HOTEL                      EXPIRATION(1)    BASE RENT       ANNUAL PERCENTAGE RENT FORMULA          1995
 -----                      -------------    ---------       ------------------------------    -----------------
                                          (IN THOUSANDS)                                         (IN THOUSANDS)
 The Kahler Hotel               2002          $ 2,588      18% of room revenue up to                $ 3,664
  Rochester, MN                                            $5,500,000, plus
                                                           60% of room revenue in excess of
                                                           $5,500,000, plus
                                                           6% of food and beverage revenue.
 Kahler Plaza Hotel             2000            2,163      40% of room revenue up to                  3,533
  Rochester, MN                                            $1,200,000, plus
                                                           65% of room revenue in excess of
                                                           $1,200,000, plus
                                                           12% of food and beverage revenue.
 Clinic View Inn and Suites     1998            1,622      32% of room revenue up to                  2,331
  Rochester, MN                                            $1,250,000, plus
                                                           65% of room revenue in excess of
                                                           $1,250,000 plus
                                                           10% of food and beverage revenue.
 Holiday Inn Downtown           1998              264      9% of room revenue up to                     344
  Rochester, MN                                            $2,000,000, plus
                                                           50% of room revenue in excess of
                                                           $2,000,000, plus
                                                           1% of food and beverage revenue.
 Salt Lake Hilton Hotel         1998            1,481      22% of room revenue up to                  3,052
  Salt Lake City, UT                                       $4,000,000, plus
                                                           55% of room revenue in excess of
                                                           $4,000,000, plus
                                                           12% of food and beverage revenue.
 Ogden Park Hotel               2000            1,250      21% of room revenue up to                  1,652
  Ogden, UT                                                $2,500,000 plus
                                                           60% of room revenue in excess of
                                                           $2,500,000 plus
                                                           6% of food and beverage revenue.
 Provo Park Hotel               1998              500(2)   33% of room revenue up to                    830(2)
  Provo, UT                                                $3,000,000 plus
                                                           62% of room revenue in excess of
                                                           $3,000,000 plus
                                                           6% of food and beverage revenue.
 Olympia Park Hotel             2000              861      17% of room revenue up to                    996
  Park City, UT                                            $2,000,000, plus
                                                           60% of room revenue in excess of
                                                           $2,000,000, plus
                                                           12% of food and beverage revenue.
 Pocatello Park Quality Inn     2002              725      22% of room revenue up to                    965
  Pocatello, ID                                            $1,000,000, plus
                                                           65% of room revenue in excess of
                                                           $1,000,000, plus
                                                           5% of food and beverage revenue.
 Boise Park Suites Hotel        1998              622      28% of room revenue up to                  1,156
  Boise, ID                                                $1,000,000, plus
                                                           63% of room revenue in excess of
                                                           $1,000,000.
 Canyon Springs Park Hotel      1998              550      30% of room revenue up to $550,000         1,029
  Twin Falls, ID                                           plus
                                                           65% of room revenue in excess of
                                                           $550,000 plus
                                                           8% of food and beverage revenue.
 Sheraton San Marcos            2000            1,601      21% of room revenue up to                  2,987
  Golf Resort and                                          $4,000,000, plus
  Conference Center                                        61% of room revenue in excess of
  Chandler, AZ                                             $4,000,000, plus
                                                           15% of food and beverage revenue.
 Lakeview Resort and            2002            1,259      37% of room revenue up to                  2,071
  Conference Center                                        $2,000,000, plus
  Morgantown, WV                                           63% of room revenue in excess of
                                                           $2,000,000, plus
                                                           14% of food and beverage revenue.
 Green Oaks Inn and             2002              725      37% of room revenue up to                  1,337
  Conference Center                                        $3,000,000 plus
  Ft. Worth, TX                                            55% of room revenue in excess of
                                                           $3,000,000, plus
                                                           2% of food and beverage revenue.
                                              -------                                               -------
                                              $16,211                                               $25,947
                                              =======                                               =======

--------

(1) Each Percentage Lease will expire on the anniversary of the Effective Date in the year shown.

(2) Realty holds a 50.0% equity interest in the Provo Park Hotel. Accordingly, the amounts shown represent 50.0% of the Base Rent and Percentage Rent payable under the Percentage Lease with respect to the Provo Park Hotel.

  Other than real estate and personal property taxes, casualty insurance premiums, land rents for ground leases, debt service payments, the cost of maintenance of any existing signs, any underground utilities and the structural elements and an obligation to fund an amount equal to 5.5% of room revenue per quarter on a cumulative basis for capital improvements and for replacement or refurbishing of FF&E, which are obligations of Realty, the Percentage Leases require KMC to pay all utility and other charges, and all other costs and expenses incurred in the management, operation, maintenance and repair of the Hotels. The Percentage Leases also provide for rent reductions and abatements in the event of damage or destruction (but only to the extent of rent loss insurance proceeds received by Realty) or a partial taking of any Hotel as described under "--Damage to Hotels" and "--Condemnation of Hotels."

 Capital and FF&E Reserves

  Under the Percentage Leases, Realty is required to maintain any existing signs, any underground utilities and the structural elements of the improvements, including exterior walls (excluding plate glass) and the roof of each Hotel. In addition, the Percentage Leases obligate Realty to reserve funds for periodic capital improvements to the buildings and grounds of the Hotels and for periodic replacement and refurbishment of FF&E in the Hotels, to be expended by KMC and subject to the approval of Realty in an amount equal to 5.5% of room revenue for each fiscal quarter. This funding obligation is cumulative and accrues quarterly. The obligation to reserve these funds ceases upon termination of the Percentage Lease. Realty may reserve amounts in excess of the obligated amounts, if necessary, to maintain the franchise licenses and otherwise if Realty deems such expenditures to be in its best interest. KMC is required, at its expense, to maintain the Hotels in good order and repair, except for ordinary wear and tear, and to make nonstructural, foreseen and unforeseen, ordinary and extraordinary repairs that may be necessary and appropriate to keep the Hotels in good order and repair.

 Maintenance and Modifications

  KMC, at its expense, may make non-capital and capital additions, modifications or improvements to the Hotels, provided that such action does not significantly alter the character or purposes of the Hotels or significantly detract from the value or operating efficiencies of the Hotels or significantly impair the revenue-producing capability of the Hotels. All such additions, modifications and improvements are subject to all the terms and provisions of the Percentage Leases and will become the property of Realty upon termination of the Percentage Leases. KMC owns all of the inventory, linens and other nondepreciable personal property at the Hotels. Realty owns substantially all of the remaining personal property at the Hotels, except in the case of the Kahler Hotel, the Holiday Inn Downtown, the Olympia Park Hotel, the Boise Park Suites Hotel, the Pocatello Park Quality Inn and the Green Oaks Inn and Conference Center, where KMC owns all of the personal property associated with the Hotel. Where KMC owns all such personal property, Realty has the option, upon termination or expiration of the applicable Percentage Lease, to purchase such personal property from KMC at a purchase price equal to the fair market value of such personal property. KMC owns all of the personal property at these six Hotels in order to satisfy certain requirements of the Code applicable to REITs. See "Federal Income Tax Considerations--Requirements for Qualification-- Income Tests."

 Insurance, Property Taxes and Ground Lease Payments

  Realty is responsible for paying real estate and personal property taxes (except for any such personal property taxes on property owned by KMC) and casualty insurance premiums on the Hotels, and, in the case of three Hotels, the ground rents payable under ground leases. KMC is required to pay or reimburse Realty for all other insurance on the Hotels, including rent loss and business interruption insurance, commercial general liability insurance (including liquor law or "dram shop" liability), workers' compensation insurance and other insurance appropriate and customary for properties similar to the Hotels, and name Realty as an additional named insured.

 Indemnification

  Under each of the Percentage Leases, KMC has agreed to indemnify Realty against, and hold Realty harmless from, all claims, liabilities, damages, costs and expenses (including reasonable attorney's fees and expenses) incurred by Realty with respect to: (i) any accident or injury to person or property on or about the Hotels; (ii) any misuse by KMC or any of its agents of any Hotel;
(iii) any environmental liability resulting from conditions caused by or resulting from any action or negligence of KMC; (iv) liability resulting from the sale or consumption of alcoholic beverages at the Hotels; (v) any negligence of KMC; (vi) taxes and assessments in respect of the Hotels (other than real estate and personal property taxes on property which is not owned by KMC and income taxes of Realty on income attributable to the Hotels); or (vii) any breach of the Percentage Leases by KMC.

 Assignment and Subleasing

  KMC is not permitted to sublet the Hotels, other than to concessionaires and hotel guests or in the normal course of business to a subtenant of any retail, office or restaurant portion of the Hotel, or assign its interest under any of the Percentage Leases, other than an assignment to an affiliate of KMC, without the prior written consent of Realty. No assignment or subletting will release KMC from any of its obligations under the Percentage Leases.

 Damage to Hotels

  In the event of damage to or destruction of any Hotel, KMC is obligated to repair, rebuild or restore the Hotel. Realty is obligated to pay to KMC any insurance proceeds received by Realty as a result of such damage or destruction. Any excess costs of repair or restoration will be paid by KMC if the insurance proceeds are unavailable or inadequate as a result of KMC's failure to comply with its obligations to obtain and maintain insurance, or by Realty if the insurance proceeds are unavailable or inadequate for reasons unrelated to any such failure on KMC's part. If the insurance proceeds are unavailable or inadequate, and Realty would be obligated to pay the costs of repair or restoration, Realty instead may terminate the Percentage Lease. Any unused insurance proceeds, whether following repair or restoration or upon termination of the Percentage Lease, will be retained by Realty. Base Rent and Percentage Rent under the Percentage Lease will be equitably abated during any period required for repair or restoration of any damaged or destroyed Hotel, but only to the extent that Realty receives proceeds of rent loss insurance that KMC is required to maintain.

 Condemnation of Hotels

  In the event of a total condemnation of a Hotel, the relevant Percentage Lease will terminate with respect to such Hotel as of the date of taking and, except for certain limited rights of KMC, Realty will be entitled to the condemnation award in accordance with the provisions of the Percentage Lease. In the event of a partial taking that does not render the Hotel unsuitable for KMC's use, KMC will be obligated to restore the untaken portion of the Hotel to a complete architectural unit and Realty will be obligated to contribute to the cost of such restoration that part of the condemnation award specified for restoration.

 Events of Default

  Events of Default under the Percentage Leases include the following:

    (i) the occurrence of an Event of Default under any other lease between Realty or an affiliate of Realty and KMC or an affiliate of KMC;

    (ii) the failure by KMC to pay rent (including Base Rent, Percentage Rent and Additional Charges) when due and the continuation of such failure for a period of ten days after receipt by KMC of notice thereof from Realty;

    (iii) the failure by KMC to observe or perform any other term of a Percentage Lease and the continuation of such failure for a period of 30 days after receipt by KMC of notice thereof from Realty,

  unless such failure cannot be cured within such period and KMC commences appropriate action to cure such failure within said 30 days and thereafter diligently completes the curing thereof, provided that in no event will the cure period extend beyond 90 days after such notice;

    (iv) certain events of bankruptcy relating to KMC;

    (v) if KMC voluntarily discontinues operations of a Hotel, except as a result of damage, destruction or condemnation, and fails to recommence operations within ten days after receipt by KMC of notice from Realty directing KMC to do so; and

    (vi) if the franchise agreement with respect to a Hotel is terminated or not renewed by the franchisor as a result of any action or failure to act by KMC or its agents.

  If an Event of Default occurs and continues beyond any cure period, Realty will have the option of terminating the Percentage Lease and any or all other Percentage Leases by giving KMC written notice of such termination of the Percentage Leases.

 Expansion of Hotels

  The Percentage Leases provide that Realty may give notice to KMC of any proposed Hotel expansion and corresponding Percentage Lease amendment. Within 30 days KMC must elect to either (i) agree to the proposed amendments or (ii) negotiate the proposed amendments with Realty in good faith. If after 80 days KMC and Realty are unable to reach agreement, KMC will be deemed to have agreed to the proposed amendment unless it gives notice to Realty within ten days of its election to terminate the Percentage Lease. If the Percentage Lease is terminated and Realty does not (i) commence the proposed expansion within six months or (ii) complete the proposed expansion within two years, then Realty must either pay to KMC an amount equal to the fair market value of the leasehold estate or offer to lease to KMC one or more substitute hotels of comparable value.

 Termination of Percentage Leases on Disposition of the Hotels

  In the event Realty enters into an agreement to sell or otherwise transfer a Hotel, Realty will have the right to terminate the Percentage Lease with respect to such Hotel if within six months of the termination Realty either (i) pays KMC the fair market value of KMC's leasehold interest in the remaining term of the Percentage Lease to be terminated, or (ii) offers to lease to KMC one or more substitute Hotels on terms that would create a leasehold interest in such Hotel with a fair market value equal to or exceeding the fair market value of KMC's remaining leasehold interest under the Percentage Lease to be terminated.

 Subordination to Liens Created by Realty

  In order to facilitate financing by Realty, the Percentage Leases will be subordinate to liens created by Realty in connection with such financing, including mortgages now or hereafter granted by Realty.

 Limitation on Realty's Liability

  Realty is not personally liable for its obligations under the Percentage Leases, and KMC's recourse against Realty for a breach of such obligations is limited to Realty's then interest and estate in the Hotel in question, and, following entry of a final nonappealable judgment in KMC's favor against Realty, a credit and offset against future rent.

 Restrictions on Distributions

  KMC covenants in each of the Percentage Leases that it will not pay any dividends (other than dividends payable in KMC Common Stock) or make any other distributions to its shareholders unless, when the dividend is declared, it has cash and marketable securities with an aggregate fair market value equal to or greater than 50.0% of the projected annual Rents due to Realty from KMC during the 12 months following the declaration of the dividend under all percentage leases then in effect between Realty and KMC.

THE LICENSE AGREEMENT

  Realty and KMC have entered into a nonexclusive trademark license agreement (the "License Agreement") pursuant to which certain trademarks of Realty are licensed to KMC for its use in connection with the operation of the Hotels. The License Agreement will become effective as of the Effective Date and will remain in effect so long as any of the initial Percentage Leases are still in effect, except that trademarks unique to a specific Hotel will cease to be licensed to KMC if the Percentage Lease for such Hotel is no longer in effect. Upon termination of the License Agreement, KMC will cease to have any right to use the trademarks covered by the License Agreement.

RIGHT OF FIRST REFUSAL AGREEMENT

  Realty and KMC have entered into an agreement with respect to new hotel opportunities (the "Right of First Refusal Agreement") pursuant to which Realty has a right of first refusal to acquire any hotel or site suitable for the development of a hotel controlled by KMC or any of its affiliates. This right of first refusal provision requires KMC, before such hotel or site is sold to a third party, to offer the property to Realty on the same terms and conditions as the proposed sale to the third party. Realty also has a right of first refusal with respect to two hotels on which KMC has a right of first refusal, the Plaza One in Rock Island, Illinois and the Best Western Copper King Inn in Butte, Montana. This right of first refusal gives Realty the ability to exercise KMC's right of first refusal with respect to these hotels. In addition, Realty has an option to purchase any hotel controlled by KMC, beginning 18 months after the hotel is open, at fair market value as determined by appraisers or other experts in real estate matters who are mutually agreed upon by Realty and KMC. The Right of First Refusal Agreement also provides that KMC has a right of first refusal to lease any hotel acquired by Realty. Before Realty may lease a hotel to a third party, Realty must notify KMC and give KMC the opportunity to lease the hotel on the same terms as the proposed lease to a third party. Without the written consent of Realty, KMC will not manage, lease, own or otherwise operate a hotel located within the trade area of a hotel owned by Realty or on which Realty has a mortgage interest. KMC is obligated to notify Realty before entering into any arrangement to manage, lease, own or otherwise operate a hotel in order to allow Realty to determine whether the proposed arrangement falls outside Realty's trade areas. The definition of the trade area for each of Realty's hotels must be approved by a majority of the independent directors of Realty. The Right of First Refusal Agreement will remain in effect until the Rents paid by KMC to Realty for the previous twelve months represent less than 50% of the total revenue of Realty during that period.

OPTION AGREEMENT

  Realty and KMC have entered into an agreement under which KMC grants to Realty an option to purchase two hotels operated under Knights Inn franchises located in Port Huron, Michigan and Racine, Wisconsin. These hotels will be transferred to KMC by Historical Kahler as part of the Asset Transfers. The option will become effective on the Effective Date (subject to closing of the Offering), has a five year term and is exercisable at any time during its term. The exercise price of the option is $4.9 million which the parties believe is approximately 110% of the current aggregate fair market value of the properties.

FRANCHISE AGREEMENTS

  KMC expects to enter into non-exclusive license agreements with respect to three of the Hotels and expects to enter into non-exclusive franchise agreements with respect to three of the Hotels (hereinafter referred to as "franchise licenses"). Of these six Hotels, two are Best Western Hotels (Ogden Park, Utah and Twin Falls, Idaho), one is a Hilton Hotel (Salt Lake City,
Utah), one is a Holiday Inn (Rochester, Minnesota), one is a Sheraton Hotel (Chandler, Arizona), and one is a Quality Inn (Pocatello, Idaho). Best
Western (R) is a registered trademark of Best Western Internationa     l, Inc.
Hilton Hotels (R) is a registered trademark of Hilton Hotels Corporation. Sheraton Hotel (R) is a registered trademark of the ITT Sheraton Corporation. Holiday

Inn (R) is a registered trademark of Holiday Inns, Inc. Quality Inn (R) is a registered trademark of Choice Hotels International, Inc.

  The franchise licenses will generally specify certain management, operational, recordkeeping, accounting, reporting and marketing standards and procedures with which the franchisee must comply. The franchise licenses will obligate the franchisee to comply with the franchisors' standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by the franchisee, display of signage and the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas. Realty is not aware of any material defaults under the franchise licenses and the executive officers of Realty believe that all of its franchise licenses are in good standing.

  Each franchise license will give KMC the right during the term of the agreement to operate the particular Hotel under the applicable tradename. The Best Western franchise licenses will continue in full force and effect as long as KMC is in possession of any property bearing the Best Western tradename or any identification symbols in any manner. The Hilton franchise license will expire in 2000. The Holiday Inns franchise license will expire in 2000. The Sheraton franchise license will expire in 1997. The Choice Hotels franchise license will expire in 2013. The franchise licenses will provide for termination at the franchisor's option upon the occurrence of certain events, including KMC's failure to pay royalties and fees or perform its other covenants under the franchise license, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the franchise license without the consent of the franchisor, or failure to comply with applicable law in the operation of the relevant Hotel. KMC will be permitted to terminate the franchise licenses under certain circumstances. KMC may terminate the Holiday Inns franchise license at any time during the term of the franchise license upon at least 12 months notice, which notice shall be accompanied by a lump sum payment of certain specified fees. KMC may terminate the Sheraton franchise license by giving at least six months notice accompanied by lump sum payment at any time during the term of the franchise license, or at the end of each five year period following the date of the franchise license, upon six months notice to the franchisor. KMC may terminate the Choice Hotels franchise license upon 30 days notice if the franchisor shall be in default of any of its material obligations under the license and the franchisor has failed to cure such default after such 30 days notice from KMC, or upon three months notice on the tenth or fifteenth anniversary of the franchise license, which notice shall be accompanied by specified fees. None of the franchise licenses will renew automatically.

  KMC will be responsible for making all payments under the franchise licenses to the franchisors. Under the Best Western franchise licenses with respect to the Ogden Park Hotel and the Canyon Springs Park Hotel, KMC will pay franchise fees of $0.58 and $0.59, respectively, per day per room at the respective Hotel and reservation fees of $3.80 and $3.17, respectively, per room night confirmed through the franchisor's reservation system, net of cancellations. Under the Hilton Inns franchise license, KMC will pay a franchise fee of 5.0% of room revenue. Under the Holiday Inns franchise license, KMC will pay a royalty fee of 4.0% of room revenue, a marketing fee of 1.0% of room revenue, a reservation contribution of 1.0% of room revenue, a Holidex fee of $3.50 per room and an amount equal to any sales, gross receipts or similar tax imposed on franchisor. Under the Sheraton franchise license, KMC will pay a franchise fee of 5.0% of room sales. Under the Choice Hotels franchise license, KMC will pay a royalty fee of 3.0% of room revenue, a marketing fee of 1.3% of the preceding month room revenue plus a supplemental marketing fee of $0.28 per day times the specified room count, a reservation fee of 1.0% of room revenue, and reservation delivered charge of $1.00 per room night confirmed through the franchisor's reservation system.

  Realty anticipates that the franchisors will agree that, in the event of a default by KMC under a franchise license with respect to a franchised Hotel, or upon the termination or expiration of a Percentage Lease, the franchise for that Hotel will be assigned to Realty or a designee of Realty acceptable to the franchisor. In consideration of the franchisor's agreements to transfer the franchises upon default, Realty will agree to guarantee KMC's obligation to make franchise fee payments to the franchisors under the franchise licenses.

                DIRECTORS AND EXECUTIVE OFFICERS OF REALTY

  Realty will operate as a self-advised REIT. As such, Realty will employ a sufficient number of employees to perform the services necessary to its operations. Initially, Realty will have three executive officers, a chief executive officer and a senior vice president and general counsel, who will also be employees of KMC, and a senior vice president and chief financial officer who will be employed solely by Realty. Realty intends to hire two new employees; one to provide accounting and bookkeeping services, prepare financial statements, evaluate potential leases and perform financial analyses and other evaluations of new investment opportunities, and one employee whose responsibilities will include acquisitions, corporate development and management of investor relations. These new employees will not be employees of KMC.

  The three executive officers of Realty, who have a total of 49 years of experience in the ownership, management and development of hotels and conference centers, will consist of Harold W. Milner, President and Chief Executive Officer (28 years of experience), Michael J. Quinn, Senior Vice President, Secretary and General Counsel (nine years of experience), and Steven
R. Stenhaug, Senior Vice President, Chief Financial Officer, Treasurer (twelve years of experience).

  The Board of Directors of Realty consists of six members, four of whom are independent directors. The Directors are elected for three year terms with staggered expiration dates.

  Certain information regarding the directors and executive officers of Realty is set forth below.

                                                                         TERM
         NAME                    AGE              POSITION              EXPIRES
         ----                    ---              --------              -------
John H. Herrell.................  54 Chairman of Board                   1997
Harold W. Milner................  60 President, Chief Executive          1996
                                      Officer and Director
Michael J. Quinn................  47 Senior Vice President, Secretary
                                      and General Counsel
Steven R. Stenhaug..............  36 Senior Vice President, Chief
                                      Financial Officer and Treasurer
A. Blaine Huntsman..............  60 Director                            1998
Donald L. Lucas.................  65 Director                            1997
Donald C. McIlrath, M.D. .......  66 Director                            1996
Mark W. Sheffert................  48 Director                            1998

  John H. Herrell has been a Director of Realty since 1981 and Chairman of its Board of Directors since 1993. Mr. Herrell has held various positions with the Mayo Foundation since 1968, serving most recently as Vice President and Chief Administrative Officer of the Mayo Foundation. He holds a Bachelor of Arts degree from the University of Virginia and a Masters degree from the Harvard Graduate School of Business Administration. He is a Director of Universal Health Services, Inc.

  Harold W. Milner has been President and Chief Executive Officer and a Director of Realty since 1985. From 1967 to 1970, he was Assistant Treasurer and then Treasurer of Marriott Corporation. From 1970 to 1975, he founded and was the President and Chief Executive Officer of Hotel Investors Corporation (predecessor of Starwood Lodging Trust). From 1975 to 1985, he was President and Chief Executive Officer of Americana Hotels Corporation and its predecessor corporation, Pick Hotels Corporation. From 1982 to 1985, he was also President, Chairman and Chief Executive Officer of Americana Hotels and Realty Corporation. He has a Bachelors degree in mechanical engineering from the University of Utah and a Masters degree from the Harvard Graduate School of Business Administration. He is a Director of Baron Asset Fund. See "The Hotels--Legal Proceedings."

  Michael J. Quinn has been Senior Vice President, Secretary and General Counsel of Realty since 1993. From the time he joined Realty in 1989 until assuming his present positions, Mr. Quinn served as Realty's

Vice President-Secretary and General Counsel. From 1988 to 1989, he was General Counsel for PDQ Food Stores, Inc. From 1981 to 1989, he was Vice President/General Counsel for Country Kitchen Restaurants, a subsidiary of Carlson Companies. He holds a Bachelors degree in economics and history from the University of Minnesota and a law degree from Stetson College of Law.

  Steven R. Stenhaug has been Senior Vice President, Chief Financial Officer and Treasurer of Realty since May 1994. Mr. Stenhaug served as Senior Vice President-Treasurer from 1993 until May 1994 and as Treasurer and then Vice President-Treasurer from 1985 to 1993. From 1981 until joining Realty in 1983, he worked in public accounting with McGladrey & Pullen. He holds a Bachelors degree in accounting from Luther College and is a Certified Public Accountant. See "The Hotels--Legal Proceedings."

  A. Blaine Huntsman has been a Director of Realty since 1994. From 1988 until his retirement in 1995, Mr. Huntsman served as Chairman and Chief Executive Officer of Olympus Capital Corporation, Salt Lake City, Utah, a bank holding company. He is a Director of Geneva Steel Corporation and Zion Cooperative Mercantile Institution. He holds a Bachelor of Arts degree from the University of Utah and a Doctorate from the University of Pennsylvania (Wharton).

  Donald L. Lucas has been a Director of Realty since 1984. Since 1967, Mr. Lucas has been actively engaged in venture capital activities as a private investor. Mr. Lucas holds a Bachelor of Arts degree in economics and a Master of Business Administration degree from Stanford University. Mr. Lucas is also a Director of Cadence Design Systems, Inc., Delphi Information Systems, Inc., ICOT Corporation, Macromedia, Inc., Oracle Systems Corporation, Quantum Health Resources, Inc., Racotek, Inc., Tri-Care, Inc. and Tricord Systems, Inc.

  Donald C. McIlrath, M.D. has been a Director of Realty since 1987. Until he retired in 1993, he was a surgeon at the Mayo Clinic. Mr. McIlrath was a member of the Board of Trustees of the Mayo Foundation from 1979 to 1986 and a member of the Board of Governors of the Mayo Clinic from 1979 to 1987. From 1984 to 1986 Mr. McIlrath was a Director of Rochester Methodist Hospital. He holds a Bachelor of Arts degree from the University of Kansas and a Doctor of Medicine degree from University of Kansas School of Medicine.

  Mark Sheffert has been a Director of Realty since 1991. Since January 1994, Mr. Sheffert has been President of Manchester Financial Group, Inc., a private investment and management consulting firm. From 1990 to 1993, Mr. Sheffert served as a Managing Partner of Sheffert & Wein, Inc., a private investment company. In connection with his employment with Sheffert & Wein, Mr. Sheffert served as Chairman of the Board and Chief Executive Officer of National Designwear, Inc. ("NDI"), which was one of the three companies acquired by investor groups led by Sheffert & Wein. On January 31, 1992, NDI filed a Chapter 11 petition under the federal bankruptcy code. On March 7, 1992, NDI filed a Chapter 7 petition under the federal bankruptcy code and subsequently was liquidated. From 1982 to 1990, he held various positions with First Bank System and served as Executive Vice President from 1985 to 1989. He is a Director of Combined Financial Group, Inc., Chairman and Director of Telident, Inc., Director of CTS Computer Graphics, Inc., and Director of Triad Financial Services, Inc. He holds a Bachelor of Arts Degree in business from the University of Minnesota and a Masters of Science degree in management from American College.

COMMITTEES OF THE BOARD OF DIRECTORS

 Audit Committee

  The Board of Directors has an Audit Committee which currently consists of Messrs. Herrell, Lucas and Huntsman. The Audit Committee acts in a liaison capacity between the Board of Directors and the independent auditors, making recommendations as to selection of the auditors and their compensation. The audit committee reviews with the auditors the scope of the annual audit, matters of internal control and procedure and the adequacy thereof, the audit results and reports and other general matters relating to the Realty's accounts, records, controls and financial reporting. The Committee expects to meet approximately three times each year.

 Nominating and Compensation Committee

  The Board of Directors has a Nominating and Compensation Committee which consists of Messrs. Herrell, McIlrath and Sheffert. This committee reviews annually the membership of the Board of Directors, evaluates directors' performance and recommends to the Board candidates for membership. This committee will also consider nominee recommendations from shareholders. In addition, this committee recommends to the Board of Directors the salary of the executive officers, reviews and recommends any incentive compensation plans, and composition and levels of fringe benefits and retirement benefit programs.

 Executive Committee

  The Board of Directors has an Executive Committee which consists of Messrs. Herrell, Lucas and Milner. This committee has authority to act on behalf of the Board on all matters, except to alter membership of the Board of Directors, to elect the president or chairman of the Board of Realty, to amend the articles of incorporation or bylaws of Realty, to adopt an agreement of merger or consolidation, to authorize the sale of any substantial part of Realty's property or assets, to make a material acquisition of assets or to commit Realty to any other financial obligation or debt where the proposed commitment would be in excess of 5.0% of Realty's net worth, to recommend to shareholders any action requiring their approval, to authorize the issuance of capital stock or debt and to declare a dividend or authorize a material repurchase of any of the outstanding stock of Realty.

COMPENSATION OF DIRECTORS

  Realty compensates each of its non-employee directors at a rate of $12,000 per year for serving as a director. Non-employee directors also receive $750 for each meeting of the Board of Directors or committee thereof which the director attends, except that only one such fee is paid for all meetings occurring on the same day. In addition, each non-employee director serving on the executive committee receives additional compensation of $3,000 per year. The non-employee chairman of the Board of Directors receives additional compensation of $15,000 per year. Non-employee chairmen of other Board committees receive an additional $1,000 per year.

  In addition to this cash compensation, Realty also awards non-employee directors options to purchase Common Stock under the Kahler Realty Corporation 1994 Non-Employee Directors Stock Option Plan described under "--Stock Option and Stock Retainer Plans."

  Employee directors receive no additional compensation for serving on Realty's Board of Directors beyond that which they receive in their capacity as employees of Realty.

EXECUTIVE COMPENSATION

  After the Spin Off, Realty will have three executive officers. Two of these senior executives, Mr. Milner and Mr. Quinn, will be employed both by Realty and KMC. Realty has agreed to pay 80% of the executives' base salary, while KMC will pay the remaining 20%. The following table sets forth the aggregate annual base salary that Realty and KMC intend to pay their Chief Executive Officer during 1995. Realty does not anticipate that Realty and KMC will pay aggregate cash compensation to any other shared executive officer at an annual base rate in excess of $100,000 during 1995.

                                                                          BASE
   NAME                           TITLE                                  SALARY
   ----                           -----                                 --------
   Harold W. Milner.............. President and Chief Executive Officer $280,000

  During 1995, Mr. Milner will also receive bonus payments of $56,875 under bonus plans for his performance in 1994.

EMPLOYMENT AGREEMENT

  Realty will enter into a three year employment agreement with Mr. Milner which will become effective on the Effective Date, subject to the closing of the Offering. Pursuant to the agreement, Mr. Milner will serve as Realty's President and Chief Executive Officer and devote substantially all of his time and attention to the operations of Realty, subject to his commitment to serve as the President and Chief Executive Officer of KMC. Mr. Milner is expected to spend approximately 20% of his working time on his duties for KMC. Realty and KMC will pay 80% and 20%, respectively, of Mr. Milner's aggregate annual base salary ($280,000 for 1995). Mr. Milner's annual base salary will be reviewed and may be increased by Realty's Board of Directors at the end of each calendar year. The agreement also provides that Mr. Milner will be eligible to receive, at the sole discretion of the Board of Directors, a cash bonus each year from Realty based on his performance during the previous year. Realty may terminate the agreement for cause. If Mr. Milner's employment is terminated by Realty without cause, or if his duties and responsibilities are substantially reduced by Realty without his consent, then Mr. Milner will be entitled to (i) his annual base salary through the end of the term of the agreement or for twelve months, whichever is longer, (ii) any awarded but unpaid bonus, (iii) full vesting of all outstanding stock options, and (iv) continuation of health and life insurance benefits through the end of the term of the agreement or for twelve months, whichever is longer. The agreement will preclude Mr. Milner, unless his employment is terminated without cause, from competing with Realty in the ownership, acquisition and development of hotel properties during the term of the agreement and for one year after termination.

STOCK OPTION AND STOCK RETAINER PLANS

 1994 Stock Option Plan

  Realty's 1994 Stock Option Plan (the "1994 Option Plan") provides for the grant of both incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Code, and nonqualified stock options that do not qualify for such special tax treatment.

  The exercise price of incentive stock options granted under the 1994 Option Plan must equal or exceed the fair market value of the Common Stock at the time of the grant. The exercise price for options granted under the 1994 Option Plan which do not qualify as incentive stock options may not be less than 50% of the fair market value of the Common Stock at the time of the grant. Only employees of Realty or its subsidiaries are eligible for the grant of incentive stock options. Nonqualified stock options may also be granted to consultants or independent contractors providing valuable services to Realty. The 1994 Option Plan is administered by the Board of Directors or a committee appointed by the Board of Directors consisting of at least two directors, none of whom may be officers or employees of Realty and all of whom must be disinterested persons with respect to the 1994 Option Plan.

  A total of 600,000 shares of Common Stock has been reserved for issuance under the 1994 Option Plan. Options to purchase 89,500 shares of Common Stock have been granted under the 1994 Option Plan as of the date hereof.

 1994 Directors Plan

  A total of 125,000 shares of Common Stock has been reserved for issuance under the Kahler Realty Corporation 1994 Non-Employee Directors Stock Option Plan (the "1994 Directors Plan"). The 1994 Directors Plan is administered by the Board of Directors. Only non-employee directors are eligible to participate. Eligible directors are automatically granted an option to purchase 12,200 shares of Common Stock on the date they first become a director, and an option to purchase 4,000 shares on the day immediately following the last regularly scheduled Board meeting each year, so long as the person continues to serve as a director of Realty. The exercise price of an option granted under the 1994 Directors Plan is the fair market value of the Common Stock on the date the stock option is granted. Options extend for ten years and become fully exercisable one year after the date of grant. Options to purchase 20,000 shares of Common Stock have been granted under the 1994 Directors Plan as of the date hereof.

 1994 Retainer Plan

  The 1994 Retainer Stock Payment Plan For Non-Employee Directors (the "1994 Retainer Plan") provides non-employee directors the opportunity to elect to receive payment of the annual fee, as well as any earned but unpaid committee fees (the "Retainer"), in the form of shares of Common Stock. Under the terms of the 1994 Retainer Plan each non-employee director who makes an election to receive shares in lieu of cash payment of the Retainer will be issued after the Annual Meeting of Shareholders an amount of shares equal to 100% of the Retainer divided by the fair market value of the Common Stock as of that date. The 1994 Retainer Plan is administered by the Board of Directors. Only non-employee directors are eligible to participate in the 1994 Retainer Plan. A total of 30,000 shares of Common Stock have been reserved for issuance under the 1994 Retainer Plan, 5,478 of which have been issued as of the date hereof.

 Effect of Spin Off on Outstanding Options

  In addition to the options outstanding under the 1994 Option Plan and the 1994 Directors Plan, the officers and directors and certain employees of Historical Kahler held outstanding options under several other Historical Kahler option plans (the "Historical Kahler Plans") covering 300,825 shares of Common Stock as of July 2, 1995. Individuals who exercise their outstanding options prior to the Record Date of the Spin Off will be entitled to participate in the Spin Off and receive one share of KMC Common Stock for every ten shares of Common Stock owned as of the record date. Outstanding options which are not exercised prior to the Record Date ("Pre-Spin Off Options") will be split into two separately exercisable options: one to purchase shares of Common Stock and one to purchase shares of KMC Common Stock (collectively, the "Adjusted Options"). Adjusted Options denominated in Common Stock will be exercisable for the same number of shares as the corresponding Pre-Spin Off Options; Adjusted Options denominated in KMC Common Stock will be exercisable for one-tenth of the number of shares acquirable upon exercise of the corresponding Pre-Spin Off Options.

  The per share exercise price of Pre-Spin Off Options in effect immediately prior to the Spin Off will be allocated between the Adjusted Options on the basis of the relative fair market values of the Common Stock and the KMC Common Stock following the Spin Off. The other terms and conditions of the Adjusted Options will be identical to those in effect for the Pre-Spin Off Options immediately prior to the Spin Off. The vesting schedule of the Adjusted Options will be the same as the Pre-Spin Off Options except that vesting will be subject to continued employment by either KMC or Realty. The value of the Adjusted Options is dependent upon the trading prices of Common Stock and KMC Common Stock after the Spin Off. As a result, neither the value of the Adjusted Options nor the amount of compensation expense, if any, to Realty as a result of the split of Pre-Spin Off Options can be determined until after the Spin Off.

  Adjusted Options will be administered separately by Realty and KMC under the terms of the plans under which such options were originally granted. Realty and KMC have adopted the Historical Kahler Plans solely with respect to Adjusted Options denominated in shares of their respective common stock. See "Certain Relationships and Related Transactions--Distribution Agreement."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  John H. Herrell, the Chairman of the Board of Realty, is also the Chairman of the Board of KMC. Harold W. Milner serves as a director and President and Chief Executive Officer of both Realty and KMC. In addition, Michael J. Quinn, Senior Vice President, Secretary and General Counsel, serves in similar positions at KMC.

  Realty and KMC have entered into a number of agreements and transactions for the purpose of effecting the Spin Off and defining their ongoing relationship and the conduct of their respective businesses following the Spin Off. The terms of these agreements and transactions were not the result of arm's-length negotiations between independent parties. A majority of the independent directors of each of Realty and KMC have approved these agreements and transactions. These agreements may be modified and additional agreements, arrangements and transactions may be entered into by Realty and KMC after completion of the Spin Off.

  The following is a summary of the material features of certain agreements and transactions between Realty and KMC. The summaries of each of the following agreements are qualified in their entirety by reference to the full text of such agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

THE PERCENTAGE LEASES

  Realty has entered into the Percentage Leases, with terms of three, five and seven years, relating to the leased Hotels. Pursuant to the terms of the Percentage Leases, KMC is required to pay the greater of Base Rent or Percentage Rent and the Additional Charges and is entitled to all profits from the operation of the Hotels after payment of rent, operating and other expenses. See "Certain Agreements--The Percentage Leases." The terms of the Percentage Leases have been approved by a majority of the independent directors of each of Realty and KMC. Realty anticipates that a similar Percentage Lease will be executed with respect to each additional hotel acquired by Realty in the future.

DISTRIBUTION AGREEMENT

  Realty and KMC will enter into the Distribution Agreement, which provides for
(i) the Asset Transfers to occur prior to the Spin Off and the Offering, (ii) the Spin Off, (iii) the division between Realty and KMC of certain liabilities and (iv) certain other agreements governing the relationship between Realty and KMC.

  Subject to certain exceptions, the Distribution Agreement provides for assumptions of liabilities and cross-indemnities designed to allocate, effective as of the end of the last monthly fiscal period prior to the closing of the Offering (the "Effective Date"), financial responsibility for the liabilities arising out of or in connection with the KMC Business to KMC and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Realty business to Realty and its retained subsidiaries. The specific dollar amount of liabilities allocated to each of Realty and KMC pursuant to the terms of the Distribution Agreement will be determined as of the Effective Date on a basis consistent with the determination of the liabilities of Realty and KMC included in the Pro Forma Condensed Consolidated Financial Data of Realty included elsewhere in this Prospectus. Each of KMC and Realty will also agree to remain obligated with regard to any liabilities relating to their respective businesses which were not accrued as of the Effective Date but which were incurred before, or arise with respect to facts, events or circumstances occurring before, such Effective Date. KMC will assume any liabilities relating to the Spin Off.

  As of the Effective Date, KMC will become the employer of all persons then employed by Realty other than Mr. Stenhaug. Under the Distribution Agreement, KMC will assume sponsorship and administration of Historical Kahler's pension plan, 401(k) plan and group health benefit plan and liabilities arising under these plans after the Effective Date. The liabilities assumed by KMC under the Distribution Agreement include any employment-related liabilities accrued as of the Effective Date, as well as liability for any action taken by Historical Kahler with respect to Historical Kahler's pension plan, 401(k) plan and group health benefit plan on or prior to the Effective Date and liabilities for employment-related claims which were incurred before, or arise with respect to facts, events or circumstances occurring before, such date.

  The officers and directors and certain employees of Historical Kahler hold options exercisable for shares of Common Stock granted under Realty's stock option plans and the Historical Kahler Plans. The Distribution Agreement provides that options which are not exercised prior to the Effective Date will be split into two separately exercisable options: one to purchase shares of Common Stock and one to purchase shares of KMC Common Stock. These options will be administered separately by Realty and KMC under the terms of the Plans under which such options were originally granted. Realty and KMC have adopted the Historical Kahler Plans solely with respect to the options denominated in shares of their respective common stock. All future stock option grants made by Realty and KMC will be made under new stock option plans adopted by Realty and KMC. See "Directors and Executive Officers of Realty--Stock Option and Stock Retainer Plans."

  After the Spin Off, Realty and KMC will not be able to participate in a consolidated income tax return. The Distribution Agreement therefore contains certain agreements clarifying responsibilities and procedures for the filing of returns, the payment of taxes and the resolution of disputes regarding taxes following the Spin Off. The Distribution Agreement provides that Realty will be responsible for payment of income taxes attributable to the operations of Realty and its subsidiaries for all taxable periods. The Distribution Agreement further provides that Realty will be responsible for payment of income taxes attributable to the operations of KMC and its subsidiaries (other than its subsidiaries engaged in operating KMC's commercial laundry and formal wear businesses) for taxable periods ending on or prior to the Effective Date and the portion ending on the Effective Date of any taxable period that includes (but does not end on) the Effective Date, and that KMC will be responsible for payment of income taxes attributable to all of its operations for the remaining portion of any such taxable period and for all subsequent taxable periods and for payment of income taxes attributable to its commercial laundry and formal wear subsidiaries for all taxable periods. The Distribution Agreement also provides that Realty will be liable for the payment of all income taxes that may be imposed on Realty as a result of the Spin Off and any sales, use, transfer or excise taxes imposed on either party as a result of the Asset Transfers or the Spin Off.

OTHER AGREEMENTS

  In connection with the Spin Off, Realty and KMC have entered or will enter into the License Agreement, the Right of First Refusal Agreement, the Option Agreement and certain agreements with respect to the franchise licenses. See "Certain Agreements."

CERTAIN TRANSACTIONS WITH THE MAYO FOUNDATION

  Historical Kahler regularly furnished laundry, hospitality and food services to the Mayo Foundation and its affiliates at competitive prices. Mr. Herrell, the Chairman of the Board of Directors of Historical Kahler, is an officer of the Mayo Foundation. During 1994, sales of such services together with management fees and rent amounted to $4.3 million or 3.9% of Historical Kahler's revenue of owned operations. Sales of these services to the Mayo Foundation amounted to $3.1 million and $4.1 million in 1992 and 1993, respectively. See Note 10 of the Notes to Consolidated Financial Statements of Historical Kahler.

  Historical Kahler purchased, at competitive prices, steam, electricity, water and related utility services from Franklin Heating Station ("Franklin"), a Mayo Foundation affiliate, pursuant to a Utility Sale Agreement with Franklin. The amount of purchased utility services during 1992 was $2.3 million, during 1993 was $1.9 million, and during 1994 was $1.9 million. See Note 10 to the Consolidated Financial Statements of Historical Kahler. As a result of the Spin Off, KMC has assumed the Utility Sales Agreement and will purchase from Franklin all, or a portion, of the utility services for The Kahler Hotel, the Kahler Plaza Hotel and the Clinic View Inn and Suites. The Utility Sales Agreement has an indefinite term and may not be terminated unless, among other things, the Franklin facilities are permanently retired, damaged or destroyed, or the Franklin facilities are condemned or taken by eminent domain. The cost of utility services is based on allocated cost of the utility services provided by Franklin and the amount of usage.

  It is anticipated that KMC will engage in transactions with the Mayo Foundation that are similar to Historical Kahler's transactions with the Mayo Foundation.

STOCK ACQUISITION

  In October 1994, Milner Associates, a family partnership of which Mr. Harold
W. Milner is general partner, acquired 21,622 shares of Common Stock through conversion of 8,000 shares of $2.25 Cumulative Convertible Exchangeable Preferred Stock of Historical Kahler.

EXCHANGE AGREEMENT

  At the request of the Underwriters and in order to facilitate the Offering and Realty's conversion to REIT status, Realty, KMC, the Mayo Foundation and the three executive officers of Realty have entered into an agreement intended to eliminate the interest of Realty's executive officers in the equity of KMC (the "Exchange Agreement"). Under the Exchange Agreement, the executive officers of Realty will transfer all of the outstanding shares of KMC Common Stock held by them, either directly or indirectly, to the Mayo Foundation in exchange for shares of Common Stock having a value equal to the value of their KMC Common Stock. The executive officers also agree (i) to exercise all of their Adjusted Options for KMC Common Stock and dispose of the underlying shares (aggregating 6,600 shares) prior to January 1, 1996, either by exchanging the shares for Common Stock pursuant to the Exchange Agreement or by selling the shares in the open market, and (ii) to request that the trustee of Historical Kahler's 401(k) plan dispose of any shares of KMC Common Stock which are allocated to the officers' accounts after the Spin Off. The executive officers also agree not to purchase or otherwise own any shares of KMC Common Stock while employed by Realty, except pursuant to the exercise of their Adjusted Options. Finally, Messrs. Milner, Stenhaug and Quinn each agree to enter into a letter agreement with the Underwriters pursuant to which he will agree not to sell any shares of Common Stock for three years, six months and six months, respectively, after the closing of the Offering. The Mayo Foundation will also agree to enter into a similar letter agreement with the Underwriters pursuant to which (i) none of the shares of Common Stock owned by the Mayo Foundation may be sold for one year after the closing of the Offering, and (ii) one third of the shares of Common Stock owned by the Mayo Foundation will become available for sale at the commencement of each of the second, third and fourth years following the closing of the Offering.

  Realty and KMC have agreed to take certain other steps to induce the executive officers to enter into the Exchange Agreement. Realty has agreed that, within six months after the closing of the Offering, it will file and have declared effective a registration statement on Form S-3 covering resales by the executive officers of the shares of Common Stock received from the Mayo Foundation in the exchange. Realty will be obligated to maintain the effectiveness of that registration statement until the shares of Common Stock are eligible for sale by the executive officers pursuant to Rule 144 under the Securities Act of 1933, as amended. With respect to the exercise of the Adjusted Options, the Exchange Agreement provides that (i) KMC will accelerate the vesting of all of the Adjusted Options for KMC Common Stock held by the executive officers of Realty, and (ii) Realty will award a cash bonus to each of the executive officers approximately equal, on an after tax basis, to his tax liability upon exercise of the Adjusted Options.

  As a result of the Spin Off, the Mayo Foundation will hold 111,323 shares or 23.9% of the KMC Common Stock, and Messrs. Milner, Stenhaug and Quinn will hold 51,119 shares, 2,603 shares and 2,939 shares, respectively, of KMC Common Stock (assuming the exercise of all options) or 12.0% of the KMC Common Stock on an aggregate basis. Giving effect to the Exchange Agreement, Messrs. Milner, Stenhaug and Quinn will have no equity interest in KMC and the Mayo Foundation will hold up to 35.5% of the KMC Common Stock. The number of shares of Common Stock to be transferred to the executive officers by the Mayo Foundation pursuant to the Exchange Agreement will depend on the fair market value of the KMC Common Stock after the Spin Off which cannot be determined at this time. See "The Spin Off--Benefits of the Spin Off to Existing Shareholders of Historical Kahler." Realty estimates that the shares of Common Stock to be received by the executive officers of Realty pursuant to the Exchange Agreement will represent less than 0.5% of the outstanding shares of Common Stock.

  The Exchange Agreement will become effective upon the closing of the Offering.

           POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

  The following is a discussion of Realty's policies with respect to investment, financing, conflicts of interest and certain other activities. The policies with respect to these activities have been determined by the Board of Directors of Realty and may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the shareholders of Realty.

INVESTMENT POLICIES

 Equity Investments in Hotels

  Realty will seek to increase Cash Available For Distribution and enhance shareholder value by making opportunistic acquisitions of additional hotels. It also intends to implement an internal growth strategy to increase revenues for the Hotels, which may include the expansion and renovation of these Hotels. In addition, if, in management's opinion, the investment opportunity justifies the risk, Realty may selectively construct new hotels. One type of acquisition that Realty will consider is hotels that have been in operation for several years and have experienced stable ADRs and occupancy and operated profitably over the previous two or three years. Realty may also consider acquiring hotels that have low cash flows relative to expenses, but which represent potential turn-around opportunities. Additionally, Realty will focus on acquiring hotels that are in its existing markets or markets contiguous to those in which it currently owns Hotels and which may service nearby large institutions. As part of its internal growth strategy, Realty will seek to expand existing Hotels as occupancy rates at specific Hotels warrant expansion and to renovate its Hotels when it believes it can increase ADRs and hotel occupancy. Realty is obligated under the Percentage Leases to fund periodic capital improvements to the Hotels and the replacement and refurbishment of FF&E in an amount equal to 5.5% of room revenues per quarter on a cumulative basis.

  Hotels that Realty may acquire in the future may be subject to existing mortgage financing or other indebtedness related to the acquired hotel. Realty may participate with other entities in property ownership, through joint ventures or other types of co-ownership. Realty has no current intention to dispose of any Hotel, but may sell one or more Hotels, in whole or in part, when it believes such action is in the best interests of shareholders.

 Mortgage Investments in Hotels

  While it will emphasize the acquisition of equity in hotels, Realty may acquire mortgage notes secured by a hotel if such acquisition would be the most advantageous way to obtain an interest in that hotel. Such mortgage notes may be participating or convertible mortgage notes, which may enable Realty to benefit from the cash flow or any appreciation in the value of the hotel. Participating mortgage notes permit the holder to participate in increasing revenues from the property and convertible mortgage notes enable the holder to convert some or all of the mortgage notes to equity.

FINANCING

  Realty currently has a policy of limiting its consolidated indebtedness to an amount not more than 50.0% of its consolidated investment in hotels, at cost and before accumulated depreciation. The organizational documents of Realty do not limit the amount or percentage of indebtedness that it may incur.

  Realty may incur indebtedness to make additional investments in hotel properties or to meet the distribution requirements imposed by the REIT provisions of the Code, to the extent that cash flow from Realty's investments and working capital is insufficient. Indebtedness incurred by Realty may be in the form of purchase money obligations to the sellers of properties, bank borrowings and publicly and privately placed debt instruments. Any of this indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by Realty. Such indebtedness may provide recourse to all or any part of the property of Realty, or recourse may be limited to the particular property to which the indebtedness relates. The proceeds from borrowings by Realty may be used for the payment of distributions or dividends, working capital, to refinance existing indebtedness or to finance acquisitions, expansions, additions or renovations of hotel properties. See "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements."

  To ensure that Realty has sufficient liquidity to conduct its operations, including making investments in additional hotels and funding its anticipated distribution obligations and financing costs, Realty is seeking to arrange the Lines of Credit. The Lines of Credit may be secured by first mortgages on some of the Hotels. See "Management's Discussion and Analysis of Pro Forma Financial Data of Realty--Pro Forma Liquidity and Capital Resources."

  If the Board of Directors of Realty determines to raise additional equity capital, the Board has the authority, without shareholder approval, to issue additional shares of Common Stock, preferred stock or other capital stock of Realty in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Existing shareholders have no preemptive right to purchase shares issued in any offering, and any such offering may cause a dilution of a shareholder's investment in Realty.

CONFLICTS OF INTEREST POLICIES

  Realty and KMC each has adopted policies and procedures to be followed by the Board of Directors of each company to limit the involvement in matters affecting both companies of the executive officers and directors who serve both companies as well as to govern other conflicts. These procedures require interested executive officers and directors to abstain from voting as directors of either company, with respect to matters that present a material conflict of interest and require a majority of the independent directors of each company to approve any contract or transaction that presents a material conflict of interest. See "The Spin Off." Whether or not a material conflict of interest situation exists will be determined on a case-by-case basis depending on such factors as the dollar value of the matter, the respective interests of the shareholders of Realty and KMC and the likelihood that resolution of the matter would have significant strategic, operational or financial implications for the business of Realty or KMC. It is a principal responsibility of the independent directors of each company to monitor such situations as well as any other situation which presents a conflict of interest.

  The ongoing relationships between Realty and KMC will create potential conflict situations. Two executive officers, Harold W. Milner, the President and Chief Executive Officer, and Michael J. Quinn, the Senior Vice President, Secretary and General Counsel, will hold similar positions for each of Realty and KMC. In addition, Mr. Milner and John H. Herrell, the Chairman of the Board, will each be a director of both Realty and KMC. Realty anticipates that additional employees may be hired to serve both Realty and KMC. Relationships between Realty and KMC that may be subject to the conflict of interest policies include the Percentage Leases, the Right of First Refusal Agreement, the License Agreement, the Option Agreement, the Distribution Agreement, the Exchange Agreement and the franchise licenses.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  Realty currently does not intend to issue senior equity securities, invest in the securities of other issuers for the purpose of exercising control over such issuers, underwrite securities of other issuers or actively trade in loans or other investments. Realty has authority to offer shares of its capital stock or other securities and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future.

  At all times, Realty intends to make investments in such a manner consistent with the requirements of the Code for Realty to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), Realty's Board of Directors determines that it is no longer in the best interests of Realty to qualify as a REIT. In addition, Realty intends at all times to conduct its business and maintain substantially all its investments in qualifying interest in real estate in order to maintain its exempt status under the Investment Company Act of 1940.

WORKING CAPITAL RESERVES

  Realty will maintain working capital reserves in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of Realty's business and investments. See "--Financing." If necessary, Realty may borrow under the Lines of Credit in order to fund a portion of the Special Distribution. See "Distributions."

                               THE SPIN OFF

  Prior to the Offering, Historical Kahler will engage in the Spin Off. The Spin Off will include the Asset Transfers and the distribution by dividend of 90.5% of KMC Common Stock to the shareholders of Historical Kahler as of the Record Date. The Boards of Directors of Historical Kahler and KMC have unanimously approved the Spin Off. The key elements of the Spin Off are as follows:

  . Asset Transfers. Historical Kahler will transfer to KMC all of its assets and liabilities related to the KMC Business. Under the Code, at least 75.0% of a REIT's gross income for each taxable year must consist of income derived from investments relating to real property or mortgages on real property. In addition, a REIT may not operate or manage its hotels and may not have its hotels operated on its behalf by a third party pursuant to a management contract, unless that third party qualifies as an "independent contractor from whom the [REIT] itself does not derive or receive any income." As a first step toward satisfying these requirements, Historical Kahler will complete the Asset Transfers. As a result of the Asset Transfers, KMC will assume Historical Kahler's outstanding hotel management contracts and retain the employees related to Historical Kahler's hotel management operations. Historical Kahler will also transfer to KMC equity interests in six hotels that are operated under management contracts. To satisfy certain requirements relating to REIT status, the Asset Transfers will also include transfers to KMC of all of the personal property at The Kahler Hotel, the Holiday Inn Downtown, the Olympia Park Hotel, the Pocatello Park Quality Inn, the Boise Park Suites Hotel and the Green Oaks Inn and Conference Center. In addition, KMC will own and operate certain other non-real estate related assets owned by Historical Kahler. Following the Asset Transfers, Realty will retain interests in the 15 Hotels, consisting of 100.0% equity interests in 12 Hotels, 50.0% and 63.8% equity interests in two Hotels and a mortgagee's interest in one Hotel through the Mortgage Note.

  . Spin Off Dividend. The Board of Directors of Historical Kahler will declare a dividend to its shareholders of record on the Record Date, consisting of 90.5% of the issued and outstanding shares of KMC Common Stock. The dividend will be payable only to existing shareholders of Historical Kahler as of the Record Date. Realty expects to distribute the dividend of KMC Common Stock within 60 days after the closing of the Offering, and payment of the dividend is contingent on completion of the Offering. After the Spin Off, Realty will own 9.5% of the outstanding KMC Common Stock.

  . Percentage Leases. As part of the Spin Off, Realty will also lease to KMC pursuant to the Percentage Leases the 14 Hotels in which it has an ownership interest. Realty will continue to hold the Mortgage Note on one of the Hotels. KMC will manage that Hotel pursuant to a management contract with the owner of the property.

  . Realty and KMC. After the Spin Off, Realty and KMC will have the following characteristics:

   . Realty will be a publicly held corporation in the business of owning, acquiring and developing hotels and will seek to qualify as a REIT for federal income tax purposes and operate as a self-advised REIT beginning in 1996. Realty will not seek to qualify as a REIT beginning in 1996 unless it has completed the Offering and the Spin Off.

   . KMC will be a publicly held corporation which will own equity interests in certain hotels and will continue the other operations of Historical Kahler that the federal tax laws generally preclude from being owned or operated by a REIT, including the KMC Business.

  The purpose of the Spin Off is to enable Realty to elect REIT status in 1996. As a REIT, Realty will generally not pay federal income tax to the extent that it distributes its income currently to shareholders in the form of quarterly dividends. Election of REIT status will also facilitate Realty's ability to access the public capital markets. As a result of the Offering, Realty's financial leverage will be greatly reduced which will increase its ability to capitalize on growth opportunities and provide it with increased debt capacity to finance hotel acquisitions, expansions and renovations.





  The Offering will reduce the percentage ownership interest of all of Realty's shareholders below the Ownership Limitation.

BENEFITS OF THE SPIN OFF TO EXISTING SHAREHOLDERS OF HISTORICAL KAHLER

  As a result of the Spin Off, the existing shareholders of Historical Kahler will receive the following benefits. None of these benefits will accrue to purchasers of shares of Common Stock in the Offering.

  . The existing shareholders of Historical Kahler will receive increased annual cash dividends as a result of the Spin Off and operation as a REIT. Historical Kahler paid cash dividends of $.11 per share for the twelve months ended July 2, 1995. For the quarter following completion of the Offering, Realty expects to pay a dividend of $.32 per share, which, on an annualized basis, would equal $1.28 per share.

  . The existing shareholders of Historical Kahler will receive the distribution of 421,103 shares of KMC Common Stock in the Spin Off. Of these shares, 111,323 shares, or 23.9% of total shares outstanding, will be received by the Mayo Foundation, 48,569 shares, or 10.4% of total shares outstanding, will be received by Mr. Milner and his affiliates, and 58,904 shares or 12.7% of total shares outstanding will be received by all executive officers and directors of Realty. Pursuant to the Exchange Agreement, the executive officers of Realty will acquire from the Mayo Foundation additional shares of Common Stock in exchange for all of the KMC Common Stock owned by them after the Spin Off. Realty's executive officers will exercise all options to purchase KMC Common Stock received by them in the Spin Off (aggregating 6,600 shares) and will either exchange such shares for Common Stock pursuant to the Exchange Agreement or sell the shares in the open market. The price at which the KMC Common Stock will trade after the Spin Off cannot be predicted. There is no public market for the KMC Common Stock and there can be no assurance that a public market will develop or as to the prices at which trading in the KMC Common Stock will occur after the Spin Off. Until the KMC Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. Accordingly, Realty is unable to place a value on the KMC Common Stock to be received by the shareholders.

ADVANTAGES AND DISADVANTAGES OF THE SPIN OFF AND THE OFFERING

  The Spin Off and the Offering will have various beneficial effects on the operation of the Hotels and the business of Realty, including:

  . Elimination of virtually all income tax upon the operations of the Hotels upon achieving REIT status in 1996.

  . Reduction of the debt service on the Hotels, resulting in a greater amount of Cash Available For Distribution than would be available to shareholders if debt service were not reduced.

  . Strengthening of Realty's balance sheet, providing access to the Lines of Credit and other financing alternatives to fund Realty's future investments in hotels.

  The Spin Off and the Offering may have certain disadvantages for purchasers of Common Stock in the Offering and existing shareholders of Historical Kahler, including:

  . The Ownership Limitation and the restrictions on transfers of the Common
    Stock will deter non- negotiated acquisitions of the Common Stock and will perpetuate control by existing management, which may make investment in the Common Stock less attractive to certain investors and could have an adverse effect on the market value of the Common Stock.

  . The terms of certain of the transactions included in and related to the Spin Off were not established through arm's-length negotiations and, accordingly, may not reflect fair market values or terms.

  . Because certain officers and directors are officers and directors of both
    Realty and KMC, there will be conflicts of interest with respect to their obligations as officers and directors of either Realty or KMC or both.

  . Upon the closing of the Offering, existing shareholders of Historical
    Kahler will have their voting power reduced from 100.0% to 34.1%.

                         KAHLER MANAGEMENT CORPORATION

GENERAL

  KMC, currently a wholly owned subsidiary of Historical Kahler, will continue the KMC Business and will become a publicly held company as a result of the Spin Off. See "The Spin Off." KMC manages and operates 22 hotels, including the 15 Hotels. Fourteen of the Hotels are leased from Realty pursuant to the Percentage Leases. The University Park Hotel, in which Realty has a mortgage interest only, will be operated by KMC pursuant to a management contract with the Hotel owner. KMC performs all operational and management functions necessary to operate the Hotels. These functions include all advertising, marketing, maid and food service, reservations, accounting, laundry and maintenance. Under the Percentage Leases, Realty is entitled to the greater of Base Rent or Percentage Rent for each leased Hotel. KMC's ability to effectively conduct its operations and to pay the Base Rent or Percentage Rent under the Percentage Leases will depend on its ability to generate sufficient cash flow from the operation of the Hotels. The obligations of KMC under the Percentage Leases are unsecured. KMC is entitled to all revenue from the Hotels after payment of Rent under the Percentage Leases and other operating expenses. The Percentage Leases have a term of 30 years, subject to earlier termination upon the occurrence of certain events. See "Certain Agreements--The Percentage Leases."

  KMC is not required to devote all of its time and effort to the Hotels. Subject to the non-compete agreement set forth in the Right of First Refusal Agreement, KMC may manage other hotels in addition to the Hotels. KMC manages hotels in Morgantown, West Virginia, Rock Island, Illinois, Waverly, Iowa, Hibbing, Minnesota, Butte, Montana, Port Huron, Michigan and Racine, Wisconsin that are not affiliated with Realty. In addition, KMC owns an equity interest in four of these seven hotels with which it has management contracts as well as an equity interest in the University Park Hotel.

  KMC's operating responsibilities with respect to the Hotels and under the management contracts encompass all phases of lodging operations, including hiring, training and supervising all of the managers and employees necessary for the operation of the Hotels. KMC also provides computerized reservation services, advertising and marketing and promotion services. KMC is responsible for allocating funds for periodic maintenance and repairs of the buildings and furnishings.

  Each of the 22 hotels managed by KMC has a general manager who is responsible for that hotel's operations. The general manager has a staff that manages the various departments within the hotel. Each year the general managers prepare detailed operating budgets and marketing plans. Hotel operations are monitored throughout the year by comparing results to the budget and to the prior year's performance. The general manager and the director of marketing for each hotel are responsible for the sales effort of their hotel. The general manger is compensated in part through a bonus equal to a percentage of the amount by which the income of the hotel less operating expenses of the hotel exceeds the annual budget for the hotel.

  KMC has a centralized corporate staff that provides support to each general manager and each hotel staff in the following areas: sales and marketing; human relations and employee benefits; engineering and building maintenance; accounting; and data processing.

  KMC's senior vice president-marketing works with each hotel's sales staff in setting marketing goals, developing marketing strategies and achieving marketing goals. The general manager and the director of marketing for each hotel are responsible for the sales effort of their hotel. Each hotel market is divided into two general categories: individual travelers, who travel alone with or without advance reservations, and group travelers, who stay at a hotel as part of a business group, convention or tour group. Individual travelers are attracted to a hotel as a result of the hotel's location, by advertising directed at individual travelers, by maintaining toll-free numbers and reservation systems, by providing special services when the traveler arrives at the hotels and by promoting special sales programs and discounts. The hotels attract group travelers as a result of the hotel's location, by providing facilities and amenities to meet group needs and by offering special group rates. Each hotel maintains a sales staff which calls on groups and travel agents and works with them in selecting, planning and holding group functions.

  KMC also owns and operates certain non-real estate assets owned by Historical Kahler prior to the Spin Off, including Historical Kahler's commercial laundry business and formal wear business. The commercial laundry business operates laundry facilities in Rochester, Minnesota and Salt Lake City, Utah, providing commercial and institutional laundry and dry cleaning services, as well as linen and uniform rental services. The formal wear business is a wholesale and retail distributor of men's formal wear, with distribution centers in Rochester, Minnesota, Denver, Colorado, Kansas City, Kansas and Dallas, Texas and 39 retail outlets throughout the Midwest and West.

  Certain pro forma financial information for KMC is set forth under the Pro Forma Condensed Consolidated Financial Data of KMC elsewhere in the Prospectus. For the first six months of 1994, KMC has a pro forma loss of $726,000 as compared to a pro forma loss of $342,000 in the first six months of 1995. For the first six months of 1995, total lodging revenue increased $2.3 million or 4.7% to $51.2 million as compared to the first six months of 1994. Lodging operating income increased from $1.8 million in the first six months of 1994 to $2.0 million in the first six months of 1995. Laundry revenue declined $252,000 or 7.6% in 1995 as compared to 1994. KMC's laundry operating income improved significantly in the first six months of 1995 to $588,000 as compared to $89,000 in the first six months of 1994. These changes are attributable to productivity improvements in the Rochester laundry and the closing of one laundry in Salt Lake City. Productivity, which is measured in pounds per operator hour, increased at the Rochester laundry in the first six months of 1995 to 90.1 from 62.3 in the first six months of 1994, a 44.6% increase.

  For fiscal 1994, KMC had a pro forma net loss of $2.4 million as compared to a $2.0 million loss for the twelve months ended July 2, 1995. Depreciation and amortization accounted for approximately $3.3 million of each year's loss. At July 2, 1995, KMC had pro forma total assets of $41.9 million and stockholders' equity of $16.6 million. KMC's pro forma stockholders' equity is based on the pro forma net book value of assets and liabilities distributed by Historical Kahler to KMC in the Spin Off. The fair market value of KMC's common stock following the Spin Off may differ substantially from the pro forma stockholders' equity presented.

DIRECTORS, OFFICERS AND EMPLOYEES

  The executive officers of KMC are the same persons who have been operating the KMC Business of Historical Kahler. The four senior executive officers of KMC have over 65 years of experience in the ownership, management and development of hotels and conference centers and will include Harold W. Milner, President and Chief Executive Officer (28 years of experience), Michael R. Hinckley, Senior Vice President, Marketing (12 years of experience), Kevin L. Molloy, Senior Vice President, Operations (21 years of experience), and Michael
J. Quinn, Senior Vice President, General Counsel (nine years of experience). In addition, KMC has approximately 19 general hotel managers with an average of 20 years of experience operating and managing hotels and conference centers.

  Certain information with respect to the directors and executive officers of KMC is set forth below:

                                                                         TERM
          NAME      AGE                    POSITION                     EXPIRES
          ----      ---                    --------                     -------
      John H.
       Herrell      54  Chairman of Board                                1996
      Harold W.
       Milner       60  President, Chief Executive Officer and Director  1997
      Michael R.
       Hinckley     59  Senior Vice President, Marketing
      Kevin L.
       Molloy       45  Senior Vice President, Operations
      Michael J.    47  Senior Vice President, Secretary and
       Quinn            General Counsel
      Thomas R.
       Gintz        45  Vice President, Purchasing
      Michael P.
       Gehling      33  Vice President, Engineering
      James E.
       Hinrichs     56  Vice President, Accounting
      James D.
       Porrett      41  Vice President, Textile Care Services


      Philip D.
       Thorpe       61  Vice President, Real Estate
      Paul R.
       Tieskoetter  36  Controller and Treasurer
      Simon W.
       Workman      59  Vice President, Corporate Human Resources
      Willis K.
       Drake        71  Director                                         1998
      Alan O.
       Tuntland     53  Director                                         1998

  For biographical information with respect to Messrs. Herrell, Milner and Quinn, see "Directors and Executive Officers of Realty."

  Michael R. Hinckley has been Senior Vice President, Marketing and Operations since 1987. From 1983 to 1987, he was Senior Vice President and Treasurer of Americana Hotels Corporation. He has a Bachelor's degree from the University of Utah and a Master's degree from the Harvard Graduate School of Business Administration.

  Kevin L. Molloy joined Historical Kahler in 1976. He has worked in various management positions and since 1986 he has been Senior Vice President, Operations. Mr. Molloy is a Certified Hotel Administrator and completed the Management Apprenticeship Program, Shelbourne Hotel/International Airport Hotel, Dublin, Ireland.

  Thomas R. Gintz joined Historical Kahler in 1982. He has been Vice President, Purchasing since 1992 and served as Purchasing Director prior to being appointed a Vice President. He attended the University of Iowa, South Dakota University and Iowa Central Community College.

  Michael P. Gehling joined Historical Kahler in 1983. He has been Vice President, Engineering since 1990 and served in various management positions in engineering and construction prior to being appointed a Vice President. He holds a Bachelor's degree in mechanical engineering from Iowa State University and a Master's degree in business administration from Winona State University.

  James E. Hinrichs joined Historical Kahler in 1962. He has been Vice President, Accounting since 1985. He has a Bachelor's degree from Winona State University.

  James D. Porrett joined Historical Kahler in 1984. He has been Vice President, Textile Care Services since 1993. From 1984 to 1994, he was General Manager of the Rochester laundry facility and General Manager of the Salt Lake City laundry facility. He has a Bachelor's degree from Millersville State College.

  Philip D. Thorpe joined Historical Kahler in 1987. He has been Vice President, Real Estate since 1989 and was Director, Real Estate from 1987 to 1989. He holds a Bachelor's degree and a Master's degree from the University of Utah and a Doctorate degree from Brigham Young University.

  Paul R. Tieskoetter joined Historical Kahler in 1984. He has served as Controller since 1985. He holds a Bachelor's degree from the University of Northern Iowa and is a Certified Public Accountant.

  Simon W. Workman joined Historical Kahler in 1992 as Vice President, Corporate Human Resources. Prior to joining Kahler, he was Manager of Headquarters Human Resources for Control Data Corporation from 1982 to 1992. He holds a Bachelor of Arts degree from Calvin College.

  Willis K. Drake has been a Director since 1994. From 1980 to 1994, he was a Director of Kahler. He is the retired Chairman of the Board of Data Card Corporation. He is a Director of Analysts International Corp., Innovex, Inc., Digi International, Inc. and Telident, Inc. He holds a Bachelor's degree from Purdue University.

  Alan O. Tuntland has been a Director of Management since 1994. Mr. Tuntland has held various positions with Schmidt Printing, Inc. since 1976, serving most recently as president and chairman of the board since 1994. Mr. Tuntland holds a Bachelor of Science degree from South Dakota State University and Master of Science degree from Purdue University.

  As a result of the Spin Off, KMC has approximately 3,500 employees, which represents substantially all of the former employees of Historical Kahler. This staff includes a corporate staff of 45 individuals supporting senior management and approximately 285 hotel management personnel. The hotel employees in Rochester, Minnesota (approximately 496 employees) are represented by a labor union. KMC believes its relationship with its employees is good.

                          PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock prior to and after the Offering by each director of Realty, the Chief Executive Officer, each other person who owns more than 5.0% of the Common Stock, and all directors and executive officers as a group, in each case as of August 15, 1995. Except as otherwise indicated, the persons listed have sole voting and investment power over such shares.

                             SHARES BENEFICIALLY        SHARES BENEFICIALLY
                               OWNED PRIOR TO             OWNED AFTER THE
                                OFFERING (1)               OFFERING (1)
                             -------------------------- --------------------------
                               NUMBER        PERCENT      NUMBER        PERCENT
                             ------------    ---------- ------------    ----------
John H. Herrell............        31,398           *         31,398           *
A. Blaine Huntsman.........        31,843           *         31,843           *
Donald L. Lucas............        32,090           *         32,090           *
Donald C. McIlrath, M.D....        22,000           *         22,000           *
Harold W. Milner...........       485,686(2)     11.5%       485,686(3)      3.8%
 Kahler Realty Corporation
 20 Second Avenue Southwest
 Rochester, Minnesota 55902
Milner Associates..........       473,507        11.2%       473,507(3)      3.7%
 Kahler Realty Corporation
 20 Second Avenue Southwest
 Rochester, Minnesota 55902
Mark Sheffert..............        27,553           *         27,553           *
Mayo Foundation............     1,113,234        26.4%     1,113,234         8.8%
 Rochester, Minnesota
All directors and executive
 officers as a group (8
 persons)..................       665,070        15.5%       665,070(3)      5.2%

--------

 * Less than 1.0%

(1) Includes the following shares which could be acquired within 60 days upon exercise of options: Mr. Herrell, 4,000 shares; Mr. Huntsman, 12,200 shares; Mr. Lucas, 4,000 shares; Dr. McIlrath, 12,000 shares; Mr. Milner, 9,000 shares; Mr. Sheffert, 24,200 shares; and all directors and executive officers as a group, 76,026 shares. Also includes the following shares held through Realty's 401(k) Plan, with respect to which the trustee of the 401(k) plan has the power to vote and the individual has the power to dispose: Mr. Milner, 3,179 shares; and all directors and executive officers as a group, 6,799 shares.

(2) Includes 473,507 shares of Common Stock that are owned by Milner Associates, a family partnership, of which Mr. Milner is a general partner, with power to vote and dispose of the shares.

(3) Does not include shares of Common Stock to be acquired by Messrs. Milner, Stenhaug and Quinn pursuant to the Exchange Agreement. See "Certain Relationships and Related Transactions--Exchange Agreement."

                          DESCRIPTION OF CAPITAL STOCK

  Under Realty's Articles of Incorporation, the total number of shares of all classes of stock that Realty has authority to issue is 80 million, consisting of 70 million shares of Common Stock, par value $.10 per share (the "Common Stock"), and 10 million shares of Preferred Stock, par value $.10 per share (the "Preferred Stock"). No shares of Preferred Stock are outstanding or will be outstanding immediately after consummation of the Offering.

COMMON STOCK

 General

  Based on the number of shares of Common Stock outstanding at July 2, 1995, Realty estimates that, after the Offering, there will be 12,772,118 shares of Common Stock outstanding, assuming prior to the Offering (i) the issuance of 138,700 shares of Common Stock upon the exercise of vested stock options, and
(ii) the issuance of 2,387 shares of Common Stock pursuant to a deferred incentive plan. All shares of Common Stock will be fully paid and nonassessable, and the holders thereof will not have preemptive rights.

 Voting Rights

  The holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares exclusively possess all voting power. There is no cumulative voting in the election of directors under Realty's Articles of Incorporation.

 Dividends and Liquidation

  Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor. Upon liquidation each common shareholder is entitled to receive a pro rata share of the assets of Realty available for distribution to such holders. See "Distributions."

 Trading Market

  The Common Stock is quoted on Nasdaq.

PREFERRED STOCK

  The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holder of Common Stock. Realty has no present intention to issue shares of Preferred Stock.

RESTRICTIONS ON TRANSFER

  For Realty to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding stock. Specifically, not more than 50.0% in value of Realty's outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and Realty must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations--Requirements for Qualification." In addition, Realty must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75.0% of its gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by Realty from KMC under the Percentage Leases will not qualify as rents from real property, which likely would result in a loss of REIT status for Realty, if any shareholder or group of shareholders acting together, own, directly or constructively, 10.0% or more of the capital stock of KMC and 10.0% or more of the capital stock of Realty. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests." Because Realty's Board of Directors believes it is essential for Realty to qualify as a REIT, the Board of Directors has included in Realty's Articles of Incorporation a provision limiting the transfer of shares of Realty's stock (the "Ownership Limitation Provision").

  The Ownership Limitation Provision provides that, subject to certain limited exceptions specified in the Articles of Incorporation, no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding capital stock (the "Ownership Limitation") of Realty and no transfers are permitted that would result in the capital stock of Realty being beneficially owned (within the meaning of the applicable provisions of the Code) by fewer than 100 persons. If shares of stock in excess of the Ownership Limitation are issued or transferred to any person, or if a transfer or proposed transfer causes or would cause Realty to be beneficially owned by fewer than 100 persons, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to the stock proposed to be issued or transferred.

  The attribution provisions of the Code are complex and may cause shares of Common Stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of Common Stock (or the acquisition of an interest in an entity which owns shares of Common Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own in excess of 9.8% of the outstanding shares of Common Stock, and thereby subject these shares of Common Stock to the Ownership Limitation.

  The Board of Directors may, but in no event is required to, waive the Ownership Limitation if evidence satisfactory to the Board of Directors is presented that such ownership will not jeopardize Realty's status as a REIT. As a condition of such waiver, the Board of Directors may, but is not required to, require a ruling from the Internal Revenue Service on an opinion of counsel satisfactory to it and an undertaking from the applicant with respect to preserving the REIT status of Realty. The Board of Directors may revoke any waiver of the Ownership Limitation at any time.

  The Ownership Limitation Provision will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Any change in the Ownership Limitation would require an amendment to the Articles of Incorporation. Amendments to the Articles of Incorporation require the affirmative vote of holders owning a majority of the outstanding the Common Stock. In addition to preserving Realty's status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control of Realty without the approval of the Board of Directors. All certificates representing shares of the Common Stock will bear a legend referring to the restrictions described above.

  Any person who acquires, attempts to acquire or intends to acquire ownership of shares of any class of stock of Realty in violation of the ownership restrictions set forth in the Articles of Incorporation is required to immediately give written notice to Realty of such event. Each shareholder shall upon demand be required to disclose to Realty in writing such information as Realty may request in order to determine the effect, if any, on Realty's status as a REIT.

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


  If the Board of Directors or its designee should at any time determine in good faith that a transfer or other event has taken place in violation of the Ownership Limitation of the Articles of Incorporation or that a person intends to acquire, has attempted to acquire or may acquire the ownership of any shares of the corporation in violation of such limitations, the Board of Directors or its designee may take such action as it deems necessary or advisable to refuse to give effect to or to prevent such transfer or other event, including refusing to give effect to such transfer or other event on the stock record books of Realty or instituting any appropriate proceedings to enjoin such transfer or other event.

  Each person who is an owner of outstanding shares of capital stock of Realty shall, upon demand by Realty, disclose to Realty in writing such information with respect to its ownership of capital stock as the Board of Directors of Realty, or its designee, in its discretion deems necessary or appropriate to ensure Realty's compliance with the REIT provisions of the Code. Whenever the Board of Directors deems it reasonably necessary to protect the tax status of Realty as a REIT, the Board of Directors may require a statement or affidavit from each shareholder or proposed transferee of shares of capital stock setting forth the number of shares of capital stock already owned by such person and any related, associated or affiliated person specified by the Board of Directors. If, in the opinion of the Board of Directors, any proposed transfer may jeopardize the qualification of Realty as a REIT, the Board of Directors shall have the right to refuse to permit such transfer.

  Any transfer of shares that would prevent Realty from continuing to qualify as a REIT under the Code will be void and of no force and effect to the fullest extent permitted under applicable law and the intended transferee of such shares will be deemed never to have had an interest in such shares. If, in the opinion of the Board of Directors, (i) a transfer of shares would result in any shareholder, or group of shareholders acting together, owning in excess of the Ownership Limitation or (ii) a proposed transfer of shares may jeopardize the qualification of Realty as a REIT under the Code, the Board of Directors may, in its sole discretion, refuse to allow the shares to be transferred to the proposed transferee. In addition, Realty or its designees may, in the discretion of the Board of Directors, purchase any stock held of record by any shareholder in excess of the Ownership Limitation, for a price equal to the lesser of (i) the closing price of such excess stock on the date of notice of redemption, (ii) the closing price of such excess stock on the date of purchase, (iii) the maximum price allowed under the applicable provisions of Minnesota law, or (iv) the price paid by the shareholder in the transaction which gave rise to such excess stock (or if the shareholder did not give value in such transaction, the closing price of such stock on the date of such transaction).

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Norwest Bank Minnesota, N.A.

 CERTAIN PROVISIONS OF MINNESOTA LAW AND REALTY'S ARTICLES OF INCORPORATION AND
                                  BYLAWS

  The following paragraphs describe certain provisions of Minnesota law and Realty's Articles of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Realty's Articles of Incorporation and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part, and to Minnesota law.

  Certain provisions of Realty's Articles of Incorporation and Bylaws described in this section could make more difficult the acquisition of Realty by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practice and inadequate takeover bids and to encourage persons seeking to acquire control of Realty to negotiate first with the Board of Directors. Realty believes that the benefits of these provisions outweigh the potential disadvantage of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. See also "Description of Capital Stock-- Restrictions on Transfer."

STAGGERED BOARD OF DIRECTORS

  Realty's Articles of Incorporation provide that the Board of Directors will be divided into three classes of directors, each class constituting approximately one third of the total number of directors and serving staggered three-year terms. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. Realty believes, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure continuity and stability of Realty's management and policies.

  The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of Realty's stock or attempting to obtain control of Realty, even though such an attempt might be beneficial to Realty and its shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The number of directors on Realty's initial Board will consist of six persons, subject to increase or decrease by the affirmative vote of a majority of the members of the Board of Directors or the shareholders. The shareholders shall be entitled to vote on the election or removal of directors, with each share entitled to one vote. Any vacancies on the Board will be filled by the affirmative vote of a majority of the remaining directors. Accordingly, the Board of Directors could temporarily prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees. Any director so elected shall hold office until his or her successor is elected by the shareholders.

  A director may be removed with or without cause by the vote of a majority of the shareholders. The term "cause" is not defined in Realty's Articles of Incorporation.

PREFERRED STOCK

  Realty's Articles of Incorporation authorize the Board of Directors to issue up to 10 million shares of preferred stock and to establish the preferences and rights of any shares issued. See "Description of Capital Stock--Preferred Stock." Although Realty has no current intention to issue shares of preferred stock in the foreseeable future, the issuance of preferred stock could have the effect of delaying or preventing a change in control of Realty even if a change in control were in the shareholder's interest. No shares of preferred stock will be issued or outstanding as of the close of the Offering.

LIMITATION OF LIABILITY

  The Articles of Incorporation provide that to the maximum extent permitted by Minnesota law, as in effect from time to time, no director or officer of Realty shall be liable to Realty or its shareholders for monetary damages.

INDEMNIFICATION

  Under Realty's Bylaws, Realty is required to indemnify its officers and directors for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by Minnesota law.

  Under Minnesota law, a corporation shall, unless prohibited or limited by its articles of incorporation or bylaws, indemnify its current and former officers, directors, employees and agents against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they: (i) have not been indemnified by another organization; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

  Any indemnification by Realty pursuant to the provisions of the Articles of Incorporation described above shall be paid out of the assets of Realty and shall not be recoverable from the shareholders. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended, in the opinion of the Commission such indemnification is contrary to public policy and, therefore, unenforceable.

  Realty will seek to obtain insurance on behalf of its directors and executive officers against liabilities which may be asserted against or incurred by these persons in their capacities as directors and executive officers of Realty. The scope of the coverage of this insurance, if any, has yet to be determined.

AMENDMENT

  The Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock, with the shareholders voting as a class with one vote per share. Subject to certain limitations, Realty's Bylaws may be amended by the Board of Directors or by vote of the holders of a majority of the outstanding shares of the Common Stock.

MINNESOTA ANTI-TAKEOVER STATUTES

  Realty will be governed by the provisions of Sections 302A.671 and 302A.673 of the MBCA. Section 302A.671 of the MBCA provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless they are approved in a prescribed manner. A "control share acquisition" is generally defined as an acquisition of beneficial ownership of voting stock of the corporation that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20.0% or more in the election of directors. Section 302A.673 of the MBCA prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an "interested shareholder" is a person who, together with affiliates, beneficially owns, or within four years did own, 10.0% or more of the corporation's outstanding voting stock.

  In the event of certain tender offers for stock of Realty, Section 302A.675 of the MBCA precludes the tender offeror from acquiring additional shares of stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. This section does not apply if a committee of the board of directors consisting of disinterested directors (excluding present and former officers of the corporation) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of material federal income tax considerations regarding the Spin Off and Realty's election to be taxed as a REIT. Dorsey & Whitney P.L.L.P., which has acted as counsel to Realty, has reviewed this summary and is of the opinion that, insofar as the summary constitutes statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, it provides an accurate summary of such law or conclusions. The summary does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK.

TAX CONSEQUENCES OF THE SPIN OFF TO REALTY

  For federal income tax purposes, the Asset Transfers will generally be non-taxable to Realty to the extent that Realty receives only stock of KMC in exchange for the assets that it transfers to KMC. Realty may, however, recognize taxable gain to the extent that it receives property other than KMC stock ("boot") as part of the Asset Transfers. In connection with the Asset Transfers, Realty will be entering into certain contractual arrangements with KMC and acquiring certain rights with respect to certain properties of KMC. Management of Realty believes that the rights it will acquire under these contractual arrangements do not have a significant value. Management of Realty therefore does not believe that Realty will receive any taxable boot in connection with the Asset Transfers.

  For federal income tax purposes, the Spin Off dividend will result in the recognition of gain by Realty equal to the excess (if any) of the fair market value of the KMC Common Stock distributed in the Spin Off over the adjusted tax basis of such stock. Management of Realty believes that the fair market value of the KMC Common Stock to be distributed will not exceed its adjusted tax basis, and expects that the trading price of the KMC Common Stock after the date of the distribution of the KMC Common Stock will support this conclusion. If, however, the fair market value of the KMC Common Stock exceeded its adjusted stock basis, Realty would recognize gain and incur tax liability as a result of the Spin Off.

TAXATION OF REALTY

  Realty plans to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1996. Realty believes that, commencing with such taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and Realty intends to continue to operate in such a manner, but no assurance can be given that Realty will operate in a manner so as to qualify or remain qualified as a REIT.

  The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively. Dorsey & Whitney P.L.L.P. has acted as counsel to Realty in connection with the Spin Off, the Offering and Realty's election to be taxed as a REIT.

  In the opinion of Dorsey & Whitney P.L.L.P., commencing with Realty's taxable year ending December 31, 1996, and assuming that the elections and other procedural steps described in this discussion of "Federal Income Tax Considerations" are completed by Realty in a timely fashion, Realty will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. Shareholders should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that Dorsey & Whitney P.L.L.P.'s opinion is based on various assumptions and is conditioned upon certain representations made by Realty as to factual matters, including representations regarding the nature of Realty's properties and the future conduct of its business. In particular, Dorsey & Whitney P.L.L.P.'s opinion is based on representations made by Realty to the effect that the Percentage Leases will be on commercially reasonable terms and that any other transactions entered into between Realty and KMC will be consistent with the results that would have been realized if unrelated parties had engaged in comparable transactions and will be on commercially reasonable terms. Certain factual assumptions and representations are described below in this discussion of "Federal Income Tax Considerations" and are set out in the federal income tax opinion of Dorsey & Whitney P.L.L.P. which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Moreover, qualification and taxation as a REIT depends upon Realty's ability to meet on a continuing basis, through actual annual operating results, distribution levels and stock ownership, the various qualification tests imposed under the Code discussed below. Accordingly, no assurance can be given that the actual results of Realty's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "--Failure to Qualify."

  If Realty qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is distributed currently to the shareholders. However, Realty will be subject to federal income tax in the following circumstances. First, Realty will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, Realty may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Realty has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Realty has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100.0% tax. Fifth, if Realty should fail to satisfy the 75.0% gross income test or the 95.0% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because it has met certain other requirements, it will be subject to a 100.0% tax on the net income attributable to the greater of the amount by which Realty fails the 75.0% or 95.0% gross income test. Sixth, if Realty should fail to distribute during each calendar year at least the sum of
(i) 85.0% of its REIT ordinary income for such year, (ii) 95.0% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Realty would be subject to a 4.0% excise tax on the excess of such required distribution over the amounts actually distributed. (For this purpose, any retained income or net capital gain on which the corporate income tax has been imposed will be deemed distributed.) Seventh, with respect to any asset that Realty held immediately before the first day of the first taxable year during which its REIT election is in effect, if Realty recognizes gain on the disposition of such an asset during the ten year period beginning on the first day of the first taxable year during which Realty REIT election is in effect, then (pursuant to an election Realty intends to make for federal tax purposes) to the extent of such asset's "built-in gain" (i.e., the excess of the fair market value of such asset on the first day of Realty's first year as a qualified REIT over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). With respect to the tax on net built-in gain, Realty has no present intention to dispose of any of the Hotels during the ten year period beginning with its election to be taxed as a REIT. The risk of a substantial amount of corporate-level tax on the net built-in gain attributable to a Hotel if disposed of during the ten year period might inhibit Realty's ability to sell a Hotel even though market conditions or the Hotel's performance might otherwise indicate that its sale would be in the best economic interests of Realty.

REQUIREMENTS FOR QUALIFICATION

  The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year that is still in effect) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. Furthermore, to be taxed as a REIT, a corporation such as Realty must, as of the close of each taxable year, have no earnings and profits accumulated in any year when it did not have in place a valid election to be taxed as a REIT. The Code provides that conditions (i) to
(iv), inclusive, must be met during the entire taxable year and that condition
(v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which Realty makes an election to be taxed as a REIT. Realty has issued Common Stock in sufficient proportions to allow it to satisfy requirements (v) and
(vi). In addition, Realty has provided for restrictions regarding transfer of Common Stock that are intended to assist Realty in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer restrictions are described in "Description of Capital Stock--Restrictions on Transfer."

  For purposes of determining stock ownership under the 5/50 Rule, a pension trust generally is considered an individual. However, for taxable years beginning on or after January 1, 1994, beneficiaries of certain pension trusts are treated as holding shares of a REIT in proportion to their actuarial interests in the pension trust for purposes of the 5/50 Rule.

  Realty currently holds certain of its hotel properties through first- or second-tier wholly owned subsidiaries. Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a subsidiary 100.0% of whose stock has at all times been held by the REIT. The stock of all of Realty's subsidiaries has at all times been held by Historical Kahler or Realty. The Service has privately ruled that, in the case where a corporation has acquired wholly owned subsidiaries in a tax-free reorganization, those subsidiaries will be treated as "qualified REIT subsidiaries." The Service has also privately ruled that subsidiaries all of whose stock has been held at all times by a corporation that subsequently elects to be taxed as a REIT will be treated as "qualified REIT subsidiaries." In so ruling, the Service has relied on the legislative history to the Tax Reform Act of 1986, which indicates that Congress recognized that, for purposes of limiting liability, real estate properties are often held in separate corporations. Congress recognized that REITs would be effectively prevented from achieving this goal unless the separate existence of their wholly owned subsidiaries was ignored. Based on this legislative intent, the Service has further recognized that, if pre-existing subsidiaries could not be treated as "qualified REIT subsidiaries," a corporation seeking to qualify as a REIT would have to liquidate its subsidiaries before electing REIT status. The Service believed that such a requirement would be contrary to the legislative purpose underlying the "qualified REIT subsidiaries" provisions. Similarly, NAREIT has recently proposed legislation that would treat any wholly owned subsidiary of a REIT as a "qualified REIT subsidiary," regardless of how the REIT acquired the stock of the subsidiary.

  Realty does not intend to seek a ruling from the Service concerning this matter. The private rulings issued to other taxpayers may not be relied upon or cited as precedent, and there is no published authority that addresses Realty's specific situation. Nevertheless, based upon its interpretation of existing law, including the legislative history and the private rulings discussed above, it is the opinion of Dorsey & Whitney P.L.L.P. that all of the subsidiaries 100.0% of whose stock is held (directly or indirectly) by Realty will be "qualified REIT subsidiaries." Thus, in applying the requirements described herein, Realty's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of Realty.

  Realty also holds certain of its hotels through partnerships in which it (or a wholly owned subsidiary) has a partnership interest. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests, described below. Thus, Realty's proportionate share of the assets, liabilities and items of income of the partnership in which it holds partnership interests will be treated as assets and gross income of Realty for purposes of applying the requirements described herein. If the Service successfully challenged the tax status of any partnership in which Realty holds an interest, the affected partnership might be taxable as a corporation. In that event, the character of the income Realty receives through the partnership and the character of the asset consisting of Realty's ownership of its partnership interest would change for purposes of the REIT income and assets tests. Such a change might cause Realty to fail to qualify as a REIT. Also, the imposition of a corporate tax on such a partnership would reduce the funds available to Realty.

 Income Tests

  In order to maintain its qualification as a REIT, Realty must satisfy annually three requirements relating to its gross income. First, at least 75.0% of Realty's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95.0% of Realty's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or mortgages, and from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more than 30% of Realty's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property and (iii) certain real property held for fewer than four years (apart from involuntary conversions and sales of foreclosure property). The specific application of these tests to Realty is discussed below.

  Rents received by Realty will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if Realty, or an owner of 10.0% or more of Realty, directly or constructively owns 10.0% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15.0% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," Realty generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom Realty derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Realty are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

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  Pursuant to the Percentage Leases, KMC will lease from Realty the land, buildings, improvements, furnishings and equipment comprising the Hotels for a three-year period, except that, in the case of The Kahler Hotel, the Holiday Inn Downtown, the Olympia Park Hotel, the Boise Park Suites Hotel, the Pocatello Park Quality Inn and the Green Oaks Inn and Conference Center, Realty is transferring the personal property associated with the hotels to KMC as part of the Asset Transfers, and consequently this personal property will not be leased under the Percentage Leases. See "Certain Agreements--The Percentage Leases." The Percentage Leases provide that KMC will be obligated to pay to Realty (i) the greater of a fixed rent (the "Base Rent") or a percentage rent (the "Percentage Rent") (collectively, the "Rents") and (ii) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). The Percentage Rent is calculated by multiplying fixed percentages by the gross room revenues and gross food and beverage revenues for each of the Hotels in excess of certain levels. The Base Rent accrues and is required to be paid monthly. Although Percentage Rent is due quarterly KMC will not be in default for non-payment of Percentage Rent due in any calendar year if KMC pays, within 90 days of the end of the calendar year, the excess of Percentage Rent due and unpaid over the Base Rent with respect to such year.

  In order for the Base Rent, the Percentage Rent, and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties; (ii) the form of the agreement; (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

  In addition, Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

  Dorsey & Whitney P.L.L.P. is of the opinion that the Percentage Leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts and representations: (i) Realty and KMC intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements; (ii) KMC will have the right to exclusive possession and use and quiet enjoyment of the Hotels during the term of the Percentage Leases; (iii) KMC will bear the cost of, and be responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of maintaining underground utilities and structural elements, and will dictate how the Hotels are operated, maintained and improved; (iv) KMC will bear all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Percentage Leases (other than real and personal property taxes, and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the

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extent such costs do not exceed the allowance for such costs provided by Realty under each Percentage Lease); (v) KMC will benefit from any savings in the costs of operating the Hotels during the term of the Percentage Leases; (vi)
KMC will indemnify Realty against all liabilities imposed on Realty during the term of the Percentage Leases by reason of (A) injury to persons or damage to property occurring at the Hotels or (B) KMC's use, management, maintenance or repair of the Hotels; (vii) KMC is obligated to pay substantial fixed rent for the period of use of the Hotels; and (viii) KMC stands to generate substantial profits or incur substantial losses depending on how successfully it operates the Hotels.

  Shareholders should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of Dorsey & Whitney P.L.L.P. with respect to the relationship between Realty and KMC is based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the Service or any court, and there can be no complete assurance that the Service will not assert successfully a contrary position. If the Percentage Leases were recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that Realty receives from KMC might not be considered rent or might not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, Realty likely would not be able to satisfy either the 75.0% or 95.0% gross income tests and, as a result, would lose its REIT status.

  In order for the Rents to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising an Hotel must not be greater than 15.0% of the Rents received under the Percentage Lease. The Rents attributable to the personal property in an Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). With respect to each Hotel except for The Kahler Hotel, the Holiday Inn Downtown, the Olympia Park Hotel, the Boise Park Suites Hotel, the Pocatello Park Quality Inn and the Green Oaks Inn and Conference Center, it is expected that the initial adjusted basis of the personal property in such hotel will be less than 15.0% of the initial adjusted basis of both the real and the personal property comprising such hotel. In the case of The Kahler Hotel, the Holiday Inn Downtown, the Olympia Park Hotel, the Boise Park Suites Hotel, the Pocatello Park Quality Inn and the Green Oaks Inn and Conference Center, all of the personal property at such hotels will be owned by KMC. See "Certain Agreements--The Percentage Leases." Further, in no event will Realty acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that hotel to exceed 15.0%. There can be no assurance, however, that the Service would not assert that the personal property acquired by Realty had a value in excess of the appraised value, or that a court would not uphold such assertion. If such a challenge were successfully asserted, Realty could fail the 15.0% Adjusted Basis Ratio as to one or more of the Percentage Leases, which in turn potentially could cause it to fail to satisfy the 75.0% or 95.0% gross income test and thus lose its REIT status.

  A second requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases, or as the Percentage Leases may be extended, in a manner that has the effect of basing Percentage Rent on income or profits, and (iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues from the Hotels that are established in

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the Percentage Leases, and Realty has represented that the percentages (i) will not be renegotiated during the term of the Percentage Leases, or as the Percentage Leases may be extended, in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, Realty has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

  A third requirement for qualification of the Rents as "rents from real property" is that Realty must not own, directly or constructively, 10.0% or more of KMC. The constructive ownership rules generally provide that, if 10.0% or more in value of the stock of Realty is owned, directly or indirectly, by or for any person, Realty is considered as owning the stock owned, directly or indirectly, by or for such person. Realty initially will own 9.5% of the common stock of KMC. Realty does not intend to increase its direct or constructive ownership in KMC to 10.0% or more. Furthermore, Realty has represented that it will enforce the Ownership Limitations contained in the Articles to prevent any person from owning 10.0% or more of Realty. Realty has also represented that, so long as Realty seeks to maintain its eligibility to be taxed as a REIT, with respect to other hotel properties that Realty acquires in the future, it will not rent any property to a Related Party Tenant.

  A fourth requirement for qualification of the Rents as "rents from real property" is that Realty cannot furnish or render non-customary services to the tenants of the Hotels, or manage or operate the Hotels, other than through an independent contractor from whom Realty itself does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, Realty should satisfy this requirement because Realty is not performing any services other than customary ones for KMC. Furthermore, Realty has represented that, with respect to other hotel properties that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property. As described above, however, if the Percentage Leases were recharacterized as service contracts or partnership agreements, the Rents likely would be disqualified as "rents from real property" because Realty would be considered to furnish or render services to the occupants of the Hotels and to manage or operate the Hotels other than through an independent contractor from whom Realty derives or receives no income.

  If the Rents do not qualify as "rents from real property" because the rents attributable to personal property exceed 15.0% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75.0% or 95.0% gross income tests. Thus, if the Rents attributable to personal property, plus any other nonqualifying income, during a taxable year exceed 5.0% of Realty's gross income during the year, Realty will lose its REIT status. If, however, the Rents do not qualify as "rents from real property" because (i) the Percentage Rent is considered based on income or profits of KMC, (ii) Realty owns, directly or constructively, 10.0% or more of KMC, or (iii) Realty furnishes noncustomary services to the tenants of the Hotels, or manages or operates the Hotels, other than through a qualifying independent contractor, none of the Rents would qualify as "rents from real property." In that case, Realty likely would lose its REIT status because it would be unable to satisfy either the 75.0% or 95.0% gross income tests.

  In addition to the Rents, KMC is required to pay to Realty the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts that KMC is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as "rents from real property." To the extent, however, that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges, the Additional Charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95.0% gross income test.

  Based on the foregoing, Dorsey & Whitney P.L.L.P. is of the opinion that the Rents and the Additional Charges will qualify as "rents from real property" for purposes of the 75.0% and 95.0% gross income tests,

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except to the extent that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges (which will be qualifying gross income for the 95.0% test but not the 75.0% test). As described above, the opinion of Dorsey & Whitney P.L.L.P. is based upon an analysis of all the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous, as well as representations by Realty and assumptions that are described above and set out in the federal income tax opinion of Dorsey & Whitney P.L.L.P., which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Opinions of counsel are not binding upon the Service or a court. Accordingly, there can be no complete assurance that the Service will not successfully assert a contrary position and, therefore, prevent Realty from qualifying as a REIT.

  In order for the interest Realty receives pursuant to the Mortgage Note with respect to the University Park Hotel to be treated as "interest" for purposes of the 95.0% gross income test and as "interest on obligations secured by real property" for purposes of the 75.0% gross income test, the Mortgage Note must be treated as debt for federal income tax purposes. In general, for federal income tax purposes, the determination of whether an instrument such as the Mortgage Note will be treated as debt for federal income tax purposes, or instead will be treated as an equity interest, depends on all the facts and circumstances in each case. In any such determination, several factors must be considered, and debt characterization may be indicated by, among other things, the intention of the parties to create a debt, the creation of a formal debt instrument, the provision of a fixed maturity date, the safety of the principal amount, the debt to equity ratio of the issuer, the nature of the assets serving as security for the obligation and the extent of equity features.

  The REIT provisions of the Code contain certain special rules regarding the treatment of certain payments otherwise qualifying as interest. Generally, under Code Section 856(f), for purposes of the 75.0% and 95.0% income tests, "interest" does not include any amount the determination of which depends in whole or in part on the income or profits of any person. An exception to this rule provides, however, that an amount will not be excluded as "interest" solely because it is based on a fixed percentage of receipts or sales. Another special rule provides that, if a REIT has a "shared appreciation" interest in property, that is, a right to receive a specified portion of the gain realized on the sale or exchange of property that secures an obligation held by the REIT, any income received pursuant to such a right, although it will not be considered to be interest, will be treated as gain recognized on the sale of the secured property, and therefore (assuming the secured property constitutes real property) will be qualifying income for both the 75.0% and 95.0% tests.

  With respect to the Mortgage Note, the issuer and Realty have evidenced their intention to create a debt, and the note is in form a debt instrument that includes an unconditional promise to pay a sum certain, together with interest on the unpaid balance thereof, by a fixed maturity date. In addition, the interest rates payable with respect to the principal of the Mortgage Note appears to be consistent with the characterization of such note as a debt instrument.

  In connection with the Mortgage Note, Historical Kahler acquired and holds an option, exercisable after September 30, 1998, to convert its interest in the note into a 60.0% equity interest in the limited partnership that owns the Hotel. Realty is under no obligation to exercise the option, and does not intend to do so unless such exercise is in the best interests of Realty at the time of the exercise. Furthermore, the option (unless exercised earlier) lapses upon repayment of the principal amount due under the note. The existence of this option has caused Realty to be treated as holding an equity interest in the partnership for financial accounting purposes. However, the federal tax standard for determining whether the note constitutes debt or equity differs from the financial accounting standard, and Realty has consistently treated the note as debt for income tax purposes.

  There are no regulations, published rulings or judicial decisions involving the characterization for federal tax purposes of interests with exactly the same terms as the Mortgage Note. While the issue is not free from doubt, particularly in view of the equity features of the Mortgage Note as described and the inherently factual nature of debt versus equity determinations, in the opinion of Dorsey & Whitney P.L.L.P. the Mortgage Note

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will be respected as debt for federal tax purposes and amounts received by
Realty under the Mortgage Note will be qualifying income for purposes of both the 75.0% and the 95.0% gross income tests.

  With respect to the Ogden Park Hotel, Realty will hold a 63.8% general partnership in Ogden Park Associates, a Utah limited partnership ("Associates"), the entity owning the hotel, and will also hold a $3.2 million mortgage note issued by Associates and secured by the hotel. Pursuant to an option agreement executed at the time the mortgage note was made, Realty, through its wholly owned subsidiary, Ogden Park Hotel Corporation, Inc., has the option to convert the mortgage note into a 60.0% equity interest in a new joint venture to which Associates would transfer all of its interest in the hotel in exchange for a partnership interest. The mortgage note with respect to the Ogden Park Hotel contains both a "shared appreciation" provision on the sale of the Hotel and a provision for a conversion of the fixed interest rate on the note, at the option of the holder of the note, into an interest rate based on the "cash flow" realized from the operation of the Hotel. With respect to the "shared appreciation" provision of the note, under the special rule described above, any gain realized by Realty pursuant to this provision will constitute qualifying income for both of the REIT income tests. With respect to the feature allowing conversion to a "cash flow" interest rate, management of Realty has indicated that, so long as its REIT election remains in effect, it will not exercise this conversion right.

  Because Realty owns a majority interest in Associates, for financial accounting purposes Associates will be treated as a consolidated entity, the mortgage note will be ignored, and any income Realty receives from Associates will be treated as attributable to its equity interest. For federal tax purposes, however, and specifically for purposes of meeting the REIT qualification income and asset tests, Dorsey & Whitney P.L.L.P. believes that the mortgage note will be treated as evidencing debt between Realty and Associates, and that Realty will be treated as receiving interest income to the extent it receives payments with respect to the note and income with respect to its partnership interest to the extent of its proportionate interest in the gross income of the partnership. With respect to the interest income, such income will qualify as interest income for purposes of the 95.0% income test and as "interest on obligations secured by mortgages on real property" for purposes of the 75.0% income test. With respect to income attributable to Realty's partnership interest, such income will have the same character in the hands of Realty as in the hands of the partnership owning the Hotel. Because the gross income of the partnership derived from the Percentage Lease with respect to the Hotel is expected to qualify as "rent from real property," Realty's proportionate share of this income will qualify as "rent from real property" for purposes of both the 75.0% and 95.0% income tests.

  It is possible nonetheless that certain features of the mortgage note that Realty will hold with respect to the Ogden Park Hotel (including the option to convert the note into an equity interest and the right to convert the interest rate to a rate based on cash flow) might cause the payments that Realty receives under the note to be recharacterized as payments attributable to additional equity in the partnership that owns the Hotel, as "guaranteed payments" under Code Section 707(c) to which Realty is entitled for Associate's use of its capital, or as a combination of the two. In this event, the payments Realty receives under the note would be treated either as part of its distributive share as a partner or as interest income for the use of its capital. Under either of these characterizations, the income received by Realty would be qualifying income for purposes of both the 75.0% and 95.0% income tests.

  If Realty fails to satisfy one or both of the 75.0% or 95.0% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions will generally be available if (i) Realty's failure to meet such tests is due to reasonable cause and not due to willful neglect, (ii) Realty attaches a schedule of the sources of its income to its return and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Realty would be entitled to the benefit of those relief provisions. As discussed above in "--Taxation of Realty," even if those relief provisions apply, a tax would be imposed with respect to the net income attributable to the excess of 75.0% or 95.0% of Realty's gross income over its qualifying income in the relevant category, whichever is greater. No such relief is available for violations of the 30.0% income test.

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 Asset Tests

  Realty, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75.0% of the value of Realty's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets" or, in cases where Realty raises new capital through stock or long term (at least five year) debt offerings, temporary investments in stock or debt instruments during the one year period following Realty's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property and shares of other REITs. For purposes of the 75.0% asset requirement, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property, and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75.0% asset class, the value of any one issuer's securities owned by Realty may not exceed 5.0% of the value of Realty's total assets and Realty may not own more than 10.0% of any one issuer's outstanding voting securities (except for the stock of a "qualified REIT subsidiary").

  As described above, Realty will own 9.5% of KMC Common Stock. Stock of KMC will not qualify as a real estate asset held by Realty and therefore will be subject to the 5.0% and 10.0% tests described in the preceding paragraph. Realty will not own more than 10.0% of the voting securities of KMC. In addition, Realty and its senior management believe that the value of KMC stock held by Realty will exceed, at the time of the Spin Off, 5.0% of the total value of Realty's assets. There can be no assurance, however, that the Service might not contend that the value of the securities of KMC held by Realty exceeds the 5.0% value limitation. Dorsey & Whitney P.L.L.P., in rendering its opinion as to the qualification of Realty as a REIT, is relying on the conclusions of Realty and its senior management as to the value of the securities of KMC.

  The 5.0% requirement must also be met at the end of any quarter during which Realty acquires securities or other property. Although Realty plans to take steps to ensure that it satisfies the 5.0% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in Realty's ownership interest in KMC.

  Realty has represented that, as of the last day of each quarter (i) at least 75.0% of the value of its total assets will be represented by real estate assets, cash and cash items (including receivables) and government securities; and (ii) it will not own any securities that do not satisfy the 75.0% asset requirement (except for (a) the stock of subsidiaries with respect to which it has held 100.0% of the stock at all times during the subsidiary's existence and
(b) the KMC Common Stock described above). In addition, Realty has represented that it will not acquire or dispose of assets in the future in a way that would cause it to violate either asset requirement. Based on the foregoing, Dorsey & Whitney P.L.L.P. is of the opinion that Realty will satisfy both asset requirements for REIT status.

  If Realty should fail inadvertently to satisfy the asset requirements at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of Realty's assets and the standards imposed by the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, Realty still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

 Special Distribution Requirement

  Realty plans to elect to be taxed as a REIT by filing such an election with its federal income tax return for its 1996 tax year. The Code provides that, in the case of an entity such as Realty, which was not taxed as a REIT for all of its taxable years beginning after February 28, 1986, the entity is eligible to be taxed as a

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REIT for a tax year only if, as of the close of such year, it has distributed all earnings and profits accumulated from any non-REIT year. Under the Code, in order to distribute all earnings and profits accumulated as of the end of a prior taxable year, it is necessary to distribute all earnings and profits generated in the current taxable year. Thus Realty will be required to make distributions prior to December 31, 1996, in an amount equal to its earnings and profits accumulated as of December 31, 1996. Realty's planned distributions include cash dividends and the distribution to shareholders of 90.5% of the stock of KMC. See "Distributions." Although calculations of earnings and profits are complex and divergences of opinion may exist with respect to the amount of accumulated earnings and profits, Realty believes that its planned distributions will be sufficient to meet the special distribution requirements of the Code in a timely fashion.

 Distribution Requirements

  In order to qualify as a REIT, Realty is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95.0% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and
(B) 95.0% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in January of the following year, if the dividend was declared in October, November or December of the taxable year to which the distribution relates, or in the following taxable year if declared before Realty timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Realty does not distribute all of its net capital gain or distributes at least 95.0%, but less than 100.0%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amounts at regular ordinary income and capital gains corporate tax rates. Furthermore, if Realty should fail to distribute during each calendar year at least the sum of (i) 85.0% of its REIT ordinary income for such year, (ii) 95.0% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Realty would be subject to a 4.0% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. (For this purpose, undistributed income on which the corporate income tax has been imposed is considered to be distributed.) Realty intends to make timely distributions sufficient to satisfy all annual distribution requirements.

  It is possible that, from time to time, Realty may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, under the Percentage Leases, KMC may defer payment of the excess of the Percentage Rent over the Base Rent for a period of up to 90 days after the end of the calendar year in which such payment was due. In that case, Realty still would be required to recognize as income the excess of the Percentage Rent over the Base Rent in the calendar quarter to which it relates. Further, it is possible that, from time to time, Realty may recognize a net capital gain attributable to the sale of depreciated property that exceeds the cash it receives in connection with that sale. Therefore, Realty may have less cash available for distribution than is necessary to meet its annual 95.0% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, Realty may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional shares of common or preferred stock.

  Under certain circumstances, Realty may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in Realty's deduction for dividends paid for the earlier year. Although Realty may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

  Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, Realty must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. Realty intends to comply with such requirements.

FAILURE TO QUALIFY

  If Realty fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Realty will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which Realty fails to qualify will not be deductible by Realty nor will they be required to be made. In such event, all distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Realty also will be disqualified from taxation as a REIT for the four taxable years following the year during which Realty ceased to qualify as a REIT. It is not possible to state whether in all circumstances Realty would be entitled to such statutory relief.

TAXATION OF TAXABLE SHAREHOLDERS

  As long as Realty qualifies as a REIT, distributions made to Realty's taxable shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Realty's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Stock. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholders Common Stock, but will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholders Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less), assuming the Common Stock is a capital asset in the hands of the shareholder. In addition, any distribution declared by Realty in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as paid by Realty and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Realty during January of the following calendar year. Realty will notify shareholders after the close of Realty's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

  In general, any gain or loss realized upon a taxable disposition of the Common Stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Stock by a shareholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from Realty required to be treated by such shareholder a long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of the Common Stock are purchased within 30 days or after the disposition.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

  Realty will report to its shareholders and the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31.0% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies that it is exempt from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide Realty with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Realty may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to Realty.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), are generally exempt from federal income taxation, but are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has publicly ruled that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on the intention of Realty to invest its assets in a manner that will avoid the recognition of UBTI by Realty, amounts distributed by Realty to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from Realty will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9),
(17) and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from Realty as UBTI. In addition, Congress recently enacted certain changes to the Code that may cause a portion of the distributions by Realty to shareholders that are tax-exempt pension trusts to be treated as UBTI under certain circumstances.

OTHER TAX CONSEQUENCES

  Realty and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Realty and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN REALTY. Furthermore, the above discussion of the federal tax consequences of an investment in Realty relate only to United States shareholders. Special rules apply to foreign shareholders and such shareholders are urged to consult their own tax advisor concerning the federal tax consequences of that investment in Realty.

                                  UNDERWRITING

  Subject to the terms and conditions of an Underwriting Agreement, Realty will agree to sell to each of the Underwriters named below (the "Underwriters"), for whom Salomon Brothers Inc and Dillon, Read & Co. Inc. are acting as representatives (the "Representatives"), and each such Underwriter will severally agree to purchase from Realty, the respective number of shares of Common Stock set forth opposite its name:

      UNDERWRITER                                                      SHARES
      -----------                                                    -----------
      Salomon Brothers Inc..........................................
      Dillon, Read & Co. Inc........................................
                                                                     -----------
          Total.....................................................
                                                                     ===========

  The Underwriters will be severally committed to take and pay for all of the shares of Common Stock offered hereby, if any are taken. Realty has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price
less a concession of $      per share. The Underwriters may allow, and such
dealers may re-allow, a discount not in excess of $      per share to other
brokers and dealers. The initial public offering price, concession and discount to dealers may be changed by the Underwriters after the shares of Common Stock are released for sale to the public. The Representatives have informed Realty that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Realty will grant to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 1,263,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of shares of Common Stock offered hereby to the public.

  Realty will agree to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  Subject to certain exceptions, Realty will agree with the Underwriters not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities or interests convertible into or exercisable or exchangeable for shares of Common Stock, or to register for sale under the Securities Act any shares of Common Stock or any securities or interests convertible into or exercisable or exchangeable for shares of Common Stock, except for the shares of Common Stock offered hereby, for a period of one year after the closing of the Offering without the prior written consent of Salomon Brothers Inc (the "Lead Representative").

  Mr. Milner will agree with the Underwriters not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities or interests convertible into or exercisable or exchangeable for shares of Common Stock, directly or indirectly through any affiliate, for a period of three years after the closing of the offering without the prior written consent of the Lead Representative. The Mayo Foundation will agree with the Underwriters not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities or interests convertible into or exercisable or exchangeable for shares of Common Stock, directly or indirectly through any affiliate, for a period of one year from the closing of the Offering without the prior written consent of the Lead Representative. Thereafter, one-third of the shares of Common Stock owned by the Mayo Foundation will become available for sale at the commencement of each of the second, third and fourth years following the closing of the Offering. Messrs. Quinn and Stenhaug will agree to similar restrictions for a period of 180 days at the closing of the offering. The agreements of Messrs. Milner, Quinn and Stenhaug are subject to their continued employment by Realty.

  The Common Stock is quoted on Nasdaq under the symbol "KHLR." In connection with the offering, certain Underwriters or their affiliates may engage in passive market making transactions in the Common Stock on Nasdaq in accordance with Rule 10b-6A under the Exchange Act during the two business day period before the commencement of sales in this offering. Passive market making consists of, among other things, displaying bids on Nasdaq limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified period and all possible market making activity must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon by Dorsey & Whitney P.L.L.P. of Minneapolis, Minnesota. In addition, the description of federal income tax consequences contained in this Prospectus under the caption "Federal Income Tax Considerations" is based on the opinion of Dorsey & Whitney P.L.L.P. Certain legal matters will be passed upon for the Underwriters by Gibson, Dunn & Crutcher, New York, New York.

                               CHANGE IN AUDITORS

  On October 25, 1993, Kahler Corporation retained KPMG Peat Marwick LLP as its independent auditors for 1993, thereby replacing Deloitte & Touche LLP as Kahler Corporation's independent auditors. Kahler Corporation and Deloitte & Touche LLP did not have any disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during Kahler Corporation's fiscal year 1992 or during any subsequent interim period.

                                    EXPERTS

  The consolidated financial statements and consolidated financial statement schedules of Kahler Realty Corporation and Subsidiaries as of January 1, 1995 and January 2, 1994 and for the years then ended have been included herein, and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of operations, stockholders' equity and cash flows for the year ended January 3, 1993 of Kahler Realty Corporation (formerly Kahler Corporation) and Subsidiaries included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement and have been so included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                           AVAILABLE INFORMATION

  Realty is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Realty can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Realty intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent public accounting firm.

  Realty has filed a Registration Statement on Form S-11 with the Commission with respect to the Common Stock to be issued in the Offering. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available at the Commission for inspection and copying as set forth above.

                            CERTAIN DEFINITIONS

  "1994 Directors Plan" means the Kahler Realty Corporation 1994 Non-Employee Directors Stock Option Plan.

  "1994 Option Plan" means the Kahler Realty Corporation's 1994 Stock Option Plan, as amended.

  "1994 Retainer Plan" means the Kahler Realty Corporation 1994 Retainer Stock Payment Plan for Non-employee Directors.

  "ACM" means asbestos containing material.

  "ADA" means the Americans with Disabilities Act of 1990, as amended.

  "Additional Charges" means certain amounts in addition to Base Rent and Percentage Rent, including interest accrued on any late payments or charges, due to Realty from KMC under the Percentage Leases.

  "Adjusted Basis Ratio" means the ratio of the average of the adjusted bases of the personal property in a hotel at the beginning and at the end of a taxable year to the average of the aggregate adjusted bases of both the real and personal property comprising the hotel at the beginning and at the end of such taxable year.

  "Adjusted Options" means the two separately exercisable options into which the Pre-Spin Off Options will be split as of the Record Date.

  "ADR" means average daily room rate per occupied room.

  "Articles of Incorporation" mean the Kahler Realty Corporation Articles of Incorporation, as amended.

  "Asset Transfers" means a series of asset transfers and related transactions which will be engaged in by Historical Kahler as part of the Spin Off to separate certain of its hotel interests from its hotel management operations.

  "Associates" means Ogden Hotel Associates, a Utah limited partnership, which owns the Ogden Park Hotel.

  "Base Rent" means the fixed rent due to Realty from KMC under the Percentage Leases.

  "Best Western" means Best Western International Inc.

  "Cash Available For Distribution" means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, and real estate related depreciation and amortization (excluding amortization of financing costs) and after adjustments for unconsolidated partnerships and joint ventures, and less adjustments for capital expenditures (including expenditures for furniture, fixtures and equipment) and principal payments on debt.

  "Choice Hotels" means Choice Hotels International, Inc.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "Common Stock" means the common stock, $.10 par value, of Realty.

  "CPI" means the Consumer Price Index, All Urban Consumers, U.S. City Average, All Items, Standard Reference Base 1982-1984=100, as released by the U.S. Department of Labor, Bureau of Labor Statistics.

  "Distribution Agreement" means the agreement between Realty and KMC which provides for the Asset Transfers, the Spin Off, the division between Realty and KMC of certain liabilities and certain other agreements governing the relationship between Realty and KMC following the date of the Spin Off.

  "EBITDA" means income (loss) from operations before income taxes, excluding gains or losses on sale of assets, non-cash writedowns of real estate property, interest expense, depreciation and amortization.

  "Effective Date" means the effective date of the Distribution Agreement, which will be the end of the last monthly fiscal period prior to the closing of the Offering.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchange Agreement" means the agreement among Realty, KMC, the Mayo Foundation and the executive officers of Realty which provides for the transfer of the executive officers' shares of KMC Common Stock to the Mayo Foundation in exchange for shares of Common Stock.

  "Exempt Organizations" means tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts.

  "FF&E" means furniture, fixtures and equipment.

  "Franklin" means the Franklin Heating Station, a Mayo Foundation affiliate which provides steam, electricity, water and related utility services to Historical Kahler.

  "Funds From Operations" means, in accordance with the resolution adopted by the Board of Governors of NAREIT, net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, and real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

  "Hilton" means Hilton Hotels Corporation.

  "Historical Kahler" means Kahler Realty Corporation without giving effect to the Spin Off.

  "Historical Kahler Plans" means the option plans in effect at Historical Kahler prior to the adoption of the 1994 Option Plan and the 1994 Directors Plan.

  "Holiday Inns" means Holiday Inns, Inc.

  "Hotels" means the 15 hotels included in the table under the heading "The Hotels."

  "House Profit" means total revenues less operating costs and expenses before real estate taxes and insurance, ground rent, interest, income taxes, depreciation and amortization and allocation of corporate expenses.

  "KMC" means Kahler Management Corporation, a wholly owned subsidiary of Historical Kahler, 90.5% of the Common Stock of which is being distributed to the existing shareholders of Historical Kahler in the Spin Off.

  "KMC Business" means the businesses to be engaged in by KMC after the Spin Off which will include the ownership of minority interests in certain hotels and the continuation of the other operations of Historical Kahler that the federal tax laws generally preclude from being owned or operated by a REIT, including Historical Kahler's hotel management operations and non-real estate related businesses.

  "KMC Common Stock" means the common stock, $.10 par value, of KMC.

  "Knights Inn" is a registered trademark of Cardinal Lodging Group, Inc.

  "License Agreement" means the non-exclusive trademark license agreement entered into by Realty and KMC. See "Certain Agreements--The License Agreement."

  "Lines of Credit" means the lines of credit currently being negotiated by Realty in an aggregate principal amount of $50.0 million.

  "MBCA" means the Minnesota Business Corporation Act, as amended.

  "Mortgage Note" means the mortgage note held by Realty and relating to the University Park Hotel. See "The Hotels--Full Service Hotels--University Park Hotel-Salt Lake City, Utah."

  "NAREIT" means the National Association of Real Estate Investment Trusts.

  "Nasdaq" means the Nasdaq National Market.


  "Offering" means the public offering of Common Stock to which this Prospectus relates.

  "Option Agreement" means the agreement between Realty and KMC which grants Realty a five-year option to purchase two Knights Inn hotels owned by KMC.

  "Ownership Limitation" means the limitation contained in the Articles of Incorporation which provides that, subject to certain limited exceptions, no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding capital stock of Realty.

  "Ownership Limitation Provision" means the provision in the Articles of Incorporation which limits the transfer of shares of Common Stock.

  "Park Hotels" means Park Hotels, L.C., a Utah limited liability company, which holds a 50-year ground lease with the City of Provo, Utah, with respect to the Provo Park Hotel.

  "Percentage Leases" means the leases pursuant to which KMC will lease 14 of the Hotels from Realty after the Offering.

  "Percentage Rent" means the percentage rent due to Realty from KMC under the Percentage Leases.

  "Preferred Stock" means the 10 million shares of Preferred Stock, par value $.10 per share, authorized for issuance under the Articles of Incorporation.

  "Pre-Spin Off Options" means outstanding options for Common Stock which are not exercised prior to the Record Date of the Spin Off.

  "Prospectus" means this Prospectus filed as part of the Registration
Statement.

  "Realty" means Kahler Realty Corporation giving effect to the Spin Off.

  "Record Date" means the date as of which the shareholders of record of Historical Kahler to receive the Spin Off dividend will be determined.

  "REIT" means real estate investment trust.

  "Rents" means the Base Rent and Percentage Rent, collectively.

  "Residence Inn by Marriott" is a registered trademark of Residence by Marriott, Inc.

  "Retainer" means the annual fee paid to non-employee directors, as well as any earned but unpaid committee fees.

  "REVPAR" means the average daily room revenue per available room, which is calculated by multiplying occupancy times ADR.

  "Right of First Refusal Agreement" means the agreement entered into by Realty and KMC with respect to new hotel opportunities. See "Certain Agreements--Right of First Refusal Agreement."

  "Service" means the Internal Revenue Service.

  "Sheraton" means ITT Sheraton Corporation.

  "Special Distribution" means the additional funds which Realty may distribute to its shareholders to ensure the elimination of all earnings and profits by the end of 1996. See "Distributions."

  "Spin Off" means a series of transactions which Historical Kahler will engage in to facilitate its conversion into a REIT. The Spin Off will include (i) the Asset Transfers and (ii) the distribution by dividend of 90.5% of the KMC Common Stock to the existing shareholders of Historical Kahler.

  "Treasury Regulations" means the applicable Code provisions, rules and regulations promulgated thereunder.

  "UBTI" means unrelated business taxable income.

  "UIA" means the University Inn Associates, a Utah limited partnership, which owns the University Park Hotel.

  "West One" means the West One Bank, Boise, Idaho.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
I. KAHLER REALTY CORPORATION (REALTY):
  Pro Forma Condensed Consolidated Balance Sheet as of July 2, 1995
   (Unaudited)............................................................ F-3
  Pro Forma Condensed Consolidated Statement of Operations for the year ended January 1, 1995 (Unaudited)...................................... F-8
  Pro Forma Condensed Consolidated Statement of Operations for the 12
   months ended July 2, 1995 (Unaudited).................................. F-13
  Pro Forma Condensed Consolidated Statement of Operations for the first six months ended July 2, 1995 (Unaudited).............................. F-18
II. KAHLER MANAGEMENT CORPORATION (KMC):
  Pro Forma Condensed Consolidated Balance Sheet as of July 2, 1995
   (Unaudited)............................................................ F-24
  Pro Forma Condensed Consolidated Statement of Operations for the year ended January 1, 1995 (Unaudited)...................................... F-27
  Pro Forma Condensed Consolidated Statement of Operations for the 12
   months ended July 2, 1995 (Unaudited).................................. F-31
  Pro Forma Condensed Consolidated Statement of Operations for the first six months ended
   July 2, 1995 (Unaudited)............................................... F-35
III. KAHLER REALTY CORPORATION (HISTORICAL KAHLER):
  Independent Auditors' Reports........................................... F-40
  Consolidated Balance Sheets as of January 2, 1994 and January 1, 1995
   and July 2, 1995 (Unaudited)........................................... F-42
  Consolidated Statements of Operations for the years ended January 3,
   1993, January 2, 1994 and January 1, 1995 and the first six months ended July 3, 1994 and July 2, 1995 (Unaudited)........................ F-44
  Consolidated Statements of Cash Flows for the years ended January 3,
   1993, January 2, 1994 and January 1, 1995 and the first six months ended July 3, 1994 and July 2, 1995 (Unaudited)........................ F-45
  Consolidated Statements of Stockholders' Equity for the years ended
   January 3, 1993, January 2, 1994 and January 1, 1995 and the first six months ended July 2, 1995 (Unaudited).................................. F-46
  Notes to Consolidated Financial Statements.............................. F-47

                   I. KAHLER REALTY CORPORATION (REALTY)

                    KAHLER REALTY CORPORATION (REALTY)

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               JULY 2, 1995
                                  (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Balance Sheet of Realty is presented as if (i) the Spin Off had occurred on July 2, 1995 and (ii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness and the acquisition of the Canyon Springs Park Hotel occurred on July 2, 1995. This unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off and the application of the net proceeds of the Offering have been made. Reference is made to "The Spin Off."

  This unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been at July 2, 1995, nor does it purport to represent the future financial position of Realty. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER REALTY CORPORATION (REALTY)

              PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               JULY 2, 1995

                                (UNAUDITED)

                          (DOLLARS IN THOUSANDS)

                                     ASSETS      PRO FORMA               PRO FORMA
                         HISTORICAL  TO BE       HISTORICAL  PRO FORMA   CONDENSED
                           KAHLER   OWNED BY       KAHLER   ADJUSTMENTS CONSOLIDATED
         ASSETS             (A)       KMC           (D)         (E)        REALTY
         ------          ---------- --------     ---------- ----------- ------------
CURRENT ASSETS
 Cash...................  $  1,324  $   (845)     $    479   $  2,157     $  2,636
 Receivables:
   Trade, less allowance
    for doubtful
    accounts............     6,173    (5,543)          630        --           630
   Notes receivable--
    current.............       150      (150)          --         --           --
 Inventory..............     2,557    (2,445)          112        --           112
 Prepaid expenses.......       446      (445)            1        --             1
                          --------  --------      --------   --------     --------
     Total current
      assets............    10,650    (9,428)        1,222      2,157        3,379
                          --------  --------      --------   --------     --------
OTHER ASSETS
 Notes receivable.......     1,393    (1,393)          --         --           --
 Investment in
  affiliates............     3,425      (606)        4,689        --         4,689
                                       1,870 (B)
 Debt service reserve
  fund..................       750       --            750       (750)         --
 Intangibles............       736      (671)           65        --            65
 Other..................     2,069      (102)        1,967     (1,505)         462
                          --------  --------      --------   --------     --------
     Total other assets.     8,373      (902)        7,471     (2,255)       5,216
                          --------  --------      --------   --------     --------
PROPERTY AND EQUIPMENT
 Land and improvements..    16,349    (1,475)       14,874        250       15,124
 Buildings..............   136,967   (12,334)      124,633      4,850      129,483
 Equipment..............    49,043   (25,632)       23,411        650       24,061
 Formal wear............     5,763    (5,763)          --         --           --
                          --------  --------      --------   --------     --------
     Total..............   208,122   (45,204)      162,918      5,750      168,668
     Less accumulated
      depreciation......    58,521   (15,537)       42,984        --        42,984
                          --------  --------      --------   --------     --------
     Total property and
      equipment.........   149,601   (29,667)      119,934      5,750      125,684
                          --------  --------      --------   --------     --------
     TOTAL ASSETS.......  $168,624  $(39,997)     $128,627   $  5,652     $134,279
                          ========  ========      ========   ========     ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------                                             --- ---
CURRENT LIABILITIES
 Accounts payable.......  $  7,727  $ (6,558)     $  1,169   $   (140)    $  1,029
 Accrued liabilities....     6,615    (3,464)        3,151        --         3,151
 Notes payable..........     4,100       --          4,100     (4,100)         --
 Current portion of
  long-term debt........     2,912      (794)        2,118     (1,659)         459
 Current portion of
  subordinated debt.....       500       --            500       (500)         --
                          --------  --------      --------   --------     --------
     Total current
      liabilities.......    21,854   (10,816)       11,038     (6,399)       4,639
                          --------  --------      --------   --------     --------
LONG-TERM DEBT..........   120,565   (13,326)      107,239    (90,063)      17,176
                          --------  --------      --------   --------     --------
SUBORDINATED DEBT TO
 AFFILIATE..............     1,000       --          1,000     (1,000)         --
                          --------  --------      --------   --------     --------
OTHER DEFERRED
 LIABILITIES
 Deferred revenue.......       134       (71)           63        --            63
 Other..................     1,392    (1,077)          315        --           315
                          --------  --------      --------   --------     --------
     Total other
      deferred
      liabilities.......     1,526    (1,148)          378        --           378
                          --------  --------      --------   --------     --------
STOCKHOLDERS' EQUITY
 Common stock...........       421       --            421        842        1,263
 Additional paid-in                      --
  capital...............    13,250                  13,250    107,536      120,786
 Retained earnings......    10,008   (16,577)       (4,699)    (5,264)      (9,963)
                                       1,870 (B)
                          --------  --------      --------   --------     --------
     Total stockholders'
      equity............    23,679   (14,707)        8,972    103,114      112,086
                          --------  --------      --------   --------     --------
     TOTAL LIABILITIES
      AND STOCKHOLDERS'
      EQUITY............  $168,624  $(39,997)(C)  $128,627   $  5,652     $134,279
                          ========  ========      ========   ========     ========

                    KAHLER REALTY CORPORATION (REALTY)

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET

                               JULY 2, 1995
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

(A) The "Historical Kahler" column represents the historical consolidated balance sheet of Kahler Realty Corporation as of July 2, 1995, without giving effect to the Spin Off.

(B) The following adjustments are a result of reclassification of certain assets and liabilities of Historical Kahler as a result of the Spin Off:

                              INVESTMENT   RETAINED
                             IN AFFILIATES EARNINGS
                             ------------- --------
    Establish KMC's
     investment in
     University Park Hotel..    $  295      $  295
    Establish Realty's
     investment in KMC......     1,575       1,575
                                ------      ------
                                $1,870      $1,870
                                ======      ======

  Realty's interest in KMC has been established at 9.5% of the pro forma net book value of the assets and liabilities distributed by Historical Kahler to KMC in the Spin Off. The fair market value of Realty's interest in KMC following the Spin Off may differ substantially from the amount presented above.

(C) The total of the column headed "Assets to be Owned by KMC" differs from the total presented in the KMC Pro Forma Condensed Consolidated Balance Sheet as follows:

    Assets to be owned by KMC in the Realty Pro Forma Condensed
     Consolidated Balance Sheet........................................ $39,997
    Establish KMC's investment in University Park Hotel................     295
    Realty's investment in KMC.........................................   1,575
                                                                        -------
                                                                        $41,867
                                                                        =======

(D) The "Pro Forma Historical Kahler" column represents the historical basis of the assets and liabilities of Realty upon the completion of the Spin Off.

                    KAHLER REALTY CORPORATION (REALTY)

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                          BALANCE SHEET--(CONTINUED)

                               JULY 2, 1995
                                  (UNAUDITED)
                            (DOLLARS IN THOUSANDS)

(E) Detail for each of the pro forma adjustments is presented in the following table:

                                   ACQUIRE
                                    CANYON                                      WRITE-OFF  WRITE-OFF
                                   SPRINGS             REPAYMENT     PENALTIES OF DEFERRED OF PREPAID    TOTAL
                          OFFERING   PARK    OFFERING     OF          ON DEBT   FINANCING    INCOME    PRO FORMA
                          PROCEEDS HOTEL(1)   COSTS     DEBT(3)      REPAYMENT    COSTS      TAXES    ADJUSTMENTS
                          -------- --------  --------  ---------     --------- ----------- ---------- -----------
ASSETS
Cash....................  $117,880 $(5,750)  $(9,502)  $(95,897)      $(4,574)    $ --       $ --      $  2,157
Debt service reserve
 fund...................       --      --        --        (750)(2)       --        --         --          (750)
Other...................       --      --       (140)       --            --       (852)      (513)      (1,505)
Property and equipment..       --    5,750       --         --            --        --         --         5,750
                          -------- -------   -------   --------       -------     -----      -----     --------
                          $117,880 $   --    $(9,642)  $(96,647)      $(4,574)    $(852)     $(513)    $  5,652
                          ======== =======   =======   ========       =======     =====      =====     ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Accounts payable........     $ --  $   --    $  (140)  $    --        $   --      $ --       $ --      $   (140)
Notes payable...........       --      --        --      (4,100)          --        --         --        (4,100)
Current portion of long-
 term debt..............       --      --        --      (1,659)          --        --         --        (1,659)
Current portion of
 subordinated debt......       --      --        --        (500)          --        --         --          (500)
Long-term debt..........       --      --        --     (90,063)          --        --         --       (90,063)
Subordinated debt to
 affiliate..............       --      --        --      (1,000)          --        --         --        (1,000)
Common Stock............       842     --        --         --            --        --         --           842
Additional paid-in
 capital................   117,038     --     (9,502)       --            --        --         --       107,536
Retained earnings.......       --      --        --         675        (4,574)     (852)      (513)      (5,264)
                          -------- -------   -------   --------       -------     -----      -----     --------
                          $117,880 $   --    $(9,642)  $(96,647)      $(4,574)    $(852)     $(513)    $  5,652
                          ======== =======   =======   ========       =======     =====      =====     ========

--------

  (1) On August 1, 1995, Historical Kahler acquired the Canyon Springs Park Hotel in Twin Falls, Idaho for $5.8 million. The acquisition was financed with a first mortgage of $3.8 million, a note payable to seller of $400,000 and $1.6 million from available cash and lines of credit. Due to the date of acquisition, this debt is not reflected in the table below.

  (2) Release of $750 in debt service reserve funds held in escrow.

  (3) The pro forma adjustments in the "Repayment of Debt" column reflect the anticipated repayment of certain outstanding debt with proceeds of the Offering. The following table represents the debt being repaid:

              PROPERTY PLEDGED                       INTEREST         PRINCIPAL
                AS COLLATERAL                          RATE            BALANCE
              ----------------                       --------         ---------
     Kahler Plaza Hotel...................... 10% + 2% room revenue    $15,377
     Clinic View Inn......................... 9.75% + 2% room revenue   14,580
     Sheraton San Marcos Golf Resort and
      Conference Center...................... 7.5% + added interest     12,700
     The Kahler Hotel........................ Prime + 1%                12,203
     Salt Lake Hilton Hotel.................. Prime + 0.5%              11,785
     Ogden Park Hotel........................ Prime + 0.5%               5,190
     Lakeview Conference Center and Resort... Prime + 1.125%             4,549
     Olympia Park Hotel...................... Prime + 2%                 3,853
     Boise Park Suites Hotel................. Prime + 1%                 4,058
     Pocatello Park Quality Inn.............. Prime + 1.5%               3,614
     The Kahler Hotel........................ 12%                        2,855
     Lakeview Conference Center and Resort,
      Knights Inns........................... Prime                        648
     Lines of Credit......................... Prime + 1%                 4,100
     Miscellaneous........................... Various                      310
     Subordinated Debt....................... Prime + 1%                 1,500
                                                                       -------
         Total.......................................................   97,322
         Less debt service reserve fund..............................     (750)
         Less discounts..............................................     (675)
                                                                       -------
                                                                       $95,897
                                                                       =======

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                        BALANCE SHEET--(CONTINUED)

                               JULY 2, 1995

                                (UNAUDITED)

                          (DOLLARS IN THOUSANDS)
(E) Continued

  Actual amounts to be repaid and related prepayment penalties may differ from the amounts set forth above due to the timing of payments. In addition, Realty is considering reissuing the $12.7 million of tax-exempt revenue bonds secured by the Sheraton San Marcos Golf Resort and Conference Center if it is able to do so on terms more favorable to Realty than the anticipated terms of the Lines of Credit. Realty anticipates that the bonds would be credit enhanced and would bear interest at a variable rate determined monthly. Realty anticipates that the combined credit enhancement and interest costs of the bonds would be comparable to the interest Realty would earn from reinvesting the bonds proceeds pending use thereof.

(F) In order to complete the conversion of Historical Kahler to a REIT, accumulated earnings and profits through the end of 1995, as determined for federal income tax purposes, must be distributed to its shareholders by the end of 1996. Realty intends to satisfy this requirement in part through the Spin Off. It is anticipated that any remaining accumulated earnings and profits will be distributed to the holders of Common Stock prior to December 31, 1996 with funds generated from operations and lines of credit. Realty does not anticipate using offering proceeds to fund this earnings and profits distribution and has not presented a pro forma adjustment for this activity.

                    KAHLER REALTY CORPORATION (REALTY)

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Statement of Operations of Realty is presented as if (i) the Spin Off had occurred on January 3, 1994,
(ii) Realty qualified as a REIT for the period presented, (iii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on January 3, 1994, (iv) the acquisition of certain properties acquired subsequent to January 3, 1994, including the Canyon Springs Park Hotel, had occurred on January 3, 1994 and (v) the Percentage Leases were executed and in effect as of the beginning of the period presented. This unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off, the application of the net proceeds of the Offering and the Percentage Leases have been made. Reference is made to "The Spin Off" and "Certain Agreements--The Percentage Leases."

  This unaudited Pro Forma Condensed Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the year ended January 1, 1995, assuming the Spin Off and the related debt repayments, the acquisition of certain properties and the execution of the Percentage Leases had been consummated at the beginning of the period presented, nor does it purport to represent the future operations of Realty. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER REALTY CORPORATION (REALTY)

                     PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           OPERATIONS   ACQUISITION
                                         OPERATIONS TO BE OF PROPERTIES  OF CANYON                 PRO FORMA
                                          TRANSFERRED TO    PRIOR TO      SPRINGS                  CONDENSED
                              HISTORICAL       KMC         ACQUISITION  PARK HOTEL   PRO FORMA    CONSOLIDATED
                              KAHLER (A)       (B)             (C)          (D)     ADJUSTMENTS      REALTY
                              ---------- ---------------- ------------- ----------- -----------   ------------
LODGING SEGMENT
Percentage leases.......       $   --        $    --          $ 261        $976       $23,117 (E)   $24,354
Lodging revenue.........  (a)   93,243        (86,135)          --          --            --          7,108 (L)
Interest income.........  (b)      773           (137)         (524)        --           (102)(F)        10
Equity income of
 affiliates.............  (c)      193            314           --          --            --            507
                               -------       --------         -----        ----       -------       -------
Total Lodging revenue...        94,209        (85,958)         (263)        976        23,015        31,979
Lodging expenses:
 Hotels.................        65,385        (61,848)          217          56           --          3,810
 University Park Hotel..         5,412            --            --          --            458 (G)     5,870 (L)
                               -------       --------         -----        ----       -------       -------
                          (d)   70,797        (61,848)          217          56           458         9,680
                               -------       --------         -----        ----       -------       -------
Lodging income before
 interest, depreciation,
 and corporate expenses.        23,412        (24,110)         (480)        920        22,557        22,299
                               -------       --------         -----        ----       -------       -------
LAUNDRY SEGMENT
Laundry revenue.........  (e)    6,304         (6,304)          --          --            --            --
Laundry expenses........  (f)    5,957         (5,957)          --          --            --            --
                               -------       --------         -----        ----       -------       -------
Laundry income before
 interest, depreciation,
 and corporate expenses.           347           (347)          --          --            --            --
                               -------       --------         -----        ----       -------       -------
FORMAL WEAR SEGMENT
Formal Wear revenue.....  (g)    8,924         (8,924)          --          --            --            --
Formal Wear expenses....  (h)    6,975         (6,975)          --          --            --            --
                               -------       --------         -----        ----       -------       -------
Formal Wear income
 before interest,
 depreciation, and
 corporate expenses.....         1,949         (1,949)          --          --            --            --
                               -------       --------         -----        ----       -------       -------
Other income before
 interest, depreciation,
 and corporate expenses.  (i)      111            (86)          --          --            --             25
                               -------       --------         -----        ----       -------       -------
Total income before
 corporate expense,
 interest, and
 depreciation...........        25,819        (26,492)         (480)        920        22,557        22,324
Corporate expenses......  (j)   (3,257)         2,782           --          --           (350)(H)      (825)
Interest expense........  (k)  (11,207)         1,290           --          --          8,964 (I)      (953)
Depreciation and
 amortization...........  (l)   (8,477)         3,193          (150)       (204)          140 (J)    (5,498)
Non-recurring charges...  (m)   (1,811)           --            --          --          1,811 (K)       --
Gain (Loss) on sale of
 assets.................  (n)       20              5           --          --            (25)          --
                               -------       --------         -----        ----       -------       -------
INCOME (LOSS) FROM
 OPERATIONS BEFORE
 INCOME TAXES...........       $ 1,087       $(19,222)        $(630)       $716       $33,097       $15,048
                               =======       ========         =====        ====       =======       =======
Primary and fully
 diluted income per
 common share before
 extraordinary item.....                                                                            $  1.18 (M)
                                                                                                    =======

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The "Historical Kahler" column represents the historical consolidated statement of operations of Kahler Realty Corporation for the year ended January 1, 1995, without giving effect to the Spin Off, reformatted by segment as follows:

                                                              CONSOLIDATED
                                                         STATEMENT OF OPERATIONS
                                                          OF HISTORICAL KAHLER
                                                         -----------------------
      REVENUE OF OWNED OPERATIONS
        Lodging--rooms.................................         $ 54,108
           --food and beverage.........................           29,339
           --other.....................................            9,796
                                                                --------
                                                                  93,243 (a)
        Formal wear, laundry & other
           --laundry...................................            6,304 (e)
           --formal wear...............................            8,924 (g)
           --other.....................................              666 (i)
                                                                --------
                                                                  15,894
                                                                --------
        Interest income................................              773 (b)
                                                                --------
          Total revenue of owned operations............          109,910
                                                                --------
      OPERATING COSTS AND EXPENSES
        Lodging--rooms.................................           13,523
           --food and beverage.........................           23,221
           --other.....................................           34,053
                                                                --------
                                                                  70,797 (d)
                                                                --------
        Formal wear, laundry & other
           --laundry...................................            5,957 (f)
           --formal wear...............................            6,975 (h)
           --other.....................................              555 (i)
                                                                --------
                                                                  13,487
                                                                --------
        Corporate expenses.............................            3,257 (j)
        Depreciation and amortization..................            8,477 (l)
        Non-recurring charges..........................            1,811 (m)
                                                                --------
          Total operating costs and expenses...........           97,829
                                                                --------
      GROSS OPERATING PROFIT...........................           12,081
        Interest expense...............................          (11,207)(k)
        Equity earnings of affiliates..................              193 (c)
        Gain on sale of assets.........................               20 (n)
                                                                --------
      INCOME FROM OPERATIONS BEFORE INCOME TAXES.......         $  1,087
                                                                ========

--------

References (a)-(n) refer to the reformatted totals by segment in the accompanying Pro Forma Condensed Consolidated Statement of Operations of Realty.

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                   STATEMENT OF OPERATIONS--(CONTINUED)

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(B) This column represents the operations of Historical Kahler which will be transferred to KMC upon completion of the Spin Off, including revenues and certain expenses related to Hotels that are to be leased to KMC.

(C) These adjustments relate to the Green Oaks Inn and Conference Center and Pocatello Park Quality Inn, which were acquired subsequent to January 2, 1994, to include percentage lease income for Pocatello and certain expenses related to both for the period of time from January 3, 1994 through their respective dates of acquisition.

(D) This column reflects the estimated Percentage Lease income and certain expenses of the Canyon Springs Park Hotel as though it was owned by Realty as of January 3, 1994. The Canyon Springs Park Hotel was acquired on August 1, 1995.

(E) This adjustment represents estimated lease payments calculated on a pro forma basis using the provisions contemplated in the Percentage Leases and historical revenues of the Hotels which will be leased to KMC pursuant to Percentage Leases.

  The following table reflects the revenues associated with the Hotels for which Percentage Leases will be entered into. The information reflects revenues for each of the last three fiscal years or commencing from the date of acquisition in the case of any Hotel acquired by Historical Kahler during the last three fiscal years. Of the 14 leased Hotels, Boise Park Suites Hotel was acquired in January 1992, Olympia Park Hotel in October 1992, and Pocatello Park Quality Inn in March 1994. The Canyon Springs Park Hotel was acquired on August 1, 1995 and is not included in the table below.

                                                         1992    1993    1994
                                                        ------- ------- -------
      Room revenue..................................... $42,799 $43,923 $51,114
      Food & beverage revenue..........................  24,888  25,114  28,601
      Percentage Lease revenue.........................  19,187  19,897  23,117

(F) The pro forma adjustment reflects the reduction of interest income associated with the termination of a guarantee agreement related to the Salt Lake Hilton Hotel and the release of a debt service reserve fund related to debt on the Sheraton San Marcos Golf Resort and Conference Center.

(G) This pro forma adjustment represents management fees and certain other expenses to be paid by Realty in connection with the University Park Hotel and the related management contract with KMC. This adjustment also reflects KMC's share of equity distributions in University Park Hotel.

(H) This pro forma adjustment represents additional estimated general and administrative expenses expected to be incurred by Realty following the completion of the Spin Off.

(I) This pro forma adjustment represents a reduction in interest expense resulting from the repayment of certain outstanding debt with proceeds of the Offering.

  During the fiscal period subsequent to the consummation of the Offering, Realty expects to recognize net extraordinary charges of approximately $3,899 ($4,574 in prepayment penalties offset by principal reduction/discounts of $675) associated with the repayment of certain outstanding debt which has not been included in the Pro Forma Condensed Consolidated Statement of Operations of Realty.

(J) This pro forma adjustment represents a reduction in amortization of deferred financing costs as a result of the write-off of certain deferred financing costs associated with outstanding debt to be repaid with proceeds of the Offering.

                    KAHLER REALTY CORPORATION (REALTY)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                   STATEMENT OF OPERATIONS--(CONTINUED)

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(K) This adjustment eliminates the effects of non-recurring charges recorded by Historical Kahler related to expenses incurred in connection with a planned secondary offering and conversion to a REIT during fiscal year 1994.

(L) Represents lodging revenues and expenses of the University Park Hotel. In 1990, Historical Kahler entered into a transaction in which title to the Hotel was transferred to an investor in exchange for a Mortgage Note with a conversion option. Certain provisions in the sales agreement prevented the transaction from meeting the criteria for a sale as defined by Statement of Financial Accounting Standards No. 66 and therefore Realty will continue to consolidate the operations of the Hotel in its financial statements.

(M) Pro forma primary and fully diluted net income per share before extraordinary item assumes the conversion of all outstanding exercisable options to purchase shares of Common Stock as of the date of the Offering and is based upon 12,772,118 shares of Common Stock outstanding during the period.

                    KAHLER REALTY CORPORATION (REALTY)

                        PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                   FOR THE 12 MONTHS ENDED JULY 2, 1995
                                  (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Statement of Operations of Realty is presented as if (i) the Spin Off had occurred on July 4, 1994, (ii) Realty qualified as a REIT for the period presented, (iii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on July 4, 1994, (iv) the acquisition of certain properties acquired subsequent to July 4, 1994, including the Canyon Springs Park Hotel, had occurred on July 4, 1994 and (v) the Percentage Leases were executed and in effect as of the beginning of the period presented. This unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off, the application of the net proceeds of the Offering and the Percentage Leases have been made. Reference is made to "The Spin Off" and "Certain Agreements--The Percentage Leases."

  This unaudited Pro Forma Condensed Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the 12 months ended July 2, 1995, assuming the Spin Off and the related debt repayments, the acquisition of certain properties and the execution of the Percentage Leases had been consummated at the beginning of the period presented, nor does it purport to represent the future operations of Realty. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER REALTY CORPORATION (REALTY)

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE 12 MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           OPERATIONS   ACQUISITION
                                         OPERATIONS TO BE OF PROPERTIES  OF CANYON                  PRO FORMA
                              HISTORICAL  TRANSFERRED TO    PRIOR TO    SPRINGS PARK                CONDENSED
                                KAHLER         KMC         ACQUISITION     HOTEL      PRO FORMA    CONSOLIDATED
                                 (A)           (B)             (C)          (D)      ADJUSTMENTS      REALTY
                              ---------- ---------------- ------------- ------------ -----------   ------------
LODGING SEGMENT
Percentage leases.......       $    --       $    --          $ --         $1,029      $24,088 (E)   $25,117
Lodging revenue.........  (a)    98,902       (91,587)          --            --           --          7,315 (L)
Interest income.........  (b)       714          (144)         (345)          --          (215)(F)        10
Equity income of
 affiliates.............  (c)       386           188           --            --           --            574
                               --------      --------         -----        ------      -------       -------
Total Lodging revenue...        100,002       (91,543)         (345)        1,029       23,873        33,016
Lodging expenses:
 Hotels.................         69,315       (65,594)           95            57          --          3,873
 University Park Hotel..          5,545           --            --            --           433 (G)     5,978 (L)
                               --------      --------         -----        ------      -------       -------
                          (d)    74,860       (65,594)           95            57          433         9,851
                               --------      --------         -----        ------      -------       -------
Lodging income before
 interest, depreciation,
 and corporate expenses.         25,142       (25,949)         (440)          972       23,440        23,165
                               --------      --------         -----        ------      -------       -------
LAUNDRY SEGMENT
Laundry revenue.........  (e)     6,052        (6,052)          --            --           --            --
Laundry expenses........  (f)     5,206        (5,206)          --            --           --            --
                               --------      --------         -----        ------      -------       -------
Laundry income before
 interest, depreciation,
 and corporate expenses.            846          (846)          --            --           --            --
                               --------      --------         -----        ------      -------       -------
FORMAL WEAR SEGMENT
Formal Wear revenue.....  (g)     9,117        (9,117)          --            --           --            --
Formal Wear expenses....  (h)     7,207        (7,207)          --            --           --            --
                               --------      --------         -----        ------      -------       -------
Formal Wear income
 before interest,
 depreciation, and
 corporate expenses.....          1,910        (1,910)          --            --           --            --
                               --------      --------         -----        ------      -------       -------
Other income before
 interest, depreciation,
 and corporate expenses.  (i)        98           (73)          --            --           --             25
                               --------      --------         -----        ------      -------       -------
Total income before
 corporate expense,
 interest, and
 depreciation...........         27,996       (28,778)         (440)          972       23,440        23,190
Corporate expenses......  (j)    (3,477)        3,002           --            --          (350)(H)      (825)
Interest expense........  (k)   (12,019)        1,335           --            --         9,571 (I)    (1,113)
Depreciation and
 amortization...........  (l)    (8,617)        3,244           (58)         (204)         123 (J)    (5,512)
Non-recurring charges...  (m)    (1,811)          --            --            --         1,811 (K)       --
Gain (Loss) on sale of
 assets.................  (n)       (22)           41           --            --           (19)          --
                               --------      --------         -----        ------      -------       -------
INCOME (LOSS) FROM
 OPERATIONS BEFORE
 INCOME TAXES...........       $  2,050      $(21,156)        $(498)       $  768      $34,576       $15,740
                               ========      ========         =====        ======      =======       =======
Primary and fully
 diluted income per
 common share before
 extraordinary item.....                                                                             $  1.23 (M)
                                                                                                     =======

                    KAHLER REALTY CORPORATION (REALTY)

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE 12 MONTHS ENDED JULY 2, 1995
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The "Historical Kahler" column represents the historical consolidated statement of operations of Kahler Realty Corporation for the 12 months ended July 2, 1995, without giving effect to the Spin Off, reformatted by segment as follows:

                                                              CONSOLIDATED
                                                         STATEMENT OF OPERATIONS
                                                          OF HISTORICAL KAHLER
                                                         -----------------------
        REVENUE OF OWNED OPERATIONS
          Lodging--rooms................................        $ 57,515
          --food and beverage...........................          30,919
          --other.......................................          10,468
                                                                --------
                                                                  98,902 (a)
          Formal wear, laundry & other
          --laundry.....................................           6,052 (e)
          --formal wear.................................           9,117 (g)
          --other.......................................             646 (i)
                                                                --------
                                                                  15,815
                                                                --------
          Interest income...............................             714 (b)
                                                                --------
            Total revenue of owned operations...........         115,431
                                                                --------
        OPERATING COSTS AND EXPENSES
          Lodging--rooms................................          14,318
          --food and beverage...........................          24,441
          --other.......................................          36,101
                                                                --------
                                                                  74,860 (d)
                                                                --------
          Formal wear, laundry & other
          --laundry.....................................           5,206 (f)
          --formal wear.................................           7,207 (h)
          --other.......................................             548 (i)
                                                                --------
                                                                  12,961
                                                                --------
          Corporate expenses............................           3,477 (j)
          Depreciation and amortization.................           8,617 (l)
          Non-recurring charges.........................           1,811 (m)
                                                                --------
            Total operating costs and expenses..........         101,726
                                                                --------
        GROSS OPERATING PROFIT..........................          13,705
          Interest expense..............................         (12,019)(k)
          Equity earnings of affiliates.................             386 (c)
          Gain on sale of assets........................            (22) (n)
                                                                --------
        INCOME FROM OPERATIONS BEFORE INCOME TAXES......        $  2,050
                                                                ========

--------

References (a) - (n) refer to the reformatted totals by segment in the accompanying Pro Forma Condensed Consolidated Statement of Operations of Realty.

                    KAHLER REALTY CORPORATION (REALTY)

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENT OF OPERATIONS--(CONTINUED)

                   FOR THE 12 MONTHS ENDED JULY 2, 1995
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(B) This column represents the operations of Historical Kahler which will be transferred to KMC upon completion of the Spin Off, including revenues and certain expenses related to Hotels that are to be leased to KMC.

(C) This adjustment relates to the Green Oaks Inn and Conference Center, which was acquired subsequent to July 3, 1994, to include certain expenses for the period of time from July 4, 1994 through the date of acquisition in December 1994.

(D) This column reflects the estimated Percentage Lease income and certain expenses of the Canyon Springs Park Hotel as though it was owned by Realty as of July 4, 1994. The Canyon Springs Park Hotel was acquired, on August 1, 1995.

(E) This adjustment represents estimated lease payments calculated on a pro forma basis using the provisions contemplated in the Percentage Leases and historical revenues of the Hotels which will be leased to KMC pursuant to Percentage Leases.

  Revenues of the leased Hotels for the 12 months ended July 2, 1995 are presented below. The Canyon Springs Park Hotel was acquired on August 1, 1995 and is not included in the information presented.

               Room revenue................. $52,632
               Food and beverage revenue....  29,310
               Percentage Lease revenue.....  24,088

(F) The pro forma adjustment reflects the reduction of interest income associated with the termination of a guarantee agreement related to the Salt Lake Hilton Hotel and release of a debt service reserve fund related to debt on the Sheraton San Marcos Golf Resort and Conference Center.

(G) This pro forma adjustment represents management fees and certain other expenses to be paid by Realty in connection with the University Park Hotel and the related management contract with KMC. This adjustment also reflects KMC's share of equity distributions in University Park Hotel.

(H) This pro forma adjustment represents additional estimated general and administrative expenses expected to be incurred by Realty following the completion of the Spin Off.

(I) This pro forma adjustment represents a reduction in interest expense resulting from the repayment of certain outstanding debt with proceeds of the Offering.

  During the fiscal period subsequent to the consummation of the Offering, Realty expects to recognize net extraordinary charges of approximately $3,899 ($4,574 in prepayment penalties offset by principal reductions/discounts of $675) associated with the repayment of certain outstanding debt which has not been included in the Pro Forma Condensed Consolidated Statement of Operations of Realty.

(J) This pro forma adjustment represents a reduction in amortization of deferred financing costs as a result of the write-off of certain deferred financing costs associated with outstanding debt to be repaid with proceeds of the Offering.

(K) This adjustment eliminates the effects of non-recurring charges recorded by Historical Kahler related to expenses incurred in connection with a planned secondary offering and conversion to a REIT during fiscal year 1994.

                    KAHLER REALTY CORPORATION (REALTY)

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENT OF OPERATIONS--(CONTINUED)

                   FOR THE 12 MONTHS ENDED JULY 2, 1995
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(L) Represents lodging revenues and expenses of the University Park Hotel. In 1990, Historical Kahler entered into a transaction in which title to the Hotel was transferred to an investor in exchange for a Mortgage Note with a conversion option. Certain provisions in the sales agreement prevented the transaction from meeting the criteria for a sale as defined by Statement of Financial Accounting Standards No. 66 and therefore Realty will continue to consolidate the operations of the Hotel in its financial statements.

(M) Pro forma primary and fully diluted net income per share before extraordinary item assumes the conversion of all outstanding exercisable options to purchase shares of Common Stock as of the date of the offering, and is based upon 12,772,118 shares of Common Stock outstanding during the period.

                    KAHLER REALTY CORPORATION (REALTY)

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995
                                  (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Statement of Operations of Realty is presented as if (i) the Spin Off had occurred on January 2, 1995,
(ii) Realty qualified as a REIT for the period presented, (iii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on January 2, 1995, (iv) the acquisition of the Canyon Springs Park Hotel had occurred on January 2, 1995 and (v) the Percentage Leases were executed and in effect as of the beginning of the period presented. This unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off, the application of the net proceeds of the Offering and the Percentage Leases have been made. Reference is made to "The Spin Off" and "Certain Agreements--The Percentage Leases."

  This unaudited Pro Forma Condensed Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the six months ended July 2, 1995, assuming the Spin Off and the related debt repayments, the acquisition of the Canyon Springs Park Hotel and the execution of the Percentage Leases had been consummated at the beginning of the period presented, nor does it purport to represent the future operations of Realty. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER REALTY CORPORATION (REALTY)

                     PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         OPERATIONS TO BE ACQUISITION OF                PRO FORMA
                                          TRANSFERRED TO  CANYON SPRINGS                CONDENSED
                              HISTORICAL       KMC          PARK HOTEL    PRO FORMA    CONSOLIDATED
                              KAHLER (A)       (B)             (C)       ADJUSTMENTS      REALTY
                              ---------- ---------------- -------------- -----------   ------------
LODGING SEGMENT
Percentage leases.......       $   --        $    --           $513        $13,002 (D)   $13,515
Lodging revenue.........  (a)   53,277        (49,391)          --             --          3,886 (J)
Interest income.........  (b)      224            (67)          --            (155)(E)         2
Equity Income of                   291             24           --                           315
 affiliates.............  (c)  -------       --------          ----        -------       -------
Total lodging revenue...        53,792        (49,434)          513         12,847        17,718
Lodging expenses:
 Hotels.................        36,632        (34,657)           30            --          2,005
 University Park Hotel..         2,884            --            --             296 (F)     3,180 (J)
                               -------       --------          ----        -------       -------
                          (d)   39,516        (34,657)           30            296         5,185
                               -------       --------          ----        -------       -------
Lodging income before
 interest, depreciation,        14,276        (14,777)          483         12,551        12,533
 and corporate expenses.       -------       --------          ----        -------       -------
LAUNDRY SEGMENT
Laundry revenue.........  (e)    3,057         (3,057)          --             --            --
Laundry expenses........  (f)    2,469         (2,469)          --             --            --
                               -------       --------          ----        -------       -------
Laundry income before
 interest, depreciation,           588           (588)          --             --            --
 and corporate expense..       -------       --------          ----        -------       -------
FORMAL WEAR SEGMENT
Formal wear revenue.....  (g)    5,002         (5,002)          --             --
Formal Wear expenses....  (h)    3,936         (3,936)          --             --            --
                               -------       --------          ----        -------       -------
Formal Wear income
 before interest,
 depreciation, and               1,066         (1,066)          --             --            --
 corporate expenses.....       -------       --------          ----        -------       -------
Other income before
 interest, depreciation,            43            (30)          --             --             13
 and corporate expenses.  (i)  -------       --------          ----        -------       -------
Total income before
 corporate expense,
 interest, and
 depreciation...........        15,973        (16,461)          483         12,551        12,546
Corporate expenses......  (j)   (1,914)         1,676           --            (174)(G)      (412)
Interest expense........  (k)   (6,060)           672           --           4,801 (H)      (587)
Depreciation and
 amortization...........  (l)   (4,438)         1,709          (102)            56 (I)    (2,775)
Gain (Loss) on sale of             (31)            32           --              (1)          --
 assets.................  (m)  -------       --------          ----        -------       -------
INCOME (LOSS) FROM
 OPERATIONS BEFORE             $ 3,530       $(12,372)         $381        $17,233       $ 8,772
 INCOME TAXES...........       =======       ========          ====        =======       =======
Primary and fully
 diluted income per
 common share before                                                                     $   .69(K)
 extraordinary item.....                                                                 =======

                    KAHLER REALTY CORPORATION (REALTY)

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The "Historical Kahler" column represents the historical consolidated statement of operations of Kahler Realty Corporation for the first six months ended July 2, 1995, without giving effect to the Spin Off, reformatted by segment as follows:

                                                              CONSOLIDATED
                                                         STATEMENT OF OPERATIONS
                                                          OF HISTORICAL KAHLER
                                                         -----------------------
      REVENUE OF OWNED OPERATIONS
        Lodging--rooms..................................         $31,308
        --food and beverage.............................          16,081
        --other.........................................           5,888
                                                                 -------
                                                                  53,277 (a)
        Formal wear, laundry & other
        --laundry.......................................           3,057 (e)
        --formal wear...................................           5,002 (g)
        --other.........................................             306 (i)
                                                                 -------
                                                                   8,365
                                                                 -------
        Interest income.................................             224 (b)
                                                                 -------
          Total revenue of owned operations.............          61,866
                                                                 -------
      OPERATING COSTS AND EXPENSES
        Lodging--rooms..................................           7,588
        --food and beverage.............................          12,762
        --other.........................................          19,166
                                                                 -------
                                                                  39,516 (d)
                                                                 -------
        Formal wear, laundry & other
        --laundry.......................................           2,469 (f)
        --formal wear...................................           3,936 (h)
        --other.........................................             263 (i)
                                                                 -------
                                                                   6,668
                                                                 -------
        Corporate expenses..............................           1,914 (j)
        Depreciation and amortization...................           4,438 (l)
                                                                 -------
          Total operating costs and expenses............          52,536
                                                                 -------
      GROSS OPERATING PROFIT............................           9,330
        Interest expense................................          (6,060)(k)
        Equity earnings of affiliates...................             291 (c)
        Gain on sale of assets..........................             (31)(m)
                                                                 -------
      INCOME FROM OPERATIONS BEFORE INCOME TAXES........         $ 3,530
                                                                 =======

--------

References (a)-(m) refer to the reformatted totals by segment in the accompanying Pro Forma Condensed Consolidated Statement of Operations of Realty.

                    KAHLER REALTY CORPORATION (REALTY)

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENT OF OPERATIONS--(CONTINUED)

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(B) This column represents the operations of Historical Kahler which will be transferred to KMC upon completion of the Spin Off, including revenues and certain expenses related to Hotels that are to be leased to KMC.

(C) This column reflects the estimated Percentage Lease income and certain expenses of the Canyon Springs Park Hotel as though it was owned by Realty as of January 2, 1995. The Canyon Springs Park Hotel was acquired on August 1, 1995.

(D) This adjustment represents additional estimated lease payments calculated on a pro forma basis using the provisions contemplated in the Percentage Leases and historical revenues of the Hotels which will be leased to KMC pursuant to Percentage Leases.

  Revenues of the leased Hotels for the six months ended July 2, 1995 are presented below. The Canyon Springs Park Hotel was acquired on August 1, 1995 and is not included in the information presented.

             Room revenue..................... $27,854
             Food and beverage revenue........  14,828
             Percentage lease revenue.........  13,002

(E) The pro forma adjustment reflects the reduction of interest income associated with the termination of a guarantee agreement related to the Salt Lake Hilton Hotel and release of a debt service reserve fund related to debt on the Sheraton San Marcos Golf Resort and Conference Center.

(F) This pro forma adjustment represents management fees and certain other expenses to be paid by Realty in connection with the University Park Hotel and the related management contract with KMC. This adjustment also reflects KMC's share of equity distributions in University Park Hotel.

(G) This pro forma adjustment represents estimated general and administrative expenses expected to be incurred by Realty following the completion of the Spin Off.

(H) This pro forma adjustment represents a reduction in interest expense resulting from the repayment of certain outstanding debt with proceeds of the Offering.

  During the fiscal period subsequent to the consummation of the Offering, Realty expects to recognize net extraordinary charges of approximately $3,899 ($4,574 in prepayment penalties offset by principal reductions/discounts of $675) associated with the repayment of certain outstanding debt which has not been included in the Pro Forma Condensed Consolidated Statement of Operations of Realty.

(I) This pro forma adjustment represents a reduction in amortization of deferred financing costs as a result of the write-off of certain deferred financing costs associated with outstanding debt to be repaid with proceeds of the Offering.

(J) Represents lodging revenues and expenses of the University Park Hotel. In 1990, Historical Kahler entered into a transaction in which title to the Hotel was transferred to an investor in exchange for a Mortgage Note with a conversion option. Certain provisions in the sales agreement prevented the transaction from meeting the criteria for a sale as defined by Statement of Financial Accounting Standards No. 66 and therefore Realty will continue to consolidate the operations of the Hotel in its financial statements.

                    KAHLER REALTY CORPORATION (REALTY)

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENT OF OPERATIONS--(CONTINUED)

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(K) Pro forma primary and fully diluted net income per share before extraordinary item assumes the conversion of all outstanding exercisable options to purchase shares of Common Stock as of the date of the offering, and is based upon 12,772,118 shares of Common Stock outstanding during the period.

                  II. KAHLER MANAGEMENT CORPORATION (KMC)

                    KAHLER MANAGEMENT CORPORATION (KMC)

                     PRO FORMA CONDENSED CONSOLIDATED

                               BALANCE SHEET

                               JULY 2, 1995

                                (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Balance Sheet of KMC is presented as if (i) the Spin Off had occurred on July 2, 1995, (ii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on July 2, 1995, and (iii) KMC's equity investment in the Copper King Inn, Butte, Montana ("Butte Hotel") had occurred on July 2, 1995. This unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off and the application of the net proceeds of the Offering have been made. Reference is made to "The Spin Off."

  This unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been at July 2, 1995, nor does it purport to represent the future financial position of KMC. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

  Prior to the Offering, the Board of Directors of Historical Kahler will declare the Spin Off dividend to shareholders of Historical Kahler of record on the Record Date, consisting of 90.5% of the issued and outstanding shares of KMC Common Stock, payable in a ratio of one share of KMC Common Stock for every ten shares of Common Stock. The dividend will be payable only to existing shareholders of Historical Kahler as of the Record Date. PURCHASERS IN THE OFFERING WILL NOT RECEIVE ANY SHARES OF KMC COMMON STOCK IN THE SPIN OFF.

  The Pro Forma Condensed Consolidated Financial Data of KMC has been included in this Prospectus because Realty will derive substantially all of its income from the Hotels in the form of Base Rent, Percentage Rent and Additional Charges received pursuant to the Percentage Leases entered into with KMC. See "Risk Factors--Realty's Dependence on KMC."

                    KAHLER MANAGEMENT CORPORATION (KMC)

              PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               JULY 2, 1995

                                (UNAUDITED)

                          (DOLLARS IN THOUSANDS)

                                                         PRO FORMA
                                                         HISTORICAL
                                           ASSETS        CONDENSED   INVESTMENT  PRO FORMA
                               HISTORICAL   TO BE       CONSOLIDATED  IN BUTTE   CONDENSED
                                 KAHLER     OWNED           KMC        HOTEL    CONSOLIDATED
ASSETS                            (A)     BY REALTY         (B)         (C)         KMC
------                         ---------- ---------     ------------ ---------- ------------
CURRENT ASSETS
  Cash......................    $  1,324  $    (479)      $   845      $(600)     $   245
  Receivables:..............
   Trade, less allowance for
    doubtful accounts.......       6,173       (630)        5,543        --         5,543
  Notes receivable--current.         150        --            150        --           150
  Inventories...............       2,557       (112)        2,445        --         2,445
  Prepaid expenses..........         446         (1)          445        --           445
                                --------  ---------       -------      -----      -------
     Total current assets...      10,650     (1,222)        9,428       (600)       8,828
                                --------  ---------       -------      -----      -------
OTHER ASSETS
  Notes receivables.........       1,393        --          1,393        --         1,393
  Investment in affiliates..       3,425     (2,819)          606        600        1,206
  Debt service reserve fund.         750       (750)          --         --           --
  Intangibles...............         736        (65)          671        --           671
  Other.....................       2,069     (1,967)          102        --           102
                                --------  ---------       -------      -----      -------
     Total other assets.....       8,373     (5,601)        2,772        600        3,372
                                --------  ---------       -------      -----      -------
PROPERTY AND EQUIPMENT
  Land and improvements.....      16,349    (14,874)        1,475        --         1,475
  Buildings.................     136,967   (124,633)       12,334        --        12,334
  Equipment.................      49,043    (23,411)       25,632        --        25,632
  Formal wear apparel.......       5,763        --          5,763        --         5,763
                                --------  ---------       -------      -----      -------
   Total....................     208,122   (162,918)       45,204        --        45,204
   Less accumulated               58,521    (42,984)       15,537        --        15,537
    depreciation............    --------  ---------       -------      -----      -------
   Total property and            149,601   (119,934)       29,667        --        29,667
    equipment...............    --------  ---------       -------      -----      -------
     TOTAL ASSETS...........    $168,624  $(126,757)      $41,867      $ --       $41,867
                                ========  =========       =======      =====      =======
LIABILITIES AND STOCKHOLDERS'
EQUITY
-----------------------------
CURRENT LIABILITIES
  Accounts payable..........    $  7,727  $  (1,169)      $ 6,558      $ --       $ 6,558
  Accrued liabilities.......       6,615     (3,151)        3,464        --         3,464
  Notes payable.............       4,100     (4,100)          --         --           --
  Current portion of long-
   term debt................       2,912     (2,118)          794        --           794
  Current portion of                 500       (500)          --         --           --
   subordinated debt........    --------  ---------       -------      -----      -------
     Total current                21,854    (11,038)       10,816        --        10,816
      liabilities...........    --------  ---------       -------      -----      -------
LONG-TERM DEBT..............     120,565   (107,239)       13,326        --        13,326
                                --------  ---------       -------      -----      -------
SUBORDINATED DEBT TO               1,000     (1,000)          --         --           --
 AFFILIATE..................    --------  ---------       -------      -----      -------
OTHER DEFERRED LIABILITIES
  Deferred revenue..........         134        (63)           71        --            71
  Other.....................       1,392       (315)        1,077        --         1,077
                                --------  ---------       -------      -----      -------
  Total other deferred             1,526       (378)        1,148        --         1,148
   liabilities..............    --------  ---------       -------      -----      -------
STOCKHOLDERS' EQUITY
  Common stock..............         421       (421)           43        --            43
                                                 43 (D)
  Additional paid-in
   capital..................      13,250    (13,250)       16,534        --           --
  Retained earnings.........      10,008      6,569           --         --        16,534
                                                (43)(D)
                                --------  ---------       -------      -----      -------
Total stockholders' equity..      23,679     (7,102)       16,577        --        16,577
                                --------  ---------       -------      -----      -------
TOTAL LIABILITIES AND           $168,624  $(126,757)      $41,867      $ --       $41,867
 STOCKHOLDERS' EQUITY.......    ========  =========       =======      =====      =======

                    KAHLER MANAGEMENT CORPORATION (KMC)

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET

                               JULY 2, 1995
                                  (UNAUDITED)

(A) The "Historical Kahler" column represents the historical consolidated balance sheet of Kahler Realty Corporation as of July 2, 1995, without giving effect to the Spin Off.

(B) The "Pro Forma Historical Condensed Consolidated KMC" column represents the assets and liabilities which will be held by KMC upon completion of the Spin Off.

  Totals for this column can be reconciled to the column headed "Assets to be Owned by KMC" presented in the Realty Pro Forma Condensed Consolidated Balance Sheet as follows:

      Realty pro forma totals........................................... $39,997
      Adjustments:
        Equity interest in University Park Hotel reflected as an asset
         by KMC.........................................................     295
        Investment in KMC reflected as an asset by Realty...............   1,575
                                                                         -------
                                                                         $41,867
                                                                         =======

(C) Represents KMC's planned equity investment in the Butte Hotel. Historical Kahler has an agreement to acquire an equity interest of approximately 30% in the Butte Hotel as well as a management agreement with respect to this hotel.

(D) Represents the par value of KMC Common Stock expected to be issued in connection with the Spin Off.

                    KAHLER MANAGEMENT CORPORATION (KMC)

                        PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 1, 1995
                                  (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Statement of Operations of KMC is presented as if (i) the Spin Off had occurred on January 3, 1994, (ii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on January 3, 1994, (iii) the acquisition of certain properties acquired subsequent to January 3, 1994, including the Canyon Springs Park Hotel and Butte Hotel, had occurred on January 3, 1994, and
(iv) the Percentage Leases were executed and in effect as of the beginning of the period presented. This unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off and the application of the net proceeds of the Offering and the Percentage Leases have been made. Reference is made to "The Spin Off" and "Certain Agreements--The Percentage Leases."

  This unaudited Pro Forma Condensed Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the year ended January 1, 1995, assuming the Spin Off and the related debt repayments, the acquisition of certain properties and management contracts and the execution of the Percentage Leases had been consummated at the beginning of the period presented, nor does it purport to represent the future operations of KMC. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER MANAGEMENT CORPORATION (KMC)

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 1, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     OPERATIONS   ACQUISITION OF
                                                         PRO FORMA  OF PROPERTIES CANYON SPRINGS                 PRO FORMA
                             HISTORICAL OPERATIONS TO BE HISTORICAL   PRIOR TO    PARK AND BUTTE                 CONDENSED
                               KAHLER     RETAINED BY       KMC      ACQUISITION      HOTELS      PRO FORMA     CONSOLIDATED
                                (A)          REALTY         (B)          (C)           (D)       ADJUSTMENTS        KMC
                             ---------- ---------------- ---------- ------------- -------------- -----------    ------------
LODGING SEGMENT
Lodging--rooms.........  (a)  $54,108       $(3,993)      $50,115      $3,514         $1,646      $    --         $55,275
   --food & beverage...  (b)   29,339        (2,732)       26,607       2,031          1,231           --          29,869
   --other.............  (c)    9,796          (383)        9,413         267            138           303 (E)     10,121
Interest income........  (d)      773          (636)          137         --             --            --             137
Equity income (loss) of
 affiliates............  (e)      193          (507)         (314)        --            (152)          188 (F)       (278)
                              -------       -------       -------      ------         ------      --------        -------
Total Lodging revenue..        94,209        (8,251)       85,958       5,812          2,863           491         95,124
Percentage lease
 expense...............           --            --            --          261            976        23,117 (G)     24,354
Lodging expenses.......  (f)   70,797        (8,949)       61,848       4,429          1,901           --          68,178
                              -------       -------       -------      ------         ------      --------        -------
Lodging income before
 interest,
 depreciation, and
 corporate expenses....        23,412           698        24,110       1,122            (14)      (22,626)         2,592
                              -------       -------       -------      ------         ------      --------        -------
LAUNDRY SEGMENT
Laundry revenue........  (g)    6,304           --          6,304         --             --            --           6,304
Laundry expenses.......  (h)    5,957           --          5,957         --             --            --           5,957
                              -------       -------       -------      ------         ------      --------        -------
Laundry income before
 interest,
 depreciation, and
 corporate expenses....           347           --            347         --             --            --             347
                              -------       -------       -------      ------         ------      --------        -------
FORMAL WEAR SEGMENT
Formal Wear revenue....  (i)    8,924           --          8,924         --             --            --           8,924
Formal Wear expenses...  (j)    6,975           --          6,975         --             --            --           6,975
                              -------       -------       -------      ------         ------      --------        -------
Formal Wear income
 before interest,
 depreciation, and
 corporate expenses....         1,949           --          1,949         --             --            --           1,949
                              -------       -------       -------      ------         ------      --------        -------
Other income before
 interest,
 depreciation, and
 corporate expenses....  (k)      111           (25)           86         --             --            --              86
                              -------       -------       -------      ------         ------      --------        -------
Total income before
 corporate expense,
 interest, and
 depreciation..........        25,819           673        26,492       1,122            (14)      (22,626)         4,974
Corporate expenses.....  (l)   (3,257)          475 (H)    (2,782)        --             --            --          (2,782)
Interest expense.......  (m)  (11,207)        9,917        (1,290)         (4)           --            --          (1,294)
Depreciation and
 amortization..........  (n)   (8,477)        5,284        (3,193)       (112)           --            --          (3,305)
Non-recurring charges..  (o)   (1,811)        1,811           --          --             --            --             --
Gain (Loss) on sale of
 assets................  (p)       20           (25)           (5)        --             --              5            --
                              -------       -------       -------      ------         ------      --------        -------
INCOME (LOSS) FROM
 OPERATIONS BEFORE
 INCOME TAXES..........       $ 1,087       $18,135       $19,222      $1,006         $  (14)      (22,621)        (2,407)
                              =======       =======       =======      ======         ======
Provision for income
 tax...................                                                                                --  (I)        --
                                                                                                  --------        -------
NET LOSS...............                                                                           $(22,621)       $(2,407)
                                                                                                  ========        =======
Primary and fully
 diluted income per
 common share before
 extraordinary item....                                                                                           $ (5.02)(J)
                                                                                                                  =======

                    KAHLER MANAGEMENT CORPORATION (KMC)

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED JANUARY 1, 1995
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The "Historical Kahler" column represents the historical consolidated statement of operations of Kahler Realty Corporation for the year ended January 1, 1995, without giving effect to the Spin Off, reformatted by segment as follows:

                                                              CONSOLIDATED
                                                         STATEMENT OF OPERATIONS
                                                          OF HISTORICAL KAHLER
                                                         -----------------------
      REVENUE OF OWNED OPERATIONS
        Lodging--rooms..................................        $ 54,108 (a)
      --food and beverage...............................          29,339 (b)
      --other...........................................           9,796 (c)
        Formal wear, laundry & other
      --laundry.........................................           6,304 (g)
      --formal wear.....................................           8,924 (i)
      --other...........................................             666 (k)
                                                                --------
                                                                  15,894
                                                                --------
        Interest income.................................             773 (d)
                                                                --------
          Total revenue of owned operations.............         109,910
                                                                --------
      OPERATING COSTS AND EXPENSES
        Lodging--rooms                                            13,523
      --food and beverage...............................          23,221
      --other...........................................          34,053
                                                                --------
                                                                  70,797 (f)
                                                                --------
        Formal wear, laundry & other
      --laundry.........................................           5,957 (h)
      --formal wear.....................................           6,975 (j)
      --other...........................................             555 (k)
                                                                --------
                                                                  13,487
                                                                --------
        Corporate expenses..............................           3,257 (l)
        Depreciation and amortization...................           8,477 (n)
        Non-recurring charges...........................           1,811 (o)
                                                                --------
          Total operating costs and expenses............          97,829
                                                                --------
      GROSS OPERATING PROFIT............................          12,081
        Interest expense................................         (11,207)(m)
        Equity earnings of affiliates...................             193 (e)
        Gain on sale of assets..........................              20 (p)
                                                                --------
      INCOME FROM OPERATIONS BEFORE INCOME TAXES........        $  1,087
                                                                ========

--------

References (a)-(p) refer to the reformatted totals by segment in the accompanying Pro Forma Condensed Consolidated Statement of Operations of KMC.

                    KAHLER MANAGEMENT CORPORATION (KMC)

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENT OF OPERATIONS--(CONTINUED)

                    FOR THE YEAR ENDED JANUARY 1, 1995
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(B) The "Pro Forma Historical KMC" column represents the operations of Historical Kahler which will be transferred to KMC upon completion of the Spin Off, including revenues and certain operating expenses related to Hotels that are to be leased to and operated by KMC.

(C) These adjustments relate to operations of the Green Oaks Inn and Conference Center and Pocatello Park Quality Inn and income on the Red Fox Inn management contract, which were acquired subsequent to January 2, 1994, to include operations and management fee income related to these properties and Percentage Lease payments for Pocatello Park for the period of time from January 3, 1994 through their respective dates of acquisition.

(D) This column reflects the historical revenues and certain operating expenses (including estimated Percentage Lease payments) of the Canyon Springs Park Hotel, which was acquired by Realty on August 1, 1995. Also included is management fee income and equity losses for the Butte Hotel, which is under contract to be acquired by Historical Kahler.

(E) This pro forma adjustment represents management fees to be paid to KMC by Realty pursuant to the University Park Hotel management agreement.

(F) This pro forma adjustment represents KMC's share of equity earnings (loss) in the University Park Hotel and the Plaza One Hotel.

(G) This adjustment represents estimated lease payments calculated on a pro forma basis using the provisions contemplated in the Percentage Leases and historical revenues of the Hotels which will be leased to KMC pursuant to Percentage Leases.

  The following table reflects the revenues associated with the Hotels for which Percentage Leases will be entered into. The information reflects revenues for each of the last three fiscal years or commencing from the date of acquisition in the case of any Hotel acquired by Historical Kahler during the last three fiscal years. Of the leased Hotels, Boise Park Suites Hotel was acquired in January 1992, and the Olympia Park Hotel in October 1992, and the Pocatello Park Quality Inn in March 1994. The Canyon Springs Park Hotel, which was acquired on August 1, 1995, is not included in the table below.

                                                         1992    1993    1994
                                                        ------- ------- -------
      Room revenue..................................... $42,799 $43,923 $51,114
      Food & beverage revenue..........................  24,888  25,114  28,601
      Percentage leases................................  19,187  19,897  23,117

(H) This adjustment represents the transfer of corporate expenses that will be the responsibility of Realty.

(I) There is no adjustment for estimated federal and state taxes for there is no expected benefit to be obtained from the operating loss.

(J) Pro forma primary and fully diluted net loss per share before extraordinary item assumes the conversion of all outstanding exercisable options as of the date of the offering and is based upon 479,177 shares of KMC Common Stock outstanding during the period.

                    KAHLER MANAGEMENT CORPORATION (KMC)

                        PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                   FOR THE 12 MONTHS ENDED JULY 2, 1995
                                  (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Statement of Operations of KMC is presented as if (i) the Spin Off had occurred on July 4, 1994, (ii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on July 4, 1994, (iii) the acquisition of certain properties acquired subsequent to July 4, 1994, including the Canyon Springs Park Hotel and Butte Hotel, had occurred on July 4, 1994, and (iv) the Percentage Leases were executed and in effect as of the beginning of the period presented. This unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off and the application of the net proceeds of the Offering and the Percentage Leases have been made. Reference is made to "The Spin Off" and "Certain Agreements--The Percentage Leases."

  This unaudited Pro Forma Condensed Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the 12 months ended July 2, 1995, assuming the Spin Off and the related debt repayments, the acquisition of certain properties and management contracts and the execution of the Percentage Leases had been consummated at the beginning of the period presented, nor does it purport to represent the future operations of KMC. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER MANAGEMENT CORPORATION (KMC)

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE 12 MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     OPERATIONS   ACQUISITION OF
                                                         PRO FORMA  OF PROPERTIES CANYON SPRINGS                 PRO FORMA
                             HISTORICAL OPERATIONS TO BE HISTORICAL   PRIOR TO    PARK AND BUTTE                 CONDENSED
                               KAHLER     RETAINED BY       KMC      ACQUISITION      HOTELS      PRO FORMA     CONSOLIDATED
                                (A)          REALTY         (B)          (C)           (D)       ADJUSTMENTS        KMC
                             ---------- ---------------- ---------- ------------- -------------- -----------    ------------
 LODGING SEGMENT
 Lodging--rooms........  (a)  $57,515       $(4,132)      $53,383      $1,570         $1,720      $    --         $56,673
   --food & beverage...  (b)   30,919        (2,794)       28,125         851          1,296           --          30,272
   --other.............  (c)   10,468          (389)       10,079         129            144           289 (E)     10,641
 Interest income.......  (d)      714          (570)          144         --             --            --             144
 Equity income (loss)
  of affiliates........  (e)      386          (574)         (188)        --            (201)           97 (F)       (292)
                              -------       -------       -------      ------         ------      --------        -------
 Total Lodging revenue.       100,002        (8,459)       91,543       2,550          2,959           386         97,438
 Percentage leases.....           --            --            --          --           1,029        24,088 (G)     25,117
 Lodging expenses......  (f)   74,860        (9,266)       65,594       1,946          2,002           --          69,542
                              -------       -------       -------      ------         ------      --------        -------
 Lodging income before
  interest,
  depreciation, and
  corporate expenses...        25,142           807        25,949         604            (72)      (23,702)         2,779
                              -------       -------       -------      ------         ------      --------        -------
 LAUNDRY SEGMENT
 Laundry revenue.......  (g)    6,052           --          6,052         --             --            --           6,052
 Laundry expenses......  (h)    5,206           --          5,206         --             --            --           5,206
                              -------       -------       -------      ------         ------      --------        -------
 Laundry income before
  interest,
  depreciation, and
  corporate expenses...           846           --            846         --             --            --             846
                              -------       -------       -------      ------         ------      --------        -------
 FORMAL WEAR SEGMENT
 Formal Wear revenue...  (i)    9,117           --          9,117         --             --            --           9,117
 Formal Wear expenses..  (j)    7,207           --          7,207         --             --            --           7,207
                              -------       -------       -------      ------         ------      --------        -------
 Formal Wear income
  before interest,
  depreciation, and
  corporate expenses...         1,910           --          1,910         --             --            --           1,910
                              -------       -------       -------      ------         ------      --------        -------
 Other income before
  interest,
  depreciation, and
  corporate expenses...  (k)       98           (25)           73         --             --            --              73
                              -------       -------       -------      ------         ------      --------        -------
 Total income before
  corporate expense,
  interest, and
  depreciation.........        27,996           782        28,778         604            (72)      (23,702)         5,608
 Corporate expenses....  (l)   (3,477)          475 (H)    (3,002)        --             --            --          (3,002)
 Interest expense......  (m)  (12,019)       10,684        (1,335)         (2)           --            --          (1,337)
 Depreciation and
  amortization.........  (n)   (8,617)        5,373        (3,244)        (48)           --            --          (3,292)
 Non-recurring.........  (o)   (1,811)        1,811           --          --             --            --             --
 Gain (Loss) on sale of
  assets...............  (p)      (22)          (19)          (41)        --             --             41            --
                              -------       -------       -------      ------         ------      --------        -------
 INCOME (LOSS) FROM
  OPERATIONS BEFORE
  INCOME TAXES.........       $ 2,050       $19,106       $21,156      $  554         $  (72)      (23,661)        (2,023)
                              =======       =======       =======      ======         ======
 Provision for income
  tax..................                                                                                --  (I)        --
                                                                                                  --------        -------
 NET LOSS..............                                                                           $(23,661)       $(2,023)
                                                                                                  ========        =======
 Primary and fully
  diluted income per
  common share before
  extraordinary item...                                                                                           $ (4.22)(J)
                                                                                                                  =======

                    KAHLER MANAGEMENT CORPORATION (KMC)

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                   FOR THE 12 MONTHS ENDED JULY 2, 1995
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The "Historical Kahler" column represents the historical consolidated statement of operations of Kahler Realty Corporation for the 12 months ended July 2, 1995, without giving effect to the Spin Off, reformatted by segment as follows:

                                                              CONSOLIDATED
                                                         STATEMENT OF OPERATIONS
                                                          OF HISTORICAL KAHLER
                                                         -----------------------
      REVENUE OF OWNED OPERATIONS
        Lodging--rooms..................................         $57,515 (a)
        --food and beverage.............................          30,919 (b)
        --other.........................................          10,468 (c)
        Formal wear, laundry & other
        --laundry.......................................           6,052 (g)
        --formal wear...................................           9,117 (i)
        --other.........................................             646 (k)
                                                                 -------
                                                                  15,815
                                                                 -------
        Interest income.................................             714 (d)
                                                                 -------
          Total revenue of owned operations.............         115,431
                                                                 -------
      OPERATING COSTS AND EXPENSES
        Lodging--rooms..................................          14,318
        --food and beverage.............................          24,441
        --other.........................................          36,101
                                                                 -------
                                                                  74,860 (f)
                                                                 -------
        Formal wear, laundry & other
        --laundry.......................................           5,206 (h)
        --formal wear...................................           7,207 (j)
        --other.........................................             548 (k)
                                                                 -------
                                                                  12,961
                                                                 -------
        Corporate expenses..............................           3,477 (l)
        Depreciation and amortization...................           8,617 (n)
        Non-recurring charges...........................           1,811 (o)
                                                                 -------
          Total operating costs and expenses............         101,726
                                                                 -------
      GROSS OPERATING PROFIT............................          13,705
        Interest expense                                         (12,019)(m)
        Equity earnings of affiliates...................             386 (e)
        Gain on sale of assets..........................             (22)(p)
                                                                 -------
      INCOME FROM OPERATIONS BEFORE INCOME TAXES........         $ 2,050
                                                                 =======

--------

References (a)-(p) refer to the reformatted totals by segment in the accompanying Pro Forma Condensed Consolidated Statement of Operations of KMC.

                    KAHLER MANAGEMENT CORPORATION (KMC)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                   STATEMENT OF OPERATIONS--(CONTINUED)

                   FOR THE 12 MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(B) The "Pro Forma Historical KMC" column represents the operations of Historical Kahler which will be transferred to KMC upon completion of the Spin Off, including revenues and certain operating expenses related to Hotels that are to be leased to and operated by KMC.

(C) These adjustments relate to the operations of the Green Oaks Inn and Conference Center and income on the Red Fox Inn management contract, which were acquired subsequent to July 3, 1994, to include operations and management fee income related to these properties for the period of time from July 4, 1994 through their respective dates of acquisition.

(D) This column reflects the historical revenues and certain operating expenses (including estimated Percentage Lease payments) of the Canyon Springs Park Hotel, which was acquired on August 1, 1995. Also included is management fee income and equity losses for the Butte Hotel, which is under contract to be acquired by Historical Kahler.

(E) This pro forma adjustment represents management fees to be paid to KMC by Realty pursuant to the University Park Hotel management agreement.

(F) This pro forma adjustment represents KMC's share of equity earnings (loss) in the University Park Hotel and the Plaza One Hotel.


(G) This adjustment represents estimated lease payments calculated on a pro forma basis using the provisions contemplated in the Percentage Leases and historical revenues of the Hotels which will be leased to KMC pursuant to Percentage Leases.

  Revenues of the leased Hotels for the 12 months ended July 2, 1995 are presented below. The Canyon Springs Park Hotel was acquired on August 1, 1995 and is not included in the information presented.

             Room revenue..................... $52,632
             Food and beverage revenue........  29,310
             Percentage leases................  24,088

(H) This adjustment represents the transfer of corporate expenses that will be the responsibility of Realty.

(I) There is no adjustment for estimated federal and state taxes for there is no expected benefit to be obtained from the operating loss.

(J) Pro forma net loss per share before extraordinary item assumes the conversion of all outstanding exercisable options as of the date of the offering and is based upon 479,177 shares of KMC Common Stock outstanding during the period.

                    KAHLER MANAGEMENT CORPORATION (KMC)

                     PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Statement of Operations of KMC is presented as if (i) the Spin Off had occurred on January 2, 1995, (ii) the Offering and the application of the net proceeds therefrom to repay certain outstanding indebtedness had occurred on January 2, 1995, (iii) the acquisition of the Canyon Springs Park Hotel and Butte Hotel had occurred on January 2, 1995, and (iv) the Percentage Leases were executed and in effect as of the beginning of the period presented. This unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements of Historical Kahler and its subsidiaries and the notes thereto included elsewhere in this Prospectus. In management's opinion, all adjustments considered necessary to reflect the effects of the Spin Off and the application of the net proceeds of the Offering and the Percentage Leases have been made. Reference is made to "The Spin Off" and "Certain Agreements--The Percentage Leases."

  This unaudited Pro Forma Condensed Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the six months ended July 2, 1995, assuming the Spin Off and the related debt repayments, the acquisition of certain properties and management contracts and the execution of the Percentage Leases had been consummated at the beginning of the period presented, nor does it purport to represent the future operations of KMC. Capitalized terms not defined herein are used as defined elsewhere in this Prospectus of which these unaudited financial statements are a part.

                    KAHLER MANAGEMENT CORPORATION (KMC)

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     ACQUISITION
                                                                      OF CANYON
                                                                       SPRINGS
                                                          PRO FORMA   PARK AND                   PRO FORMA
                              HISTORICAL OPERATIONS TO BE HISTORICAL    BUTTE                    CONDENSED
                                KAHLER     RETAINED BY       KMC       HOTELS     PRO FORMA     CONSOLIDATED
                                 (A)          REALTY         (B)         (C)     ADJUSTMENTS        KMC
                              ---------- ---------------- ---------- ----------- -----------    ------------
LODGING SEGMENT
Lodging--rooms..........  (a)  $31,308       $(2,243)      $29,065      $ 860     $    --         $29,925
   --food & beverage....  (b)   16,081        (1,447)       14,634        635          --          15,269
   --other..............  (c)    5,888          (196)        5,692         76          194 (D)      5,962
Interest income.........  (d)      224          (157)           67        --           --              67
Equity income (loss) of
 affiliates.............  (e)      291          (315)          (24)       (44)          25 (E)        (43)
                               -------       -------       -------      -----     --------        -------
Total Lodging revenue...        53,792        (4,358)       49,434      1,527          219         51,180
Percentage lease
 expense................           --            --            --         513       13,002 (F)     13,515
Lodging expenses........  (f)   39,516        (4,859)       34,657        977          --          35,634
                               -------       -------       -------      -----     --------        -------
Lodging income before
 interest, depreciation,
 and corporate expenses.        14,276           501        14,777         37      (12,783)         2,031
                               -------       -------       -------      -----     --------        -------
LAUNDRY SEGMENT
Laundry revenue.........  (g)    3,057           --          3,057        --           --           3,057
Laundry expenses........  (h)    2,469           --          2,469        --           --           2,469
                               -------       -------       -------      -----     --------        -------
Laundry income before
 interest, depreciation,
 and corporate expenses.           588           --            588        --           --             588
                               -------       -------       -------      -----     --------        -------
FORMAL WEAR SEGMENT
Formal Wear revenue.....  (i)    5,002           --          5,002        --           --           5,002
Formal Wear expenses....  (j)    3,936           --          3,936        --           --           3,936
                               -------       -------       -------      -----     --------        -------
Formal Wear income
 before interest,
 depreciation, and
 corporate expenses.....         1,066           --          1,066        --           --           1,066
                               -------       -------       -------      -----     --------        -------
Other income before
 interest, depreciation,
 and corporate expenses.  (k)       43           (13)           30        --           --              30
                               -------       -------       -------      -----     --------        -------
Total income before
 corporate expense,
 interest, and
 depreciation...........        15,973           488        16,461         37      (12,783)         3,715
Corporate expenses......  (l)   (1,914)          238 (G)    (1,676)       --           --          (1,676)
Interest expense........  (m)   (6,060)        5,388          (672)       --           --            (672)
Depreciation and
 amortization...........  (n)   (4,438)        2,729        (1,709)       --           --          (1,709)
Gain (Loss) on sale of
 assets.................  (p)      (31)           (1)          (32)       --            32            --
                               -------       -------       -------      -----     --------        -------
INCOME (LOSS) FROM
 OPERATIONS BEFORE
 INCOME TAXES...........       $ 3,530       $ 8,842       $12,372      $  37      (12,751)          (342)
                               =======       =======       =======      =====
Provision for income
 tax....................                                                               --  (H)        --
                                                                                  --------        -------
NET LOSS................                                                          $(12,751)       $  (342)
                                                                                  ========        =======
Primary and fully
 diluted income per
 common share before
 extraordinary item.....                                                                          $  (.71)(I)
                                                                                                  =======

                    KAHLER MANAGEMENT CORPORATION (KMC)

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995

                                (UNAUDITED)

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The "Historical Kahler" column represents the historical consolidated statement of operations of Kahler Realty Corporation for the first three months ended July 2, 1995, without giving effect to the Spin Off, reformatted by segment as follows:

                                                              CONSOLIDATED
                                                         STATEMENT OF OPERATIONS
                                                          OF HISTORICAL KAHLER
                                                         -----------------------
      REVENUE OF OWNED OPERATIONS
        Lodging--rooms..................................         $31,308 (a)
        --food and beverage.............................          16,081 (b)
        --other.........................................           5,888 (c)
        Formal wear, laundry & other
        --laundry.......................................           3,057 (g)
        --formal wear...................................           5,002 (i)
        --other.........................................             306 (k)
                                                                 -------
                                                                   8,365
                                                                 -------
        Interest income.................................             224 (d)
                                                                 -------
          Total revenue of owned operations.............          61,866
                                                                 -------
      OPERATING COSTS AND EXPENSES
        Lodging--rooms..................................           7,588
        --food and beverage.............................          12,762
        --other.........................................          19,166
                                                                 -------
                                                                  39,516 (f)
                                                                 -------
        Formal wear, laundry & other
        --laundry.......................................           2,469 (h)
        --formal wear...................................           3,936 (j)
        --other.........................................             263 (k)
                                                                 -------
                                                                   6,668
                                                                 -------
        Corporate expenses..............................           1,914 (l)
        Depreciation and amortization...................           4,438 (n)
                                                                 -------
          Total operating costs and expenses............          52,536
                                                                 -------
      GROSS OPERATING PROFIT............................           9,330
        Interest expense................................          (6,060)(m)
        Equity earnings of affiliates...................             291 (e)
        Gain on sale of assets..........................             (31)(p)
                                                                 -------
      INCOME FROM OPERATIONS BEFORE INCOME TAXES........         $ 3,530
                                                                 =======

--------

References (a)-(p) refer to the reformatted totals by segment in the accompanying Pro Forma Condensed Consolidated Statement of Operations of KMC.

                    KAHLER MANAGEMENT CORPORATION (KMC)

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENT OF OPERATIONS--(CONTINUED)

                FOR THE FIRST SIX MONTHS ENDED JULY 2, 1995
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(B) The "Pro Forma Historical KMC" column represents the operations of Historical Kahler which will be transferred to KMC upon completion of the Spin Off, including revenues and certain operating expenses related to Hotels that are to be leased to and operated by KMC.

(C) This column reflects the historical revenues and certain operating expenses (including estimated Percentage Lease payments) of the Canyon Springs Park Hotel which was acquired by Realty on August 1, 1995. Also included is management fee income and equity losses for the Butte Hotel, which is under contract to be acquired by Historical Kahler.

(D) This pro forma adjustment represents management fees to be paid to KMC by Realty pursuant to the University Park Hotel management agreement.

(E) This pro forma adjustment represents KMC's share of equity earnings (loss) in the University Park Hotel and the Plaza One Hotel.

(F) This adjustment represents estimated lease payments calculated on a pro forma basis using the provisions contemplated in the Percentage Leases and historical revenues of the Hotels which will be leased to KMC pursuant to Percentage Leases.

  Revenues of the leased Hotels for the six months ended July 2, 1995 are presented below. The Canyon Springs Park Hotel, which was acquired on August 1, 1995 is not included in the information presented.

             Room revenue..................... $27,854
             Food and beverage revenue........  14,828
             Percentage lease revenue.........  13,002

(G) This adjustment represents the transfer of corporate expenses that will be the responsibility of Realty.

(H) There is no adjustment for estimated federal and state taxes for there is no expected benefit to be obtained from the first six months' operating loss.

(I) Pro forma loss per share before extraordinary item assumes the conversion of all outstanding exercisable options as of the date of the offering and is based upon 479,177 shares of KMC Common Stock outstanding during the period.

            III. KAHLER REALTY CORPORATION (HISTORICAL KAHLER)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

Kahler Realty Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Kahler Realty Corporation and Subsidiaries as of January 1, 1995 and January 2, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Kahler Realty Corporation and Subsidiaries as of and for the year ended January 3, 1993 were audited by other auditors whose report thereon dated February 19, 1993, (except for Note 13 as to which the date was November 12, 1993) expressed an unqualified opinion, including explanatory paragraphs, on those consolidated statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kahler Realty Corporation and Subsidiaries as of January 1, 1995 and January 2, 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois

February 17, 1995

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Directors

 Kahler Realty Corporation:

We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows for the year ended January 3, 1993 of Kahler Realty Corporation (formerly Kahler Corporation) and Subsidiaries (the Company). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated statements of operations, stockholders' equity, and cash flows present fairly, in all material respects, the results of operations and cash flows of Kahler Realty Corporation and Subsidiaries for the year ended January 3, 1993 in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Minneapolis, Minnesota

February 19, 1993

(Except for Note 13, as to which the date is November 12, 1993)

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

                        CONSOLIDATED BALANCE SHEETS

                          (DOLLARS IN THOUSANDS)

                                                  JANUARY  JANUARY    JULY 2,
                                                  2, 1994  1, 1995     1995
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash........................................... $    984 $  1,110  $  1,324
  Receivables:
    Trade, less allowance for doubtful accounts
     of $214, $252, and $239, respectively (Note
     10).........................................    4,371    5,333     6,173
    Current portion of notes receivable..........      300      150       150
  Inventories....................................    2,354    2,498     2,557
  Prepaid expenses...............................      233      265       446
                                                  -------- --------  --------
    Total current assets.........................    8,242    9,356    10,650
                                                  -------- --------  --------
OTHER ASSETS
  Notes receivable, primarily from affiliates
   (Note 2)......................................    4,828    1,423     1,393
  Investment in and advances to affiliates (Note
   4)............................................    3,460    3,279     3,425
  Debt service reserve fund......................      750      750       750
  Intangibles (Note 1)...........................      518      791       736
  Other..........................................    1,865    1,823     2,069
                                                  -------- --------  --------
    Total other assets...........................   11,421    8,066     8,373
                                                  -------- --------  --------
PROPERTY AND EQUIPMENT
  Land and improvements..........................   15,225   16,349    16,349
  Buildings......................................  130,240  136,967   136,967
  Equipment......................................   46,312   46,977    48,232
  Formal wear apparel............................    5,096    4,735     5,763
                                                  -------- --------  --------
      Total......................................  196,873  205,028   207,311
      Less accumulated depreciation..............   54,130   54,281    58,521
                                                  -------- --------  --------
                                                   142,743  150,747   148,790
      Construction in progress...................      --       --        811
                                                  -------- --------  --------
      Total property and equipment...............  142,743  150,747   149,601
                                                  -------- --------  --------
      TOTAL ASSETS............................... $162,406 $168,169  $168,624
                                                  ======== ========  ========

              See Notes to Consolidated Financial Statements

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

                        CONSOLIDATED BALANCE SHEETS

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              JANUARY 2, JANUARY 1,   JULY 2,
                                                 1994       1995       1995
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable (Note 10).................  $  7,066   $  8,559   $  7,727
  Accrued liabilities:
    Payroll and payroll related liabilities..     2,543      2,473      3,092
    Real estate taxes........................     2,011      1,996      2,214
    Other taxes..............................       736        806      1,309
  Notes payable (Note 5).....................     2,450      5,300      4,100
  Current portion of long-term debt..........     3,212      2,767      2,912
  Current portion of subordinated debt due to
   affiliate.................................       --         500        500
                                               --------   --------   --------
      Total current liabilities..............    18,018     22,401     21,854
                                               --------   --------   --------
LONG-TERM DEBT (Note 5)
  Obligations of Kahler Realty Corporation...    93,727     94,942     94,300
  Obligations of Subsidiaries--Nonrecourse to
   Kahler Realty Corporation.................    27,046     26,517     26,265
                                               --------   --------   --------
      Total long-term debt...................   120,773    121,459    120,565
                                               --------   --------   --------
OTHER DEFERRED LIABILITIES
  Deferred revenue...........................       714        137        134
  Other......................................     1,268      1,401      1,392
                                               --------   --------   --------
      Total other deferred liabilities.......     1,982      1,538      1,526
                                               --------   --------   --------
COMMITMENTS AND CONTINGENCIES (Note 8)
SUBORDINATED DEBT DUE TO AFFILIATE (Note 7)..     2,000      1,500      1,000
                                               --------   --------   --------
REDEEMABLE CONVERTIBLE PREFERRED STOCK (Note
 6)..........................................     3,267        --         --
                                               --------   --------   --------
  Authorized--10,000,000 shares, Issued and
   outstanding 141,828 shares, Redemption
   amount $3,546, January 2, 1994............
STOCKHOLDERS' EQUITY (Note 7)................
  Common stock, par value $.10...............
    Authorized--70,000,000 shares; Issued and
     outstanding--3,425,798, 4,167,598 and
     4,211,031, respectively.................       343        417        421
  Additional paid-in capital.................     8,450     13,030     13,250
  Retained earnings..........................     7,800      7,991     10,175
  Minimum pension liability adjustment (Note
   9)........................................      (227)      (167)      (167)
                                               --------   --------   --------
      Total stockholders' equity.............    16,366     21,271     23,679
                                               --------   --------   --------
      TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY................................  $162,406   $168,169   $168,624
                                               ========   ========   ========

              See Notes to Consolidated Financial Statements

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

                   CONSOLIDATED STATEMENTS OF OPERATIONS

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 SIX MONTHS
                                      FOR YEARS ENDED               ENDED
                              -------------------------------- ----------------
                                                                JULY     JULY
                              JANUARY 3, JANUARY 2, JANUARY 1,    3,       2,
                                 1993       1994       1995     1994     1995
                              ---------- ---------- ---------- -------  -------
                                                                 (UNAUDITED)
REVENUES
  Revenue of owned
   operations...............   $ 74,014   $ 96,979   $109,910  $56,345  $61,866
  Other properties managed
   and/or partially owned...     29,237     17,910     17,490    8,576    8,362
                               --------   --------   --------  -------  -------
    Total revenues..........   $103,251   $114,889   $127,400  $64,921  $70,228
                               ========   ========   ========  =======  =======
REVENUE OF OWNED OPERATIONS
  Lodging--rooms............   $ 33,314   $ 46,026   $ 54,108  $27,901  $31,308
  --food and beverage.......     17,374     25,185     29,339   14,501   16,081
  --other...................      7,720      9,294      9,796    5,216    5,888
  Formal wear, laundry &
   other....................     14,182     15,277     15,894    8,444    8,365
  Interest income...........      1,424      1,197        773      283      224
                               --------   --------   --------  -------  -------
    Total revenue of owned
     operations.............     74,014     96,979    109,910   56,345   61,866
                               --------   --------   --------  -------  -------
OPERATING COSTS AND EXPENSES
  Lodging--rooms............      8,272     11,388     13,523    6,793    7,588
  --food and beverage.......     14,445     19,801     23,221   11,542   12,762
  --other...................     22,336     29,785     34,053   17,118   19,166
  Formal wear, laundry &
   other....................     12,092     12,621     13,487    7,194    6,668
  Corporate expenses........      3,225      3,272      3,257    1,694    1,914
  Depreciation and
   amortization (Note 10)...      6,492      7,904      8,477    4,298    4,438
  Non-recurring charges
   (Note 10)................      2,758        --       1,811      --       --
                               --------   --------   --------  -------  -------
    Total operating costs
     and expenses...........     69,620     84,771     97,829   48,639   52,536
                               --------   --------   --------  -------  -------
GROSS OPERATING PROFIT......      4,394     12,208     12,081    7,706    9,330
  Interest expense..........     (7,303)    (9,362)   (11,207)  (5,248)  (6,060)
  Equity earnings (loss) of
   affiliates...............       (688)        27        193       98      291
  Gain (Loss) on sale of
   assets...................       (693)         6         20       11      (31)
                               --------   --------   --------  -------  -------
INCOME (LOSS) FROM
 OPERATIONS BEFORE INCOME
 TAXES......................     (4,290)     2,879      1,087    2,567    3,530
  Provision (Credit) for
   income taxes.............       (300)       875        323      770    1,094
                               --------   --------   --------  -------  -------
  Income (Loss) before
   extraordinary item and
   change in accounting
   principle................     (3,990)     2,004        764    1,797    2,436
  Extraordinary item net of
   income taxes (Note 10)...      2,517        --         --       --       --
  Cumulative effect of
   change in accounting for
   nonpension postretirement
   benefits (Note 9)........       (250)       --         --       --       --
                               --------   --------   --------  -------  -------
NET INCOME (LOSS)...........   $ (1,723)  $  2,004   $    764  $ 1,797  $ 2,436
                               ========   ========   ========  =======  =======
PER COMMON SHARE DATA
Primary income (loss) per
 common share...............   $   (.59)  $    .49   $    .14  $   .43  $   .57
                               ========   ========   ========  =======  =======
Fully diluted income (loss)
 per common share...........   $  ( .59)  $    .46   $    .14  $   .43  $   .57
                               ========   ========   ========  =======  =======

              See Notes to Consolidated Financial Statements

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (DOLLARS IN THOUSANDS)

                                                                SIX MONTHS
                                     FOR YEARS ENDED               ENDED
                             -------------------------------- ----------------
                             JANUARY 3, JANUARY 2, JANUARY 1, JULY 3,  JULY 2,
                                1993       1994       1995     1994     1995
                             ---------- ---------- ---------- -------  -------
                                                                (UNAUDITED)
OPERATIONS:
  Net income (loss).........  $(1,723)   $  2,004   $    764  $ 1,797  $ 2,436
  Adjustments to reconcile
   net income (loss) to net
   cash provided by
   operating activities:
    Depreciation and
     amortization...........    6,492       7,904      8,477    4,298    4,438
    Common stock issued
     under employee benefit
     plans..................      263         130          6        3      105
    Equity in (earnings)
     loss of affiliates.....      688         (27)      (193)     (98)    (291)
    (Gain) Loss on sale of
     assets.................      693          (6)       (20)     (11)     (31)
    Writedown of hotel
     property...............    1,200         --         --       --       --
    Gain on debt
     extinguishment.........   (2,795)        --         --       --       --
  Change in current assets
   and current liabilities:
    Receivables.............     (490)       (533)      (962)  (1,034)    (840)
    Inventories.............     (100)       (115)      (144)     (92)     (59)
    Prepaid expenses........      123          57        (32)    (271)    (181)
    Accounts payable........      809          74      1,493     (304)    (832)
    Accrued liabilities.....     (733)        929        (15)   1,304    1,340
                              -------    --------   --------  -------  -------
      Net cash provided by
       operating activities.    4,427      10,417      9,374    5,592    6,085
                              -------    --------   --------  -------  -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Payments for property and
   equipment................  (11,583)    (12,190)   (13,523)  (8,682)  (3,163)
  Proceeds from sale of
   property and equipment...       19         146        125       14       35
  Payments received on notes
   receivable...............    2,418         614        250      105       30
  Additions to notes
   receivable...............     (465)        --         --       --       --
  Investment in and advances
   to affiliates............     (430)     (3,365)       --       --       (42)
  Payments received from
   affiliates...............      918         330        374      187      187
  Payments for intangible
   assets...................     (272)        (15)      (374)     (37)      (2)
  Increase in other assets..     (402)       (205)      (108)  (1,037)    (322)
                              -------    --------   --------  -------  -------
      Net cash used in
       investment
       activities...........   (9,797)    (14,685)   (13,256)  (9,450)  (3,277)
                              -------    --------   --------  -------  -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Dividends paid to
   preferred shareholders...     (319)       (319)      (224)    (159)     --
  Dividends paid to common
   shareholders.............      --         (205)      (349)    (142)    (252)
  Proceeds from issuance of
   common stock.............       65         119      1,352      420      119
  Purchase of common stock..      --          (62)       --       --       --
  Proceeds from issuance of
   subordinated debt........    2,000         --         --       --       --
  Proceeds from new long-
   term debt and notes
   payable..................   13,178      11,864      3,833    3,700      227
  Principal payments on
   long-term debt...........   (9,210)     (3,087)    (3,592)  (1,159)    (976)
  Principal payments on
   subordinated debt........      --          --         --       --      (500)
  Net borrowings (payments)
   under line-of-credit
   agreements and short-term
   notes payable............     (150)     (3,500)     2,850    1,700   (1,200)
  Unrecognized gain(loss) on
   defined benefit pension
   plan.....................       (5)       (168)        60      --       --
  Increase (Decrease) in
   other liabilities........      416        (193)        78     (174)     (12)
                              -------    --------   --------  -------  -------
      Net cash provided by
       financing activities.    5,975       4,449      4,008    4,186   (2,594)
                              -------    --------   --------  -------  -------
INCREASE IN CASH............      605         181        126      328      214
CASH AT BEGINNING OF THE
 PERIOD.....................      198         803        984      984    1,110
                              -------    --------   --------  -------  -------
CASH AT END OF THE PERIOD...  $   803    $    984   $  1,110  $ 1,312  $ 1,324
                              =======    ========   ========  =======  =======

              See Notes to Consolidated Financial Statements

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

      FOR YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995

                     AND SIX MONTHS ENDED JULY 2, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           COMMON STOCK                          MINIMUM
                         ----------------- ADDITIONAL            PENSION
                          NUMBER            PAID-IN   RETAINED  LIABILITY
                         OF SHARES  AMOUNT  CAPITAL   EARNINGS  ADJUSTMENT  TOTAL
                         ---------  ------ ---------- --------  ---------- -------
BALANCE, December 29,
 1991................... 3,278,226   $328   $ 7,950   $ 8,362     $ (54)   $16,586
  Net Loss..............                               (1,723)              (1,723)
  Dividends paid to
   preferred
   shareholders.........                                 (319)                (319)
  Unrecognized loss on
   defined benefit
   pension plan.........                                             (5)        (5)
  Common stock issued...    82,876      8       320                            328
                         ---------   ----   -------   -------     -----    -------
BALANCE, January 3,
 1993................... 3,361,102    336     8,270     6,320       (59)    14,867
  Net Income............                                2,004                2,004
  Dividends paid to
   preferred
   shareholders.........                                 (319)                (319)
  Dividends paid to
   common shareholders
   ($0.06 per share)....                                 (205)                (205)
  Unrecognized loss on
   defined benefit
   pension plan.........                                           (168)      (168)
  Common stock issued...    75,608      8       241                            249
  Purchase of common
   stock................   (10,912)    (1)      (61)                           (62)
                         ---------   ----   -------   -------     -----    -------
BALANCE, January 2,
 1994................... 3,425,798    343     8,450     7,800      (227)    16,366
  Net income............                                  764                  764
  Dividends paid to
   preferred
   shareholders.........                                 (224)                (224)
  Dividends paid to
   common shareholders
   ($0.09 per share)....                                 (349)                (349)
  Unrecognized gain on
   defined benefit
   pension plan.........                                             60         60
  Common stock issued
   (Note 6).............   741,800     74     4,580                          4,654
                         ---------   ----   -------   -------     -----    -------
BALANCE, January 1,
 1995................... 4,167,598    417    13,030     7,991      (167)    21,271
  Net income............                                2,436                2,436
  Dividends paid to
   common shareholders
   ($0.06 per share)....                                 (252)                (252)
  Common stock issued...    43,433      4       220                            224
                         ---------   ----   -------   -------     -----    -------
BALANCE, July 2, 1995
 (unaudited)............ 4,211,031   $421   $13,250   $10,175     $(167)   $23,679
                         =========   ====   =======   =======     =====    =======

                 See Notes to Consolidated Financial Statements

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995

                     (UNAUDITED AS TO INTERIM PERIODS)

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Description of business

  Kahler Realty Corporation was incorporated under the Minnesota Business Corporation Act on May 18, 1994, as a wholly owned subsidiary of Kahler Corporation. On October 11, 1994, Kahler Corporation was merged into Kahler Realty Corporation, and each outstanding share of Kahler Corporation common stock was converted into one share of Kahler Realty Corporation common stock. Kahler Realty Corporation has continued Kahler Corporation's business activities which principally consist of the operation and management of hotel properties. Kahler Realty Corporation also operates commercial laundries in Rochester and Salt Lake City which provide services to its hotels as well as outside accounts. Kahler Realty Corporation's other business activities include operating a wholesale and retail formal wear business. Kahler Realty Corporation and Kahler Corporation are collectively referred to as Historical Kahler in the accompanying consolidated financial statements and notes thereto.

 Principles of consolidation

  The consolidated financial statements include the accounts of Historical Kahler and its wholly-owned subsidiaries. Investments of 50% or less in owned affiliates in which Historical Kahler possesses significant influence are accounted for under the equity method. In 1990, Historical Kahler entered into a transaction in which it transferred title of the University Park Hotel to an investor in exchange for a $4,620, 9% mortgage note with an option to convert the note into a 60% equity interest in the hotel in 1998. Historical Kahler consolidates the assets and liabilities of the hotel which were approximately $11,066 and $9,550 at January 2, 1994, $10,714 and $9,463 at January 1, 1995,
and $10,537 and $9,307 at July 2, 1995, respectively. All material intercompany transactions and balances have been eliminated.

 Reclassifications

  The consolidated financial statements for prior years reflect certain reclassifications to conform with classifications adopted in 1994. These reclassifications have no effect on net income (loss) or stockholders' equity as previously reported.

 Revenues

  Revenues of Historical Kahler are classified into two components. Historical Kahler uses this presentation to show the total scope of Historical Kahler's operations. The components of revenue are:

  . Revenue of owned operations include revenues from lodging properties in which Historical Kahler has an interest greater than 50%, management fees generated from properties partially-owned (50% or less) and properties owned by others. Also included are revenues from Anderson's Formal Wear, Textile Care Services and Interest Income.

  . Other properties managed and/or partially-owned includes all revenue of properties partially-owned (50% or less) by Historical Kahler and the properties managed for others. Under generally accepted accounting principles, this revenue is not included in revenue of owned operations and Historical Kahler's interest in partially-owned properties is reflected in the Consolidated Statements of Operations as equity in earnings (loss) of affiliates.

 Cash and cash equivalents

  Historical Kahler considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Inventories

  Inventories are stated primarily at the lower of average cost or market.

 Property and equipment

  Property and equipment are recorded at cost. Depreciation of property, equipment and formal wear apparel is computed on the straight-line method over their estimated useful lives. Depreciation expense was $6,230, $7,588 and $8,197 for the years 1992, 1993, and 1994, respectively, and $4,154 and $4,305 for the first six months of 1994 and 1995, respectively. Capitalized interest of $461 has been included in property and equipment for the year ended January 2, 1994. The estimated useful lives are:

             Land improvements......... 5 to 25 years
             Buildings................. 20 to 50 years
             Equipment................. 5 to 20 years
             Formal wear apparel....... 4 years

 Deferred debt expense

  Deferred debt expense of $1,458, $1,309 and $1,408 at January 2, 1994, January 1, 1995, and July 2, 1995, respectively, which is net of accumulated amortization, is included in other assets and amortized over the life of the respective loans.

 Income taxes

  Historical Kahler accounts for income taxes in accordance with the Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes", which, among other things, requires an asset and liability approach in accounting for deferred income taxes. (See Note 11)

 Intangibles

  Intangibles represent the pre-opening costs, organization costs, franchise rights and an intangible pension asset relating to Historical Kahler's defined benefit plan. Pre-opening costs include costs during the property's break-in period which consist of marketing, employee training and the excess of expenses over revenues. The cost of these intangible assets are as follows:

                                                        JULY 2,
                                             1993 1994    1995     EXPECTED LIFE
                                             ---- ---- ----------  -------------
                                                       (UNAUDITED)
Pre-opening costs........................... $163 $163    $163        3 years
Organization costs..........................  171  132     134        5 years
Franchise rights............................  109  139     114     8 to 20 years
                                             ---- ----    ----     -------------
                                              443  434     411
Accumulated amortization....................  180  210     242
                                             ---- ----    ----
                                              263  224     169
Intangible pension asset....................  255  567     567
                                             ---- ----    ----
                                             $518 $791    $736
                                             ==== ====    ====

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Income (Loss) per common share

  For 1993, 1994 and the first six months of 1994 and 1995, income per share is computed on a primary share basis using the weighted average number of outstanding common shares and equivalents (arising from employee stock plans, deferred stock compensation and warrant) aggregating 3,525,000, 3,956,000, 3,785,000 and 4,306,000, respectively.

  For 1992, loss per share is computed on a primary share basis using only the weighted average number of outstanding common shares aggregating 3,341,000. Common stock equivalents have been excluded since the effect was antidilutive.

Income per share is computed on a fully diluted basis using the weighted average number of outstanding common shares plus stock equivalents aggregating 3,743,000 for 1993. In 1992, 1994 and the first six months of 1994 and 1995 the effect is the same as on a primary share basis.

 Fiscal year

  Historical Kahler's fiscal year ends on the Sunday closest to December 31.

 Unaudited First Six Months Statements

  The consolidated financial statements and related disclosures as of July 2, 1995 and for the six months ended July 3, 1994 and July 2, 1995 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements for these periods have been included. The results for the six months ended July 2, 1995 are not necessarily indicative of the results to be obtained for the full fiscal year.

NOTE 2. NOTES RECEIVABLE

  Notes receivable, primarily from affiliates, consist of contracts for deeds, a first mortgage and a second mortgage, bearing interest at rates ranging from 8% to 10%.

  Total maturities for notes receivable for the five years following January 1, 1995, are approximately $150, $554, $94, $258 , and $31, respectively.

NOTE 3. ACQUISITIONS

  In March 1994, Historical Kahler acquired the Pocatello Park Quality Inn, a 152 room hotel property in Pocatello, Idaho for $5,224. This purchase was financed with new long-term debt of $3,700. Historical Kahler's lines of credit and internally generated funds were utilized to finance the balance of the purchase price. In December 1994, Historical Kahler acquired the Green Oaks Inn and Conference Center, a 284 room hotel property in Fort Worth, Texas which it has managed since 1990 and had owned prior to that year. At the time of acquisition Historical Kahler held a mortgage receivable of $2,783 net of deferred revenue of $522. Historical Kahler purchased this property for $438 in cash, the cancellation of the mortgage receivable and related accrued interest receivable of $136 and the assumption of negative working capital and capital

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

lease. This transaction had the following impact on Historical Kahler's 1994 Consolidated Balance Sheet at the time of acquisition:

                         Current liabilities............... $ 320
                         Long term debt....................    16
                         Deferred revenue..................  (522)
                                                            -----
                                                            $(186)
                                                            =====

Current assets, excludes change
 in current portion of notes
 receivable...................... $  (300)
Current portion of notes
 receivable......................    (165)
Notes receivable long term.......  (3,140)
Property & equipment.............   3,419
                                  -------
                                  $  (186)
                                  =======

  In May 1993, Historical Kahler acquired its partner's 50% interest in the Salt Lake Hilton Hotel for $100 and the assumption of a first mortgage and a capital lease for $12,098. Historical Kahler has accounted for this transaction as a purchase and beginning the second quarter of 1993 consolidated all financial information. Prior to this, Historical Kahler included 50% of the hotel's income and loss as equity in earnings and loss from affiliates on Historical Kahler's Consolidated Statements of Operations.

  Historical Kahler acquired a 63.75% interest in the Ogden Park Hotel during the third quarter of 1993 which it has managed since September 1989. At the time of the acquisition Historical Kahler held a note receivable of approximately $3,501, which is net of a reserve of $632 established in 1991. Historical Kahler purchased this interest by assuming a $9,400 tax-exempt bond less a cash payment from previous owners of $100. In addition, the note receivable gives Historical Kahler the option to acquire an additional 21.75% interest in the joint venture. Historical Kahler has accounted for the transaction as a purchase and consolidated the activities of this joint venture. No minority interest has been reflected due to the remote likelihood of Historical Kahler's partners receiving any future economic benefits.

  The 1993 transactions had the following impact on Historical Kahler's Consolidated Balance Sheet at the time of the acquisition:

Current assets.................. $ 1,161
Note receivable.................  (3,501)
Investments in and advances to
 affiliates.....................  (2,620)
Intangibles.....................     (59)
Other assets....................      45
Property and equipment..........  28,079
                                 -------
                                 $23,105
                                 =======

Current liabilities......... $ 1,458
Long term debt..............  21,498
Other deferred liabilities..     149
                             -------
                             $23,105
                             =======

  Also in the third quarter of 1993, Historical Kahler acquired a 26.6% interest in a corporation which owns the Plaza One Hotel in Rock Island, Illinois for $250 and a 50% interest in a joint venture which owns the Provo Park Hotel in Provo, Utah for $3,115. Both transactions were accounted for as purchases and are accounted for under the equity method of accounting (Note 4). Historical Kahler has management contracts for both properties.

  The pro forma results listed below are unaudited and reflect the impact of the purchase price accounting adjustments on Historical Kahler's Consolidated Statement of Operations assuming the acquisitions occurred at the beginning of each period presented.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEARS ENDED    SIX MONTHS
                                                  ----------------- ENDED JULY
                                                    1993     1994     2, 1995
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
Revenue of owned operations...................... $111,607 $115,155   $61,866
Income before extraordinary item and change in
 accounting principle............................    2,494      895     2,436
Net income.......................................    2,494      895     2,436
Income per common share:
  Primary........................................      .63      .17       .57
  Fully diluted..................................      .59      .17       .57

NOTE 4. INVESTMENT IN AND ADVANCES TO AFFILIATES

                           OWNERSHIP JANUARY 2, JANUARY 1,   JULY 2,
                           INTERESTS    1994       1995       1995
                           --------- ---------- ---------- -----------
                                                           (UNAUDITED)
Equity investments
  Provo Park Hotel, Provo,
   UT.....................   50.0%     $3,087     $3,165     $3,308
  Kahler Park Hotel,
   Hibbing, MN............   25.0%        205        114        117
  Plaza One Hotel, Rock
   Island, IL.............   26.6%        168        --         --
                                       ------     ------     ------
                                       $3,460     $3,279     $3,425
                                       ======     ======     ======

  Investment in and advances to affiliates represent Historical Kahler's proportionate share of the affiliates' assets and liabilities as adjusted to reflect the effect of any basis differences. Historical Kahler or its subsidiaries typically serve as a general partner or limited partner of the partnership and operate the hotels under long-term management contracts.

  Historical Kahler's income from affiliates before taxes is as follows:

                                                                   SIX MONTHS
                                               YEARS ENDED            ENDED
                                          ---------------------- ---------------
                                                                   (UNAUDITED)
                                          JAN.
                                           3,    JAN. 2, JAN. 1, JULY 3, JULY 2,
                                          1993    1994    1995    1994    1995
                                          -----  ------- ------- ------- -------
Management fees.......................... $ 408   $268    $381    $162    $187
Equity in net earnings (losses)..........  (688)    27     193      98     291
                                          -----   ----    ----    ----    ----
                                          $(280)  $295    $574    $260    $478
                                          =====   ====    ====    ====    ====

  Combined summarized balance sheet information for affiliates is as follows:

                                                        JAN.   JAN.
                                                         2,     1,     JULY 2,
                                                        1994   1995     1995
                                                       ------ ------ -----------
                                                                     (UNAUDITED)
Current Assets........................................ $  808 $  654   $  742
Noncurrent assets..................................... 15,810 15,629   15,405
Current liabilities...................................  1,073  1,595    1,433
Long-term debt, principally mortgages.................  9,162  9,162    9,211
Other long-term liabilities...........................  1,295  1,273    1,293
Owners' equity........................................  5,088  4,253    4,210

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Combined summarized operating results reported by these affiliates are as follows:

                                                                  SIX MONTHS
                                            YEARS ENDED              ENDED
                                       ------------------------  --------------
                                                 JAN.             JULY    JULY
                                       JAN. 3,    2,    JAN. 1,    3,      2,
                                        1993     1994    1995     1994    1995
                                       -------  ------  -------  ------  ------
                                                                  (UNAUDITED)
Revenues.............................. $17,711  $8,056  $11,099  $5,418  $6,266
Net losses............................  (1,046)   (236)     (87)   (470)    (42)

NOTE 5. FINANCING

  Notes payable consists of $4,300 on January 1, 1995 and $4,100 on July 2, 1995, drawn on various lines of credit with a maximum available of $5,000. In addition, a short-term note payable of $1,000 was outstanding at January 1, 1995. The lines of credit each carry an interest rate of prime plus 1%, the note payable carries an interest rate of 8.75% and are secured by property and equipment, inventory and accounts receivable. The Company anticipates the extension of all its lines of credit. Prime rate at January 2, 1994, January 1, 1995 and July 2, 1995 was 6.0%, 8.5% and 9.0%, respectively.

  Outstanding long-term debt, which is secured by substantially all property and equipment is summarized as follows:

OBLIGATIONS OF HISTORICAL KAHLER

 Mortgages

SECURITY/SECURED                                           JANUARY 2, JANUARY 1,   JULY 2,
PROPERTY            INTEREST RATE          MATURITY           1994       1995       1995
----------------    -------------          --------        ---------- ---------- -----------
                                                                                 (UNAUDITED)
Kahler            10.0% plus 2.0%
 Plaza             of room sales
 Hotel                               November 1997          $15,595    $15,455     $15,377
Clinic View       9.75% plus 2.0%
 Inn and           of room sales
 Suites                              May 2000                14,766     14,654      14,580
Sheraton          7.5% plus added
 San Marcos        interest (1)
 Golf
 Resort and
 Conference
 Center                              December 2000           13,600     12,700      12,700
The Kahler        Prime plus 1.0%
 Hotel                               December 2003           12,754     12,421      12,203
Textile           9.875%
 Care                                June 2013                9,907      9,729       9,615
Salt Lake         Prime plus 0.5%
 Hilton
 Hotel                               June 2003                6,954      6,850       6,785
Ogden Park        Prime plus 0.5%
 Hotel             Cap rate of 12.0% August 1999              5,430      5,266       5,190
Lakeview          Prime plus 1.125%
 Conference
 Center and
 Resort                              September 1996           5,011      4,645       4,549
Olympia           Prime plus 2.0%
 Park Hotel                          August 2013              3,973      3,897       3,853
Boise Park        Prime plus 1.0%
 Suites
 Hotel                               March 1997               3,882      3,851       4,058
Pocatello         Prime plus 1.5%
 Park
 Quality
 Inn                                 April 2014                 --       3,651       3,614
The Kahler        12.0%
 Hotel                               December 2003            2,928      2,885       2,855
Lakeview          Prime rate
 Conference
 Center and
 Resort,
 Knights
 Inns                                June 2004                  710        667         648
Sheraton          Prime plus 1.0%
 San Marcos
 Golf
 Resort and
 Conference
 Center                              July 1997                    7        --          --
Notes             Prime to 11.0%     Various dates through
 payable                              September 1997            638        290         440
Capitalized       12.2% to 12.93%
 leases                              May 1997                    33         46          44
                                                            -------    -------     -------
 Total                                                       96,188     97,007      96,511
 Less
  current
  maturities                                                  2,461      2,065       2,211
                                                            -------    -------     -------
                                                             93,727     94,942      94,300
                                                            -------    -------     -------

--------

(1)Added interest is defined as approximately 67% of Excess Cash Flow as defined. Also see Note 8.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

OBLIGATIONS OF SUBSIDIARIES--NONRECOURSE TO HISTORICAL KAHLER

Mortgages

SECURITY/SECURED                                      JANUARY 2, JANUARY 1,   JULY 2,
PROPERTY             INTEREST RATE        MATURITY       1994       1995       1995
----------------     -------------        --------    ---------- ---------- -----------
                                                                            (UNAUDITED)
 Salt Lake        Prime plus 0.5%
  Hilton                               June 2003          5,000      5,000      5,000
 Knights Inns     Prime rate           June 2009          4,201      4,073      4,045
 University       Tax-exempt variable
  Park Hotel       rate, 4.7% to 5.9%  December 2015      9,055      8,935      8,935
 Ogden Park       Tax-exempt variable
  Hotel            rate, 4.55% to 5.2% September 2013     9,200      8,900      8,700
Special           7.5% to 12.0%
 assessments                           December 1997        200        158        156
Capitalized       0.0% to 14.3%        August 1994 to
 leases                                 June 1998           141        153        130
                                                       --------   --------   --------
 Total                                                   27,797     27,219     26,966
 Less current
  maturities                                                751        702        701
                                                       --------   --------   --------
                                                         27,046     26,517     26,265
                                                       --------   --------   --------
 Total
  outstanding                                           123,985    124,226    123,477
 Less current
  maturities                                              3,212      2,767      2,912
                                                       --------   --------   --------
                                                       $120,773   $121,459   $120,565
                                                       ========   ========   ========

  Total maturities of long-term debt excluding capital lease obligations, in each of the five years subsequent to January 1, 1995 are approximately $2,700, $6,827, $21,349, $2,724, and $7,146, respectively.

  Historical Kahler has arranged for the issuance of letters of credit aggregating $1,475 (increased to $2,000 subsequent to year end) as additional collateral for certain of the nonrecourse obligations listed above.

  Under certain financial debt covenants, Historical Kahler is required to maintain certain levels of net worth, debt to equity and cash flow ratios. Waivers of certain covenants have been obtained for fiscal 1995 and 1994.

  The laundry facility in Rochester, Minnesota was financed with a $10,000 loan. In the event of default by Historical Kahler on this loan the lender can require Historical Kahler's largest shareholder to purchase the loan at its outstanding balance.

NOTE 6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

  On December 28, 1989, Historical Kahler issued 141,828 shares of $2.25 Cumulative Convertible Exchangeable Preferred Stock with a stated value of $25.00 per share. Preferred stock dividends are payable quarterly at an annual rate of $2.25 per preferred share. The preferred stock carries a liquidation preference of $25.00 per share plus accumulated and unpaid dividends. The preferred stock is convertible into common stock at any time at a rate equivalent to a conversion price of $9.25. On September 21, 1994 Historical Kahler sent a letter notifying the Preferred Shareholders of its intent to redeem all outstanding shares of preferred stock outstanding as of October 7, 1994. All remaining Preferred Shareholders elected to convert their outstanding preferred shares to common stock in 1994.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Preferred stock for 1993 is net of unamortized offering costs of $279 which were being amortized over a ten-year period. Upon conversion in 1994, preferred stock of $3,296 net of $250 in unamortized offering costs was reclassified to common stock and additional paid-in capital.

NOTE 7. STOCKHOLDERS' EQUITY

 Preferred stock

  Historical Kahler has authorized 10,000,000 shares of Preferred Stock, par value $.10 per share. No shares were outstanding as of January 1 and July 2, 1995. The Board of Directors is authorized to determine the series and number of preferred shares to be issued and any related designations, powers, preferences, rights, qualifications, limitations or restrictions.

 Common stock

  Common stock has been issued under deferred compensation, incentive stock options, employee retirement and stock purchase plans.

 Dividends

  The Board of Directors of Historical Kahler authorized a stock split effected in the form of a 2-for-1 stock dividend on April 30, 1993 which was paid on June 1, 1993 to shareholders of record on May 15, 1993. All common share and per share amounts in the consolidated financial statements and notes thereto have been restated to give retroactive effect to the stock dividend. In addition, $168, representing the par value of the new shares issued, was transferred from retained earnings to common stock.

 Stock option plan

  Under certain stock option plans, incentive stock options may be granted to key employees or non-employee directors at not less than 100% of the fair market value and options not qualifying as incentive stock options may be granted to non-employees providing valuable services to Historical Kahler at not less than 50% of the fair market value. None of these shares have been granted at less than market value. Total number of shares authorized under these plans are 616,425. Key employee options expire five years after date of grant and are exercisable 25% per year commencing one year after the date of grant. Non-employee director options expire in ten years after date of grant and are exercisable after one year. Activity under the plans is summarized below:

                                                                      OPTION
                                                          NUMBER       PRICE
                                                         OF SHARES   PER SHARE
                                                         ---------  -----------
      Balance, December 29, 1991........................  354,526   $3.50-10.00
        Granted.........................................  144,000    3.00- 4.13
        Canceled........................................  (61,926)   3.50-10.00
                                                         --------   -----------
      Balance, January 3, 1993..........................  436,600    3.00- 9.88
        Granted.........................................  157,500    5.75- 7.50
        Exercised.......................................  (29,900)   2.88- 5.00
        Canceled........................................  (68,900)   3.00- 9.88
                                                         --------   -----------
      Balance, January 2, 1994..........................  495,300    2.88- 7.50
        Granted.........................................  113,700    8.50-11.75
        Exercised....................................... (186,075)   2.88- 7.50
        Canceled........................................   (5,000)   3.00- 7.50
                                                         --------   -----------
      Balance, January 1, 1995..........................  417,925   $2.88-11.75
                                                         ========   ===========

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  On January 7, 1993, Historical Kahler's Board of Directors approved the repricing of all granted employee stock options that had an exercise price of $5 per share or higher to a market price as of that date which was $2.88 per share. At January 1, 1995, options for 154,100 were exercisable and 198,500 shares were available for granting of additional options.

 Issuance of common stock warrant

  In January 1992, Historical Kahler issued a $2,000 subordinated note to Historical Kahler's largest shareholder. The subordinated note requires annual principal payments of $500 per year beginning January 21, 1995, matures on January 21, 1998 and carries an interest rate of prime plus 1%. The January 1995 payment was made as scheduled. Historical Kahler has the right to repay the note in cash or with common stock equal to 120% of the subordinated note at any time. In addition, Historical Kahler issued a warrant for 150,000 shares of common stock at an exercise price of $3.25. The warrant was exercised in 1994.

NOTE 8. COMMITMENTS AND CONTINGENCIES

  Historical Kahler is in the discovery stage of litigation with a telecommunications company relating to disputed unremitted telephone revenue and fees at ten of Historical Kahler's hotels. Historical Kahler has denied all claims and has made counter claims relating to breach of contract and intends to pursue all available alternatives. The outcome of this dispute is uncertain; accordingly no adjustments have been made to the accompanying consolidated financial statements.

  In December 1994 Historical Kahler received notice of default relating to bond indebtedness on one of its wholly owned properties. A group of bondholders have claimed Historical Kahler incorrectly calculated added interest for this hotel for the year 1993 in the amount of approximately $267. Historical Kahler denies the claim. If the bondholders were found judicially correct, Historical Kahler would owe this amount for 1993 and an additional $618 for 1994.

  Additionally, Historical Kahler is involved in various litigation in the normal course of business. Historical Kahler does not expect the outcome of the matters described above to have a material adverse effect on Historical Kahler's consolidated financial statements.

 Operating leases

  Historical Kahler leases warehouse and retail store facilities for its formal wear operations and land for two of its hotels under various operating lease agreements which call for minimum lease payments and contingent rents based upon percentages of revenues. Operating lease expense was $1,288, $1,474 and $1,550 which includes contingent rentals of $359, $410 and $486 for 1992, 1993 and 1994, respectively.

  Future minimum lease payments under operating leases total $5,175 with annual payments of $958, $602, $369, $233 and $175 due in each of the next five years, respectively.

 Capital leases

  Historical Kahler leases furniture and equipment under capital leases. Future minimum lease payments under these capital leases total $272 with annual payments of $101, $100, $54, $17 and $ -0- due in each of the next five years, respectively. Of the $272 of total minimum lease payments, $73 represents interest.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following is an analysis of property under capital leases:

                                                                   1993   1994
                                                                   -----  -----
      Equipment................................................... $ 782  $ 465
      Less accumulated amortization...............................  (232)  (164)
                                                                   -----  -----
                                                                   $ 550  $ 301
                                                                   =====  =====

  Annual amortization of leased equipment is classified with depreciation expense.

 Other

  In 1994, Historical Kahler purchased land to expand the Boise Park Suites Hotel. Historical Kahler has a loan commitment to fund substantially all of the expansion costs.

NOTE 9. RETIREMENT PLANS

  Historical Kahler has defined benefit and contribution plans covering substantially all employees. Pension contributions and expenses for the defined benefit plan are determined based on the actuarial cost of current service and amortization of prior service costs over a 20-year period. The funding of the defined contribution plan is determined by the Board of Directors.

  Total pension expense for both plans was $393, $336, and $215 for 1992, 1993 and 1994, respectively.

  Net periodic pension cost for the defined benefit plan included the following components:

                                                               1992  1993  1994
                                                               ----  ----  ----
Service costs-benefits earned during the period............... $ 68  $ 68  $ 80
Interest cost on projected benefit obligation.................  163   171   179
Return on assets-actual.......................................  (93)  (95)    8
Net amortization and deferral.................................    9     5  (102)
                                                               ----  ----  ----
Net periodic pension cost..................................... $147  $149  $165
                                                               ====  ====  ====

  The following table sets forth the Plan's funded status at January 2, 1994 and January 1, 1995:

                                                                 1993    1994
                                                                ------  ------
      Actuarial present value of vested benefit obligation..... $2,278  $2,503
                                                                ------  ------
      Accumulated benefit obligation........................... $2,342  $2,564
                                                                ------  ------
      Projected benefit obligation............................. $2,342  $2,564
      Fair market value of plan assets*........................  1,536   1,498
                                                                ------  ------
      Unfunded projected benefit obligation....................    806   1,066
      Unrecognized net liability at date of initial
       application.............................................    (46)    (40)
      Unrecognized prior service cost..........................   (209)   (527)
      Unrecognized net loss....................................   (227)   (167)
      Adjustment to recognize minimum liability................    482     734
                                                                ------  ------
      Pension liability........................................ $  806  $1,066
                                                                ======  ======

--------

*  Plan assets consist primarily of equity and fixed income securities.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Historical Kahler has recognized an additional liability as the accumulated benefit obligation exceeded the fair value of the plan assets. An intangible asset was recognized up to the amount of unrecognized prior service cost. As of January 1, 1995 the additional liability exceeded the unrecognized prior service cost and the unrecognized transition liability by $167. This amount has been recorded as a reduction of stockholders' equity.

  The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% and 8.5% in 1993 and 1994, respectively. The expected long-term rate of return on assets was 8%.

  Historical Kahler provides postretirement benefits to a limited number of retired employees relating to service provided prior to 1992. In 1992, Historical Kahler adopted SFAS No. 106--Employer's Accounting for
Postretirement Benefits Other Than Pensions and recorded a cumulative charge of $250 in 1992. This liability decreased by $25 and $25 in 1993 and 1994, respectively.

NOTE 10. SEGMENTS

  Historical Kahler's principal business activity is the operation and management of hotel properties. Fees from managed properties are primarily based on a percent of revenues of the managed property. Historical Kahler's other business activities include a wholesale and retail formal wear business and institutional laundries. Intersegment transactions including laundry revenues of $1,445, $1,437, and $1,857 in 1992, 1993, and 1994, respectively, have been eliminated from the table below. Operating income (loss) represents revenue less operating expenses, excluding general corporate expenses. Identifiable assets are those used in the operation of each segment. Capital expenditures include non-cash lodging acquisitions of $28,079 in 1993 and $2,783 in 1994. General corporate assets consist primarily of cash, notes and other investments.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following tables summarize Historical Kahler's segment information:

                                      YEARS ENDED            SIX MONTHS ENDED
                               ----------------------------  ------------------
                                                                (UNAUDITED)
                               JAN. 3,   JAN. 2,   JAN. 1,   JULY 3,   JULY 2,
                                 1993      1994      1995      1994      1995
                               --------  --------  --------  --------  --------
REVENUE OF OWNED OPERATIONS
  Lodging....................  $ 58,408  $ 80,505  $ 93,243  $ 47,618  $ 53,277
  Laundry....................     4,694     6,200     6,304     3,309     3,057
  Formal Wear................     9,112     8,467     8,924     4,809     5,002
  Other......................       376       610       666       326       306
  Interest income............     1,424     1,197       773       283       224
                               --------  --------  --------  --------  --------
                               $ 74,014  $ 96,979  $109,910  $ 56,345  $ 61,866
                               ========  ========  ========  ========  ========
OPERATING INCOME (LOSS)
  Lodging....................  $  8,976  $ 13,794  $ 16,304  $  9,054  $ 10,504
  Laundry....................       601       331      (389)     (269)      193
  Formal Wear................      (193)      323       539       351       374
  Other......................      (314)      (65)       11        26        (3)
  Non-recurring charges......    (2,758)      --     (1,811)      --        --
  Corporate expense..........    (3,342)   (3,372)   (3,346)   (1,739)   (1,962)
  Interest income............     1,424     1,197       773       283       224
                               --------  --------  --------  --------  --------
Gross operating profit.......     4,394    12,208    12,081     7,706     9,330
Interest expense.............    (7,303)   (9,362)  (11,207)   (5,248)   (6,060)
Equity earnings (loss) of
 affiliates..................      (688)       27       193        98       291
Gain (Loss) on sale of
 assets......................      (693)        6        20        11       (31)
                               --------  --------  --------  --------  --------
Income (Loss) from operations
 before income taxes and
 extraordinary items.........  $ (4,290) $  2,879  $  1,087  $  2,567  $  3,530
                               ========  ========  ========  ========  ========
IDENTIFIABLE ASSETS
  Lodging....................  $108,912  $132,495  $141,423  $136,978  $140,708
  Laundry....................     5,922    14,819    14,703    15,262    14,496
  Formal Wear................     4,681     3,909     4,024     5,108     4,798
  Other......................     2,033     1,616     1,634     1,584     1,616
  Corporate..................    10,844     9,567     6,385    10,482     7,006
                               --------  --------  --------  --------  --------
                               $132,392  $162,406  $168,169  $169,414  $168,624
                               ========  ========  ========  ========  ========
CAPITAL EXPENDITURES
  Lodging....................  $  7,127  $ 30,073  $ 13,859  $  6,735  $  1,818
  Laundry....................     2,853     9,368       846       542        90
  Formal Wear................     1,499       789     1,464     1,381     1,175
  Other......................        85         1        74       --         27
  Corporate..................        19        38        63        24        53
                               --------  --------  --------  --------  --------
                               $ 11,583  $ 40,269  $ 16,306  $  8,682  $  3,163
                               ========  ========  ========  ========  ========
DEPRECIATION AND AMORTIZATION
  Lodging....................  $  4,379  $  5,737  $  6,142  $  3,111  $  3,257
  Laundry....................       276       462       736       358       395
  Formal Wear................     1,617     1,547     1,411       754       692
  Other......................       103        58        99        30        46
  Corporate..................       117       100        89        45        48
                               --------  --------  --------  --------  --------
                               $  6,492  $  7,904  $  8,477  $  4,298  $  4,438
                               ========  ========  ========  ========  ========

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  During the fourth quarter of 1994, Historical Kahler recorded non-recurring charges of $1,811 related to expenses incurred in connection with a planned secondary offering and conversion of Historical Kahler into a real estate investment trust which was not completed as a result of market conditions.

  Non-recurring charges of $2,758 in 1992 represents a $1,558 charge comprised of settlement fees and legal fees related to the settlement of a lawsuit with Historical Kahler's partner at the Sheraton San Marcos. The remaining $1,200 is a writedown of the carrying value of a hotel. Simultaneous with the writedown, Historical Kahler recorded an extraordinary gain of $2,517, net of income tax of $278, as a result of extinguishment of debt pertaining to this hotel.

  The loss on sale of assets in 1992 of $693 includes a loss of $397 on the Wisconsin Dells hotel, a $400 writedown of assets and reserve for demolition of a laundry in Rochester due to Historical Kahler's building of a new laundry, and a gain of $104 on the sale of customer contracts related to the closing of formal wear operations in San Jose.

  Historical Kahler regularly furnishes laundry, hospitality and food services to Historical Kahler's largest shareholder, the Mayo Foundation and its affiliates (Mayo) at competitive prices. Historical Kahler purchases, at competitive prices, steam, electricity, water and related utility services from a Mayo affiliate. These activities are summarized below.

                                                                   SIX MONTHS
                                               YEARS ENDED            ENDED
                                         ----------------------- ---------------
                                                                   (UNAUDITED)
                                         JAN. 3, JAN. 2, JAN. 1, JULY 3, JULY 2,
                                          1993    1994    1995    1994    1995
                                         ------- ------- ------- ------- -------
Revenue
  Laundry sales......................... $2,108  $2,885  $3,333  $1,667  $1,768
  Food services.........................  1,026   1,173     951     475     494
Operating costs and expenses
  Utilities............................. $2,322  $1,946  $1,870  $  864  $  612
  Interest..............................    138     140     162      73      80

  The consolidated balance sheet includes receivables and payables to Mayo summarized as follows:

                                               JANUARY 2, JANUARY 1,   JULY 2,
                                                  1994       1995       1995
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
Receivables...................................    $409       $424       $554
Payables (including accrued interest).........     213        209        230

  In addition Historical Kahler has issued a $2,000 subordinated note to Mayo which is further described in Note 7 of the Notes to Consolidated Financial Statements.

  Approximately $3.7 million in long-term debt secured by the Pocatello Park Quality Inn has been provided by a lending institution affiliated with a director of Historical Kahler.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 11. PROVISION FOR INCOME TAXES

  Provision for income taxes consists of the following:

                                                                    SIX MONTHS
                                             YEARS ENDED               ENDED
                                       -------------------------- ---------------
                                                                    (UNAUDITED)
                                       JAN. 3,    JAN. 2, JAN. 1, JULY 3, JULY 2,
                                        1993       1994    1995    1994    1995
                                       -------    ------- ------- ------- -------
Federal tax, paid or (refundable)....   $(13)      $671    $350    $592   $  847
State tax, currently paid or payable.     18        204      93     178      247
Net deferred credits (prepaid
 charges)............................    (27)       --     (120)    --       --
                                        ----       ----    ----    ----   ------
Tax provision (credit)...............    (22)(1)    875     323     770    1,094
Tax benefit from NOL carryforwards...    --         --      --      --       --
                                        ----       ----    ----    ----   ------
Tax provision (credit) net of tax
 benefit classified as extraordinary.   $(22)      $875    $323    $770   $1,094
                                        ====       ====    ====    ====   ======

--------

(1) In 1992 a tax charge of $278 allocated to the extraordinary gain resulted in the tax provision on the Consolidated Statements of Operations being a $300 credit.

  The effective tax rate is calculated using the provision for income taxes including the tax benefits or charges in extraordinary items. The difference between the U.S. Federal Statutory rate and the effective tax rate are as follows:

                                                                  SIX MONTHS
                                             YEARS ENDED             ENDED
                                       ------------------------ ---------------
                                                                  (UNAUDITED)
                                       JAN. 3,  JAN. 2, JAN. 1, JULY 3, JULY 2,
                                        1993     1994    1995    1994    1995
                                       -------  ------- ------- ------- -------
Statutory tax rate....................  (34.0)%   34.0%   34.0%   34.0%  34.0%
Effect of graduated federal rates.....   30.4      --      --      --     --
Change in the beginning of year
 valuation allowance..................    --     (10.2)  (15.0)  (10.0)  (9.0)
Other permanent differences...........    1.3      1.0     5.4     --     --
State taxes, before valuation
 allowance and net of federal income
 tax..................................    1.1      5.6     5.3     6.0    6.0
                                        -----    -----   -----   -----   ----
Effective tax rate....................   (1.2)%   30.4%   29.7%   30.0%  31.0%
                                        =====    =====   =====   =====   ====

  Deferred tax assets and liabilities are classified as current and noncurrent on the basis of the classification of the related asset or liability for financial reporting. Prepaid and deferred taxes are recorded for temporary differences between the book value of assets and liabilities for financial reporting purposes and tax purposes.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Temporary differences comprising the net prepaid taxes included in other assets on the Consolidated Balance Sheet at January 2, 1994 and January 1, 1995 is as follows:

                                                               1993
                                                     --------------------------
TEMPORARY DIFFERENCES                                ASSETS  LIABILITIES TOTAL
---------------------                                ------  ----------- ------
Allowance for doubtful accounts..................... $   72    $   --    $   72
Accrued employee benefits...........................    303        --       303
Other...............................................     40        (64)     (24)
                                                     ------    -------   ------
  Current...........................................    415        (64)     351
                                                     ------    -------   ------
Depreciation and amortization.......................    497     (1,771)  (1,274)
Deferred revenues...................................  2,241       (105)   2,136
Installment gains...................................    --        (468)    (468)
Property valuation allowances.......................    340       (110)     230
Joint ventures......................................    256       (209)      47
Accrued employee benefits...........................    269        --       269
                                                     ------    -------   ------
  Noncurrent........................................  3,603     (2,663)     940
                                                     ------    -------   ------
OTHER COMPONENTS
----------------
Alternative minimum tax credits.....................    783        --       783
General business credits............................    576        --       576
Valuation allowance................................. (2,257)       --    (2,257)
                                                     ------    -------   ------
                                                       (898)       --      (898)
                                                     ------    -------   ------
  Net prepaid tax asset............................. $3,120    $(2,727)  $  393
                                                     ======    =======   ======
                                                               1994
                                                     --------------------------
TEMPORARY DIFFERENCES                                ASSETS  LIABILITIES TOTAL
---------------------                                ------  ----------- ------
Allowance for doubtful accounts..................... $   75    $   --    $   75
Accrued employee benefits...........................    360        --       360
Other...............................................     13       (129)    (116)
                                                     ------    -------   ------
  Current...........................................    448       (129)     319
                                                     ------    -------   ------
Depreciation and amortization.......................    556     (1,605)  (1,049)
Deferred revenues...................................  1,596       (108)   1,488
Installment gains...................................      8       (427)    (419)
Property valuation allowances.......................    274        (90)     184
Joint ventures......................................    589        (81)     508
Accrued employee benefits...........................    264        --       264
                                                     ------    -------   ------
  Noncurrent........................................  3,287     (2,311)     976
                                                     ------    -------   ------
OTHER COMPONENTS
----------------
Alternative minimum tax credits.....................  1,068        --     1,068
General business credits............................    587        --       587
NOL carryforwards...................................    218        --       218
Valuation allowance................................. (2,655)       --    (2,655)
                                                     ------    -------   ------
                                                       (782)       --      (782)
                                                     ------    -------   ------
  Net prepaid tax asset............................. $2,953    $(2,440)  $  513
                                                     ======    =======   ======

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Historical Kahler has based the value of the net prepaid tax asset primarily on the alternative minimum tax credits which, under current law, have no expiration dates. The ultimate realization of the net prepaid tax asset is dependent upon the offset of these credits against future federal tax payments if future taxable income exceeded the alternative minimum tax levels. Also, these credits could generate a refund by carrying back net operating losses if Historical Kahler incurred such losses in the future.

  The total valuation allowance at the end of 1994 was $2,655. The net change in the total valuation allowance for the years ended 1993 and 1994 was an increase of $300 and $398, respectively. In assessing the realizability of prepaid tax assets, management considers whether it is more likely than not that some portion or all of the net prepaid tax assets will not be realized. Also, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the net prepaid tax asset, Historical Kahler will need to generate future regular tax. Taxable income (loss) for the years ended 1993 and 1994 was approximately $3,402 and $(547), respectively. Based upon the levels of historical taxable income, projections for future taxable income and the ability to carry back future net operating losses, management believes it is more likely than not Historical Kahler will realize the benefits of the net prepaid tax asset, net of the existing valuation allowance at January 1, 1995.

NOTE 12. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-CASH FINANCING AND INVESTING ACTIVITIES

                                                                 SIX MONTHS
                                           YEARS ENDED              ENDED
                                     -------------------------  --------------
                                                                 (UNAUDITED)
                                                                 JULY    JULY
                                     JAN. 3,  JAN. 2,  JAN. 1,    3,      2,
                                      1993     1994     1995     1994    1995
                                     -------  -------  -------  ------  ------
Interest paid, net of amounts
 capitalized........................ $ 7,447  $ 9,307  $10,968  $5,752  $6,397
Interest received...................  (1,398)  (1,026)    (753)   (277)   (155)
Income taxes paid...................     306      889      520     302     409

  Historical Kahler acquired certain hotel interests in 1993 and 1994 as described in Note 3.

NOTE 13. SEC PROCEEDING AND RESTATEMENT

  From its opening in early 1988 through December 1989, Historical Kahler deferred $784 of the operating losses of a property that was being held for sale. These losses primarily occurred in 1988. Depreciation and amortization of $754 and $774 for fiscal 1988 and 1989, respectively, would also have been incurred had the property not been held for sale. Effective January 1, 1990, Historical Kahler transferred the property to property and equipment categories and included the results of operations of the property in its consolidated statement of operations. In 1988 and 1989, Historical Kahler's independent auditors issued an unqualified opinion on Historical Kahler's financial statements.

  In 1989, in connection with a registration statement filed earlier in 1989 by Historical Kahler with the Securities and Exchange Commission (SEC), the SEC initiated an informal inquiry and requested additional information, which Historical Kahler provided, concerning Historical Kahler's accounting for property it was holding for sale and its investment in the Sheraton San Marcos Golf and Conference Center.

  The Securities and Exchange Commission instituted an administrative proceeding pursuant to Section 21C(a) of the Securities Exchange Act of 1934 on June 24, 1993 against Historical Kahler, the President and CEO of Historical Kahler and the Senior Vice President--Treasurer of Historical Kahler.

      KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

      YEARS ENDED JANUARY 3, 1993, JANUARY 2, 1994 AND JANUARY 1, 1995 AND

           FIRST SIX MONTHS ENDED JULY 3, 1994 AND JULY 2, 1995
                       (UNAUDITED AS TO INTERIM PERIODS)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The matter concerned allegedly improper accounting and disclosure practices employed by Historical Kahler during fiscal years 1988 through 1990, resulting in violations of Sections 13(a) and 13(b)(2)(A) of the Exchange Act and Rules 12b-20 and 13a-13 thereunder.

  Historical Kahler, the President and CEO and the Senior Vice President-- Treasurer, without admitting any wrongdoing, have agreed to permanently cease and desist from causing any violation and any future violation of these sections of the Exchange Act and Rules.

  Pursuant to this SEC administrative proceeding, Historical Kahler has restated its financial statements to reflect as an operating property the property previously recorded as held for sale in 1988 and 1989. As a result, Historical Kahler recognized previously deferred operating losses and recorded depreciation and amortization expense with respect to this property during such period. As a result of this restatement, the carrying value of property and equipment, intangibles and other assets carried through to years 1990, 1991 and 1992 was decreased causing reductions in depreciation and amortization for these years and related changes to the provision for income taxes. The effects of the restatements are summarized as follows for 1992. The income (loss) per common share and the retained earnings have been adjusted to give effect to the 2 for 1 stock dividend which is discussed in Note 7.

  Consolidated Statement of Operations:

                                                   1992          1992--AS
                                                AS RESTATED PREVIOUSLY REPORTED
                                                ----------- -------------------
      Revenue of owned operations..............   $74,014         $74,014
      Income (Loss) from operations before
       income taxes............................    (4,290)         (4,335)
      Net income (loss)........................    (1,723)         (1,690)
      Income (Loss) per common share...........      (.59)           (.58)

NOTE 14. SUBSEQUENT EVENTS (UNAUDITED)

 (a) Restructuring of Historical Kahler

  Historical Kahler intends to engage in a series of transactions to recapitalize its operations and restructure its assets in the form of a real estate investment trust (REIT) and a hotel management company in the third quarter of 1995. These transactions will include (i) the transfer of Historical Kahler's hotel management, commercial laundry and formal wear business operations and related net assets to Kahler Management Corporation (KMC), a wholly owned subsidiary, (ii) the distribution of 90.5% of KMC's common stock to existing shareholders of Historical Kahler and (iii) a public offering of shares in Kahler Realty Corporation, which will continue Historical Kahler's ownership and development business.

 (b) Purchase Option on Hotel

  In June 1995, Historical Kahler acquired an option to purchase a 112 room hotel in Twin Falls, Idaho for $5.8 million. On August 1, 1995, Historical Kahler exercised this option and financed the purchase with a first mortgage of $3.8 million, a note payable to seller of $400 and $1.6 million from available cash and lines of credit.

 (c) Expansion of Hotel

  In April 1995, construction of a 108 room expansion of the Boise Park Suites Hotel began. Substantially all of the remaining construction costs will be paid for with a $4.9 million construction and permanent loan.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY REALTY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO PURCHASE ANY SECU-RITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.
                               -----------------

                            TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   18
Realty....................................................................   26
Use of Proceeds...........................................................   28
Price Range of Common Stock...............................................   29
Distributions.............................................................   29
Pro Forma Capitalization..................................................   32
Selected Consolidated Financial and Operating Data of Historical Kahler...   32
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of Historical Kahler..........................................   35
Selected Consolidated Pro Forma Financial and Operating Data of Realty....   40
Management's Discussion and Analysis of Pro Forma Financial Data of
 Realty...................................................................   42
Growth Strategies.........................................................   44
Business and Operating Strategies.........................................   49
The Hotel Industry........................................................   50
The Hotels................................................................   52
Certain Agreements........................................................   65
Directors and Executive Officers of Realty................................   72
Certain Relationships and Related Transactions............................   76
Policies and Objectives with Respect to Certain Activities................   79
The Spin Off..............................................................   82
Kahler Management Corporation.............................................   84
Principal Shareholders....................................................   87
Description of Capital Stock..............................................   88
Certain Provisions of Minnesota Law and Realty's Articles of Incorporation
 and Bylaws...............................................................   90
Federal Income Tax Considerations.........................................   93
Underwriting..............................................................  106
Legal Matters.............................................................  107
Change in Auditors........................................................  107
Experts...................................................................  107
Available Information.....................................................  108
Certain Definitions.......................................................  108
Index to Financial Statements.............................................  F-1

8,420,000 SHARES

KAHLER REALTY

CORPORATION

COMMON STOCK

($.10 PAR VALUE)

LOGO

SALOMON BROTHERS INC

DILLON, READ & CO. INC.

PROSPECTUS

DATED         , 1995

                               Graphics Appendix
                               -----------------

Inside Front Cover Page:
------------------------

Drawing showing the location of Realty's Hotels. Using a drawing of the United States, blue shading indicates those states in which hotels owned by Realty are located (Idaho, Utah, Arizona, Texas, Minnesota and West Virginia), and yellow shading indicates those states in which hotels that Realty has an option or right of first refusal to acquire are located (Montana, Illinois, Wisconsin and Michigan).

Gatefold, Page 1:
-----------------

Drawing of the outlines of Idaho, Utah and Arizona, including locations of cities with Realty's Hotels (Boise, Pocatello and Twin Falls, Idaho; Ogden, Park City, Salt Lake City (2) and Provo, Utah; and Chandler (Greater Phoenix), Arizona.

Photograph of Ogden Park Hotel, Ogden, Utah.

Photograph of University Park Hotel, Salt Lake City, Utah.

Photograph of Salt Lake Hilton Hotel, Salt Lake City, Utah.

Photograph of Boise Park Suites Hotel, Boise, Idaho.

Photograph of Olympia Park Hotel, Park City, Utah.

Photograph of Sheraton San Marcos Golf Resort and Conference Center, Chandler (Greater Phoenix), Arizona.

Gatefold, Page 2:
-----------------

Drawing of the outline of Minnesota, including Rochester.

Detailed sketch of three city blocks in Rochester, Minnesota, highlighting three of Realty's Hotels (Kahler Plaza Hotel, The Kahler Hotel and Clinic View Inn and Suites) and the surrounding Mayo Clinic buildings.

Photograph of Kahler Plaza Hotel.

Photograph of Clinic View Inn & Suites.

Photograph of The Kahler Hotel.

                         Graphics Appendix (continued
                         -----------------

Page 5
------

Diagram showing the structure and ownership of Realty and KMC after the Spin
Off and the Offering. Using a combination of boxes and lines, the diagram illustrates the ownership of Realty by New Realty Shareholders (65.9%) and Existing Shareholders of Historical Kahler (34.1%), the ownership of KMC by Realty (9.5%) and Existing Shareholders of Historical Kahler (90.5%), the ownership by Realty of one Mortgage with Equity Features [Note (1)] and 14 Owned Hotels [Note (2)], and the corresponding Management Agreement and Percentage Leases with KMC.

Inside Back Cover Page
----------------------

Photograph of Green Oaks Inn and Conference Center, Fort Worth, Texas.

Photograph of Lakeview Resort and Conference Center, Morgantown, West Virginia.

Photograph of Pocatello Park Quality Inn, Pocatello, Idaho.

Photograph of banquet setting at Sheraton San Marcos Golf Resort and Conference Center, Chandler (Greater Phoenix), Arizona.

Drawing of typical suite that Realty has constructed at Boise Park Suites Hotel, Boise, Idaho and Clinic View Inn & Suites, Rochester, Minnesota, specifically noting the following: extra large vanity, wall-sized mirror, 25" remote control TV (swivels between bedroom and living room), spacious work table, desk phone (long cord) with modem, wet bar, dishes and utensils, coffee maker, microwave oven, mini-refrigerator/freezer, multiple door locks, AM/FM alarm clock radio, bedroom phone and choice of king-size or standard double bed.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses (other than the underwriting discount) payable by Realty and to be incurred in connection with the offering described in the Registration Statement:

   SEC registration fees............................................ $    6,310
   NASD fees........................................................      1,830
   NASDAQ National Market Listing Fee...............................      *
   Printing and mailing.............................................      *
   Printing of stock certificates...................................      *
   Blue Sky fees and expenses.......................................      *
   Legal fees and expenses..........................................      *
   Accounting fees and expenses.....................................      *
   Miscellaneous....................................................      *
                                                                     ----------
     Total.......................................................... $    *
                                                                     ==========

--------

   *To be provided by amendment.

  In addition to the estimated expenses payable by Realty as disclosed above, Realty previously incurred and has paid an aggregate of $1.8 million in expenses in connection with the offering described in the Registration Statement before the offering was postponed due to market conditions in October 1994.

ITEM 31. SALES TO SPECIAL PARTIES.

  In the last six months, Realty has issued no securities except shares of Common Stock acquired by directors or employees pursuant to Realty's stock option plans, employee stock purchase plan or retainer stock payment plan. Options under Realty's stock option plans have been granted at cash exercise prices equal to the market value of the Common Stock on the date of grant. Purchases under Realty's employee stock purchase plan are at a cash price payable through payroll deductions equal to the lesser of 85.0% of the fair market value of the Common Stock on the first day of the purchase period and 85.0% of fair market value on the last day of the purchase period. Shares are issued to non-employee directors of Realty under the retainer stock payment plan in lieu of cash retainer payments, and such shares are valued for such purpose at market value on the date of the Registrant's annual meeting of shareholders or on such other regular date as the Board of Directors may establish.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES.

  In connection with the organization and initial capitalization of Realty, 100 shares of its Common Stock were issued to Kahler Corporation, a publicly held Delaware corporation, in May 1994 in consideration for a cash payment of $1,000. Realty relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

ITEM 33. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Bylaws of Realty require Realty to indemnify its officers and directors for such expenses and liabilities in such manner, under such circumstances and to such extent, as required or permitted by Minnesota law. Subject to any limitations contained in the Bylaws or Articles of Incorporation of Realty,
Section 302A.521 of the Minnesota Statutes requires Realty to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Realty, against judgments, penalties, fines, including reasonable expenses, if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitations, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and
(5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of Realty, or, in the case of performance by a director, officer, employee or agent of Realty as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to be the best interests of Realty. In addition, Section 302A.521, subd. 3, requires payment by Realty, upon written request, of reasonable expenses in advance of final disposition in certain instances, upon receipt of a written undertaking by the person to repay all amounts so paid if it is ultimately determined that the person is not entitled to indemnification, unless otherwise limited by the Articles of Incorporation or Bylaws of Realty. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

  Realty's Articles of Incorporation provide that a director is not liable to Realty or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the directors duty of loyalty to Realty or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date such indemnification provision became effective.

  Realty intends to enter into agreements to indemnify its directors in addition to the indemnification provided for in the Bylaws. These agreements will, among other things, indemnify Realty's directors and certain of its officers to the full extent permitted by the Minnesota Statutes for any claims, liabilities, damages, judgments, penalties, fines, settlement, disbursements or expenses (including attorneys' fees) included by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director of the Company.

  Pursuant to the Underwriting Agreement filed as Exhibit 1 hereto, the Underwriters will agree to indemnify Realty, its directors and officers and persons who control Realty within the meaning of the Securities Act of 1933, as amended, against certain liabilities and under certain conditions.

ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

  None.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS.

  (a) INDEX TO FINANCIAL STATEMENTS INCLUDED IN THE PROSPECTUS

    See page F-1

    INDEX TO FINANCIAL STATEMENT SCHEDULES NOT INCLUDED IN PROSPECTUS

    Independent Auditors' Reports on Schedules

    Schedule II--Valuation and Qualifying Accounts

    All schedules other than that indicated have been omitted as the required information in either is not applicable or is presented in the financial statements or related notes thereto.

  (b) EXHIBITS--The following list assumes that the Spin Off, which is contingent upon the Offering, has already occurred.

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
     1     Form of Underwriting Agreement**
     2     Agreement and Plan of Merger by and among Kahler Corporation and
            Kahler Realty Corporation*
     3.1   Amended and Restated Articles of Incorporation of Kahler Realty
            Corporation
     3.2   Bylaws of Kahler Realty Corporation*
     4.1   Specimen Common Stock Certificate*
     4.2   Guaranty Agreement dated May 1, 1986 between The Kahler Corporation,
            Guarantor and United Bank of Arizona, Trustee with respect to
            $14,000,000 Industrial Development Revenue Bonds (SMP II) Series
            1985 (incorporated herein by reference to Exhibit 4(a) to the
            Annual Report of Kahler Corporation on Form 10-K for the year ended
            January 3, 1993).
     4.3   Guaranty Loan Agreement dated April 23, 1990 between The Kahler
            Corporation and Northwestern Mutual Life Insurance Company in the
            principal amount of $15,000,000 (incorporated herein by reference to Exhibit 4(b) to the Annual Report of Kahler Corporation on Form
            10-K for the year ended December 30, 1990).
     4.4   Guaranty Loan Agreement dated June 30, 1987 between Kahler
            Corporation and Northwestern Mutual Life Insurance Company in the
            original principal amount of $17,000,000 (incorporated herein by reference to Exhibit 4(c) to the Annual Report of Kahler
            Corporation on Form 10-K for the year ended January 3, 1993).
     5     Opinion of Dorsey & Whitney P.L.L.P. regarding the validity of
            Kahler Realty Corporation Common Stock to be issued in the
            Offering.**
     8     Opinion of Dorsey & Whitney P.L.L.P. regarding certain tax matters.**
    10.1   Form of Indemnity Agreement between Kahler Corporation and each director of Kahler Corporation (incorporated herein by reference to
            Exhibit 10(a) to the Annual Report of Kahler Corporation on Form
            10-K for the year ended January 3, 1993).
    10.2   Form of Kahler Corporation Amended and Restated 1987 Stock Option
            Plan.*
    10.3   Form of Kahler Corporation Amended and Restated 1982 Incentive Stock
            Option Plan.*
    10.4   Form of Kahler Corporation Amended and Restated Stock Option Plan
            for Non-Employee Directors.*
    10.5   Third Amended and Restated Agreement and Certificate of Limited
            Partnership for SMP II, Limited Partnership dated September 10,
            1986 (incorporated herein by reference to Exhibit 10(h) to the
            Annual Report of Kahler Corporation on Form 10-K for the year ended
            January 3, 1993).
    10.6   Form of Exchange Agreement.***
    10.7   Form of Utility Sale Agreement, dated as of October 31, 1986, between The Kahler Corporation and Franklin Heating Station, a
            Minnesota general partnership composed of Mayo Foundation and
            Rochester Methodist Hospital.*

--------

   *Previously filed.

  **Previously filed; new form reflecting changes in the transaction to be filed by amendment.

 ***To be filed by amendment.

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
    10.8   Laundry Service Agreement, dated September 1, 1992 between Textile
            Care Services and Mayo Foundation (incorporated herein by reference to Exhibit 10(m) to the Annual Report of Kahler Corporation on Form
            10-K for the year ended January 3, 1993).
    10.9   Form of Distribution Agreement among Kahler Corporation, Kahler
            Realty Corporation and Kahler Management Corporation.**
    10.10  Form of Percentage Lease.**
    10.11  Form of Trademark License Agreement between Kahler Realty
            Corporation and Kahler Management Corporation.**
    10.12  Form of Right of First Refusal Agreement between Kahler Realty
            Corporation and Kahler Management Corporation.**
    10.13  Form of Option Agreement for Interest in Two Knights Inn Hotels
            between Kahler Realty Corporation and Kahler Management
            Corporation.***
    10.14  Form of Employment Agreement between Kahler Realty Corporation and
            Harold W. Milner.***
    10.15  Form of Kahler Realty Corporation 1994 Stock Option Plan.*
    10.16  Form of Kahler Realty Corporation 1994 Non-Employee Directors Stock
            Option Plan.*
    10.17  Form of Kahler Realty Corporation 1994 Retainer Stock Payment Plan
            for Non-Employee Directors.*
    10.18  Form of Indemnity Agreement between Kahler Realty Corporation and its directors and officers.*
    10.19  Replacement Promissory Note dated August 31, 1989 in the original principal amount of $3,200,000 issued by Ogden Hotel Associates to
            Kahler Corporation.*
    10.20  Deed of Trust and Security Agreement dated August 31, 1989 between
            Ogden Hotel Associates and Landmark Title Company in favor of
            Kahler Corporation.*
    10.21  Option Agreement dated August 31, 1989 among Ogden Hotel Associates,
            Pearson Enterprises Management Company, BG Hotel Properties, Inc.
            and Ogden Park Hotel Corporation, Inc.*
    10.22  [Deleted]
    10.23  [Deleted]
    10.24  Promissory Note dated September 26, 1990 in the original principal amount of $4,620,000 issued by University Inn Associates to Kahler
            Corporation.*
    10.25  Leasehold Deed of Trust, Assignment of Rents and Security Agreement
            dated September 26, 1990 between University Inn Associates and
            Landmark Title Company in favor of Kahler Corporation.*
    10.26  [Deleted]
    10.27  [Deleted]

--------

   *Previously filed.

  **Previously filed; new form reflecting changes in the transaction to be filed by amendment.

 ***To be filed by amendment.

   EXHIBIT
     NO.                                     DESCRIPTION
   -------                                   -----------
    10.28  [Deleted]
    10.29  [Deleted]
    10.30  Amendment to Kahler Realty Corporation 1994 Stock Option Plan***
    11     Statement re: Computation of Per Share Earnings
    21     Subsidiaries of Realty**
    23.1   Consents of Dorsey & Whitney (to be included in
            Exhibits 5 and 8)**
    23.2   Consent of KPMG Peat Marwick LLP
    23.3   Consent of Deloitte & Touche LLP (included in Item 35(a) of this Registration
            Statement)
    24     Powers of
            Attorney*
    27     Financial Data
            Schedule

--------
   *Previously filed.

  **Previously filed; new form reflecting changes in the transaction to be filed by amendment.

 ***To be filed by amendment.

  Pursuant to paragraph b(4)(iii) of Item 601 of Regulation S-K, copies of instruments defining the rights of holders of certain long-term debt of Realty are not filed and, in lieu thereof, Realty agrees to furnish a copy thereof to the Securities and Exchange Commission upon request.

ITEM 36. UNDERTAKINGS.

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-11 AND HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT ON FORM S-11 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MINNEAPOLIS, STATE OF MINNESOTA, ON SEPTEMBER 1, 1995.

                                          Kahler Realty Corporation

                                                  /s/ Michael J. Quinn
                                          By __________________________________
                                               MICHAEL J. QUINN,SENIOR VICE
                                             PRESIDENT, SECRETARY AND GENERAL
                                                          COUNSEL

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT ON FORM S-11 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON SEPTEMBER 1, 1995:

             SIGNATURES                         TITLE

                  *                     President, Chief
-------------------------------------    Executive Officer
          HAROLD W. MILNER               and Director
                                         (principal
                                         executive officer)

                  *                     Senior Vice
-------------------------------------    President, Chief
         STEVEN R. STENHAUG              Financial Officer
                                         and Treasurer
                                         (principal
                                         financial and
                                         accounting officer)

                  *                     Chairman of the
-------------------------------------    Board and Director
           JOHN H. HERRELL

                  *                     Director
-------------------------------------
         A. BLAINE HUNTSMAN

                  *                     Director
-------------------------------------
           DONALD L. LUCAS

                  *                     Director
-------------------------------------
      DONALD C. MCILRATH, M.D.

                  *                     Director
-------------------------------------

          MARK W. SHEFFERT
       /s/ Michael J. Quinn
*By _________________________________
  MICHAEL J. QUINNATTORNEY-IN-FACT

                       INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

Kahler Realty Corporation and Subsidiaries:

  Under date of February 17, 1995, we reported on the consolidated balance sheets of Kahler Realty Corporation and Subsidiaries as of January 1, 1995 and January 2, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, as contained in the Prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

  In our opinion, such schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Chicago, Illinois

February 17, 1995

           INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

To the Stockholders and Directors

 Kahler Realty Corporation:

  We consent to the use in this Amendment No. 4 to Registration Statement No. 33-82994 of Kahler Realty Corporation on Form S-11 of our report dated February 19, 1993 (November 12, 1993 as to Note 13) appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the heading "EXPERTS" in such Prospectus.

  Our audit of the financial statements referred to in our aforementioned report also included the financial statement schedule of Kahler Realty Corporation, listed in Item 35(a). for the year ended January 3, 1993. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Deloitte & Touche LLP

Minneapolis, Minnesota

August 29, 1995

                                                                     SCHEDULE II

         KAHLER REALTY CORPORATION AND SUBSIDIARIES (HISTORICAL KAHLER)

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                      FOR FISCAL YEARS 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

                                       BALANCE  ADDITIONS                BALANCE
                                      BEGINNING CHARGES TO               END OF
DESCRIPTION                            OF YEAR   EXPENSES  DEDUCTIONS(A)  YEAR
-----------                           --------- ---------- ------------- -------
1994
  Allowance for doubtful accounts....   $214       $235        $197       $252
                                        ====       ====        ====       ====
1993
  Allowance for doubtful accounts....   $199       $183        $168       $214
                                        ====       ====        ====       ====
1992
  Allowance for doubtful accounts....   $174       $217        $192       $199
                                        ====       ====        ====       ====

--------
(A) "Deductions" consist of accounts written off net of recoveries.

                                 EXHIBIT INDEX

                                                                           PAGE
 EXHIBIT NO.                                                               NO.
 -----------                                                               ----
     1       Form of Underwriting Agreement**
     2       Agreement and Plan of Merger by and among Kahler
             Corporation and Kahler Realty Corporation*
     3.1     Amended and Restated Articles of Incorporation of Kahler
             Realty Corporation
     3.2     Bylaws of Kahler Realty Corporation*
     4.1     Specimen Common Stock Certificate*
     4.2     Guaranty Agreement dated May 1, 1986 between The Kahler
             Corporation, Guarantor and United Bank of Arizona, Trustee
             with respect to $14,000,000 Industrial Development Revenue
             Bonds (SMP II) Series 1985 (incorporated herein by
             reference to Exhibit 4(a) to the Annual Report of Kahler
             Corporation on Form 10-K for the year ended January 3,
             1993).
     4.3     Guaranty Loan Agreement dated April 23, 1990 between The
             Kahler Corporation and Northwestern Mutual Life Insurance
             Company in the principal amount of $15,000,000
             (incorporated herein by reference to Exhibit 4(b) to the
             Annual Report of Kahler Corporation on Form 10-K for the
             year ended December 30, 1990).
     4.4     Guaranty Loan Agreement dated June 30, 1987 between Kahler
             Corporation and Northwestern Mutual Life Insurance Company
             in the original principal amount of $17,000,000
             (incorporated herein by reference to Exhibit 4(c) to the
             Annual Report of Kahler Corporation on Form 10-K for the
             year ended January 3, 1993).
     5       Opinion of Dorsey & Whitney P.L.L.P. regarding the validity of Kahler Realty Corporation Common Stock to be issued in
             the Offering.**
     8       Opinion of Dorsey & Whitney P.L.L.P. regarding certain tax matters.**
    10.1     Form of Indemnity Agreement between Kahler Corporation and each director of Kahler Corporation (incorporated herein by reference to Exhibit 10(a) to the Annual Report of Kahler
             Corporation on Form 10-K for the year ended January 3,
             1993).
    10.2     Form of Kahler Corporation Amended and Restated 1987 Stock
             Option Plan.*
    10.3     Form of Kahler Corporation Amended and Restated 1982
             Incentive Stock Option Plan.*
    10.4     Form of Kahler Corporation Amended and Restated Stock
             Option Plan for Non-Employee Directors.*
    10.5     Third Amended and Restated Agreement and Certificate of
             Limited Partnership for SMP II, Limited Partnership dated
             September 10, 1986 (incorporated herein by reference to
             Exhibit 10(h) to the Annual Report of Kahler Corporation on
             Form 10-K for the year ended January 3, 1993).
    10.6     Form of Exchange Agreement.***
    10.7     Form of Utility Sale Agreement, dated as of October 31,
             1986, between The Kahler Corporation and Franklin Heating
             Station, a Minnesota general partnership composed of Mayo
             Foundation and Rochester Methodist Hospital.*
    10.8     Laundry Service Agreement, dated September 1, 1992 between
             Textile Care Services and Mayo Foundation (incorporated
             herein by reference to Exhibit 10(m) to the Annual Report
             of Kahler Corporation on Form 10-K for the year ended
             January 3, 1993).

                                                                          PAGE
 EXHIBIT NO.                                                              NO.
 -----------                                                              ----
    10.9     Form of Distribution Agreement among Kahler Corporation,
             Kahler Realty Corporation and Kahler Management
             Corporation.**
    10.10    Form of Percentage Lease.**
    10.11    Form of Trademark License Agreement between Kahler Realty
             Corporation and Kahler Management Corporation.**
    10.12    Form of Right of First Refusal Agreement between Kahler
             Realty Corporation and Kahler Management Corporation.**
    10.13    Form of Option Agreement for Interest in Two Knights Inn
             Hotels between Kahler Realty Corporation and Kahler
             Management Corporation.***
    10.14    Form of Employment Agreement between Kahler Realty
             Corporation and Harold W. Milner.***
    10.15    Form of Kahler Realty Corporation 1994 Stock Option Plan.*
    10.16    Form of Kahler Realty Corporation 1994 Non-Employee
             Directors Stock Option Plan.*
    10.17    Form of Kahler Realty Corporation 1994 Retainer Stock
             Payment Plan for Non-Employee Directors.*
    10.18    Form of Indemnity Agreement between Kahler Realty
             Corporation and its directors and officers.*
    10.19    Replacement Promissory Note dated August 31, 1989 in the
             original principal amount of $3,200,000 issued by Ogden
             Hotel Associates to Kahler Corporation.*
    10.20    Deed of Trust and Security Agreement dated August 31, 1989 between Ogden Hotel Associates and Landmark Title Company
             in favor of Kahler Corporation.*
    10.21    Option Agreement dated August 31, 1989 among Ogden Hotel
             Associates, Pearson Enterprises Management Company, BG
             Hotel Properties, Inc. and Ogden Park Hotel Corporation,
             Inc.*
    10.22    [Deleted]
    10.23    [Deleted]
    10.24    Promissory Note dated September 26, 1990 in the original
             principal amount of $4,620,000 issued by University Inn
             Associates to Kahler Corporation.*
    10.25    Leasehold Deed of Trust, Assignment of Rents and Security
             Agreement dated September 26, 1990 between University Inn
             Associates and Landmark Title Company in favor of Kahler
             Corporation.*
    10.26    [Deleted]
    10.27    [Deleted]
    10.29    [Deleted]
    10.30    Amendment to Kahler Realty Corporation 1994 Stock Option
             Plan***
    11       Statement re: Computation of Per Share Earnings
    21       Subsidiaries of Realty**
    23.1     Consents of Dorsey & Whitney (to be included in Exhibits 5 and 8)**

                                                                           PAGE
 EXHIBIT NO.                                                               NO.
 -----------                                                               ----
    23.2     Consent of KPMG Peat Marwick LLP
    23.3     Consent of Deloitte & Touche LLP (included in Item 35(a) of this Registration Statement)
    24       Powers of Attorney*
    27       Financial Data Schedule

--------
   *Previously filed.

  **Previously filed; new form reflecting changes in the transaction to be filed by amendment.

 ***To be filed by amendment.